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As filed with the Securities and Exchange Commission on October 28, 2013

Registration No. 333-191130

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACWEST BANCORP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	33-0885320 (I.R.S. Employer Identification Number)

10250 Constellation Blvd., Suite 1640
Los Angeles, California 90067
(310) 286-1144
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Jared M. Wolff
Executive Vice President and General Counsel
10250 Constellation Blvd., Suite 1640
Los Angeles, California 90067
(310) 201-0498
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Patrick S. Brown, Esq. Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, California 90067 Phone: (310) 712-6600	James J. Pieczynski CapitalSource Inc. 633 West 5th Street, 33rd Floor Los Angeles, California 90071 Phone: (213) 443-7700	Edward D. Herlihy Matthew M. Guest Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, New York 10019 Phone: (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of PacWest Bancorp common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED OCTOBER 28, 2013, SUBJECT TO COMPLETION

Dear Stockholders of PacWest Bancorp and CapitalSource Inc.:

        We are pleased to report that the boards of directors of PacWest Bancorp, referred to as PacWest, and CapitalSource Inc., referred to as CapitalSource, collectively referred to as the parties, have approved a strategic merger involving our two companies. We cannot complete the combination without your approval. If the merger proposals described in this document are approved by the stockholders of each party and the merger is subsequently completed, CapitalSource will merge with and into PacWest, with PacWest as the surviving entity.

        In the merger, each share of CapitalSource common stock, other than treasury shares and dissenting shares, will be converted into the right to receive $2.47 in cash and 0.2837 of a share of PacWest common stock. Based on the number of shares of CapitalSource common stock outstanding as of September 6, 2013, the aggregate cash consideration is approximately $477.3 million. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to such fraction multiplied by the average closing price of PacWest common stock as quoted on the NASDAQ Global Select Market, or NASDAQ, over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated.

        The market value of the merger consideration will fluctuate with the price of PacWest common stock. Based on the closing price of PacWest common stock on July 22, 2013, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of CapitalSource common stock was $11.68. Based on the closing price of PacWest common stock on [                        ], 2013, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of CapitalSource common stock was $[            ]. You should obtain current stock price quotations for PacWest common stock and CapitalSource common stock. PacWest common stock is traded on NASDAQ under the symbol "PACW," and CapitalSource common stock is traded on the New York Stock Exchange, or NYSE, under the symbol "CSE."

        Based on the current number of shares of CapitalSource common stock outstanding and reserved for issuance under its employee benefit plans, PacWest currently expects to issue approximately [            ] shares upon completion of the merger. However, an increase or decrease in the number of outstanding shares of CapitalSource common stock prior to completion of the merger could cause the actual number of shares issued upon completion of the merger to change.

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code. Assuming the merger qualifies as a reorganization, a stockholder of CapitalSource generally will not recognize any gain or loss upon receipt of PacWest common stock in exchange for CapitalSource common stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received in lieu of a fractional share of PacWest common stock, as discussed below under "Material United States Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of PacWest Common Stock").

        PacWest and CapitalSource will each hold a special meeting of stockholders to consider the proposed merger and related matters. PacWest and CapitalSource cannot complete the proposed merger unless (1) PacWest's stockholders vote to adopt the merger agreement, adopt an amendment to its certificate of incorporation increasing the number of authorized shares of PacWest common stock and approve the issuance of PacWest common stock in connection with the merger and (2) CapitalSource's stockholders vote to adopt the merger agreement. Our respective boards of directors are providing this document to solicit your proxy to vote for adoption of the merger agreement and related matters.

        This document is also being delivered to CapitalSource stockholders as PacWest's prospectus for its offering of PacWest common stock in connection with the merger.

        CapitalSource stockholders will have the right to demand appraisal of their shares of CapitalSource common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. For more information regarding appraisal rights, please see "Questions and Answers About the Special Meetings—Are CapitalSource Stockholders Entitled to Appraisal Rights?" on page 10 and "The Merger—Appraisal Rights" beginning on page 103.

        Your vote is very important. To ensure your representation at the PacWest or CapitalSource special meeting, as applicable, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Whether or not you expect to attend the PacWest or CapitalSource special meeting, as applicable, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the applicable special meeting. Each of the PacWest and CapitalSource boards of directors has approved the merger agreement and the transactions contemplated thereby and recommends to its stockholders to vote "FOR" adoption or approval of its respective proposals.

        This document provides you with detailed information about the proposed merger. It also contains or references information about PacWest and CapitalSource and certain related matters. You are encouraged to read this document carefully. In particular, you should read the "Risk Factors" section beginning on page 30 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,

Matthew P. Wagner	James J. Pieczynski
Chief Executive Officer of	Chief Executive Officer of
PacWest Bancorp	CapitalSource Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the PacWest common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This document is dated [                        ], 2013 and is first being mailed to stockholders of PacWest and CapitalSource on or about [                        ], 2013.

WHERE YOU CAN FIND MORE INFORMATION

        Both PacWest and CapitalSource file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, referred to as the SEC. You may read and copy any materials that either PacWest or CapitalSource files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 or (800) 732-0330 for further information on the public reference room. In addition, PacWest and CapitalSource file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from PacWest at www.pacwestbancorp.com under the "Public Filings" link or from CapitalSource at www.capitalsource.com under the "Financial Reports" tab and then under the heading "SEC Filings."

        PacWest has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that PacWest and CapitalSource have previously filed with the SEC. They contain important information about the companies and their financial condition. For further information, please see the section entitled "Incorporation of Certain Documents by Reference" beginning on page 164. These documents are available without charge to you upon written or oral request to the applicable company's principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

PacWest Bancorp	CapitalSource Inc.
10250 Constellation Blvd., Suite 1640	633 West 5th Street, 33rd Floor
Los Angeles, California 90067	Los Angeles, California 90071
Attention: Investor Relations	Attention: Investor Relations
(310) 286-1144	(866) 876-8723

        To obtain timely delivery of these documents, you must request the information no later than [        ], 2013 in order to receive them before PacWest's special meeting of stockholders and no later than [        ], 2013 in order to receive them before CapitalSource's special meeting of stockholders.

        PacWest common stock is traded on NASDAQ under the symbol "PACW," and CapitalSource common stock is traded on the NYSE under the symbol "CSE."

PACWEST BANCORP
10250 CONSTELLATION BLVD., SUITE 1640
LOS ANGELES, CALIFORNIA 90067

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    ], 2013

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of PacWest Bancorp, referred to as PacWest, will be held at [    ], at [    ], Pacific time, on [    ], 2013 for the following purposes:

  1.
  To adopt the Agreement and Plan of Merger, dated as of July 22, 2013, by and between PacWest and CapitalSource, as such agreement may be amended from time to time, referred to as the merger agreement, a copy of which is attached as Appendix A, referred to as the PacWest merger proposal;

  2.
  To adopt an amendment to the PacWest certificate of incorporation to increase the number of authorized shares of PacWest common stock from 75 million shares to 200 million shares, referred to as the PacWest certificate of incorporation amendment proposal;

  3.
  To approve the issuance of PacWest common stock in the merger, referred to as the PacWest stock issuance proposal;

  4.
  To (i) approve an amendment to the PacWest 2003 Stock Incentive Plan to increase the aggregate number of shares of PacWest common stock authorized for grant thereunder from 6.5 million shares to [    ] million shares and to extend the expiration of the plan from May 31, 2017 to May 31, 2019 and (ii) re-approve the business criteria listed under the PacWest 2003 Stock Incentive Plan on which performance goals may be based for awards under the plan that are intended to satisfy the "performance-based compensation" exception to the deductibility limit under Section 162(m) of the Internal Revenue Code, referred to as the PacWest stock plan amendment proposal;

  5.
  To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of PacWest in connection with the merger, referred to as the PacWest advisory (non-binding) proposal on specified compensation; and

  6.
  To approve one or more adjournments of the PacWest special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the PacWest merger proposal, the PacWest certificate of incorporation amendment proposal, the PacWest stock issuance proposal or the PacWest stock plan amendment proposal, referred to as the PacWest adjournment proposal.

        PacWest will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

        The above proposals are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this document.

        The PacWest board of directors has set [    ], 2013 as the record date for the PacWest special meeting. Only holders of record of PacWest common stock at the close of business on [    ], 2013 will be entitled to notice of and to vote at the PacWest special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the PacWest special meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf. Such proxy need not be a holder of PacWest common stock.

        Your vote is very important. To ensure your representation at the PacWest special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the PacWest special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the PacWest special meeting.

        The PacWest board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the PacWest merger proposal, "FOR" the PacWest certificate of incorporation amendment proposal, "FOR" the PacWest stock issuance proposal, "FOR" the PacWest stock plan amendment proposal, "FOR" the PacWest advisory (non-binding) proposal on specified compensation and "FOR" the PacWest adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS

Lynn M. Hopkins
Executive Vice President and Corporate Secretary

Los Angeles, California
[    ], 2013

        PLEASE VOTE YOUR SHARES OF PACWEST COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL PACWEST INVESTOR RELATIONS AT (310) 286-1144.

v

CAPITALSOURCE INC.
655 WEST 5TH STREET, 33RD FLOOR
LOS ANGELES, CALIFORNIA 90071

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    ], 2013

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of CapitalSource Inc., referred to as CapitalSource, will be held at [    ] at [    ], Pacific time, on [    ], 2013, for the following purposes:

  1.
  To adopt the Agreement and Plan of Merger, dated as of July 22, 2013, by and between PacWest Bancorp, and CapitalSource, as such agreement may be amended from time to time, referred to as the merger agreement, a copy of which is attached as Appendix A, referred to as the CapitalSource merger proposal;

  2.
  To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of CapitalSource in connection with the merger, referred to as the CapitalSource advisory (non-binding) proposal on specified compensation; and

  3.
  To approve one or more adjournments of the CapitalSource special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the CapitalSource merger proposal, referred to as the CapitalSource adjournment proposal.

        CapitalSource will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

        The above proposals are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this document.

        The CapitalSource board of directors has set [    ], 2013 as the record date for the CapitalSource special meeting. Only holders of record of CapitalSource common stock at the close of business on [    ], 2013 will be entitled to notice of and to vote at the CapitalSource special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the CapitalSource special meeting is entitled to appoint a proxy to attend and vote on such stockholder's behalf. Such proxy need not be a holder of CapitalSource common stock.

        Your vote is very important. To ensure your representation at the CapitalSource special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the CapitalSource special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the CapitalSource special meeting.

        The CapitalSource board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the CapitalSource merger proposal, "FOR" the CapitalSource advisory (non-binding) proposal on specified compensation and "FOR" the CapitalSource adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS

James J. Pieczynski
Chief Executive Officer

Los Angeles, California
[    ], 2013

        PLEASE VOTE YOUR SHARES OF CAPITALSOURCE COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL CAPITALSOURCE INVESTOR RELATIONS AT (866) 876-8723.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

        The following are answers to certain questions that you may have regarding the special meetings. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:
WHAT IS THE MERGER?

A.
PacWest and CapitalSource have entered into a merger agreement, pursuant to which, subject to the terms and conditions of the merger agreement, CapitalSource will merge with and into PacWest, with PacWest continuing as the surviving corporation, which is referred to as the merger. A copy of the merger agreement is attached as Appendix A to this document. Immediately following the merger, CapitalSource Bank, a wholly owned subsidiary of CapitalSource, will merge with and into Pacific Western Bank, a wholly owned subsidiary of PacWest, with Pacific Western Bank continuing as the surviving bank, which is referred to as the bank merger. In order to complete the transaction, each party needs not only the approval of its respective stockholders but the approval of both of these mergers by the applicable banking regulators of PacWest, Pacific Western Bank and CapitalSource Bank.

Q:
WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

A.
Each of PacWest and CapitalSource is sending these materials to its stockholders to help them decide how to vote their shares of PacWest or CapitalSource common stock, as the case may be, with respect to the merger agreement and other matters to be considered at the special meetings.

  The merger cannot be completed unless PacWest stockholders adopt the merger agreement, adopt the amendment to the PacWest certificate of incorporation to increase the number of authorized shares of PacWest common stock and approve the issuance of PacWest common stock in the merger and CapitalSource stockholders adopt the merger agreement. Each of PacWest and CapitalSource is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger as well as other related matters. Information about these special meetings, the merger and the other business to be considered by stockholders at each of the special meetings is contained in this document.

  This document constitutes both a joint proxy statement of PacWest and CapitalSource and a prospectus of PacWest. It is a joint proxy statement because each of the boards of directors of PacWest and CapitalSource is soliciting proxies using this document from their respective stockholders. It is a prospectus because PacWest, in connection with the merger, is offering shares of its common stock in exchange for outstanding shares of CapitalSource common stock in the merger.

Q:
WHAT WILL CAPITALSOURCE STOCKHOLDERS RECEIVE IN THE MERGER?

A:
In the merger, each share of CapitalSource common stock owned by a CapitalSource stockholder will be converted into the right to receive $2.47 in cash and 0.2837 of a share of PacWest common stock. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the average closing price of PacWest common stock as quoted on NASDAQ over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Q:
WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS DOCUMENT AND THE TIME THE MERGER IS COMPLETED?

A:
Yes. Although the number of shares of PacWest common stock that CapitalSource stockholders will receive in the merger is fixed, the value of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value for PacWest common stock. Any fluctuation in the market price of PacWest common stock after the date of this document will change the value of the shares of PacWest common stock that CapitalSource stockholders will receive.

Q:
WHAT HAPPENS TO CAPITALSOURCE EQUITY AWARDS IN THE MERGER?

A:
The number of shares of PacWest common stock that holders of CapitalSource equity awards will receive is based on the per share value of the merger consideration when the merger is consummated. For this purpose, the value of the per share merger consideration equals: (i) $2.47 (the cash portion of the per share merger consideration), plus (ii) 0.2837 (the fraction of a share of PacWest common stock comprising the stock portion of the merger consideration) multiplied by the average closing price of PacWest common stock as quoted on NASDAQ over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated.

CapitalSource Stock Options.    At the effective time of the merger, referred to as the effective time, each outstanding option to purchase shares of CapitalSource common stock, whether vested or unvested, that is in-the-money (that is, has an exercise price less than the value of the per share merger consideration) will vest (to the extent it is not already vested) and each such outstanding option will convert into the right to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock subject to the option immediately before the merger is consummated, multiplied by (ii) the excess of the value of the per share merger consideration over the exercise price of the option, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above). Cash will be paid in lieu of any fractional shares of PacWest common stock. Options with an exercise price greater than or equal to the value of the per share merger consideration, whether vested or unvested, will be cancelled for no consideration.

CapitalSource Restricted Stock Unit and Restricted Stock Awards.    At the effective time, each CapitalSource restricted stock unit, or RSU, and restricted stock award will vest in full and entitle the holder to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock subject to the award, multiplied by (ii) the value of the per share merger consideration, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above), plus any accrued but unpaid dividend equivalents. Cash will be paid in lieu of any fractional shares of PacWest common stock.

CapitalSource Deferred Units.    At the effective time, each CapitalSource deferred unit will vest in full (to the extent not vested) and be converted into the right for the holder to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock underlying such deferred unit, multiplied by (ii) the value of the per share merger consideration, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above), plus any accrued but unpaid dividend equivalents, with fractional shares to be credited and paid in cash at the applicable settlement date.

Q:
WHEN WILL THE MERGER BE COMPLETED?

A:
PacWest and CapitalSource are working to complete the merger as soon as practicable. The parties are seeking regulatory approval by the end of the fourth quarter of 2013, with the consummation of the merger to occur as soon as practicable thereafter. Neither PacWest nor CapitalSource can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company's control, including whether or when the required regulatory approvals and the parties' respective stockholders' approvals will be received. For further information, please see the section entitled "The Merger Agreement—Conditions to Consummation of the Merger" beginning on page 120.

Q:
WHO IS ENTITLED TO VOTE?

A:
PacWest Special Meeting.    Holders of record of PacWest common stock at the close of business on [      ], 2013 which is the date that the PacWest board of directors has fixed as the record date for the PacWest special meeting, are entitled to vote at the PacWest special meeting.

CapitalSource Special Meeting.    Holders of record of CapitalSource common stock at the close of business on [      ], 2013, which is the date that the CapitalSource board of directors has fixed as the record date for the CapitalSource special meeting, are entitled to vote at the CapitalSource special meeting.

Q:
WHAT CONSTITUTES A QUORUM?

A:
PacWest Special Meeting.    The presence at the PacWest special meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of PacWest common stock entitled to vote at the PacWest special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

CapitalSource Special Meeting.    The presence at the CapitalSource special meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of CapitalSource common stock entitled to vote at the CapitalSource special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
PacWest Special Meeting.    PacWest stockholders are being asked to vote on the following proposals:

  1.
  to adopt the merger agreement, a copy of which is attached as Appendix A, referred to as the PacWest merger proposal;

  2.
  to adopt the amendment to the PacWest certificate of incorporation to increase the number of authorized shares of PacWest common stock from 75 million shares to 200 million shares, referred to as the PacWest certificate of incorporation amendment proposal;

  3.
  to approve the issuance of PacWest common stock in the merger, referred to as the PacWest stock issuance proposal;

  4.
  to (i) approve an amendment to the PacWest 2003 Stock Incentive Plan to increase the aggregate number of shares of PacWest common stock authorized for grant thereunder from 6.5 million shares to [      ] million shares and to extend the expiration of the plan from May 31, 2017 to May 31, 2019 and (ii) re-approve the business criteria listed under the PacWest 2003 Stock Incentive Plan on which performance goals may be based for awards under the plan that are intended to satisfy the "performance-based compensation" exception to the deductibility limit under Section 162(m) of the Internal Revenue Code, referred to as the PacWest stock plan amendment proposal;

    5.
    to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of PacWest in connection with the merger, referred to as the PacWest advisory (non-binding) proposal on specified compensation; and

    6.
    to approve one or more adjournments of the PacWest special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the PacWest merger proposal, the PacWest certificate of incorporation amendment proposal, the PacWest stock issuance proposal or the PacWest stock plan amendment proposal, referred to as the PacWest adjournment proposal.

  Stockholder approval of the PacWest merger proposal, the PacWest certificate of incorporation amendment proposal and the PacWest stock issuance proposal is required to complete the merger. PacWest will transact no business other than as listed above at the PacWest special meeting, except for business properly brought before the PacWest special meeting or any adjournment or postponement thereof.

  CapitalSource Special Meeting.    CapitalSource stockholders are being asked to vote on the following proposals:

    1.
    to adopt the merger agreement, a copy of which is attached as Appendix A, referred to as the CapitalSource merger proposal;

    2.
    to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of CapitalSource in connection with the merger, referred to as the CapitalSource advisory (non-binding) proposal on specified compensation; and

    3.
    to approve one or more adjournments of the CapitalSource special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the CapitalSource merger proposal, referred to as the CapitalSource adjournment proposal.

  Stockholder approval of the CapitalSource merger proposal is required to complete the merger. CapitalSource will transact no business other than as listed above at the CapitalSource special meeting, except for business properly brought before the CapitalSource special meeting or any adjournment or postponement thereof.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE PACWEST SPECIAL MEETING?

A:
The PacWest Merger Proposal:    The affirmative vote of a majority of the outstanding shares of PacWest common stock entitled to vote on the proposal is required to approve the PacWest merger proposal.

The PacWest Certificate of Incorporation Amendment Proposal:    The affirmative vote of a majority of the outstanding shares of PacWest common stock entitled to vote on this proposal is required to approve the PacWest certificate of incorporation amendment proposal.

The PacWest Stock Issuance Proposal:    The affirmative vote of a majority of the shares of PacWest common stock represented in person or by proxy at the PacWest special meeting and entitled to vote on the proposal is required to approve the PacWest stock issuance proposal.

The PacWest Stock Plan Amendment Proposal:    The affirmative vote of a majority of the shares of PacWest common stock represented in person or by proxy at the PacWest special meeting and entitled to vote on the proposal is required to approve the PacWest stock plan amendment proposal.

  The PacWest Advisory (Non-Binding) Proposal on Specified Compensation:    The affirmative vote of a majority of the shares of PacWest common stock represented in person or by proxy at the PacWest special meeting and entitled to vote on the proposal is required to approve the PacWest advisory (non-binding) proposal on specified compensation.

  The PacWest Adjournment Proposal:    The affirmative vote of a majority of the shares of PacWest common stock represented in person or by proxy at the PacWest special meeting and entitled to vote on the proposal is required to approve the PacWest adjournment proposal.

Q:
WHAT WILL HAPPEN IF PACWEST'S STOCKHOLDERS DO NOT APPROVE THE PACWEST ADVISORY (NON-BINDING) PROPOSAL ON SPECIFIED COMPENSATION?

A:
The vote on the PacWest advisory (non-binding) proposal on specified compensation is a vote separate and apart from the vote to approve the PacWest merger proposal and other related proposals. You may vote for this proposal and against the PacWest merger proposal and other related proposals, or vice versa. Because the vote on this proposal is advisory only, it will not be binding on PacWest or CapitalSource and will have no impact on whether the merger is consummated or on whether any contractually obligated payments are made to PacWest's named executive officers.

Q:
WHAT DOES THE PACWEST BOARD OF DIRECTORS RECOMMEND?

A:
The PacWest board of directors recommends that PacWest stockholders vote "FOR" the PacWest merger proposal, "FOR" the PacWest certificate of incorporation amendment proposal, "FOR" the PacWest stock issuance proposal, "FOR" the PacWest stock plan amendment proposal, "FOR" the PacWest advisory (non-binding) proposal on specified compensation and "FOR" the PacWest adjournment proposal (if necessary or appropriate).

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE CAPITALSOURCE SPECIAL MEETING?

A:
The CapitalSource Merger Proposal:    The affirmative vote of a majority of the outstanding shares of CapitalSource common stock entitled to vote on the proposal is required to approve the CapitalSource merger proposal.

The CapitalSource Advisory (Non-Binding) Proposal on Specified Compensation:    The affirmative vote of a majority of the shares of CapitalSource common stock represented in person or by proxy at the CapitalSource special meeting and entitled to vote on the proposal is required to approve the CapitalSource advisory (non-binding) proposal on specified compensation.

The CapitalSource Adjournment Proposal:    The affirmative vote of a majority of the shares of CapitalSource common stock represented in person or by proxy at the CapitalSource special meeting and entitled to vote on the proposal is required to approve the CapitalSource adjournment proposal.

Q:
WHAT WILL HAPPEN IF CAPITALSOURCE'S STOCKHOLDERS DO NOT APPROVE THE CAPITALSOURCE ADVISORY (NON-BINDING) PROPOSAL ON SPECIFIED COMPENSATION?

A:
The vote on the CapitalSource advisory (non-binding) proposal on specified compensation is a vote separate and apart from the vote to approve the CapitalSource merger proposal. You may vote for this proposal and against the CapitalSource merger proposal, or vice versa. Because the vote on this proposal is advisory only, it will not be binding on CapitalSource or PacWest and will have no impact on whether the merger is consummated or on whether any contractually obligated payments are made to CapitalSource's named executive officers.

Q:
WHAT DOES THE CAPITALSOURCE BOARD OF DIRECTORS RECOMMEND?

A:
The CapitalSource board of directors recommends that CapitalSource stockholders vote "FOR" the CapitalSource merger proposal, "FOR" the CapitalSource advisory (non-binding) proposal on specified compensation and "FOR" the CapitalSource adjournment proposal (if necessary or appropriate).

Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this document, please vote your shares as soon as possible so that your shares will be represented at your respective company's special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are a stockholder of record of PacWest as of the PacWest record date, or a stockholder of record of CapitalSource as of the CapitalSource record date, you may submit your proxy before your respective company's special meeting in one of the following ways:

  •
  use the toll-free number shown on your proxy card;

  •
  visit the website shown on your proxy card to vote via the Internet; or

  •
  complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  You may also cast your vote in person at your respective company's special meeting.

  If your shares are held in "street name," through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:
HOW DO I VOTE IF I OWN SHARES THROUGH THE PACWEST 401(K) PLAN?

A:
Under the terms of the PacWest 401(k) Plan, all shares held by the plan are voted by the trustee but each participant may direct the trustee on how to vote the shares of common stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the trustee on each proposal in the same proportion as shares for which it has received timely voting instructions. Please follow the instructions set forth in the voting materials sent to you by the trustee.

Q:
HOW MANY VOTES DO I HAVE?

A:
PacWest Stockholders.    You are entitled to one vote for each share of PacWest common stock that you owned as of the PacWest record date. As of the close of business on the PacWest record date, there were approximately [      ] outstanding shares of PacWest common stock entitled to vote. As of that date, approximately [      ]% of such outstanding shares of PacWest common stock were beneficially owned by the directors and executive officers of PacWest.

  CapitalSource Stockholders.    You are entitled to one vote for each share of CapitalSource common stock that you owned as of the CapitalSource record date. As of the close of business on the CapitalSource record date, there were approximately [      ] outstanding shares of CapitalSource common stock entitled to vote. As of that date, approximately [      ]% of such outstanding shares of CapitalSource common stock were beneficially owned by the directors and executive officers of CapitalSource.

Q:
WHEN AND WHERE ARE THE PACWEST AND CAPITALSOURCE SPECIAL MEETINGS OF STOCKHOLDERS?

A:
The special meeting of PacWest stockholders will be held at [      ] at [      ], Pacific time, on [      ], 2013. Subject to space availability, all PacWest stockholders as of the PacWest record date, or their duly appointed proxies, may attend the PacWest special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [      ], Pacific time.

  The special meeting of CapitalSource stockholders will be held at [      ] at [      ], Pacific time, on [      ], 2013. Subject to space availability, all CapitalSource stockholders as of the CapitalSource record date, or their duly appointed proxies, may attend the CapitalSource special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [      ], Pacific time.

Q:
IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to PacWest or CapitalSource or by voting in person at your respective company's special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee.

  Under the rules of NASDAQ and the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that NASDAQ or the NYSE determines to be "non-routine" without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the PacWest and CapitalSource special meetings are such "non-routine" matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

  If you are a PacWest stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

    •
    your broker, bank or other nominee may not vote your shares on the PacWest merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" such proposal;

    •
    your broker, bank or other nominee may not vote your shares on the PacWest certificate of incorporation amendment proposal, which broker non-votes will have the same effect as a vote "AGAINST" such proposal;

    •
    your broker, bank or other nominee may not vote your shares on the PacWest stock issuance proposal, which broker non-votes will have no effect on the vote count for such proposal;

    •
    your broker, bank or other nominee may not vote your shares on the PacWest stock plan amendment proposal, which broker non-votes will have no effect on the vote count for such proposal;

    •
    your broker, bank or other nominee may not vote your shares on the PacWest advisory (non-binding) proposal on specified compensation, which broker non-votes will have no effect on the vote count for such proposal; and

    •
    your broker, bank or other nominee may not vote your shares on the PacWest adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

  If you are a CapitalSource stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

    •
    your broker, bank or other nominee may not vote your shares on the CapitalSource merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" such proposal;

    •
    your broker, bank or other nominee may not vote your shares on the CapitalSource advisory (non-binding) proposal on specified compensation, which broker non-votes will have no effect on the vote count for such proposal; and

    •
    your broker, bank or other nominee may not vote your shares on the CapitalSource adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Q:
WHAT IF I DO NOT VOTE OR I ABSTAIN?

A:
For purposes of each of the PacWest special meeting and the CapitalSource special meeting, an abstention occurs when a stockholder attends the applicable special meeting, either in person or represented by proxy, but abstains from voting.

  For the PacWest merger proposal and the PacWest certificate of incorporation amendment proposal, if a PacWest stockholder present in person at the PacWest special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" each such proposal. If a PacWest stockholder is not present in person at the PacWest special meeting and does not respond by proxy, it will have the same effect as a vote cast "AGAINST" each such proposal.

  For the PacWest stock issuance proposal, the PacWest stock plan amendment proposal, the PacWest advisory (non-binding) proposal on specified compensation and the PacWest adjournment proposal, if a PacWest stockholder present in person at the PacWest special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" each such proposal. If a PacWest stockholder is not present in person at the PacWest special meeting and does not respond by proxy, it will have no effect on the vote count for each such proposal.

  For the CapitalSource merger proposal, if a CapitalSource stockholder present in person at the CapitalSource special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If a CapitalSource stockholder is not present in person at the CapitalSource special meeting and does not respond by proxy, it will have the same effect as a vote cast "AGAINST" this proposal.

  For the CapitalSource advisory (non-binding) proposal on specified compensation and the CapitalSource adjournment proposal, if a CapitalSource stockholder present in person at the CapitalSource special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" these proposals. If a CapitalSource stockholder is not present in person at the CapitalSource special meeting and does not respond by proxy, it will have no effect on the vote count for each such proposal.

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the PacWest common stock represented by your proxy will be voted as recommended by the PacWest board of directors with respect to each PacWest proposal and the CapitalSource common stock represented by your proxy will be voted as recommended by the CapitalSource board of directors with respect to each CapitalSource proposal. Unless a PacWest stockholder or a CapitalSource stockholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the PacWest special meeting or CapitalSource special meeting, as applicable.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the PacWest or CapitalSource special meeting. You may do this in one of four ways:

  •
  by sending a notice of revocation to the corporate secretary of PacWest or CapitalSource, as applicable;

  •
  by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

  •
  by sending a completed proxy card bearing a later date than your original proxy card; or

  •
  by attending the PacWest or CapitalSource special meeting, as applicable, and voting in person.

  If you choose any of the first three methods, you must take the described action such that the notice, internet vote or proxy card, as applicable, is received no later than the beginning of the applicable special meeting.

  If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:
DO I NEED IDENTIFICATION TO ATTEND THE PACWEST OR CAPITALSOURCE MEETING IN PERSON?

A:
Yes. Please bring proper identification, together with proof that you are a record owner of PacWest or CapitalSource common stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of PacWest or CapitalSource common stock, as applicable, on the record date.

Q:
ARE CAPITALSOURCE STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:
Yes. CapitalSource stockholders will have the right to demand appraisal of their shares of CapitalSource common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions related to appraisal rights is attached as Appendix H to this document, and a summary of these provisions can be found under "The Merger—Appraisal Rights" beginning on page 103. Due to the complexity of the procedures for exercising the right to seek appraisal, CapitalSource stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Delaware law provisions will result in the loss of the right of appraisal.

Q:
WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CAPITALSOURCE STOCKHOLDERS?

A:
The merger is intended to qualify, and the obligation of PacWest and CapitalSource to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell LLP has delivered an opinion to CapitalSource and PacWest, respectively, to the same effect.

  Accordingly, based on the opinions delivered in connection herewith, you generally will not recognize any gain or loss upon receipt of PacWest common stock in exchange for CapitalSource common stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received in lieu of a fractional share of PacWest common stock, as discussed below under "Material United States Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of PacWest Common Stock").

  For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page 131.

  The tax consequences of the merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the merger is not completed, CapitalSource stockholders will not receive any consideration for their shares of CapitalSource common stock that otherwise would have been received in connection with the merger. Instead, CapitalSource will remain an independent public company and its common stock will continue to be listed and traded on the NYSE. Under specified circumstances, each of CapitalSource and PacWest may have rights under the reciprocal stock option agreements with respect to the termination of the merger agreement, as described under the section entitled "The Merger Agreement—Reciprocal Stock Option Agreements" beginning on page 125.

Q:
SHOULD CAPITALSOURCE STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:
No. CapitalSource stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials with instructions for their completion will be provided to CapitalSource stockholders under separate cover and the stock certificates should be sent at that time.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
CapitalSource stockholders and PacWest stockholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold shares of CapitalSource and/or PacWest common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of CapitalSource common stock or PacWest common stock and your shares are registered in more than one name, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of CapitalSource common stock and/or PacWest common stock that you own.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you are a PacWest stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact PacWest Investor Relations at (310) 286-1144.

  If you are a CapitalSource stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact CapitalSource Investor Relations at (866) 876-8723.

SUMMARY

        This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, the parties incorporate by reference important business and financial information about CapitalSource and PacWest into this document. For a description of this information, please see the section entitled "Incorporation of Certain Documents by Reference" beginning on page 164. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

        Unless the context otherwise requires, throughout this document, "PacWest" refers to PacWest Bancorp, "CapitalSource" refers to CapitalSource Inc. and "we," "us" and "our" refer collectively to PacWest and CapitalSource. Also, the parties refer to the proposed merger of CapitalSource with and into PacWest as the "merger," the proposed merger of CapitalSource Bank with and into Pacific Western Bank as the "bank merger" and the Agreement and Plan of Merger, dated as of July 22, 2013, by and between PacWest and CapitalSource as the "merger agreement."

 The Merger and the Merger Agreement (pages 58 and 107)

        The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

        Under the terms of the merger agreement, CapitalSource will merge with and into PacWest with PacWest as the surviving corporation.

Merger Consideration (page 109)

        In the merger, each share of CapitalSource common stock, par value $0.01 per share, owned by a CapitalSource stockholder will be converted into the right to receive $2.47 in cash and 0.2837 of a share of PacWest common stock, par value $0.01 per share. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the average closing price of PacWest common stock as quoted on NASDAQ over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

        The share price of PacWest common stock will fluctuate, and the value that holders of CapitalSource common stock will receive upon consummation of the merger may be different than the value that they would receive if calculated on the date PacWest and CapitalSource publicly announced the signing of the merger agreement, on the date that this document is being mailed to each of the PacWest and CapitalSource stockholders, and on the date of the special meeting of PacWest and CapitalSource stockholders. Based on the closing price of PacWest common stock on July 22, 2013, the last trading day before the public announcement of the signing of the merger agreement, the value of the per share merger consideration payable to holders of CapitalSource common stock was $11.68. Based on the closing price of PacWest common stock on [      ], the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of CapitalSource common stock was $[      ].

 Recommendation of the PacWest Board of Directors (page 76)

        After careful consideration, the PacWest board of directors recommends that PacWest stockholders vote "FOR" the PacWest merger proposal, "FOR" the PacWest certificate of incorporation amendment proposal, "FOR" the PacWest stock issuance proposal, "FOR" the PacWest stock plan amendment proposal, "FOR" the PacWest advisory (non-binding) proposal on specified compensation and "FOR" the PacWest adjournment proposal (if necessary or appropriate).

        Each of the directors of PacWest has entered into a voting agreement with CapitalSource, pursuant to which they have agreed to vote "FOR" the PacWest merger proposal, "FOR" the PacWest certificate of incorporation amendment proposal, "FOR" the PacWest stock issuance proposal, "FOR" the PacWest stock plan amendment proposal and "FOR" any other matter required to be approved by the stockholders of PacWest to facilitate the transactions contemplated by the merger agreement. For more information regarding the voting agreements, please see the section entitled "The Merger Agreement—Voting Agreements" beginning on page 124.

        For a more complete description of PacWest's reasons for the merger and the recommendations of the PacWest board of directors, please see the section entitled "The Merger—Recommendation of the PacWest Board of Directors and Reasons for the Merger" beginning on page 76.

Recommendation of the CapitalSource Board of Directors (page 64)

        After careful consideration, the CapitalSource board of directors recommends that CapitalSource stockholders vote "FOR" the CapitalSource merger proposal, "FOR" the CapitalSource advisory (non-binding) proposal on specified compensation and "FOR" the CapitalSource adjournment proposal (if necessary or appropriate).

        Each of the directors of CapitalSource and the chairman of CapitalSource Bank has entered into a voting agreement with PacWest, pursuant to which they have agreed to vote "FOR" the CapitalSource merger proposal and "FOR" any other matter required to be approved by the stockholders of CapitalSource to facilitate the transactions contemplated by the merger agreement. For more information regarding the voting agreements, please see the section entitled "The Merger Agreement—Voting Agreements" beginning on page 124.

        For a more complete description of CapitalSource's reasons for the merger and the recommendations of the CapitalSource board of directors, please see the section entitled "The Merger—Recommendation of the CapitalSource Board of Directors and Reasons for the Merger" beginning on page 64.

Opinions of Financial Advisors (pages 66 and 79)

Opinion of PacWest's Financial Advisor

        On July 22, 2013, at a meeting of the PacWest board of directors held to evaluate the merger, Jefferies LLC, referred to as Jefferies, delivered to the PacWest board of directors an oral opinion, confirmed by delivery of a written opinion dated July 22, 2013, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in Jefferies' opinion, the merger consideration was fair, from a financial point of view, to PacWest.

        The full text of Jefferies' written opinion is attached as Appendix F to this document. PacWest stockholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Jefferies in rendering its opinion.

        Jefferies' opinion was provided for the use and benefit of the PacWest board of directors in its consideration of the merger and did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to PacWest, nor did it address PacWest's underlying business decision to engage in the merger. Jefferies' opinion does not constitute a recommendation as to how any holder of shares of PacWest common stock or CapitalSource common stock should vote on the merger or any related matter.

        For further information, please see the section entitled "The Merger—Opinion of PacWest's Financial Advisor" beginning on page 79.

Opinion of CapitalSource's Financial Advisor

        In connection with the merger, the CapitalSource board of directors received an opinion from J.P. Morgan Securities LLC, CapitalSource's financial advisor in connection with the merger, referred to as J.P. Morgan. On July 22, 2013, J.P. Morgan rendered its oral opinion to the CapitalSource board of directors (which was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated the same date) that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid to the holders of CapitalSource common stock in the merger was fair, from a financial point of view, to such holders.

        The full text of J.P. Morgan's written opinion is attached as Appendix G to this document. CapitalSource stockholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan in rendering its opinion.

        J.P. Morgan's opinion is addressed to the CapitalSource board of directors, is directed only to the fairness of the merger consideration to be paid to the holders of CapitalSource common stock in the merger and does not constitute a recommendation to any holder of shares of CapitalSource common stock as to how such stockholder should vote with respect to the merger or any other matter at the CapitalSource special meeting.

        For further information, please see the section entitled "The Merger—Opinion of CapitalSource's Financial Advisor" beginning on page 66.

PacWest Special Meeting of Stockholders (page 47)

        The PacWest special meeting will be held at [      ], Pacific time, on [      ], 2013, at [      ], located at [      ]. At the PacWest special meeting, PacWest stockholders will be asked to approve the PacWest merger proposal, the PacWest certificate of incorporation amendment proposal, the PacWest stock issuance proposal, the PacWest stock plan amendment proposal, the PacWest advisory (non-binding) proposal on specified compensation and the PacWest adjournment proposal.

        PacWest's board of directors has fixed the close of business on [      ], 2013 as the record date for determining the holders of PacWest common stock entitled to receive notice of and to vote at the PacWest special meeting. As of the PacWest record date, there were [      ] shares of PacWest common stock outstanding and entitled to vote at the PacWest special meeting held by [      ] holders of record. Each share of PacWest common stock entitles the holder to one vote on each proposal to be considered at the PacWest special meeting. As of the record date, directors and executive officers of PacWest owned and were entitled to vote [      ] shares of PacWest common stock, representing approximately [      ]% of the shares of PacWest common stock outstanding on that date. Each of the directors of PacWest has entered into a voting agreement with CapitalSource, pursuant to which they have agreed, solely in their capacity as stockholders of PacWest, to vote all of their shares of PacWest common stock "FOR" the PacWest merger proposal, "FOR" the PacWest certificate of incorporation amendment proposal, "FOR" the PacWest stock issuance proposal, "FOR" the PacWest stock plan amendment proposal and "FOR" any other matter required to be approved by the stockholders of PacWest to facilitate the transactions contemplated by the merger agreement. PacWest currently expects that PacWest's executive officers will vote their shares in favor of the proposals to be presented at the special meeting, although none of them has entered into any agreements obligating them to do so (other than those executive officers who are also directors). As of the record date, CapitalSource beneficially held no shares of PacWest's common stock.

        Approval of the PacWest merger proposal and the PacWest certificate of incorporation amendment proposal requires the affirmative vote of a majority of the outstanding shares of PacWest common stock entitled to vote on such proposals. Approval of the PacWest stock issuance proposal, the PacWest stock plan amendment proposal, the PacWest advisory (non-binding) proposal on specified compensation and the PacWest adjournment proposal requires the affirmative vote of a majority of the shares of PacWest common stock represented in person or by proxy at the PacWest special meeting and entitled to vote on such proposals.

CapitalSource Special Meeting of Stockholders (page 41)

        The CapitalSource special meeting will be held at [      ], Pacific time, on [      ], 2013, at [      ], located at [      ]. At the CapitalSource special meeting, CapitalSource stockholders will be asked to approve the CapitalSource merger proposal, the CapitalSource advisory (non-binding) proposal on specified compensation and the CapitalSource adjournment proposal.

        CapitalSource's board of directors has fixed the close of business on [      ], 2013 as the record date for determining the holders of CapitalSource common stock entitled to receive notice of and to vote at the CapitalSource special meeting. As of the CapitalSource record date, there were [      ] shares of CapitalSource common stock outstanding and entitled to vote at the CapitalSource special meeting held by [      ] holders of record. Each share of CapitalSource common stock entitles the holder to one vote on each proposal to be considered at the CapitalSource special meeting. As of the record date, directors and executive officers of CapitalSource owned and were entitled to vote [      ] shares of CapitalSource common stock, representing approximately [      ]% of the shares of CapitalSource common stock outstanding on that date. Each of the directors of CapitalSource and the chairman of CapitalSource Bank has entered into a voting agreement with PacWest, pursuant to which they have agreed, solely in their capacity as stockholders of CapitalSource, to vote all of their shares of CapitalSource common stock "FOR" the CapitalSource merger proposal and any other matter required to be approved by the stockholders of CapitalSource to facilitate the transactions contemplated by the merger agreement. CapitalSource currently expects that CapitalSource's executive officers will vote their shares in favor of the proposals to be presented at the special meeting, although none of them has entered into any agreements obligating them to do so (other than those executive officers who are also directors). As of the record date, PacWest beneficially held no shares of CapitalSource's common stock.

        Approval of the CapitalSource merger proposal requires the affirmative vote of a majority of the outstanding shares of CapitalSource common stock entitled to vote on such proposal. Approval of the CapitalSource advisory (non-binding) proposal on specified compensation and the CapitalSource adjournment proposal requires the affirmative vote of a majority of the shares of CapitalSource common stock represented in person or by proxy at the CapitalSource special meeting and entitled to vote on such proposals.

PacWest's Directors and Executive Officers Have Certain Interests in the Merger (page 88)

        The interests of some of the directors and executive officers of PacWest may be different from those of other PacWest stockholders, and directors and officers of PacWest may be participants in arrangements that are different from, or are in addition to, those of other PacWest stockholders. After the consummation of the merger, PacWest's executive officers will be eligible, upon a qualifying termination of employment, to receive increased severance payments under the Executive Severance Pay Plan. In addition, each of PacWest's executive officers and directors hold equity awards, which will become fully vested upon the consummation of the merger. The merger agreement also provides that eight of 13 initial directors of the combined company will be designated by PacWest and that Matthew P. Wagner, the current chief executive officer of PacWest, and John M. Eggemeyer III, the current chairman of the board of directors of PacWest, will become, respectively, the chief executive officer and chairman of the board of directors of the combined company at the effective time. These interests are described in more detail under the section entitled "The Merger—Interests of PacWest Directors and Executive Officers in the Merger" beginning on page 88.

        In addition, PacWest's chairman of the board of directors, John M. Eggemeyer III, who will become chairman of the board of directors of the combined company at the effective time, is chief executive officer of Castle Creek Financial, LLC. Pursuant to an agreement, dated May 18, 2011, PacWest retained Castle Creek Financial as its financial advisor, and PacWest will pay Castle Creek Financial a fee upon the consummation of the merger. Castle Creek Financial performed various customary financial advisory services for PacWest in connection with entering into the merger agreement, including assisting PacWest in structuring the financial aspects of the transaction, financial modeling and statistical analysis and assistance in negotiation of the financial terms of the merger agreement. In the event of an acquisition of a financial institution by PacWest for greater than $20 million, the contract under which Castle Creek Financial performs these services provides for a fee of $200,000 plus 0.65% of the amount of the transaction value in excess of $20 million, subject to reduction for certain expenses. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of PacWest. Pursuant to the engagement letter and further discussions between the parties, the fee payable by PacWest to Castle Creek Financial has been reduced to $9 million, which will be paid at the closing of the merger. These interests are described in more detail under the section entitled "The Merger—Interests of PacWest Directors and Executive Officers in the Merger" beginning on page 88.

CapitalSource's Directors and Executive Officers Have Certain Interests in the Merger (page 91)

        CapitalSource's executive officers and directors have interests in the merger that are different from, or in addition to, the interests of CapitalSource's stockholders generally. Such interests include the rights to accelerated vesting of equity awards, payments in connection with the termination of employment agreements with certain executive officers, and the right to indemnification and insurance coverage following the consummation of the merger. In addition, pursuant to the merger agreement, the board of directors of the combined company will consist of 13 members, five of whom will be designated by CapitalSource, each of whom will be mutually agreeable to PacWest and CapitalSource. At the effective time, Douglas (Tad) Lowrey, current chief executive officer and chairman of CapitalSource Bank, will be the chairman of the board of directors of the surviving bank in the bank merger. The members of the CapitalSource board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that CapitalSource stockholders approve the CapitalSource merger proposal. These interests are described in more detail under the section entitled "The Merger—Interests of CapitalSource Directors and Executive Officers in the Merger" beginning on page 91.

Treatment of CapitalSource Stock Options, Restricted Stock Units, Restricted Shares and Deferred Units (page 59)

        The number of shares of PacWest common stock that holders of CapitalSource equity awards will receive is based on the per share value of the merger consideration when the merger is consummated. For this purpose, the per share value of the merger consideration equals: (i) $2.47 (the cash portion of the per share merger consideration), plus (ii) 0.2837 (the fraction of a share of PacWest common stock comprising the stock portion of the merger consideration) multiplied by the average closing price of PacWest common stock as quoted on NASDAQ over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated.

        CapitalSource Stock Options.    At the effective time, each outstanding option to purchase shares of CapitalSource common stock, whether vested or unvested, that is in-the-money (that is, has an exercise price less than the value of the per share merger consideration) will vest (to the extent it is not already vested) and each such outstanding option will convert into the right to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock subject to the option immediately before the merger is consummated, multiplied by (ii) the excess of the value of the per share merger consideration over the exercise price of the option, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above). Cash will be paid in lieu of any fractional shares of PacWest common stock. Options with an exercise price greater than or equal to the value of the per share merger consideration, whether vested or unvested, will be cancelled for no consideration.

        CapitalSource Restricted Stock Units and Restricted Stock Awards.    At the effective time, each CapitalSource restricted stock unit and restricted stock award will vest in full and entitle the holder to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock subject to the award, multiplied by (ii) the value of the per share merger consideration, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above), plus any accrued but unpaid dividend equivalents. Cash will be paid in lieu of any fractional shares of PacWest common stock.

        CapitalSource Deferred Units.    At the effective time, each CapitalSource deferred unit will vest in full (to the extent not vested) and be converted into the right for the holder to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock underlying such deferred unit, multiplied by (ii) the value of the per share merger consideration, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above), plus any accrued but unpaid dividend equivalents, with fractional shares to be credited and paid in cash at the applicable settlement date.

Management and Board of Directors of PacWest After the Merger (page 88)

        Pursuant to the merger agreement, the board of directors of the combined company will consist of 13 members, eight of whom will be designated by PacWest and five of whom will be designated by CapitalSource, each of whom will be mutually agreeable to PacWest and CapitalSource. At the effective time, Matthew P. Wagner, the current chief executive officer of PacWest, will be the chief executive officer of the combined company and John M. Eggemeyer III, the current chairman of the board of PacWest, will be the chairman of the board of directors of the combined company. At the effective time, Douglas (Tad) Lowrey, current chief executive officer and chairman of CapitalSource Bank, will be the chairman of the board of directors of the surviving bank in the bank merger.

Regulatory Approvals Required for the Merger (page 99)

        Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, referred to as Federal Reserve Board, the Federal Deposit Insurance Corporation, referred to as the FDIC, and the California Department of Business Oversight, referred to as the CDBO. The merger and the bank merger are also subject to the consent of the FDIC under the shared-loss agreements between Pacific Western Bank and the FDIC. Notifications and/or applications requesting approval for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve Board, the FDIC and the CDBO. Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which completion of the merger and bank merger are subject are described in more detail under the section entitled "The Merger—Regulatory Approvals Required for the Merger" beginning on page 99.

Conditions to Consummation of the Merger (page 120)

        The obligations of PacWest and CapitalSource to complete the merger are each subject to the satisfaction or waiver of the following conditions:

  •
  approval of the PacWest merger proposal, the PacWest certificate of incorporation amendment proposal and the PacWest stock issuance proposal by the PacWest stockholders and approval of the CapitalSource merger proposal by the CapitalSource stockholders;

  •
  the receipt of all regulatory approvals required to consummate the merger and the bank merger from the Federal Reserve Board, the FDIC and the CDBO, without such approvals containing any materially burdensome regulatory condition, as defined below, and the consent of the FDIC that the shared-loss agreements between Pacific Western Bank and the FDIC will remain in effect after the merger;

  •
  no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement or the reciprocal stock option agreements;

  •
  the effectiveness of the registration statement on Form S-4, of which this document is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

  •
  holders of not more than 10% of the outstanding shares of CapitalSource common stock having duly exercised their dissenters' rights under § 262 of the Delaware General Corporation Law, or the DGCL;

  •
  the accuracy of the representations and warranties of the other party as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on such party;

  •
  performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date of the merger;

  •
  with respect to CapitalSource's obligation to complete the merger, as of the last business day of the month reflected in the closing financial statements (defined below) the adjusted PacWest stockholders' equity (defined below) not being less than $801,699,000 as determined in accordance with GAAP;

  •
  with respect to PacWest's obligation to complete the merger, as of the last business day of the month reflected in the closing financial statements, the adjusted CapitalSource stockholders' equity (defined below) not being less than $1,551,645,000 as determined in accordance with GAAP;

  •
  receipt by each party of an opinion of its tax counsel as to certain tax matters; and

  •
  there not having occurred any material adverse effect with respect to the other party since the date of the merger agreement.

No Solicitation (page 119)

        Under the terms of the merger agreement, PacWest and CapitalSource have agreed not to solicit, initiate, encourage or facilitate inquiries or proposals with respect to, or engage or participate in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data to, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal from a third party, if the board of directors of the party receiving such proposal determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to violate such board of directors' fiduciary duties under applicable law, the applicable party may (i) execute a confidentiality agreement with such third party to provide confidential information or (ii) engage in discussions or negotiations with such third party. The merger agreement also provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal if the board of directors of the party receiving such proposal determines in good faith (i) after consultation with its financial advisors, that such proposal is a superior proposal and (ii) after consultation with outside legal counsel, that the failure to change its recommendation to its stockholders to adopt the merger agreement would reasonably be expected to violate such board of directors' fiduciary duties under applicable law, such party's board of directors may change its recommendation to its stockholders that such stockholders adopt the merger agreement.

Termination of the Merger Agreement (page 123)

        PacWest and CapitalSource may mutually agree at any time to terminate the merger agreement without completing the merger, even if the CapitalSource stockholders have adopted the merger agreement and the PacWest stockholders have adopted the merger agreement, approved the PacWest certificate of incorporation amendment increasing the number of authorized shares of PacWest common stock and approved the issuance of PacWest common stock in connection with the merger.

        The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time, as follows:

  •
  at any time prior to the effective time, whether before or after the CapitalSource stockholder approval or PacWest stockholder approval, by action of the board of directors of either party, in the event that the merger is not consummated by July 31, 2014, except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

  •
  at any time prior to the effective time, whether before or after the CapitalSource stockholder approval or PacWest stockholder approval, by action of the board of directors of either party if:

  •
  the approval of any governmental authority required for consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement shall have been denied by final and nonappealable action of such governmental authority, or an application thereof shall have been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority; or

  •
  either the CapitalSource stockholder approval or the PacWest stockholder approval is not obtained at the duly convened CapitalSource special meeting or the PacWest special meeting;

  •
  at any time prior to the effective time, whether before or after the CapitalSource stockholder approval or PacWest stockholder approval, by action of either party's board if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to July 31, 2014); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement; or

  •
  by action of a party's board at any time prior to the other party's stockholder approval, in the event:

  •
  such other party has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals described above under "No Solicitation";

  •
  such other party's board has effected a change of recommendation;

  •
  at any time after the end of 15 business days following receipt of an acquisition proposal, the other party's board has failed to reaffirm its board recommendation as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by the terminating party; or

  •
  a tender offer or exchange offer for outstanding shares of such other party's common stock has been publicly disclosed (other than by the terminating party or an affiliate of the terminating party) and such other party's board recommends that its stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, such other party's board fails to recommend unequivocally against acceptance of such offer.

        For more information, please see the section entitled "The Merger Agreement—Termination of the Merger Agreement" beginning on page 123.

Reciprocal Stock Option Agreements (page 125)

        When the parties entered into the merger agreement, they also entered into reciprocal stock option agreements. Under the terms of the stock option granted by PacWest to CapitalSource, CapitalSource may purchase up to 9,169,733 shares of PacWest common stock at an exercise price equal to the lesser of $32.32 per share or the closing sale price of PacWest common stock on NASDAQ on the trading day immediately preceding the exercise date. Under the terms of the stock option granted by CapitalSource to PacWest, PacWest may purchase up to 39,191,656 shares of CapitalSource common stock at an exercise price equal to the lesser of $9.69 per share or the closing sale price of CapitalSource common stock on the NYSE on the trading day immediately preceding the exercise date. In no case, however, can the number of shares issuable upon exercise of each option respectively exceed 19.9% of CapitalSource or PacWest common stock outstanding without giving effect to any shares issued under the option. In the event that any additional shares of common stock are either issued or redeemed by the party granting the applicable stock option after the date of the stock option agreements, the number of shares of common stock subject to the option will be adjusted so that such number equals 19.9% of the number of shares of common stock then issued and outstanding without giving effect to any shares of common stock subject to or issued under the option.

        PacWest's total realizable value under the option it has been granted is subject to a cap of $112,000,000. CapitalSource's total realizable value under the option it has been granted is subject to a cap of $72,000,000. Under certain circumstances, each of the parties may be required to repurchase for cash the applicable option or the shares acquired pursuant to the exercise of such option. Neither option is currently exercisable and they will only become exercisable upon the occurrence of certain events relating to a third party acquisition proposal relating to the issuer of the option.

Material United States Federal Income Tax Consequences of the Merger (page 131)

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization, a stockholder of CapitalSource generally will not recognize any gain or loss upon receipt of PacWest common stock in exchange for CapitalSource common stock in the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received in lieu of a fractional share of PacWest common stock, as discussed below under "Material United States Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of PacWest Common Stock"). It is a condition to the completion of the merger that PacWest and CapitalSource receive written opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        Tax matters are complicated and the tax consequences of the merger to each CapitalSource stockholder may depend on such stockholder's particular facts and circumstances. CapitalSource stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger. For more information, please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page 131.

Amendment to PacWest's Certificate of Incorporation (page 52)

        PacWest is proposing, and its board of directors has approved, an amendment to the PacWest certificate of incorporation to increase the number of authorized shares of common stock from 75 million shares to 200 million shares in order to have sufficient shares to complete the merger and a reasonable reserve of additional shares issuable by PacWest in future offerings including in connection with future acquisitions. It is a condition to the merger that PacWest's stockholders adopt the amendment to the PacWest certificate of incorporation with respect to such increase.

Tax Benefit Preservation Plan (page 102)

        CapitalSource's board of directors has adopted a tax benefit preservation plan designed to preserve its net operating losses and certain other tax assets. The plan discourages persons from becoming "5-percent stockholders" (as defined under the federal tax laws) of CapitalSource and existing "5-percent stockholders" from increasing their beneficial ownership of shares. PacWest currently does not have a tax benefit preservation plan but the merger agreement provides that, at or immediately following the effective time, PacWest will adopt a tax benefit preservation plan designed to preserve the net operating losses and certain other tax assets of the combined company. For more information, please see the sections entitled "Risk Factors" beginning on page 30 and "The Merger—Tax Benefit Preservation Plan" beginning on page 102.

Litigation Related to the Merger (page 130)

        Since July 24, 2013, 11 putative stockholder class action lawsuits, referred to as the merger litigations, were filed against PacWest, CapitalSource and certain other defendants in connection with the merger agreement. Five of the 11 actions were filed in Superior Court of California, Los Angeles County. The other six actions were filed in the Court of Chancery of the State of Delaware.

        The merger litigations were filed on behalf of a putative class of CapitalSource stockholders against CapitalSource, the individual members of CapitalSource's board of directors, and PacWest. The merger litigations allege variously that the members of the CapitalSource board breached their fiduciary duties owed to CapitalSource stockholders by approving the proposed merger for inadequate consideration; approving the transaction in order to obtain benefits not equally shared by other CapitalSource stockholders; entering into the merger agreement containing preclusive deal protection devices; and failing to take steps to maximize the value to be paid to the CapitalSource stockholders. Each of the merger litigations also alleges claims against CapitalSource and PacWest for aiding and abetting these alleged breaches of fiduciary duties.

        The plaintiffs in each of the merger litigations generally seek, among other things, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties, injunctive relief prohibiting consummation of the acquisition, rescission, an accounting by defendants, damages and attorneys' fees and costs, and other and further relief. For more information, please see the section entitled "Litigation Related to the Merger" beginning on page 130.

Comparison of Stockholders' Rights (page 143)

        The rights of CapitalSource stockholders who continue as PacWest stockholders after the merger will be governed by the certificate of incorporation and bylaws of PacWest rather than by the certificate of incorporation and bylaws of CapitalSource. For more information, please see the section entitled "Comparison of Stockholders' Rights" beginning on page 143.

The Parties (page 56)

PacWest Bancorp
10250 Constellation Blvd., Suite 1640
Los Angeles, California 90067
Phone: (310) 286-1144

        PacWest is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, referred to as the BHC Act. As of June 30, 2013, PacWest had consolidated total assets of $6.7 billion, total loans and leases of $4.4 billion, deposits of $5.5 billion and stockholders' equity of $0.8 billion.

CapitalSource Inc.
633 West 5th Street, 33rd Floor
Los Angeles, California 90071
Phone: (213) 443-7700

        CapitalSource, through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, California, had total assets of $8.7 billion, total loans and leases of $6.5 billion, deposits of $5.9 billion and stockholders' equity of $1.6 billion as of June 30, 2013.

Risk Factors (page 30)

        Before voting at the PacWest or CapitalSource special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled "Risk Factors" beginning on page 30 or described in PacWest's and CapitalSource's Annual Reports on Form 10-K for the year ended on December 31, 2012 and other reports filed with the SEC, which are incorporated by reference into this document. Please see "Where You Can Find More Information" beginning on page iii and "Incorporation of Certain Documents by Reference" beginning on page 164.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PACWEST

        The following table summarizes consolidated financial results achieved by PacWest for the periods and at the dates indicated and should be read in conjunction with PacWest's consolidated financial statements and the notes to the consolidated financial statements contained in reports that PacWest has previously filed with the SEC. Historical financial information for PacWest can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012. Please see the section entitled "Where You Can Find More Information" beginning on page iii for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2013 and 2012 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of PacWest believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the six months ended June 30, 2013 and 2012 indicate results for any future period.

	Selected Historical Consolidated Financial Data for PacWest
	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share amounts and percentages)
Results of Operations(1):
Interest income	$140,900	$147,290	$296,115	$295,284	$290,284	$269,874	$287,828
Interest expense	(6,734)	(11,197)	(19,648)	(32,643)	(40,957)	(53,828)	(68,496)

Net interest income	134,166	136,093	276,467	262,641	249,327	216,046	219,332

(Provision) negative provision for credit losses	(1,295)	6,345	12,819	(26,570)	(212,492)	(159,900)	(45,800)

FDIC loss sharing income (expense), net	(8,547)	(3,681)	(10,070)	7,776	22,784	16,314	—
Gain on acquisition	—	—	—	—	—	66,989	—
Other noninterest income	11,590	11,814	25,942	23,650	20,454	22,604	24,427

Total noninterest income	3,043	8,133	15,872	31,426	43,238	105,907	24,427

OREO income (expense), net	514	(4,903)	(10,931)	(10,676)	(14,770)	(23,322)	(2,218)
Debt termination expense	—	(22,598)	(22,598)	—	(2,660)	(481)	—
Goodwill write—off	—	—	—	—	—	—	(761,701)
Other noninterest expense	(108,913)	(88,979)	(178,133)	(169,317)	(171,373)	(155,401)	(142,016)

Total noninterest expense	(108,399)	(116,480)	(211,662)	(179,993)	(188,803)	(179,204)	(905,935)

Earnings (loss) from continuing operations
before income tax (expense) benefit	27,515	34,091	93,496	87,504	(108,730)	(17,151)	(707,976)
Income tax (expense) benefit	(9,625)	(13,270)	(36,695)	(36,800)	46,714	7,801	(20,089)

Net earnings (loss) from continuing operations	17,890	20,821	56,801	50,704	(62,016)	(9,350)	(728,065)

Loss from discontinued operations
before income tax benefit	(81)	—	—	—	—	—	—
Income tax benefit	34	—	—	—	—	—	—

Net loss from discontinued operations	(47)	—	—	—	—	—	—

Net earnings (loss)	$17,843	$20,821	$56,801	$50,704	$(62,016)	$(9,350)	$(728,065)

Per Common Share Data:
Basic earnings (loss) per share (EPS):
Net earnings from continuing operations	$0.47	$0.57	$1.54	$1.37	$(1.77)	$(0.30)	$(26.81)
Net earnings	$0.47	$0.57	$1.54	$1.37	$(1.77)	$(0.30)	$(26.81)
Diluted earnings (loss) per share (EPS):
Net earnings from continuing operations	$0.47	$0.57	$1.54	$1.37	$(1.77)	$(0.30)	$(26.81)
Net earnings	$0.47	$0.57	$1.54	$1.37	$(1.77)	$(0.30)	$(26.81)
Dividends declared	$0.50	$0.36	$0.79	$0.21	$0.04	$0.35	$1.28
Book value per share(2)	$17.40	$15.12	$15.74	$14.66	$13.06	$14.47	$13.18
Tangible book value per share(2)	$12.42	$13.01	$13.22	$13.14	$11.06	$13.52	$11.78
Shares outstanding(2)	46,081	37,402	37,421	37,254	36,672	35,015	28,516
Average shares outstanding:
Basic EPS	37,277	35,660	35,684	35,491	35,108	31,899	27,177
Diluted EPS	37,277	35,660	35,684	35,491	35,108	31,899	27,177

	Selected Historical Consolidated Financial Data for PacWest
	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share amounts and percentages)
Balance Sheet Data:
Total assets	$6,709,102	$5,321,622	$5,463,658	$5,528,237	$5,529,021	$5,324,079	$4,495,502
Cash and cash equivalents	218,827	123,469	164,404	295,617	108,552	211,048	159,870
Investment securities	1,512,707	1,393,437	1,392,511	1,372,464	929,056	474,129	155,359
Non-purchased credit impaired (non-PCI) loans and leases(3)	3,926,230	2,875,334	3,074,947	2,841,071	3,196,881	3,716,444	3,996,484
Allowance for credit losses, non-PCI loans and leases(3)	69,926	78,031	72,119	93,783	104,328	124,278	68,790
Purchased credit impaired (PCI) loans(3)	494,389	611,967	517,885	705,332	910,394	636,624	—
FDIC loss sharing asset	66,993	76,401	57,475	95,187	116,352	112,817	—
Goodwill	209,190	62,008	79,866	39,141	47,301	—	—
Core deposit and customer relationship intangibles	20,190	16,943	14,723	17,415	25,843	33,296	39,922
Deposits	5,523,000	4,591,329	4,709,121	4,577,453	4,649,698	4,094,569	3,475,215
Borrowings	9,696	15,546	12,591	225,000	225,000	542,763	450,000
Subordinated debentures	132,358	108,250	108,250	129,271	129,572	129,798	129,994
Liabilities of discontinued operations	173,439	—	—	—	—	—	—
Stockholders' equity	801,699	565,648	589,121	546,203	478,797	506,773	375,726
Performance Ratios:
Stockholders' equity to total assets ratio	11.95%	10.63%	10.78%	9.88%	8.66%	9.52%	8.36%
Tangible common equity ratio	8.83%	9.28%	9.21%	8.95%	7.44%	8.95%	7.54%
Loans to deposits ratio	80.04%	75.95%	76.30%	77.48%	88.33%	106.31%	115.00%
Net interest margin	5.30%	5.50%	5.52%	5.26%	5.02%	4.79%	5.30%
Efficiency ratio(4)	79.00%	80.76%	72.40%	61.21%	64.53%	55.66%	59.17%
Return on average assets	0.65%	0.77%	1.04%	0.92%	(1.14)%	(0.19)%	(15.43)%
Return on average equity	5.73%	7.54%	10.01%	9.92%	(12.56)%	(1.93)%	(106.28)%
Return on average tangible equity	6.97%	8.77%	11.76%	11.33%	(14.15)%	(2.08)%	(215.50)%
Average equity to average assets	11.26%	10.20%	10.36%	9.32%	9.10%	10.06%	14.52%
Dividend payout ratio	102.48%	62.94%	50.68%	15.04%	(5)	(5)	(5)
Tier 1 leverage capital ratio(6)	12.75%	10.57%	10.53%	10.42%	8.54%	10.85%	10.50%
Tier 1 risk-based capital ratio(6)	15.04%	15.67%	15.17%	15.97%	12.68%	14.31%	10.69%
Total risk-based capital ratio(6)	16.30%	16.94%	16.43%	17.25%	13.96%	15.58%	11.95%
Asset Quality:
Non-PCI nonaccrual loans and leases(3)	$51,689	$55,894	$41,762	$61,619	$95,509	$240,717	$63,470
Other real estate owned	64,546	72,832	56,414	81,918	81,414	70,943	41,310

Nonperforming assets	$116,235	$128,726	$98,176	$143,537	$176,923	$311,660	$104,780

Asset Quality Ratios:
Non-PCI nonaccrual loans and leases to non-PCI loans and leases(3)	1.32%	1.94%	1.36%	2.17%	2.99%	6.48%	1.59%
Nonperforming assets to non-PCI loans and leases and OREO(3)	2.91%	4.37%	3.14%	4.91%	5.40%	8.23%	2.59%
Allowance for credit losses to non-PCI nonaccrual loans and leases	135.30%	139.60%	172.70%	152.20%	109.20%	51.60%	108.40%
Allowance for credit losses to non-PCI loans and leases	1.78%	2.71%	2.35%	3.30%	3.26%	3.34%	1.72%
Net charge-offs (annualized) to average gross non-PCI loans and leases	0.14%	0.40%	0.33%	0.80%	5.88%	2.22%	0.97%

(1)
Operating results of acquired companies are included from the respective acquisition dates.

(2)
Includes 1,788,562 shares and 1,703,936 shares at June 30, 2013 and 2012, respectively, and 1,698,281 shares, 1,675,730 shares, 1,230,582 shares, 1,095,417 shares, and 1,309,586 shares of unvested restricted stock outstanding at December 31, 2012, 2011, 2010, 2009, and 2008, respectively.

(3)
Non-PCI loans and leases include (a) originated loans and leases and (b) acquired loans and leases that were not impaired on the purchase date. PCI loans include acquired loans that were impaired on the purchase date. During 2010, Pacific Western Bank executed two sales of non-PCI adversely classified loans totaling $398.5 million that included a total of $128.1 million in nonaccrual loans.

(4)
The 2009 efficiency ratio includes the $67.0 million gain from the Affinity acquisition. Excluding this gain, the efficiency ratio would be 70.29%. The 2008 efficiency ratio excludes the goodwill write-off. Including the goodwill write-off, the efficiency ratio would be 371.65%.

(5)
Not meaningful.

(6)
Capital ratios presented are for PacWest Bancorp consolidated.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR CAPITALSOURCE

        The following table summarizes consolidated financial results achieved by CapitalSource for the periods and at the dates indicated and should be read in conjunction with CapitalSource's consolidated financial statements and the notes to the consolidated financial statements contained in reports that CapitalSource has previously filed with the SEC. Historical financial information for CapitalSource can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012. Please see the section entitled "Where You Can Find More Information" beginning on page iii for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2013 and 2012 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of CapitalSource believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the six months ended June 30, 2013 and 2012 indicate results for any future period.

	Selected Historical Consolidated Financial Data for CapitalSource
	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	($ in thousands, except per share and share data)
Results of operations:
Interest income	$221,500	$238,059	$468,214	$510,390	$639,641	$871,946	$1,209,469
Interest expense	36,637	41,022	79,407	150,010	232,096	427,312	677,707

Net interest income	184,863	197,037	388,807	360,380	407,545	444,634	531,762
Provision for loan and lease losses	17,337	21,608	39,442	92,985	307,080	845,986	593,046

Net interest income (loss) after provision for loan and lease losses	167,526	175,429	349,365	267,395	100,465	(401,352)	(61,284)
Non-interest income	24,766	20,000	49,846	92,694	71,662	(8,667)	(181,936)
Non-interest expense	95,350	97,250	193,682	375,170	333,451	364,511	215,494

Net income (loss) from continuing operations before income taxes	96,942	98,179	205,529	(15,081)	(161,324)	(774,530)	(458,714)
Income tax (benefit) expense(1)	38,971	(314,308)	(285,081)	36,942	(20,802)	136,314	(190,583)

Net income (loss) from continuing operations	57,971	412,487	490,610	(52,023)	(140,522)	(910,844)	(268,131)
Net income from discontinued operations, net of taxes	—	—	—	—	9,489	49,868	49,350
Gain (loss) from sale of discontinued operations, net of taxes	—	—	—	—	21,696	(8,071)	104

Net income (loss)	57,971	412,487	490,610	(52,023)	(109,337)	(869,047)	(218,677)
Net (loss) income attributable to noncontrolling interests	—	—	—	—	(83)	(28)	1,426

Net income (loss) attributable to CapitalSource Inc.	$57,971	$412,487	$490,610	$(52,023)	$(109,254)	$(869,019)	$(220,103)

Basic income (loss) per share:
From continuing operations	$0.29	$1.76	$2.19	$(0.17)	$(0.44)	$(2.97)	$(1.07)
From discontinued operations	—	—	—	—	$0.10	$0.14	$0.20
Attributable to CapitalSource Inc.	$0.29	$1.76	$2.19	$(0.17)	$(0.34)	$(2.84)	$(0.88)
Diluted income (loss) per share:
From continuing operations	$0.29	$1.72	$2.13	$(0.17)	$(0.44)	$(2.97)	$(1.07)
From discontinued operations	—	—	—	—	$0.10	$0.14	$0.20
Attributable to CapitalSource Inc.	$0.29	$1.72	$2.13	$(0.17)	$(0.34)	$(2.84)	$(0.88)

	Selected Historical Consolidated Financial Data for CapitalSource
	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	($ in thousands, except per share and share data)
Average shares outstanding:
Basic	196,915,539	233,805,456	223,928,583	302,998,615	320,836,867	306,417,394	251,213,699
Diluted	201,763,915	240,348,137	230,154,989	302,998,615	320,836,867	306,417,394	251,213,699
Cash dividends declared per share	$0.02	$0.02	$0.54	$0.04	$0.04	$0.04	$1.30
Balance sheet data:
Investment securities, available-for-sale	$989,780	$1,148,042	$1,079,025	$1,188,002	$1,522,911	$960,591	$679,551
Investment securities, held-to-maturity	122,570	108,520	108,233	111,706	184,473	242,078	14,389
Mortgage-related receivables, net	—	—	—	—	—	—	1,801,535
Mortgage-backed securities pledged, trading	—	—	—	—	—	—	1,489,291
Commercial real estate "A" Participation Interest, net	—	—	—	—	—	530,560	1,396,611
Total loans(2)	6,356,576	5,875,136	6,044,676	5,729,537	5,922,650	7,549,215	8,857,631
Assets of discontinued operations, held for sale	—	—	—	—	—	624,650	1,062,992
Total assets	8,678,706	8,569,659	8,549,005	8,300,068	9,445,407	12,261,050	18,419,632
Deposits	5,861,497	5,382,012	5,579,270	5,124,995	4,621,273	4,483,879	5,043,695
Repurchase agreements	—	—	—	—	—	—	1,595,750
Credit facilities	—	—	—	—	67,508	542,781	1,445,062
Term debt	—	214,059	177,188	309,394	979,254	2,956,536	5,338,456
Other borrowings	1,085,266	1,029,606	1,005,738	1,015,099	1,375,884	1,204,074	1,223,502
Total borrowings	1,085,266	1,243,665	1,182,926	1,324,493	2,422,646	4,703,391	9,602,770
Liabilities of discontinued operations	—	—	—	—	—	363,293	420,505
Total shareholders' equity	1,551,645	1,781,687	1,625,172	1,575,146	2,053,942	2,183,259	2,830,720
Total loan commitments	7,777,101	7,490,871	7,448,235	7,558,327	8,592,968	11,600,297	13,296,755
Average outstanding loan size	3,755	3,665	3,643	3,779	4,538	7,720	8,857
Average balance of loans(3)	6,267,879	5,977,183	6,013,799	5,816,760	7,375,775	9,028,580	9,655,117
Employees as of year end	532	545	543	564	625	665	716
Performance ratios:
Return on average assets:
Income (loss) from continuing operations	1.37%	10.04%	5.80%	(0.58)%	(1.36)%	(6.41)%	(1.62)%
Net income (loss)	1.37%	10.04%	5.80%	(0.58)%	(1.06)%	(5.69)%	(1.25)%
Return on average equity:
Income (loss) from continuing operations	7.45%	55.75%	30.25%	(2.64)%	(6.97)%	(43.86)%	(11.73)%
Net income (loss)	7.45%	55.75%	30.25%	(2.64)%	(5.42)%	(31.96)%	(7.53)%
Yield on average interest-earning assets(4)	5.90%	6.33%	6.16%	6.28%	6.65%	6.42%	7.84%
Cost of funds(4)	1.09%	1.25%	1.19%	2.23%	2.90%	3.60%	4.88%
Net interest margin(4)	4.92%	5.24%	5.12%	4.43%	4.24%	3.27%	3.45%
Operating expenses as a percentage of average total assets(5)	2.04%	2.37%	2.21%	2.37%	2.15%	1.91%	1.48%
Core lending spread(4)	6.41%	7.21%	6.96%	7.67%	7.51%	7.41%	6.80%
Efficiency ratio(6)	42.77%	46.06%	43.50%	47.18%	46.41%	62.39%	72.78%
Credit quality ratios(7):
Loans 30-89 days contractually delinquent as a percentage of average loans (as of period end)	0.01%	0.01%	0.41%	0.22%	0.49%	3.09%	3.13%
Loans 90 or more days delinquent as a percentage of average loans (as of period end)	0.82%	1.02%	0.66%	1.62%	4.34%	5.24%	1.27%
Loans on non-accrual status as a percentage of average loans (as of period end)	2.53%	3.32%	2.01%	4.76%	9.38%	11.80%	4.31%
Impaired loans as a percentage of average loans (as of period end)	2.63%	6.06%	3.39%	7.27%	12.78%	13.83%	7.12%
Net charge offs (as a percentage of average loans)	0.46%	1.41%	1.27%	4.68%	5.89%	6.92%	3.08%

	Selected Historical Consolidated Financial Data for CapitalSource
	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	($ in thousands, except per share and share data)
Allowance for loan and lease losses as a percentage of loans receivable (as of period end)(8)	1.86%	2.23%	1.91%	2.70%	5.44%	7.21%	4.57%
Capital and leverage ratios:
Average equity to average assets(4)	18.41%	18.00%	19.18%	22.01%	19.49%	14.61%	14.05%
Equity to total assets (as of year end)(4)	17.88%	20.79%	19.01%	18.98%	21.75%	17.81%	15.37%

(1)
As a result of being a REIT in 2008, CapitalSource provided for income taxes for the year ended December 31, 2008, based on effective tax rates of 36.5%, for the income earned by its taxable REIT subsidiaries ("TRSs"). CapitalSource did not provide for any income taxes for the income earned by its qualified REIT subsidiaries for the year ended December 31, 2008. Effective January 1, 2009, CapitalSource revoked its REIT election. CapitalSource provided for income tax (benefit) expense on the consolidated income earned or loss incurred based on effective tax rates of (138.7)%, (245.0)%, 12.9%, (17.6)%, and 41.5% in 2012, 2011, 2010, 2009 and 2008, respectively.

(2)
Includes loans held for sale and loans held for investment, net of deferred loan fees and discounts and the allowance for loan and lease losses.

(3)
Excludes the impact of deferred loan fees and discounts and the allowance for loan and lease losses. Includes lower of cost or fair value adjustments on loans held for sale.

(4)
Ratios calculated based on continuing operations.

(5)
Operating expenses included compensation and benefits, professional fees, occupancy expense, FDIC fees and assessments, general depreciation and amortization and other administrative expenses.

(6)
Efficiency ratio is defined as operating expense divided by net interest and non-interest income, less leased equipment depreciation.

(7)
Credit ratios calculated based on average gross loans, which excludes the allowance for loan and lease losses.

(8)
Loans receivable includes loans held for investment and deferred loan fees and excludes the allowance for loan and lease losses.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (a) PacWest and CapitalSource on a historical basis, (b) PacWest and First California Financial Group, Inc. ("FCAL"), which was acquired by PacWest on May 31, 2013, on a pro forma combined basis, (c) PacWest and CapitalSource on a pro forma combined basis, and (d) CapitalSource on a pro forma equivalent basis. The pro forma basic and diluted earnings per share information was computed as if the merger and the FCAL acquisition had been completed on January 1, 2012 and that the operations of FCAL's Electronic Payment Services division were discontinued on January 1, 2012. The pro forma book value per share information was computed as if the merger had been completed on the dates presented.

        The following pro forma information has been derived from and should be read in conjunction with PacWest's and CapitalSource's audited consolidated financial statements for the year ended December 31, 2012, and their respective unaudited consolidated financial statements as of and for the six months ended June 30, 2013, incorporated herein by reference, and FCAL's audited consolidated financial statements for the year ended December 31, 2012 and unaudited consolidated financial statements for the three months ended March 31, 2013, incorporated herein by reference. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs (except merger costs that are reflected in the unaudited pro forma combined condensed consolidated balance sheet included elsewhere herein), or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" beginning on page 134.

	PacWest
	Unaudited Comparative Per Common Share Data
	Stand-Alone	Pro Forma Combined with FCAL	CapitalSource	PacWest Pro Forma Combined	CapitalSource Pro Forma Equivalent Per Share(1)
Basic Earnings
Six months ended June 30, 2013	$0.47	$0.57	$0.29	$0.93	$0.26
Year ended December 31, 2012	$1.54	$1.64	$2.19	$5.76	$1.63
Diluted Earnings
Six months ended June 30, 2013	$0.47	$0.57	$0.29	$0.93	$0.26
Year ended December 31, 2012	$1.54	$1.64	$2.13	$5.76	$1.63
Cash Dividends Paid(2)
Six months ended June 30, 2013	$0.50	$0.50	$0.02	$0.50	$0.14
Year ended December 31, 2012	$0.79	$0.79	$0.54	$0.79	$0.22
Book Value
June 30, 2013	$17.40	$17.40	$7.89	$25.03	$7.10
December 31, 2012	$15.74	$17.50	$7.76	$25.11	$7.12

(1)
Computed by multiplying the PacWest pro forma combined amounts by the exchange ratio of 0.2837.

(2)
PacWest pro forma combined cash dividends paid are based only upon PacWest's historical amounts.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the dividend paid per share, of PacWest common stock, which trades on NASDAQ under the symbol "PACW," and CapitalSource common stock, which trades on the NYSE under the symbol "CSE."

	PacWest Common Stock						CapitalSource Common Stock
	High		Low		Dividend		High		Low		Dividend
2011
First quarter		$22.64		$19.61		$0.01		$8.21		$6.97		$0.01
Second quarter		$23.31		$19.00		$0.01		$7.31		$5.95		$0.01
Third quarter		$21.34		$13.82		$0.01		$6.98		$5.08		$0.01
Fourth quarter		$19.76		$13.00		$0.18		$6.85		$5.54		$0.01
2012
First quarter		$24.79		$19.57		$0.18		$7.26		$6.30		$0.01
Second quarter		$25.50		$20.82		$0.18		$6.99		$5.96		$0.01
Third quarter		$25.50		$22.20		$0.18		$7.93		$6.56		$0.01
Fourth quarter		$25.29		$21.50		$0.25		$8.15		$7.26		$0.51
2013
First quarter		$29.20		$24.96		$0.25		$9.86		$7.61		$0.01
Second quarter		$31.02		$25.81		$0.25		$9.74		$8.42		$0.01
Third quarter		$36.31		$30.58		$0.25		$12.36		$9.27		$0.01
Fourth quarter (through [ ], 2013)	$	[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]	$	[ ]

        The following table sets forth the closing sale prices per share of PacWest common stock and CapitalSource common stock on July 22, 2013, the last trading day before the public announcement of the signing of the merger agreement, and on [      ], 2013, the latest practicable date before the date of this document. The following table also includes the equivalent market value per share of CapitalSource common stock on July 22, 2013 and [      ], 2013 determined by multiplying the share price of PacWest common stock on such dates by the exchange ratio of 0.2837 and adding $2.47.

	PacWest Common Stock		CapitalSource Common Stock		Equivalent Market Value per Share of CapitalSource Common Stock
July 22, 2013		$32.48		$9.83		$11.68
[ ], 2013	$	[ ]	$	[ ]	$	[ ]

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption entitled "Cautionary Statement Regarding Forward-Looking Statements," CapitalSource and PacWest stockholders should carefully consider the following factors in deciding whether to vote for each company's respective proposals. Please see the sections entitled "Where You Can Find More Information" beginning on page iii and "Incorporation of Certain Documents by Reference" beginning on page 164.

Because the market price of PacWest common stock will fluctuate, the value of the merger consideration to be received by CapitalSource stockholders may change.

        Upon completion of the merger, each outstanding share of CapitalSource common stock, excluding treasury shares and dissenting shares, will be converted into the right to receive $2.47 in cash and 0.2837 of a share of PacWest common stock pursuant to the terms of the merger agreement. The closing price of PacWest common stock on the date that the merger is completed may vary from the closing price of PacWest common stock on the date PacWest and CapitalSource announced the merger, on the date that this document is being mailed to each of the PacWest and CapitalSource stockholders, and on the date of the special meeting of PacWest and CapitalSource stockholders. Because the stock component of the merger consideration is determined by a fixed exchange ratio, at the time of the CapitalSource special meeting, CapitalSource stockholders will not know or be able to calculate the value of the PacWest common stock they will receive upon completion of the merger. Any change in the market price of PacWest common stock prior to completion of the merger may affect the value of the stock component of the merger consideration that CapitalSource stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of PacWest and CapitalSource. CapitalSource stockholders should obtain current market quotations for shares of PacWest common stock before voting their shares at the CapitalSource special meeting.

PacWest and CapitalSource stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        PacWest stockholders currently have the right to vote in the election of the board of directors of PacWest and on other matters affecting PacWest. CapitalSource stockholders currently have the right to vote in the election of the board of directors of CapitalSource and on other matters affecting CapitalSource. Upon the completion of the merger, each party's stockholders will be a stockholder of PacWest with a percentage ownership of PacWest that is smaller than such stockholder's current percentage ownership of PacWest or CapitalSource, as applicable. It is currently expected that the former stockholders of CapitalSource as a group will receive shares in the merger constituting approximately [      ]% of the outstanding shares of the combined company's common stock immediately after the merger. As a result, current stockholders of PacWest as a group will own approximately [      ]% of the outstanding shares of the combined company immediately after the merger. Because of this, CapitalSource and PacWest stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of PacWest or CapitalSource, as applicable.

Sales of substantial amounts of PacWest's common stock in the open market by former CapitalSource stockholders could depress PacWest's stock price.

        Shares of PacWest common stock that are issued to stockholders of CapitalSource in the merger will be freely tradable without restrictions or further registration under the Securities Act. As of the record date, PacWest had approximately [      ] shares of common stock outstanding, 9,200,000 shares of

PacWest common stock were reserved for issuance under the PacWest stock option agreement related to the merger and [      ] shares of PacWest common Stock were reserved for issuance under the PacWest stock plan. Based on the shares of CapitalSource common stock, the in-the-money CapitalSource options, the CapitalSource restricted stock units, the CapitalSource restricted shares and the CapitalSource deferred units outstanding as of the record date, PacWest will issue approximately [      ] shares of its common stock in connection with the merger.

        If the merger is completed and if CapitalSource's former stockholders sell substantial amounts of PacWest common stock in the public market following completion of the merger, the market price of PacWest common stock may decrease. These sales might also make it more difficult for PacWest to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The combined company may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, the combined company's ability to combine the businesses of PacWest and CapitalSource. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        PacWest and CapitalSource have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of PacWest or CapitalSource or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of PacWest or CapitalSource could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of PacWest and CapitalSource during the pre-merger period and for an undetermined amount of time after the consummation of the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on PacWest following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact PacWest and CapitalSource.

        The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) adoption of the merger agreement by CapitalSource stockholders, (ii) adoption of the merger agreement, adoption of the amendment to PacWest's certificate of incorporation increasing the total number of authorized shares of common stock and approval of the issuance of the shares of PacWest common stock in connection with the merger by PacWest stockholders, (iii) receipt of requisite regulatory approvals subject to certain limitations set forth in the merger agreement, (iv) absence of any governmental order or law prohibiting completion of the merger, (v) effectiveness of the registration statement of which this document is a part and (vi) the absence of more than 10% of the outstanding shares of CapitalSource common stock exercising their dissenters' rights under § 262 of the DGCL.

        The obligation of each party to consummate the merger is also conditioned upon: (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the merger agreement, (iii) the adjusted stockholders' equity of the other party being in excess of a specified level, (iv) receipt by such party of a tax opinion to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (v) the consent of the FDIC to the transaction under the shared-loss agreements with Pacific Western Bank that the shared-loss agreements will remain in effect after the merger and (vi) the absence of a material adverse effect with respect to the other party since the date of the merger agreement. PacWest and CapitalSource have agreed to use their respective reasonable best efforts to obtain all necessary regulatory approvals for the merger. The parties will not be required to take any action, or agree to any condition or restriction, in connection with obtaining any regulatory permits, consents, approvals and authorizations of governmental authorities that would reasonably be likely, in each case following the effective time (but regardless when the action, condition or restriction is to be taken or implemented), to (i) have a material adverse effect with respect to the combined company and its subsidiaries, taken as a whole or (ii) require PacWest, Pacific Western Bank, the combined company or the surviving bank in the bank merger to raise additional capital in an amount that would materially reduce the economic benefits of the merger to the holders of PacWest common stock (including the CapitalSource stockholders in respect of the shares of PacWest common stock received by them in the merger).

        These conditions to the consummation of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by July 31, 2014, either PacWest or CapitalSource may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval.

        If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party's common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, including by the receipt of a competing acquisition proposal, the business, financial condition and results of operations of each company may be materially adversely affected. Additionally, if the merger agreement is terminated, under certain circumstances, a party may exercise its option to purchase up to 19.9% of the other party's outstanding common stock, before giving effect to the exercise of the option. PacWest's total realizable value under the option it has been granted is subject to a cap of $112 million. CapitalSource's total realizable value under the option it has been granted is subject to a cap of $72 million. Under certain circumstances, a party may be required to repurchase for cash the applicable option.

        In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, the parties would have to recognize these expenses without realizing the expected benefits of the transaction. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the merger, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on the ability to make significant changes to each party's ongoing business during the pendency of the merger, could have a material adverse effect on each party's business, financial condition and results of operations.

        Additionally, PacWest's or CapitalSource's business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of PacWest common stock or CapitalSource common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and a party's board of directors seeks another merger or business combination, such party's stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

PacWest and CapitalSource will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of CapitalSource and PacWest. These uncertainties may impair PacWest's or CapitalSource's ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target each party's existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

        PacWest and CapitalSource have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company's management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company's business, financial condition and results of operations.

        In addition, the merger agreement restricts each party from taking certain actions without the other party's consent while the merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party's business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on each party's business, financial condition and results of operations. Please see the section entitled "The Merger Agreement—Conduct of Business Prior to the Completion of the Merger" beginning on page 112 for a description of the restrictive covenants applicable to CapitalSource and PacWest.

CapitalSource directors and officers may have interests in the merger different from the interests of other CapitalSource stockholders.

        CapitalSource's executive officers and directors have interests in the merger that are different from, or in addition to, the interests of CapitalSource's stockholders generally. Such interests include the rights to accelerated vesting of equity awards, payments in connection with the termination of employment agreements with certain executive officers, and the right to indemnification and insurance coverage following the consummation of the merger. In addition, pursuant to the merger agreement, the board of directors of the combined company will consist of 13 members, five of whom will be designated by CapitalSource, each of whom will be mutually agreeable to PacWest and CapitalSource. At the effective time, Douglas (Tad) Lowrey, current chief executive officer and chairman of CapitalSource Bank, will be the chairman of the board of directors of the surviving bank in the bank merger. These interests are described in more detail under the section entitled "The Merger—Interests of CapitalSource Directors and Executive Officers in the Merger" beginning on page 91.

PacWest directors and officers may have interests in the merger different from the interests of other PacWest stockholders.

        The interests of some of the directors and executive officers of PacWest may be different from those of other PacWest stockholders, and directors and officers of PacWest may be participants in arrangements that are different from, or are in addition to, those of other PacWest stockholders. After the consummation of the merger, PacWest's executive officers will be eligible, upon a qualifying termination of employment, to receive increased severance payments under the Executive Severance Pay Plan. In addition, each of PacWest's executive officers and directors hold equity awards, which will become fully vested upon the consummation of the merger. The merger agreement also provides that eight of 13 initial directors of the combined company will be designated by PacWest and that Matthew P. Wagner, the current chief executive officer of PacWest, and John M. Eggemeyer III, the current chairman of the board of directors of PacWest, will become, respectively, the chief executive officer and chairman the board of directors of the combined company at the effective time. These interests are described in more detail under the section entitled "The Merger—Interests of PacWest Directors and Executive Officers in the Merger" beginning on page 88.

        In addition, PacWest's chairman of the board of directors, John M. Eggemeyer III, who will become chairman of the board of directors of the combined company at the effective time, is chief executive officer of Castle Creek Financial, LLC. Pursuant to an agreement, dated May 18, 2011, PacWest retained Castle Creek Financial as its financial advisor, and pursuant to the terms of that contract, PacWest will pay Castle Creek Financial a fee upon the consummation of the merger. Castle Creek Financial performed various customary financial advisory services for PacWest in connection with entering into the merger agreement, including assisting PacWest in structuring the financial aspects of the transaction, financial modeling and statistical analysis and assistance in negotiation of the financial terms of the merger agreement. In the event of an acquisition of a financial institution by PacWest for greater than $20 million, the contract under which Castle Creek Financial performs these services provides for a fee of $200,000 plus 0.65% of the amount of the transaction value in excess of $20 million, subject to reduction for certain expenses. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of PacWest. Pursuant to the engagement letter and further discussions between the parties, the fee payable by PacWest to Castle Creek Financial has been reduced to $9 million, which will be paid at the closing of the merger. These interests are described in more detail under the section entitled "The Merger—Interests of PacWest Directors and Executive Officers in the Merger" beginning on page 88.

Shares of PacWest common stock to be received by CapitalSource stockholders as a result of the merger will have rights different from the shares of CapitalSource common stock.

        Upon completion of the merger, the rights of former CapitalSource stockholders will be governed by the certificate of incorporation and bylaws of PacWest. The rights associated with CapitalSource common stock are different from the rights associated with PacWest common stock, although both companies are organized under Delaware law. Please see the section entitled "Comparison of Stockholders' Rights" beginning on page 143 for a discussion of the different rights associated with PacWest common stock.

The merger agreement contains provisions that may discourage other companies from trying to acquire each party.

        The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to CapitalSource or PacWest that might result in greater value to

CapitalSource's or PacWest's stockholders than the merger. These provisions include a general prohibition on each party from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. The members of the board of directors of each party, as well as Douglas (Tad) Lowrey, chief executive officer and chairman of CapitalSource Bank, have entered into voting agreements and have agreed to vote their shares of CapitalSource common stock and PacWest common stock, as applicable, in favor of the merger agreement and certain related matters and against alternative transactions. The stockholders that are party to the voting agreements described in this paragraph beneficially own in the aggregate approximately [      ]% of the outstanding shares of CapitalSource common stock and [      ]% of the outstanding shares of PacWest common stock as of the applicable record date. For further information, please see the sections entitled "The Merger Agreement—Voting Agreements" beginning on page 124. Each party also has an unqualified obligation to submit their respective merger proposals to a vote by such party's stockholders, even if the party receives a proposal that its board of directors believes is superior to the merger. The existence of the reciprocal stock option agreements may also discourage a third party from submitting a business combination proposal to either party. Under certain circumstances, termination of the merger agreement may result in a party exercising its rights under its stock option agreement. PacWest's total realizable value under the option it has been granted is subject to a cap of $112,000,000 and CapitalSource's total realizable value under the option it has been granted is subject to a cap of $72,000,000. For further information, please see the sections entitled "The Merger Agreement—Reciprocal Stock Option Agreements" beginning on page 125.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

        PacWest and CapitalSource have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of PacWest and CapitalSource. To realize these anticipated benefits and cost savings, after the completion of the merger, PacWest expects to integrate CapitalSource's business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could have an adverse effect on the companies' financial results and the value of their common stock. If PacWest experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger.

        The combined company expects to incur substantial expenses in connection with consummation of the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although PacWest and CapitalSource have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the merger. As a result of these expenses, both PacWest and CapitalSource expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

The merger will result in changes to the board of directors of the combined company.

        Upon completion of the merger, the composition of the board of directors of the combined company will be different than the current boards of PacWest and CapitalSource. The PacWest board of directors currently consists of 15 directors and the CapitalSource board of directors currently consists of eight directors. Upon the completion of the merger, the board of directors of the combined company will consist of 13 members, eight of whom will be designated by PacWest, and five of whom will be designated by CapitalSource, each of whom will be mutually agreeable to PacWest and CapitalSource. This new composition of the board of directors of the combined company may affect the future decisions of the combined company.

In connection with the announcement of the merger agreement, 11 lawsuits have been filed and are pending, seeking, among other things, to enjoin the merger, and an adverse judgment in this lawsuit may prevent the merger from becoming effective within the expected time frame (if at all).

        Since July 24, 2013, 11 putative stockholder class action lawsuits, referred to as the merger litigations, were filed against CapitalSource, PacWest and certain other defendants in connection with the merger agreement. Five of the 11 actions were filed in Superior Court of California, Los Angeles County: (1) Engel v. CapitalSource Inc. et al., Case No. BC516267, filed on July 24, 2013; (2) Miller v. Fremder et al., Case No. BC516590, filed on July 29, 2013; (3) Basu v. CapitalSource Inc. et al., Case No. BC516775, filed on July 31, 2013; (4) Holliday v. PacWest Bancorp et al., Case No. BC517209, filed on August 5, 2013; and (5) Iron Workers Mid-South Pension Fund v. CapitalSource Inc. et al., Case No. BC517698, filed on August 8, 2013, referred to as the California actions. The other six actions were filed in the Court of Chancery of the State of Delaware: (1) Fosket v. Byrnes et al., Case No. 8765, filed on August 1, 2013; (2) Bennett v. CapitalSource Inc. et al., Case No. 8770, filed on August 2, 2013; (3) Chalfant v. CapitalSource et al., Case No. 8777, filed on August 6, 2013; (4) Oliveira v. CapitalSource Inc. et al., Case No. 8779, filed on August 7, 2013; (5) Desai v. CapitalSource Inc. et al., Case No. 8804, filed on August 13, 2013; and (6) Fattore v. CapitalSource Inc. et al., Case No. 8927, filed on September 19, 2013, referred to as the Delaware actions.

        The merger litigations allege variously that the members of the CapitalSource board of directors breached its fiduciary duties to CapitalSource stockholders by approving the proposed merger for inadequate consideration; approving the transaction in order to obtain benefits not equally shared by other CapitalSource stockholders; entering into the merger agreement containing preclusive deal protection devices; and failing to take steps to maximize the value to be paid to the CapitalSource stockholders. Each of the merger litigations also alleges claims against CapitalSource and PacWest for aiding and abetting these alleged breaches of fiduciary duties. Plaintiffs generally seek, among other things, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties, injunctive relief prohibiting consummation of the merger, rescission, an accounting by defendants, damages and attorneys' fees and costs, and other and further relief. At this stage, it is not possible to predict the outcome of the proceedings or their impact on CapitalSource or PacWest. If the plaintiffs are successful in enjoining the consummation of the merger, the lawsuit may prevent the merger from becoming effective within the expected timeframe (or at all).

The unaudited pro forma combined condensed consolidated financial information included in this document is illustrative only and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what PacWest's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the CapitalSource identifiable tangible and intangible assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of CapitalSource as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled "Unaudited Pro Forma Combined Condensed Consolidated Financial Statements" beginning on page 134.

If the merger is consummated, the combined company will be subject to substantial additional regulation.

        If the merger is consummated, the combined company will be subject to substantial additional regulation. Areas of additional regulation will include, but not be limited to, more sophisticated stress testing, additional capital requirements, including the phase out of PacWest's trust preferred securities as Tier 1 capital that otherwise would have been grandfathered, enhanced governance standards, including those relating to risk management, higher FDIC deposit insurance assessments and direct oversight and examination by the Consumer Financial Protection Bureau. These additional regulatory requirements could divert management's attention away from ongoing business concerns, place a burden on internal resources, impose additional costs or limitations on the combined company and affect profitability.

Following the merger and related transactions, the combined company will have a large number of authorized but unissued shares.

        Following the merger and related transactions, including the amendment to the PacWest certificate of incorporation described herein, based on the shares of CapitalSource common stock, the in-the-money CapitalSource options, the CapitalSource RSUs, the CapitalSource restricted shares and the CapitalSource deferred units outstanding as of the record date, the combined company will have approximately [      ] shares outstanding, leaving [      ] authorized but unissued shares. The combined company will be able to issue these shares without stockholder approval, unless stockholder approval is required by applicable law or stock exchange rules. Issuing additional shares may dilute the interest of existing stockholders and cause the market price of the combined company's common stock to decline. In addition, management of the combined company could use these authorized but unissued shares to make more difficult, and thereby discourage, an attempt to acquire control of the combined company, even though stockholders might deem such an acquisition desirable. To the extent that it would impede or prevent any takeover actions, the issuance of these additional shares could potentially serve to perpetuate incumbent management.

The opinions of CapitalSource's and PacWest's financial advisors will not reflect changes in circumstances between the dates of the opinions and the completion of the merger.

        Each of the CapitalSource and PacWest board of directors received an opinion from its respective financial advisor on July 22, 2013 to address the fairness of the merger consideration from a financial point of view as of that date. Subsequent changes in the operations and prospects of CapitalSource or PacWest, general market and economic conditions and other factors that may be beyond the control of CapitalSource or PacWest, and on which CapitalSource's and PacWest's financial advisors' opinions were based, may significantly alter the value of CapitalSource or PacWest or the prices of the shares of PacWest common stock or CapitalSource common stock by the time the merger is completed. Because CapitalSource and PacWest do not anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed or as of any other date other than the date of such opinions. For a description of the opinions that PacWest and CapitalSource received from their respective financial advisors, please refer to the sections entitled "The Merger—Opinion of

CapitalSource's Financial Advisor" beginning on page 66 and "The Merger—Opinion of PacWest's Financial Advisor" beginning on page 79.

The combined company may not be able to realize PacWest's and CapitalSource's deferred income tax assets.

        CapitalSource has substantial operating losses for federal and state income tax purposes that can generally be utilized to offset future taxable income of CapitalSource, and, under certain circumstances, the combined company after the consummation of the merger.

        If CapitalSource or the combined company were to undergo a change in ownership of more than 50% of its capital stock over a three-year period as measured under Section 382 of the Internal Revenue Code, the ability to utilize such net operating loss carryforwards and other tax attributes to offset future taxable income would be substantially limited. The annual limit would generally equal the product of the applicable long term tax exempt rate and the value of the relevant entity's capital stock immediately before the ownership change. These change of ownership rules generally focus on ownership changes involving stockholders owning directly or indirectly 5% or more of a company's outstanding stock, including certain public groups of stockholders as set forth under Section 382, and those arising from new stock issuances and other equity transactions. The determination of whether an ownership change occurs is complex and not entirely within CapitalSource's or the combined company's control.

        To preserve CapitalSource's ability to utilize its net operating losses, CapitalSource has adopted a tax benefit preservation plan, which is triggered upon certain transfers of CapitalSource securities. The combined company plans to adopt a substantially similar tax benefit preservation plan upon consummation of the merger. The tax benefit preservation plan is generally designed to deter direct and indirect acquisitions of common stock if such acquisition would result in a stockholder becoming a "5-percent shareholder" (as defined by Section 382 and the related Treasury regulations) or increase the percentage ownership of common stock that is treated as owned by an existing 5-percent shareholder. CapitalSource's and the combined company's ability to utilize NOLs to offset its future taxable income would be limited if CapitalSource or the combined company were to undergo an "ownership change" within the meaning of Section 382 of the Internal Revenue Code.

        Although the tax benefit preservation plans are intended to reduce the likelihood of an ownership change that could adversely affect CapitalSource or the combined company, there can be no assurance that such restrictions would prevent all transfers that could result in such an ownership change and thus no assurance can be given as to whether CapitalSource or the combined company could utilize the net operating losses to offset future taxable income. Additionally, because the tax benefit preservation plans may have the effect of restricting a stockholder's ability to dispose of or acquire the common stock of CapitalSource or the combined company, the liquidity and market value of common stock might suffer. See "The Merger—Tax Benefit Preservation Plan" beginning on page 102.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This document, including information included or incorporated by reference in this document, contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving PacWest's and CapitalSource's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects," "projections" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and PacWest and CapitalSource assume no duty to update forward-looking statements.

        In addition to factors previously disclosed in PacWest's and CapitalSource's reports filed with the SEC and those identified elsewhere in this filing (including the section entitled "Risk Factors" beginning on page 30), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

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  ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by PacWest stockholders and CapitalSource stockholders, on the expected terms and schedule;

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  delay in closing the merger;

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  difficulties and delays in integrating the PacWest and CapitalSource businesses or fully realizing cost savings and other benefits;

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  business disruption following the merger;

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  changes in each party's stock price before completion of the merger, including as a result of the financial performance of PacWest or CapitalSource prior to closing;

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  the reaction to the merger of the companies' customers, employees and counterparties;

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  if the merger is completed, additional regulatory requirements associated with the combined company being a bank and bank holding company with assets in excess of $10 billion;

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  changes in asset quality and credit risk;

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  inability to sustain revenue and earnings growth;

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  changes in interest rates and capital markets;

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  ability to access capital markets;

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  inflation;

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  economic conditions;

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  customer acceptance of PacWest and CapitalSource's products and services;

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  customer borrowing, repayment, investment and deposit practices;

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  customer disintermediation;

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  the introduction, withdrawal, success and timing of business initiatives;

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  competitive conditions;

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  the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures generally;

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  the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board, the CDBO and the FDIC, and legislative and regulatory actions and reforms;

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  the outcome of any legal proceedings that may be instituted against PacWest or CapitalSource;

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  liquidity risk affecting Pacific Western Bank's and CapitalSource Bank's ability to meet their obligations, known and unknown, when they come due;

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  price risk focusing on changes in market factors that may affect the value of traded instruments in "mark-to-market" portfolios;

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  greater than expected noninterest expenses;

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  excessive loan losses; and

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  other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

 CAPITALSOURCE SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

        The special meeting of CapitalSource stockholders will be held at [            ] at [            ], Pacific time, on [                        ], 2013. On or about [                        ], 2013, CapitalSource commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the CapitalSource special meeting.

Purpose of CapitalSource Special Meeting

        At the CapitalSource special meeting, CapitalSource stockholders will be asked to:

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  adopt the merger agreement, a copy of which is attached as Appendix A to this document, referred to as the CapitalSource merger proposal;

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  approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of CapitalSource in connection with the merger, referred to as the CapitalSource advisory (non-binding) proposal on specified compensation;

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  approve one or more adjournments of the CapitalSource special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the CapitalSource merger proposal, referred to as the CapitalSource adjournment proposal; and

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  transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of the CapitalSource Board of Directors

        The CapitalSource board of directors recommends that you vote "FOR" the CapitalSource merger proposal, "FOR" the CapitalSource advisory (non-binding) proposal on specified compensation and "FOR" the CapitalSource adjournment proposal (if necessary or appropriate). Please see the section entitled "The Merger—Recommendation of the CapitalSource Board of Directors and Reasons for the Merger" beginning on page 64.

        Each of the directors of CapitalSource and the chairman of CapitalSource Bank, a wholly owned subsidiary of CapitalSource, has entered into a voting agreement with PacWest, pursuant to which they have agreed to vote in favor of the CapitalSource merger proposal and any other matter required to be approved by the stockholders of CapitalSource to facilitate the transactions contemplated by the merger agreement. For more information regarding the voting agreements, please see the section entitled "The Merger Agreement—Voting Agreements" beginning on page 124.

CapitalSource Record Date and Quorum

        The CapitalSource board of directors has fixed the close of business on [                        ], 2013 as the record date for determining the holders of CapitalSource common stock entitled to receive notice of and to vote at the CapitalSource special meeting.

        As of the CapitalSource record date, there were [            ] shares of CapitalSource common stock outstanding and entitled to vote at the CapitalSource special meeting held by [            ] holders of record. Each share of CapitalSource common stock entitles the holder to one vote at the CapitalSource special meeting on each proposal to be considered at the CapitalSource special meeting.

        The representation of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the CapitalSource special meeting constitutes a quorum for transacting business at the CapitalSource special meeting. All shares of CapitalSource common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the CapitalSource special meeting.

        As of the record date, directors and executive officers of CapitalSource owned and were entitled to vote [            ] shares of CapitalSource common stock, representing approximately [        ]% of the shares of CapitalSource common stock outstanding on that date. CapitalSource currently expects that CapitalSource's directors and executive officers will vote their shares in favor of each of the CapitalSource proposals. As of the record date, PacWest beneficially held no shares of CapitalSource common stock.

Required Vote

        The affirmative vote of a majority of the outstanding shares of CapitalSource common stock entitled to vote is required to adopt the CapitalSource merger proposal.

        The affirmative vote of a majority of the shares of CapitalSource common stock represented in person or by proxy at the CapitalSource special meeting and entitled to vote on the proposal is required to approve each of the CapitalSource advisory (non-binding) proposal on specified compensation and the CapitalSource adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the CapitalSource special meeting, an abstention occurs when a CapitalSource stockholder attends the CapitalSource special meeting, either in person or represented by proxy, but abstains from voting.

  •
  For the CapitalSource merger proposal, if a CapitalSource stockholder present in person at the CapitalSource special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" this proposal. If a CapitalSource stockholder is not present in person at the CapitalSource special meeting and does not respond by proxy, it will have the same effect as a vote cast "AGAINST" this proposal.

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  For the CapitalSource advisory (non-binding) proposal on specified compensation and the CapitalSource adjournment proposal, if a CapitalSource stockholder present in person at the CapitalSource special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" these proposals. If a CapitalSource stockholder is not present in person at the CapitalSource special meeting and does not respond by proxy, it will have no effect on the vote count for each such proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a CapitalSource stockholder authorizes the persons named in the enclosed proxy card to vote such holder's shares at the CapitalSource special meeting in the manner such holder directs. A CapitalSource stockholder may vote by proxy or in person at the CapitalSource special meeting. If you hold your shares of CapitalSource common stock in your name as a stockholder of record, to submit a proxy, you, as a CapitalSource stockholder, may use one of the following methods:

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  By telephone:  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

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  Through the Internet:  Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

  •
  By mail:  Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        CapitalSource requests that CapitalSource stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to CapitalSource as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of CapitalSource stock represented by it will be voted at the CapitalSource special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the shares of CapitalSource common stock represented by the proxy will be voted as recommended by the CapitalSource board of directors. Unless a CapitalSource stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the CapitalSource special meeting.

        If a CapitalSource stockholder's shares are held in "street name" by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every CapitalSource stockholder's vote is important. Accordingly, each CapitalSource stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the CapitalSource stockholder plans to attend the CapitalSource special meeting in person.

 Shares Held in Street Name

        If you are a CapitalSource stockholder and your shares are held in "street name" through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to CapitalSource or by voting in person at the CapitalSource special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of CapitalSource common stock on behalf of their customers may not give a proxy to CapitalSource to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a CapitalSource stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the CapitalSource merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal; and

  •
  your broker, bank or other nominee may not vote your shares on the CapitalSource advisory (non-binding) proposal on specified compensation or the CapitalSource adjournment proposal, which broker non-votes will have no effect on the vote count for these proposals.

Revocability of Proxies and Changes to a CapitalSource Stockholder's Vote

        A CapitalSource stockholder has the power to change its vote at any time before its shares of CapitalSource common stock are voted at the CapitalSource special meeting by:

  •
  sending a notice of revocation to CapitalSource's corporate secretary at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, stating that you would like to revoke your proxy;

  •
  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

  •
  sending a completed proxy card bearing a later date than your original proxy card; or

  •
  attending the CapitalSource special meeting and voting in person.

        If you choose any of the first three methods, you must take the described action no later than the beginning of the CapitalSource special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the CapitalSource special meeting. If you have instructed a bank, broker or other nominee to vote your shares of CapitalSource common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

        The cost of solicitation of proxies from CapitalSource stockholders will be borne by CapitalSource. CapitalSource will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, CapitalSource's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation. CapitalSource has also engaged [            ], a proxy soliciting firm, to assist in the solicitation of proxies for a fee of [            ] plus reimbursement of out-of-pocket expenses.

Attending the CapitalSource Special Meeting

        Subject to space availability, all CapitalSource stockholders as of the record date, or their duly appointed proxies, may attend the CapitalSource special meeting. Since seating is limited, admission to the CapitalSource special meeting will be on a first-come, first-served basis. Registration and seating will begin at [            ], Pacific time.

        If you hold your shares of CapitalSource common stock in your name as a stockholder of record and you wish to attend the CapitalSource special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the CapitalSource special meeting. You must also bring valid picture identification.

        If your shares of CapitalSource common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the CapitalSource special meeting, you need to bring a copy of a bank or brokerage statement to the CapitalSource special meeting reflecting your stock ownership as of the record date. You must also bring valid picture identification.

CAPITALSOURCE PROPOSALS

CapitalSource Merger Proposal

        As discussed throughout this document, CapitalSource is asking its stockholders to approve the CapitalSource merger proposal. Holders of CapitalSource common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of CapitalSource common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this document.

        The CapitalSource board of directors recommends a vote "FOR" the CapitalSource merger proposal.

 CapitalSource Advisory (Non-Binding) Proposal on Specified Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, CapitalSource is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is set forth in the table included in the section of this document entitled "The Merger—Merger-Related Compensation for CapitalSource's Named Executive Officers" beginning on page 96. As required by Section 14A of the Exchange Act, CapitalSource is asking its stockholders to vote on the adoption of the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to CapitalSource's named executive officers in connection with the merger, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled 'Interests of CapitalSource's Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to CapitalSource's Named Executive Officers,' including the associated narrative discussion, are hereby APPROVED."

        The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a stockholder may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either CapitalSource or PacWest. Accordingly, because CapitalSource is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

        The CapitalSource board of directors recommends a vote "FOR" the CapitalSource advisory (non-binding) proposal on specified compensation.

 CapitalSource Adjournment Proposal

        The CapitalSource special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the CapitalSource special meeting to approve the CapitalSource merger proposal.

        If, at the CapitalSource special meeting, the number of shares of CapitalSource common stock present or represented and voting in favor of the CapitalSource merger proposal is insufficient to approve the CapitalSource merger proposal, CapitalSource intends to move to adjourn the CapitalSource special meeting in order to enable the CapitalSource board of directors to solicit additional proxies for approval of the merger. In that event, CapitalSource will ask its stockholders to vote only upon the CapitalSource adjournment proposal, and not the CapitalSource merger proposal or the CapitalSource advisory (non-binding) proposal on specified compensation.

        In the CapitalSource adjournment proposal, CapitalSource is asking its stockholders to authorize the holder of any proxy solicited by the CapitalSource board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the CapitalSource special meeting to another time and place for the purpose of soliciting additional proxies. If the CapitalSource stockholders approve the CapitalSource adjournment proposal, CapitalSource could adjourn the CapitalSource special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from CapitalSource stockholders who have previously voted.

        The CapitalSource board of directors recommends a vote "FOR" the CapitalSource adjournment proposal.

 Other Matters to Come Before the CapitalSource Special Meeting

        No other matters are intended to be brought before the CapitalSource special meeting by CapitalSource, and CapitalSource does not know of any matters to be brought before the CapitalSource special meeting by others. If, however, any other matters properly come before the CapitalSource special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

 PACWEST SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

        The special meeting of PacWest stockholders will be held at [            ] at [            ], Pacific time, on [                        ], 2013. On or about [                        ], 2013, PacWest commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the PacWest special meeting.

Purpose of PacWest Special Meeting

        At the PacWest special meeting, PacWest stockholders will be asked to:

  •
  adopt the merger agreement, a copy of which is attached as Appendix A to this document, referred to as the PacWest merger proposal;

  •
  adopt an amendment to the PacWest certificate of incorporation to increase the number of authorized shares of PacWest common stock from 75 million shares to 200 million shares, referred to as the PacWest certificate of incorporation amendment proposal;

  •
  approve the issuance of PacWest common stock in the merger, referred to as the PacWest stock issuance proposal;

  •
  (i) approve an amendment to the PacWest 2003 Stock Incentive Plan to increase the aggregate number of shares of PacWest common stock authorized for grant thereunder from 6.5 million shares to [            ] million shares and to extend the expiration of the plan from May 31, 2017 to May 31, 2019 and (ii) re-approve the business criteria listed under the PacWest 2003 Stock Incentive Plan on which performance goals may be based for awards under the plan that are intended to satisfy the "performance-based compensation" exception to the deductibility limit under Section 162(m) of the Internal Revenue Code, referred to as the PacWest stock plan amendment proposal;

  •
  approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of PacWest in connection with the merger, referred to as the PacWest advisory (non-binding) proposal on specified compensation;

  •
  approve one or more adjournments of the PacWest special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the PacWest merger proposal, the PacWest certificate of incorporation amendment proposal, the PacWest stock issuance proposal or the PacWest stock plan amendment proposal, referred to as the PacWest adjournment proposal; and

  •
  transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of the PacWest Board of Directors

        The PacWest board of directors recommends that you vote "FOR" the PacWest merger proposal, "FOR" the PacWest certificate of incorporation amendment, "FOR" the PacWest stock issuance proposal, "FOR" the PacWest stock plan amendment proposal, "FOR" the PacWest advisory (non-binding) proposal on specified compensation and "FOR" the PacWest adjournment proposal (if necessary or appropriate). Please see the section entitled "The Merger—Recommendation of the PacWest Board of Directors and Reasons for the Merger" beginning on page 76.

        Each of the directors of PacWest has entered into a voting agreement with CapitalSource, pursuant to which they have agreed to vote "FOR" the PacWest merger proposal, "FOR" the PacWest certificate of incorporation amendment proposal, "FOR" the PacWest stock issuance proposal, "FOR" the PacWest stock plan amendment proposal and "FOR" any other matter required to be approved by the stockholders of PacWest to facilitate the transactions contemplated by the merger agreement. For more information regarding the voting agreements, please see the section entitled "The Merger Agreement—Voting Agreements" beginning on page 124.

PacWest Record Date and Quorum

        The PacWest board of directors has fixed the close of business on [                        ], 2013 as the record date for determining the holders of PacWest common stock entitled to receive notice of and to vote at the PacWest special meeting.

        As of the PacWest record date, there were [            ] shares of PacWest common stock outstanding and entitled to vote at the PacWest special meeting held by [            ] holders of record. Each share of PacWest common stock entitles the holder to one vote at the PacWest special meeting on each proposal to be considered at the PacWest special meeting.

        The representation of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the PacWest special meeting constitutes a quorum for transacting business at the PacWest special meeting. All shares of PacWest common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the PacWest special meeting.

        As of the record date, directors and executive officers of PacWest owned and were entitled to vote [            ] shares of PacWest common stock, representing approximately [        ]% of the shares of PacWest common stock outstanding on that date. PacWest currently expects that PacWest's directors and executive officers will vote their shares in favor of each of the PacWest proposals. As of the record date, CapitalSource beneficially held no shares of PacWest common stock.

Required Vote

        The affirmative vote of a majority of the outstanding shares of PacWest common stock represented in person or by proxy is required to adopt the PacWest merger proposal and the PacWest certificate of incorporation amendment proposal.

        The affirmative vote of a majority of the shares of PacWest common stock represented in person or by proxy at the PacWest special meeting and entitled to vote on the proposal is required to approve the PacWest stock issuance proposal, the PacWest stock plan amendment proposal, the PacWest advisory (non-binding) proposal on specified compensation and the PacWest adjournment proposal.

Treatment of Abstentions; Failure to Vote

        For purposes of the PacWest special meeting, an abstention occurs when a PacWest stockholder attends the PacWest special meeting, either in person or by proxy, but abstains from voting.

  •
  For the PacWest merger proposal and the PacWest certificate of incorporation amendment proposal, if a PacWest stockholder present in person at the PacWest special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" each such proposal. If a PacWest stockholder is not present in person at the PacWest special meeting and does not respond by proxy, it will have the same effect as a vote cast "AGAINST" each such proposal.

  •
  For the PacWest stock issuance proposal, the PacWest stock plan amendment proposal, the PacWest advisory (non-binding) proposal on specified compensation and the PacWest adjournment proposal, if a PacWest stockholder present in person at the PacWest special meeting abstains from voting, or responds by proxy with an "abstain" vote, it will have the same effect as a vote cast "AGAINST" each such proposal. If a PacWest stockholder is not present in person at the PacWest special meeting and does not respond by proxy, it will have no effect on the vote count for each such proposal.

Voting on Proxies; Incomplete Proxies

        Giving a proxy means that a PacWest stockholder authorizes the persons named in the enclosed proxy card to vote such holder's shares at the PacWest special meeting in the manner such holder directs. A PacWest stockholder may vote by proxy or in person at the PacWest special meeting. If you hold your shares of PacWest common stock in your name as a stockholder of record, to submit a proxy, you, as a PacWest stockholder, may use one of the following methods:

  •
  By telephone:  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

  •
  Through the Internet:  Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

  •
  By mail:  Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        PacWest requests that PacWest stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to PacWest as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of PacWest stock represented by it will be voted at the PacWest special meeting in accordance with the instructions contained on the proxy card.

        If any proxy is returned without indication as to how to vote, the shares of PacWest common stock represented by the proxy will be voted as recommended by the PacWest board of directors. Unless a PacWest stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the PacWest special meeting.

        If a PacWest stockholder's shares are held in "street name" by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every PacWest stockholder's vote is important. Accordingly, each PacWest stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the PacWest stockholder plans to attend the PacWest special meeting in person.

 Shares Held in Street Name

        If you are a PacWest stockholder and your shares are held in "street name" through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to PacWest or by voting in person at the PacWest special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of PacWest common stock on behalf of their customers may not give a proxy to PacWest to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a PacWest stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

  •
  your broker, bank or other nominee may not vote your shares on the PacWest merger proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal;

  •
  your broker, bank or other nominee may not vote your shares on the PacWest certificate of incorporation amendment proposal, which broker non-votes will have the same effect as a vote "AGAINST" this proposal;

  •
  your broker, bank or other nominee may not vote your shares on the PacWest stock issuance proposal, which broker non-votes will have no effect on the vote count for this proposal;

  •
  your broker, bank or other nominee may not vote your shares on the PacWest stock plan amendment proposal, which broker non-votes will have no effect on the vote count for this proposal;

  •
  your broker, bank or other nominee may not vote your shares on the PacWest advisory (non-binding) proposal on specified compensation, which broker non-votes will have no effect on the vote count for this proposal; and

  •
  your broker, bank or other nominee may not vote your shares on the PacWest adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Voting of Shares Held in the PacWest Bancorp 401(k) Plan

        If you hold your shares indirectly in the PacWest Bancorp 401(k) Plan, you have the right to direct the PacWest trustee how to vote shares allocated to your 401(k) plan account as described in the voting materials sent to you by the PacWest trustee.

Revocability of Proxies and Changes to a PacWest Stockholder's Vote

        A PacWest stockholder has the power to change its vote at any time before its shares of PacWest common stock are voted at the PacWest special meeting by:

  •
  sending a notice of revocation to PacWest Bancorp, Attention: Corporate Secretary, 10250 Constellation Blvd., Suite 1640, Los Angeles, California 90067 stating that you would like to revoke your proxy;

  •
  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

  •
  sending a completed proxy card bearing a later date than your original proxy card; or

  •
  attending the PacWest special meeting and voting in person.

        If you choose any of the first two methods, you must take the described action no later than the beginning of the PacWest special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the PacWest special meeting. If you have instructed a bank, broker or other nominee to vote your shares of PacWest common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

        The cost of solicitation of proxies from PacWest stockholders will be borne by PacWest. PacWest will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, PacWest's directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Discontinuing Multiple Mailings

        If you are a stockholder of record and have more than one account in your name or at the same address as other stockholders of record, you may authorize PacWest to discontinue mailings of multiple annual reports and proxy statements, including this document. To discontinue multiple mailings, or to reinstate multiple mailings, please mail your request to PacWest Bancorp, Attention: Investor Relations, 10250 Constellation Blvd., Suite 1640, Los Angeles, California 90067.

Attending the PacWest Special Meeting

        Subject to space availability, all PacWest stockholders as of the record date, or their duly appointed proxies, may attend the PacWest special meeting. Since seating is limited, admission to the PacWest special meeting will be on a first-come, first-served basis. Registration and seating will begin at [            ], Pacific time.

        If you hold your shares of PacWest common stock in your name as a stockholder of record and you wish to attend the PacWest special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the PacWest special meeting. You must also bring valid picture identification.

        If your shares of PacWest common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the PacWest special meeting, you need to bring a copy of a bank or brokerage statement to the PacWest special meeting reflecting your stock ownership as of the record date. You must also bring valid picture identification.

PACWEST PROPOSALS

PacWest Merger Proposal

        As discussed throughout this document, PacWest is asking its stockholders to approve the PacWest merger proposal. It is a condition to completion of the merger that PacWest stockholders adopt the merger agreement. Holders of PacWest common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of PacWest common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this document.

        The PacWest board of directors recommends a vote "FOR" the PacWest merger proposal.

 PacWest Certificate of Incorporation Amendment Proposal

        PacWest's certificate of incorporation provides that the total number of shares of common stock, par value $0.01 per share, which PacWest shall have the authority to issue is 75 million. PacWest's board of directors adopted a resolution setting forth an amendment to the PacWest certificate of incorporation and declared its advisability to stockholders that stockholders approve such amendment to Article IV of PacWest's certificate of incorporation in order to increase the authorized number of shares of PacWest common stock from 75 million shares to 200 million shares.

        It is a condition to completion of the merger that PacWest stockholders approve the PacWest certificate of incorporation amendment proposal to increase the number of shares of common stock that PacWest is authorized to issue from 75 million shares to 200 million shares. As of the record date, there were [            ] shares of PacWest common stock issued and outstanding, 9,200,000 shares of PacWest common stock reserved for issuance under the PacWest stock option agreement and [            ] shares of PacWest common stock reserved for issuance under the PacWest stock plan, leaving [            ] shares available to be issued. Based on the number of shares of CapitalSource common stock, CapitalSource stock options, CapitalSource RSUs, shares of CapitalSource restricted stock and CapitalSource deferred units currently outstanding, approximately [            ] shares of PacWest common stock will be issued in the merger.

        The additional 125 million shares authorized would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. Holders of PacWest common stock do not have preemptive rights to acquire additional shares of PacWest common stock. Accordingly, following the merger, the combined company will have approximately [            ] authorized but unissued shares.

        As noted above, approval of the PacWest certificate of incorporation amendment proposal is a condition to completion of the merger. In addition, PacWest's board of directors believes that the increased number of authorized shares of common stock contemplated by the proposed amendment is important to the combined company in order that additional shares be available for issuance from time to time, without further action or authorization by the stockholders (except as required by law), if needed for such corporate purposes as may be determined by the board of directors. Such corporate purposes might include the acquisition of other businesses in exchange for shares of PacWest's common stock; facilitating broader ownership of PacWest's common stock by effecting stock splits or issuing a stock dividend; flexibility for possible future financings; and attracting and retaining valuable employees and directors by the issuance of additional stock-based awards. The board of directors considers the authorization of additional shares advisable to ensure prompt availability of shares for issuance should the occasion arise. Other than the shares to be issued in connection with the merger, PacWest has no immediate plans, nor are there any existing or proposed agreements or understandings, to issue any of the additional shares of common stock other than pursuant to the PacWest stock plan.

        The PacWest board of directors recommends a vote "FOR" the PacWest certificate of incorporation amendment proposal.

 PacWest Stock Issuance Proposal

        It is a condition to completion of the merger that PacWest stockholders approve the issuance of shares of PacWest common stock in the merger. In the merger, each CapitalSource stockholder will receive, for each share of CapitalSource common stock, $2.47 in cash and 0.2837 of a share of PacWest common stock.

        Under NASDAQ rules, a company is required to obtain stockholder approval prior to the issuance of securities if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the merger is completed pursuant to the merger agreement, PacWest will issue approximately [            ] shares of PacWest common stock in connection with the merger, based on the number of shares of CapitalSource common stock, CapitalSource stock options, CapitalSource RSUs, shares of CapitalSource restricted stock and CapitalSource deferred units currently outstanding. Accordingly, the aggregate number of shares of PacWest common stock that PacWest will issue in the merger will exceed 20% of the shares of PacWest common stock outstanding before such issuance, and for this reason, PacWest is seeking the approval of PacWest stockholders for the issuance of shares of PacWest common stock pursuant to the merger agreement.

        In the event this proposal is not approved by PacWest stockholders, the merger cannot be consummated. In the event this proposal is approved by PacWest stockholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of PacWest common stock pursuant to the merger agreement, PacWest will not issue the shares of PacWest common stock.

        The PacWest board of directors recommends a vote "FOR" the PacWest stock issuance proposal.

 PacWest Stock Plan Amendment Proposal

        The PacWest board of directors has approved, subject to the approval of its stockholders, an amendment to the PacWest 2003 Stock Incentive Plan to increase the aggregate number of shares of PacWest common stock available for issuance under the plan from 6.5 million shares to a total of [            ] million shares and to extend the expiration date of the plan from May 31, 2017 to May 31, 2019; the PacWest board of directors also requests that its stockholders re-approve the business criteria listed under the plan on which performance goals may be based for awards under the plan that are intended to satisfy the "performance-based compensation" exception to the deductibility limit under Section 162(m) of the Internal Revenue Code.

        Currently, the plan authorizes the granting of common stock-based awards in the form of time-based and performance-based restricted stock grants, stock appreciation rights and options to purchase up to 6.5 million shares of PacWest common stock. The stock plan amendment proposal is necessary to permit PacWest to continue to provide incentives and rewards to its employees and directors, to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of PacWest and its subsidiaries. PacWest is a services business, and has historically issued equity incentives as a key element to attract, motivate and retain its employees.

        In 2003, PacWest discontinued the practice of granting stock options and currently grants time-based and performance-based restricted stock as forms of equity compensation. As of the PacWest record date, net grants of [            ] shares of performance-based restricted stock and [            ] shares of time-based restricted stock have been granted under the plan, with [            ] shares remaining available for issuance under the plan.

        The plan is an important tool for the retention and compensation of PacWest's employees and allows PacWest to compete effectively for the best banking talent. Additionally, the plan is a valuable asset in PacWest's acquisition strategy, as it allows PacWest to acquire companies with the promise of ensuring that key management of the target companies will be able to participate in the ongoing success of the combined company.

        If this proposal is not approved by PacWest's stockholders, PacWest's flexibility may be limited with respect to PacWest's ability to provide incentives and rewards to its employees and directors, to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of PacWest and its subsidiaries. Furthermore, failure to approve the proposal may limit the ability of PacWest to carry out its acquisition strategy effectively.

        If approved by the stockholders, the PacWest stock plan amendment proposal will be effective as of the date of the special meeting.

        A description of the material provisions of the plan (as proposed to be amended) is included below under the section entitled "Summary of the PacWest 2003 Stock Incentive Plan" beginning on page 154 and the plan (as proposed to be amended) is attached as Appendix I to this document.

        The PacWest board of directors recommends that PacWest stockholders vote "FOR" the PacWest stock plan amendment proposal.

 PacWest Advisory (Non-Binding) Proposal on Specified Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, PacWest is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is set forth in the table included in the section of this document entitled "The Merger—Merger-Related Compensation for PacWest's Named Executive Officers" beginning on page 98. As required by Section 14A of the Exchange Act, PacWest is asking its stockholders to vote on the adoption of the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to PacWest's named executive officers in connection with the merger, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled 'Merger-Related Compensation for PacWest's Named Executive Officers,' including the associated narrative discussion, is hereby APPROVED."

        The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a stockholder may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either CapitalSource or PacWest. Accordingly, because PacWest is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved and regardless of the outcome of the advisory vote.

        The PacWest board of directors recommends a vote "FOR" the PacWest advisory (non-binding) proposal on specified compensation.

 PacWest Adjournment Proposal

        The PacWest special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the PacWest merger proposal, PacWest certificate of incorporation amendment proposal, PacWest stock issuance proposal, or PacWest stock plan amendment proposal.

        If, at the PacWest special meeting, the number of shares of PacWest common stock present or represented and voting in favor of the PacWest merger proposal, the PacWest certificate of incorporation amendment proposal and PacWest stock issuance proposal is insufficient to approve such proposals, PacWest intends to move to adjourn the PacWest special meeting in order to enable the PacWest board of directors to solicit additional proxies for approval of such proposals.

        In the PacWest adjournment proposal, PacWest is asking its stockholders to authorize the holder of any proxy solicited by the PacWest board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the PacWest special meeting to another time and place for the purpose of soliciting additional proxies. If the PacWest stockholders approve the PacWest adjournment proposal, PacWest could adjourn the PacWest special meeting and any adjourned session of the PacWest special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from PacWest stockholders who have previously voted.

        The PacWest board of directors recommends a vote "FOR" the PacWest adjournment proposal.

 Other Matters to Come Before the PacWest Special Meeting

        No other matters are intended to be brought before the PacWest special meeting by PacWest, and PacWest does not know of any matters to be brought before the PacWest special meeting by others. If any proxy is returned without indication as to how to vote, the shares of PacWest common stock represented by the proxy will be voted as recommended by the PacWest board of directors. Unless a PacWest stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the PacWest special meeting.

 INFORMATION ABOUT THE COMPANIES

PacWest Bancorp
10250 Constellation Blvd., Suite 1640
Los Angeles, California 90067
Phone: (310) 286-1144

        PacWest Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of June 30, 2013, PacWest had consolidated total assets of $6.7 billion, total loans and leases of $4.4 billion, deposits of $5.5 billion and stockholders' equity of $0.8 billion. PacWest had 1,117 full-time equivalent employees as of June 30, 2013.

        PacWest's principal business is to serve as the holding company for its banking subsidiary, Pacific Western Bank. Pacific Western Bank is a full-service commercial bank offering a broad range of banking products and services including: accepting demand, money market, and time deposits; originating loans and leases, including commercial, real estate construction, equipment finance leases, SBA guaranteed and consumer loans; and providing other business-oriented products. PacWest's operations are primarily located in Southern California extending from San Diego County to California's Central Coast; PacWest also operates three banking offices in the San Francisco Bay area, a leasing operation based in Utah, and asset-based lending operations based in Arizona as well as San Jose and Santa Monica, California. Pacific Western Bank focuses on conducting business with small to medium sized businesses and the owners and employees of those businesses. The majority of Pacific Western Bank's loans are secured by the real estate collateral of such businesses. PacWest's asset-based lending function operates in Arizona, California, Texas, Colorado, Minnesota, and the Pacific Northwest. PacWest's equipment leasing function has lease receivables in 45 states. Special services, including international banking services, multi-state deposit services and investment services, or requests beyond the service area or current offerings of Pacific Western Bank can be arranged through correspondent banks. Pacific Western Bank also offers remote deposit capture services and issues ATM and debit cards. Pacific Western Bank has a network of branded ATMs and offers access to ATM networks through other major service providers. PacWest provides access to customer accounts via a 24-hour seven day a week toll-free automated telephone customer service and a secure online banking service.

        PacWest's stock is traded on NASDAQ under the symbol "PACW".

        Additional information about PacWest and its subsidiaries may be found in the documents incorporated by reference into this document. Please also see the section entitled "Where You Can Find More Information" beginning on page iii.

CapitalSource Inc.
633 West 5th Street, 33rd Floor
Los Angeles, California 90071
Phone: (213) 443-7700

        CapitalSource Inc. is a Delaware corporation and a commercial lender that provides financial products to small and middle market businesses nationally. CapitalSource also provides depository products and services to customers in southern and central California, primarily through its wholly owned subsidiary CapitalSource Bank. CapitalSource has 21 retail bank branches located in southern and central California. The company's loan origination efforts are conducted nationwide with key offices located in Chevy Chase, Los Angeles, Denver, Chicago and New York, and it also maintains a number of smaller lending offices throughout the country. CapitalSource offers a broad range of specialized commercial loan products.

        As of June 30, 2013, CapitalSource had consolidated total assets of $8.7 billion, total loans and leases of $6.5 billion, deposits of $5.9 billion and stockholders' equity of $1.6 billion. CapitalSource had 516 full-time equivalent employees as of June 30, 2013.

        CapitalSource's stock is traded on the NYSE under the symbol "CSE."

        Additional information about CapitalSource and its subsidiaries may be found in the documents incorporated by reference into this document. Please see the section entitled "Where You Can Find More Information" beginning on page iii.

THE MERGER

        The following is a discussion of the merger and the material terms of the merger agreement between PacWest and CapitalSource. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about PacWest or CapitalSource. Such information can be found elsewhere in this document and in the public filings PacWest and CapitalSource make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page iii.

 Terms of the Merger

Transaction Structure

        PacWest's and CapitalSource's boards of directors have approved the merger agreement. The merger agreement provides for the merger of CapitalSource with and into PacWest, with PacWest continuing as the surviving corporation. Immediately after the merger, CapitalSource Bank, a bank chartered under the laws of the State of California and a wholly owned subsidiary of CapitalSource, will merge with and into Pacific Western Bank, a bank chartered under the laws of the State of California and a wholly owned subsidiary of PacWest, with Pacific Western Bank being the surviving bank. Under the terms of the merger agreement, the number of directors that will comprise the full board of directors of the combined company will be 13. Of the members of the initial board of directors of the combined company at the effective time, eight will be current directors of PacWest designated by PacWest, and five will be current directors of CapitalSource designated by CapitalSource, each of whom is mutually agreeable to the parties. The CapitalSource national lending operation will continue to do business under the name CapitalSource as a division of Pacific Western Bank.

Merger Consideration

        In the merger, each share of CapitalSource common stock, par value $0.01 per share, owned by a CapitalSource stockholder, other than treasury shares and dissenting shares, will be converted into the right to receive $2.47 in cash and 0.2837 of a share of PacWest common stock, par value $0.01 per share. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the average closing price of PacWest common stock as quoted on NASDAQ over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

        The market value of the merger consideration will fluctuate with the price of PacWest common stock, and the value of the shares of PacWest common stock that holders of CapitalSource common stock will receive upon consummation of the merger may be different than the value of the shares of PacWest common stock that holders of CapitalSource common stock would receive if calculated on the date PacWest and CapitalSource announced the merger, on the date that this document is being mailed to each of the PacWest and CapitalSource stockholders, and on the date of the special meeting of PacWest and CapitalSource stockholders. Based on the closing price of PacWest common stock on July 22, 2013 the value of the per share merger consideration payable to holders of CapitalSource common stock was $11.68. Based on the closing price of PacWest common stock on [                        ], 2013, the last practicable date before the date of this document, the value of the per share merger consideration payable to holders of CapitalSource common stock was $[            ].

Treatment of CapitalSource Stock Options, Restricted Shares, Restricted Stock Units and Deferred Units

        The number of shares of PacWest common stock that holders of CapitalSource equity awards will receive is based on the value of the per share merger consideration when the merger is consummated. For this purpose, the value of the per share merger consideration equals: (i) $2.47 (the cash portion of the per share merger consideration), plus (ii) 0.2837 (the fraction of a share of PacWest common stock comprising the stock portion of the merger consideration) multiplied by the average closing price of PacWest common stock as quoted on NASDAQ over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated.

        CapitalSource Stock Options.    At the effective time, each outstanding option to purchase shares of CapitalSource common stock, whether vested or unvested, that is in-the-money (that is, has an exercise price less than the value of the per share merger consideration) will vest (to the extent it is not already vested) and each such outstanding option will convert into the right to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock subject to the option immediately before the merger is consummated, multiplied by (ii) the excess of the value of the per share merger consideration over the exercise price of the option, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above). Options with an exercise price greater than or equal to the value of the per share merger consideration, whether vested or unvested, will be cancelled for no consideration.

        CapitalSource Restricted Stock Units and Restricted Stock Awards.    At the effective time, each CapitalSource restricted stock unit and restricted stock award will vest in full and entitle the holder to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock subject to the award, multiplied by (ii) the value of the per share merger consideration, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above), plus any accrued but unpaid dividend equivalents.

        CapitalSource Deferred Units.    At the effective time, each CapitalSource deferred unit will vest in full (to the extent not vested) and be converted into the right for the holder to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock underlying such deferred unit, multiplied by (ii) the value of the per share merger consideration, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above), plus any accrued but unpaid dividend equivalents, with fractional shares to be credited and paid in cash at the applicable settlement date.

        A holder of CapitalSource stock options, restricted stock units and restricted stock awards will receive only whole shares of PacWest common stock and cash in lieu of any fractional shares of PacWest common stock such holder is entitled to receive based on the average closing price of PacWest common stock described above. No interest will be paid or accrue on cash payable to holders of CapitalSource stock options, restricted stock units and restricted stock awards in lieu of fractional shares.

Background of the Merger

        Each of PacWest's and CapitalSource's board of directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective stockholders. The strategic considerations have focused on, among other things, the business and regulatory environment facing financial institutions generally and each of PacWest and CapitalSource, in particular, as well as conditions and ongoing consolidation in the financial services industry. In addition, PacWest regularly evaluates and consummates business combination opportunities generally in furtherance of its strategic objectives.

        As part of PacWest's regular evaluation of business combination opportunities, in March 2013 management of PacWest held discussions with Jefferies LLC to discuss potential opportunities, including CapitalSource. PacWest was particularly interested in CapitalSource given the substantial benefits PacWest believed could be achieved through a combination of CapitalSource's strong middle market lending platform and PacWest's core-deposit funded bank. PacWest was also interested in CapitalSource due to the potential to create a larger and more diversified southern California financial institution better equipped to respond to economic and industry developments and the synergies potentially available for the combined companies to have superior future earnings and prospects. At the request of Matthew P. Wagner, the chief executive officer of PacWest, Jefferies reached out to John Bogler, CapitalSource's chief financial officer, to arrange a meeting. On March 28, 2013, Mr. Wagner and James J. Pieczynski, the chief executive officer of CapitalSource, met in person to discuss a potential transaction between the two companies.

        Following the chief executive officers' meeting and through April 2013, each of PacWest and CapitalSource continued to hold discussions concerning a possible combination of their two companies, focusing in particular on the strategic and cultural fit and complementary nature of their respective businesses and preliminary economic terms of a potential combination. The preliminary, informal economic discussions during this time focused on an exchange ratio based primarily on historical stock trading prices of the two companies, with PacWest initially proposing a transaction with little or no premium to be paid over CapitalSource's trading price. However, the parties did not discuss specific pricing or structure at this stage. In addition, the initial discussions contemplated that the combined company's board of directors would be comprised of CapitalSource and PacWest directors in equal numbers. During this time period, PacWest retained Jefferies as its financial advisor in respect of a potential transaction involving CapitalSource, subject to the negotiation and finalization of a definitive engagement agreement, and CapitalSource retained J.P. Morgan as its financial advisor. As previously disclosed, PacWest was also party to an engagement letter with Castle Creek Financial, LLC with respect to business combination transactions. John M. Eggemeyer, chairman of the board of directors of PacWest, is chief executive officer of Castle Creek.

        In early May 2013, the parties negotiated and on May 5, 2013 entered into a mutual non-disclosure agreement so that the parties could share with each other non-public information concerning their respective businesses. The companies' reciprocal due diligence efforts commenced on May 6, 2013 at an in-person meeting of the management teams of each of PacWest and CapitalSource, together with their respective financial advisors, at the offices of PacWest in Los Angeles. Over the course of the following weeks, the parties made available certain information and continued to conduct preliminary due diligence with respect to each other. In addition, during this period, the parties and their respective legal advisors held preliminary discussions concerning the regulatory approvals that would be required in connection with a potential transaction and the process for obtaining any required regulatory approvals.

        Throughout the months of April and May 2013, each of PacWest management and CapitalSource management periodically updated their respective boards of directors with developments with respect to discussions concerning the potential transaction and the ongoing due diligence efforts.

        On May 28, 2013, a joint meeting of the board of directors of CapitalSource and CapitalSource Bank was held, during which Mr. Pieczynski, Douglas (Tad) Lowrey and representatives of J.P. Morgan updated the CapitalSource and CapitalSource Bank boards of directors on the status of the preliminary discussions between the parties. At the meeting, CapitalSource's board of directors authorized management to continue with reciprocal due diligence, but directed management to communicate to PacWest that any potential transaction would require a substantial premium for CapitalSource's stockholders, and that a portion of the consideration would need to be payable in cash.

        On May 30, 2013, CapitalSource, through J.P. Morgan, discussed with PacWest a transaction involving potential consideration levels approximating $11 per share, of which approximately 34%

would be payable in cash. During the ensuing weeks, Mr. Pieczynski and Mr. Wagner, along with other members of the senior management teams of each of CapitalSource and PacWest, continued to engage in discussions regarding the substantive terms of a potential transaction, including economic and governance terms. During this period, discussions coalesced around a strategic business combination in which CapitalSource would merge with and into PacWest, and immediately thereafter CapitalSource Bank would merge with and into Pacific Western Bank, with CapitalSource stockholders receiving PacWest common stock based on a fixed exchange ratio and a cash payment in exchange for their shares of CapitalSource common stock. On June 11, 2013, Mr. Wagner communicated to Mr. Pieczynski a verbal proposal under which CapitalSource's stockholders would receive total consideration per share of CapitalSource common stock with a value equal to 0.35 of a share of PacWest common stock, with $346 million being paid in cash (which equated to approximately $1.71 per share in cash). After further price negotiations, on June 16, 2013, Mr. Wagner communicated to Mr. Pieczynski an enhanced proposal which increased the exchange ratio from 0.35 of a share to 0.36 of a share of PacWest common stock and the portion payable in cash from $346 million to $487 million (which equated to approximately $2.47 per share in cash), with the exact exchange ratio for the component of the consideration consisting of PacWest common stock to be determined based on stock trading prices closer to any actual definitive agreement.

        On June 18, 2013, a joint meeting of the board of directors of CapitalSource and CapitalSource Bank was held, during which Mr. Pieczynski, Mr. Lowrey and representatives of J.P. Morgan updated the CapitalSource and CapitalSource Bank boards of directors on the status of negotiations and communicated PacWest's enhanced proposal described above. After discussion among the directors, representatives of J.P. Morgan, and senior management of CapitalSource, CapitalSource's board of directors authorized Mr. Pieczynski to proceed with the negotiation of definitive documentation for a transaction on the financial terms discussed at the meeting.

        On June 25, 2013, PacWest and its legal advisor, Sullivan & Cromwell LLP, referred to as S&C, discussed the key terms and conditions of the merger agreement that S&C had begun drafting at PacWest's request. The following day, S&C provided CapitalSource and its legal advisor, Wachtell, Lipton, Rosen & Katz, referred to as Wachtell Lipton, with the initial draft of the merger agreement. Over the course of the next month, the parties and their respective advisors negotiated the merger agreement and continued to conduct reciprocal due diligence on each other's businesses, including with respect to regulatory, litigation, tax, financial and other matters.

        On June 27, 2013, the board of PacWest held a meeting to receive an update on the status of the ongoing diligence and negotiations with CapitalSource and formally approve the engagement letter with Jefferies. PacWest's board of directors also authorized management to continue to pursue and negotiate a transaction with CapitalSource on substantially the terms described to the board.

        In June and July 2013 and through the signing of the definitive merger agreement, the parties and their respective advisors continued to conduct reciprocal due diligence on each other's businesses, including with respect to regulatory, litigation, tax, financial and other matters. In addition, CapitalSource management and CapitalSource's advisors regularly updated the board of directors on the status of discussions with PacWest and the due diligence review of PacWest, including through weekly update calls. On July 9, 2013, a joint meeting of the board of directors of CapitalSource and CapitalSource Bank was held to discuss the status of the potential transaction with PacWest. During that meeting, management and Wachtell Lipton discussed the current state of negotiations, including in particular the proposed composition of the board of directors of the combined company following a transaction. Based on the proposed financial terms of the transaction, including the premium to be paid to CapitalSource's stockholders, the parties agreed that the combined company's board would initially consist of 13 members, eight designated by PacWest and five designated by CapitalSource.

        On July 10, 2013, PacWest and CapitalSource and their respective legal advisors held a conference call to negotiate the merger agreement based on comments provided by Wachtell Lipton on July 3,

2013. The negotiations primarily focused on issues relating to the interim negative covenants by both parties and the provisions surrounding deal certainty, including the reciprocal no shop provisions, the grounds for terminating the merger agreement and the closing conditions, in particular, the mutual conditions related to minimum stockholders' equity and regulatory approvals and conditions. In the course of these negotiations, the parties reached agreement to use customary reciprocal stock options, rather than termination fees, as the principal means of compensating each party for the time and resources expended in connection with the proposed transaction in the event that the other party entered into an agreement to engage in an acquisition transaction with a third party or engaged in other specified conduct with respect to a third party acquisition transaction. Later in the evening, S&C sent a revised draft of the merger agreement to CapitalSource and Wachtell Lipton. A subsequent call took place on July 11, 2013, between the parties and the legal advisors, this time joined by the chief executive officers of both companies, during which the parties conducted further negotiations chiefly regarding the interim negative covenants and the closing conditions mentioned above.

        S&C provided initial drafts of the reciprocal stock option agreements on July 13, 2013 and the forms of voting agreements on July 16, 2013. On the same day, Wachtell Lipton provided comments on the merger agreement, stock option agreements and voting agreements.

        On July 15, 2013, members of the senior management teams of PacWest, CapitalSource and CapitalSource Bank met jointly with representatives of the Federal Reserve Board, the FDIC and the CDBO, during which the parties had discussions with and provided information to their regulators regarding the proposed business combination.

        On July 16, 2013, a joint meeting of the board of directors of CapitalSource and CapitalSource Bank was held to discuss the status of the potential transaction with PacWest. Mr. Wagner, as well as Mr. Eggemeyer, chairman of PacWest's board of directors, Victor R. Santoro, PacWest's chief financial officer, and Jared M. Wolff, PacWest's general counsel, attended the meeting and delivered a presentation they had prepared regarding the proposed strategic business combination transaction and their anticipated strategy for the combined company. CapitalSource's and CapitalSource Bank's boards of directors discussed with the PacWest representatives in attendance the terms of the proposed transaction, as well as the cultural fit between the two companies. After Messrs. Wagner, Eggemeyer, Santoro and Wolff left the meeting, CapitalSource's senior management and representatives of J.P. Morgan and Wachtell Lipton updated the CapitalSource and CapitalSource Bank boards of directors on the status of negotiations, including the most recent versions of the transaction documents that had been prepared. CapitalSource's senior management also discussed the results of their due diligence review of PacWest, including the fact that if CapitalSource were to undergo an ownership change for purposes of the federal tax laws, it would be limited in its ability to utilize its net operating losses, and that as a result of the proposed transaction with PacWest, CapitalSource would be approaching the level at which an ownership change is deemed to occur. Thereafter, J.P. Morgan reviewed and discussed with the CapitalSource and CapitalSource Bank boards of directors its analysis with respect to the proposed transaction, and indicated that, subject to the finalization of the merger agreement and the other related transaction documents, J.P. Morgan expected to be able to deliver an opinion to the CapitalSource board of directors that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid to the holders of CapitalSource common stock in the merger was fair, from a financial point of view, to such holders.

        On July 17, 2013, PacWest and CapitalSource and their respective legal advisors met in person at S&C's offices in Los Angeles, with certain representatives of PacWest and CapitalSource joining by teleconference to continue negotiating the merger agreement, the reciprocal stock option agreements and the voting agreements. Among other things, the parties continued to discuss principally that day the interim negative covenants, including negative covenants relating to employee personnel and compensation matters, and made progress on the closing conditions related to minimum stockholders' equity and regulatory approvals and conditions. The parties also finalized the forms of the stock option agreements and the voting agreements, incorporating certain minor changes. Later in the evening, S&C provided revised drafts of the merger agreement, stock option agreements and voting agreements.

        On July 18, 2013, PacWest's board held a meeting to discuss the potential transaction with CapitalSource. At the meeting, PacWest's management provided a general presentation with respect to the potential transaction with CapitalSource and discussed the reciprocal stock option agreements, as well as the proposal to have CapitalSource put in place a tax benefit preservation plan at the time of the signing, if any, of the merger agreement to protect its tax assets and to have PacWest put in place a similar plan upon closing of the transaction. Management also discussed the strategic and financial rationales for the transaction and updated the board on its due diligence efforts concerning the business of CapitalSource. S&C then summarized the key terms of the merger agreement and the related agreements, including, among others, provisions related to the recommendation of the PacWest board of directors and its related fiduciary duties. Thereafter, Jefferies presented to the PacWest board on its fairness analyses with respect to the proposed transaction, and indicated that, subject to the finalization of the economic terms of the merger agreement and other matters, Jefferies would be prepared to deliver a fairness opinion to the PacWest board of directors. Following the presentations and discussion, including consideration of the factors described under "—Recommendation of the PacWest Board of Directors and Reasons for the Merger," the PacWest board, with Messrs. Eggemeyer, Wagner and Platt recusing themselves, preliminarily resolved to approve the merger agreement, the related agreements and the transaction with CapitalSource, subject to, among other things, finalization of the economic terms and other transaction matters.

        Following the parties' respective board meetings, PacWest and CapitalSource and their respective advisors continued negotiating the merger agreement and the related agreements over the course of the ensuing weekend, principally the minimum stockholders' equity condition discussed above and the termination of executive employment arrangements and payments related thereto. The parties also agreed to use PacWest's closing sale price on July 19, 2013 to determine the exact exchange ratio for the stock component of the merger consideration, which resulted in an exchange ratio of 0.2837 of a share of PacWest common stock for each share of CapitalSource common stock for the stock component with the cash consideration remaining at $2.47 per share of CapitalSource common stock as previously agreed. The forms of agreements were finalized on July 22, 2013.

        On July 22, 2013, PacWest's board held a meeting to receive an update on the potential transaction with CapitalSource. At this meeting, management updated the board with respect to the continued discussions between the parties since the meeting on July 18, 2013. S&C also provided an update to the board as to the resolution of the issues in the merger agreement and the related agreements that had been open at the time of the July 18, 2013 PacWest board meeting. Jefferies then updated its fairness presentation from the July 18, 2013 board meeting. At the meeting, Jefferies provided its verbal fairness opinion to the effect that the merger consideration to be paid by PacWest in the transaction was fair to PacWest from a financial point of view as of the date of the meeting. Jefferies' written fairness opinion was delivered to the PacWest board later that day.

        Following the presentations by PacWest's management and advisors and discussion, the PacWest board of directors, with Messrs. Eggemeyer, Wagner and Platt recusing themselves, (1) resolved that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of PacWest and its stockholders, (2) approved the merger agreement, the reciprocal stock option agreements, the voting agreements and the amendment of the certificate of incorporation to increase PacWest's authorized shares of common stock and (3) directed that the adoption of the merger agreement, the adoption of the amendment of the certificate of incorporation to increase PacWest's authorized shares of common stock and the approval of the issuance of shares of PacWest common stock in connection with the merger as contemplated by the merger agreement each be submitted to PacWest's stockholders for approval, and recommended their approval to PacWest's stockholders.

        On July 22, 2013, a joint telephonic meeting of the board of directors of CapitalSource and CapitalSource Bank was held, during which management updated the directors on the status of the definitive merger agreement, the reciprocal stock option agreements, the voting agreements to be entered into by the directors of PacWest, CapitalSource, and Mr. Lowrey in connection with the transaction, and the tax benefit preservation plan that CapitalSource proposed to adopt in connection with the execution of the merger agreement. Representatives of J.P. Morgan then reviewed and discussed with the directors its financial analysis of the merger consideration and rendered to the CapitalSource board of directors an oral opinion, which was subsequently confirmed in writing by delivery of a written opinion dated the same date, that as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid to the holders of CapitalSource common stock in the merger was fair, from a financial point of view, to such holders. Representatives of Wachtell Lipton also discussed with the directors, as they had previously done, the legal standards applicable to the CapitalSource board of directors' decisions and actions with respect to the proposed transaction.

        Following the presentations by CapitalSource's management and advisors and discussion among the members of CapitalSource's board of directors, including consideration of the factors described under "—Recommendation of the CapitalSource Board of Directors and Reasons for the Merger", the CapitalSource board of directors unanimously determined that the merger agreement, the merger, the reciprocal stock option agreements, the voting agreements to be entered into with PacWest's directors, the tax benefit preservation plan, and the other transactions contemplated thereby are advisable and in the best interests of CapitalSource and its stockholders and adopted the merger agreement, the reciprocal stock option agreements, the voting agreements, and the tax benefit preservation plan, and approved the transactions contemplated thereby, and directed that the merger agreement be submitted for adoption by CapitalSource's stockholders and, and recommended that CapitalSource's stockholders adopt the merger agreement.

        Later in the day on July 22, 2013, CapitalSource and PacWest executed the merger agreement, the reciprocal stock agreements and the voting agreements and their respective directors and officers, as well as Mr. Lowrey, delivered their respective voting agreements. A joint press release announcing the transaction was released on July 22, 2013.

Recommendation of the CapitalSource Board of Directors and Reasons for the Merger

        After careful consideration, CapitalSource's board of directors, at a meeting held on July 22, 2013, unanimously determined that the merger agreement is in the best interests of CapitalSource and its stockholders. Accordingly, CapitalSource's board of directors approved the merger agreement and unanimously recommends that CapitalSource stockholders vote "FOR" the adoption of the merger agreement. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders adopt the merger agreement, the CapitalSource board of directors consulted with CapitalSource management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of CapitalSource's, PacWest's and the combined company's business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the CapitalSource board of directors considered its view that PacWest's business and operations complement those of CapitalSource and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

  •
  its understanding of the current and prospective environment in which CapitalSource and PacWest operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on CapitalSource both with and without the proposed transaction;

  •
  its review and discussions with CapitalSource's management concerning the due diligence investigation of PacWest;

  •
  the complementary nature of the credit cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

  •
  management's expectation that the combined company will have a strong capital position upon completion of the transaction;

  •
  the availability of alternative transactions, including the fact that, in a consolidating industry, institutions with an interest in merging with another institution typically make that interest known; the attractiveness and strategic fit of PacWest as a potential merger partner; and the likelihood of an alternative transaction emerging;

  •
  its belief that the transaction is likely to provide substantial value to CapitalSource's stockholders, including a substantial premium over the trading price of CapitalSource common stock immediately prior to the announcement of the merger agreement;

  •
  the opinion of J.P. Morgan, CapitalSource's financial advisor, delivered July 22, 2013 to CapitalSource's board of directors, and subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid to holders of CapitalSource common stock in the merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled "—Opinion of CapitalSource's Financial Advisor";

  •
  the financial and other terms of the merger agreement, including the fixed exchange ratio for the stock portion of the merger consideration, which the CapitalSource board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction, the expected tax treatment and mutual deal protection, including the reciprocal stock option agreements, which it reviewed with its outside financial and legal advisors;

  •
  the potential risk of diverting management attention and resources from the operation of CapitalSource's business and towards the completion of the merger;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating PacWest's business, operations and workforce with those of CapitalSource;

  •
  the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions; and

  •
  the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit.

        The foregoing discussion of the factors considered by the CapitalSource board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the CapitalSource board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CapitalSource board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CapitalSource board of directors considered all these factors as a whole, including discussions with, and questioning of, CapitalSource's management and CapitalSource's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        This explanation of CapitalSource's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 39.

        For the reasons set forth above, the CapitalSource board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote "FOR" the CapitalSource merger proposal, "FOR" the CapitalSource advisory (non-binding) proposal on specified compensation and "FOR" the CapitalSource adjournment proposal (if necessary or appropriate).

        Each of the directors of CapitalSource, and the chairman of CapitalSource Bank, has entered into a voting agreement with PacWest, pursuant to which they have agreed to vote in favor of the CapitalSource merger proposal and the other proposals to be voted on at the CapitalSource special meeting. For more information regarding the voting agreements, please see the section entitled "The Merger Agreement—Voting Agreements" beginning on page 124.

Opinion of CapitalSource's Financial Advisor

        CapitalSource retained J.P. Morgan as its financial advisor in connection with the merger pursuant to an engagement letter effective as of April 10, 2013.

        At the meeting of the CapitalSource board of directors on July 22, 2013, J.P. Morgan rendered its oral opinion to the CapitalSource board of directors (which was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated the same date) that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid to the holders of CapitalSource common stock in the merger was fair, from a financial point of view, to such holders. The J.P. Morgan written opinion, dated July 22, 2013, is sometimes referred to herein as the J.P. Morgan opinion.

        The full text of the written opinion of J.P. Morgan, dated July 22, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering its opinion, is attached as Appendix G to this document and is incorporated herein by reference. The summary of J.P. Morgan's opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. CapitalSource stockholders should read this opinion carefully and in its entirety. J.P. Morgan's written opinion is addressed to the CapitalSource board of directors, is directed only to the fairness of the merger consideration to be paid to the holders of CapitalSource common stock in the merger and does not constitute a recommendation to any holder of shares of CapitalSource common stock as to how such stockholder should vote with respect to the merger or any other matter at the CapitalSource special meeting. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its opinion to the CapitalSource board of directors (in its capacity as such) in connection with and for the purpose of its evaluation of the merger. The merger consideration to be paid to the holders of shares of CapitalSource common stock was determined in negotiations between PacWest and CapitalSource, and the decision to approve and recommend the transactions contemplated by the merger agreement was made independently by the CapitalSource board of directors. J.P. Morgan's opinion and financial analyses were among the many factors considered by the CapitalSource board of directors in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the CapitalSource board of directors or management with respect to the merger consideration or the transactions contemplated by the merger agreement.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning CapitalSource and PacWest and the industries in which they operate;

  •
  compared the financial and operating performance of CapitalSource and PacWest with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of CapitalSource common stock and PacWest common stock and certain publicly traded securities of such other companies;

  •
  reviewed Institutional Brokers' Estimate System consensus estimates relating to each of CapitalSource and PacWest;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of CapitalSource, in the case of analyses and forecasts relating to the business of CapitalSource, and by the management of PacWest and at the direction of management of CapitalSource, in the case of analyses and forecasts relating to the business of PacWest;

  •
  reviewed the estimated amount and timing of the cost savings and related expenses and transaction synergies expected to result from the merger as prepared by management of PacWest; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        J.P. Morgan also held discussions with certain members of the management of CapitalSource and PacWest with respect to certain aspects of the merger, and the past and current business operations of CapitalSource and PacWest, the financial condition and future prospects and operations of CapitalSource and PacWest, the effects of the merger on the financial condition and future prospects of CapitalSource and PacWest, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by CapitalSource and PacWest or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of CapitalSource or PacWest, nor did J.P. Morgan conduct any review of individual credit files of CapitalSource or PacWest or evaluate the solvency of CapitalSource or PacWest under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in the evaluation of loan and lease portfolios or assessing the adequacy of the allowances for losses with respect thereto and, accordingly, J.P. Morgan did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of CapitalSource or PacWest, and J.P. Morgan assumed, with the consent of CapitalSource, that the respective allowances for loan and lease losses for both CapitalSource and PacWest, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom (including the transaction synergies referred to above), J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of CapitalSource and PacWest to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the transaction synergies referred to above) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by CapitalSource and PacWest in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan's analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to CapitalSource with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on CapitalSource or PacWest or on the contemplated benefits of the merger, in each case in any respect material to J.P. Morgan's analysis.

        The J.P. Morgan opinion was based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of CapitalSource common stock in the merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of CapitalSource or as to the underlying decision by CapitalSource to engage in the merger. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid to the holders of CapitalSource common stock pursuant to the merger agreement or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which CapitalSource common stock or PacWest common stock will trade at any future time.

        J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of CapitalSource or any other alternative transaction.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's financial analyses.

        All values in the following "CapitalSource Public Trading Multiples Analysis", "CapitalSource Dividend Discount Analysis", "PacWest Public Trading Multiples Analysis" and "PacWest Dividend Discount Analysis" sections are presented on an equity value per share basis. In arriving at equity value per share for CapitalSource and PacWest, share count in all cases is based, in the case of CapitalSource, on CapitalSource's management estimate of CapitalSource's fully diluted shares outstanding as of July 18, 2013 of approximately 200.6 million and, in the case of PacWest, on PacWest's fully diluted shares outstanding as of March 31, 2013 of approximately 46.1 million, with diluted share count in each case calculated using the treasury stock method of net share settlement for outstanding options.

CapitalSource Public Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of CapitalSource with similar data for the following companies:

  •
  CIT Group Inc.;

  •
  CVB Financial Corporation;

  •
  First Financial Bancorp;

  •
  First Midwest Bancorp, Inc.;

  •
  Fulton Financial Corp.;

  •
  MB Financial, Inc.;

  •
  PacWest;

  •
  PrivateBancorp, Inc.;

  •
  SVB Financial Group;

  •
  Texas Capital Bancshares, Inc.;

  •
  UMB Financial Corporation;

  •
  Umpqua Holdings Corporation;

  •
  Western Alliance Bancorporation; and

  •
  Wintrust Financial Corp.

        In all instances, multiples were based on closing stock prices on July 19, 2013. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  multiple of price to estimated earnings per share for the fiscal year 2014, or Price / 2014E EPS; and

  •
  multiple of price to tangible book value per share, or Price / TBV.

        In the case of CIT Group, Inc., J.P. Morgan adjusted Price / 2014E EPS for capital in excess of a 12% ratio of Tier 1 common capital to risk-weighted assets. Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies Median	CapitalSource
Price / 2014E EPS	15.0x	14.6x
Price / TBV	1.83x	1.41x

        J.P. Morgan also performed a regression analysis to review, for the comparable companies identified above, the relationship between (i) Price / TBV and (ii) the 2014 estimated return on average tangible common equity based on available estimates obtained from SNL Financial and FactSet Research Systems. Based on this analysis, J.P. Morgan derived a reference range for the implied Price / TBV multiple of CapitalSource common stock of 1.55x to 1.88x.

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 9.5x to 15.0x for Price / 2014E EPS and 1.55x to 1.90x for Price / TBV to CapitalSource's management estimate of CapitalSource's earnings per share for the fiscal year 2014 and tangible book value per share, respectively, in each case as adjusted for capital in excess of a 12% ratio of Tier 1 common capital to risk-weighted assets. The analysis indicated the following equity values per share of CapitalSource common stock, as compared to the implied merger consideration of $11.64 per share of CapitalSource common stock (the "Assumed Consideration"), which was calculated based on the sum of the cash merger consideration of $2.47 plus the stock portion at the fixed exchange ratio of 0.2836 estimated at the time J.P. Morgan rendered its oral opinion to the CapitalSource board of directors (the "Assumed Exchange Ratio") multiplied by a closing stock price of PacWest common stock of $32.32 on July 19, 2013:

Equity Value Per Share
Price / 2014E EPS	$8.01 - $11.78
Price / TBV	$9.98 - $11.97

CapitalSource Dividend Discount Analysis

        J.P. Morgan calculated a range of implied values for CapitalSource common stock by discounting to present values estimates of CapitalSource's future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

  •
  December 31, 2013 valuation date, which was discounted to July 19, 2013;

  •
  a terminal value on December 31, 2023 based on a net income multiple range of 10.0x to 12.0x;

  •
  earnings and asset assumptions based on CapitalSource management estimates for 2013-2015;

  •
  long-term earnings growth of 10.0% per year for 2016-2018, 7.5% per year for 2019-2020, 5% in 2021, 4% in 2022 and 3% in 2023, based on CapitalSource management approved extrapolations;

  •
  long-term asset growth of 75% of earnings growth per year for 2016-2023 based on CapitalSource management approved extrapolations;

  •
  cost of excess capital of 2.0% (pre-tax);

  •
  41.5% marginal tax rate;

  •
  core dividends per share of $0.04 annually;

  •
  discount rates from 10.00% to 12.50%; and

  •
  target Tier 1 common ratio of 12.0%.

        These calculations resulted in a range of implied values of $7.81 to $9.81 per share of CapitalSource common stock, as compared to the Assumed Consideration of $11.64 per share of CapitalSource common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate	10.0x	11.0x	12.0x
10.00%	$9.02	$9.41	$9.81
11.25%	8.38	8.73	9.08
12.50%	7.81	8.13	8.44

Sensitivity of CapitalSource Dividend Discount Analysis to Variations in Target Tier 1 Common Ratio

        J.P. Morgan also performed a dividend discount analysis to determine the sensitivity of CapitalSource's equity value to variations in CapitalSource's target Tier 1 common ratio upward and downward from the assumed ratio of 12.0% referred to above, based on estimated ranges deemed appropriate in discussions between CapitalSource management and J.P. Morgan. The analysis indicated a range of equity values by varying the target Tier 1 common ratio to 10.0% and 15.0%, respectively, the discount rate from 10.0% to 12.5%, and the terminal price to earnings multiple from 10.0x to 12.0x and by keeping constant the other assumptions discussed under "—CapitalSource Dividend Discount Analysis" above. The analysis indicated the following equity values per share of CapitalSource common stock, as compared to the Assumed Consideration of $11.64 per share:

Equity Value Per Share
10% Tier 1 Common Target	$8.76 - $10.77
15% Tier 1 Common Target	$6.38 - $8.35

PacWest Public Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of PacWest with similar data for the following companies:

  •
  BancFirst Corporation;

  •
  Bank of Hawaii Corporation;

  •
  Boston Private Financial Holdings, Inc.;

  •
  Columbia Banking System, Inc.;

  •
  CVB Financial Corporation;

  •
  Independent Bank Corp.;

  •
  Pinnacle Financial Partners;

  •
  PrivateBancorp, Inc.;

  •
  Umpqua Holdings Corporation; and

  •
  Western Alliance Bancorporation.

        In all instances, multiples were based on closing stock prices on July 19, 2013. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  Price / 2014E EPS; and

  •
  Price / TBV.

        Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies Median	PacWest
Price / 2014E EPS	15.3x	14.9x
Price / TBV	2.06x	2.58x

        J.P. Morgan also performed a regression analysis to review, for the comparable companies identified above, the relationship between (i) Price / TBV and (ii) the 2014 estimated return on average tangible common equity based on available estimates obtained from SNL Financial and FactSet Research Systems.

Based on this analysis, J.P. Morgan derived a reference range for the implied Price / TBV multiple of PacWest common stock of 2.44x to 2.75x.

        Based on the above analysis, J.P. Morgan then applied multiple reference ranges for Price / 2014E EPS and Price / TBV. The analysis indicated the following equity values per share of PacWest common stock, as compared the closing price of PacWest common stock of $32.32 on July 19, 2013:

Equity Value Per Share
Price / 2014E EPS	$28.22 - $34.49
Price / TBV	$29.87 - $34.85

PacWest Dividend Discount Analysis

        J.P. Morgan calculated a range of implied values for PacWest common stock by discounting to present values estimates of PacWest's future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

  •
  December 31, 2013 valuation date, which was discounted to July 19, 2013;

  •
  a terminal value on December 31, 2023 based on a net income multiple range of 11.0x to 13.0x;

  •
  earnings and asset estimates for 2013-2018 used at the direction of CapitalSource management;

  •
  long-term earnings growth of 7.0% in 2019 scaling down to 3% by 2023 based on CapitalSource management approved extrapolations;

  •
  long-term asset growth of 75% of earnings growth per year for 2019-2023 based on CapitalSource management approved extrapolations;

  •
  cost of excess capital of 2.0% (pre-tax);

  •
  41.5% marginal tax rate;

  •
  core dividends per share based on 50% payout ratio annually;

  •
  discount rates from 9.0% to 11.0%; and

  •
  target Tier 1 common ratio of 9.0%.

        These calculations resulted in a range of implied values of $30.42 to $37.84 per share of PacWest common stock, as compared to the closing price of PacWest common stock of $32.32 on July 19, 2013:

	Terminal Multiple
Discount Rate	11.0x	12.0x	13.0x
9.0%	$34.76	$36.30	$37.84
10.0%	32.49	33.89	35.29
11.0%	30.42	31.69	32.97

Relative Valuation Analysis

        Based upon the implied valuations for each of CapitalSource and PacWest derived above under "CapitalSource Public Trading Multiples Analysis", "CapitalSource Dividend Discount Analysis", "PacWest Public Trading Multiples Analysis" and "PacWest Dividend Discount Analysis", J.P. Morgan calculated a range of implied exchange ratios of a share of CapitalSource common stock to a share of PacWest common stock, and then compared that range of implied exchange ratios to the Assumed Exchange Ratio.

        For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each implied equity value of CapitalSource (adjusted by subtracting $2.47 per share to account for the cash component of the Assumed Consideration) by the high end of each implied equity value of PacWest. J.P. Morgan also calculated the ratio implied by dividing the high end of each implied equity value of CapitalSource (adjusted by subtracting $2.47 per share to account for the cash component of the Assumed Consideration) by the low end of each implied equity value of PacWest.

        This analysis indicated the following implied exchange ratios, compared in each case to the Assumed Exchange Ratio:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiple Analysis
Price / 2014E EPS	0.1608 - 0.3301
Price / TBV	0.2156 - 0.3179
Dividend Discount Analysis
10% Tier 1 Common Target	0.1663 - 0.2728
12% Tier 1 Common Target	0.1412 - 0.2412
15% Tier 1 Common Target	0.1033 - 0.1934
Contribution Analysis	0.1515 - 0.3001

Contribution Analysis

        J.P. Morgan analyzed the contribution of each of CapitalSource and PacWest to the pro forma combined company with respect to the market capitalization as of July 19, 2013, estimated GAAP net income for fiscal years 2013 and 2014, assets, gross loans and deposits. For purposes of the contribution analysis, J.P. Morgan assumed no share repurchases would be effected by CapitalSource during the periods measured.

        The analyses yielded the following pro forma PacWest contributions with implied exchange ratios ranging from a low of 0.2279x to a high of 0.3765x, in each case compared to an implied exchange ratio of 0.3600x (based on the Assumed Consideration payable 100% in the form of stock consideration and assuming a value for the PacWest shares equal to the closing stock price of PacWest common stock of $32.32 on July 19, 2013):

	Implied PacWest Contribution	Implied Exchange Ratio
Market capitalization as of July 19, 2013	43.4%	0.2998x
Income Statement
2013E GAAP Net Income	37.9%	0.3765x
2014E GAAP Net Income	45.6%	0.2743x
Balance Sheet
Assets	44.8%	0.2835x
Gross Loans	42.1%	0.3162x
Deposits	50.2%	0.2279x

Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed is identical to CapitalSource or PacWest. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of CapitalSource or PacWest, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to CapitalSource or PacWest, as applicable.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise CapitalSource with respect to the merger on the basis of such experience and its familiarity with CapitalSource.

        For financial advisory services rendered in connection with the merger, CapitalSource has agreed to pay J.P. Morgan a fee of 1.0% of the total consideration in the merger, which includes the cash consideration and stock consideration to be paid to holders of CapitalSource common stock at the consummation of the merger. Based on the closing stock price of PacWest stock on [                        ], 2013, the J.P. Morgan fee will be approximately $[      ]  million, of which $4 million was payable at the time J.P. Morgan delivered its opinion to the CapitalSource board of directors and $[      ] million of which will become payable only if the merger is consummated. In addition, CapitalSource has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan for certain liabilities, including liabilities arising under the federal securities laws.

        During the two years preceding the date of the J.P. Morgan opinion, J.P. Morgan and its affiliates have not had any other material financial advisory or other material commercial or investment banking relationships with CapitalSource or PacWest. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of CapitalSource or PacWest for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Certain CapitalSource Unaudited Prospective Financial Information

        CapitalSource does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, CapitalSource is including in this document certain unaudited prospective financial information that was made available to CapitalSource's financial advisor and to PacWest and its financial advisor in connection with the merger. The inclusion of this information should not be regarded as an indication that any of CapitalSource, PacWest, J.P. Morgan, Jefferies, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

        CapitalSource's management approved the use of the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to CapitalSource's business, all of which are difficult to predict and many of which are beyond CapitalSource's control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. CapitalSource can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to CapitalSource's business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 30 and page 39, respectively, of this document.

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in CapitalSource's historical GAAP financial statements. Neither CapitalSource's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

        Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. CapitalSource can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. CapitalSource does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either CapitalSource or PacWest, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on either CapitalSource or PacWest, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either CapitalSource or PacWest, as applicable, of any possible failure of the merger to occur. None of CapitalSource, PacWest, J.P. Morgan, Jefferies or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of CapitalSource, stockholder of PacWest or other person regarding CapitalSource's ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by CapitalSource or PacWest that it is viewed as material information of CapitalSource, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but is being provided solely because it was made available to CapitalSource's financial advisor, and to PacWest in connection with PacWest's due diligence of CapitalSource, as well as to PacWest's financial advisor, in connection with the merger.

        In light of the foregoing, and considering that the CapitalSource special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, CapitalSource stockholders are cautioned not to place unwarranted reliance on such information, and CapitalSource urges all CapitalSource stockholders to review CapitalSource's most recent SEC filings for a description of CapitalSource's reported financial results. See "Where You Can Find More Information" on page iii of this document.

        The following table presents selected CapitalSource unaudited prospective financial data for the years ending December 31, 2013 through 2015.

	Year Ending December 31,
	2013	2014	2015
	($ in millions, except per share amounts)
Earnings per share	0.59	0.70	0.90
Net interest income	362	364	380
Noninterest income	52	57	69
Noninterest expense	200	221	220
Net income	113	110	124
Total assets	8,494	9,234	10,105

Recommendation of the PacWest Board of Directors and Reasons for the Merger

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the PacWest merger proposal, the PacWest board of directors consulted with PacWest management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of PacWest's, CapitalSource's and the combined company's business, operations, financial condition, asset quality, earnings and prospects;

  •
  the complementary nature of the businesses of the two companies including, in particular, CapitalSource's significant middle-market lending platform with an emphasis on specialized lending, PacWest's strong deposit franchise and the belief of the PacWest board of directors that the combination would result in a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its strong market share;

  •
  the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels, and PacWest's management's expectation that the combined company will retain a strong capital position upon completion of the transaction;

  •
  the potential to increase core deposits through expanded product offerings to CapitalSource's customer base, both current loan customers and prospects;

  •
  its understanding of the current and prospective environment in which PacWest and CapitalSource operate, including national, regional and local economic conditions, the interest rate environment, the continuing consolidation of the industry, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide competition and current financial market conditions and the likely effects of these factors on the companies' potential growth, development, productivity and strategic options;

  •
  its review and discussions with PacWest's management and advisors concerning the due diligence examination of CapitalSource;

  •
  its review with its legal advisor, Sullivan & Cromwell, of the merger agreement, stock option agreements and other agreements, including the provisions of the merger agreement and the stock option agreements designed to enhance the probability that the transaction will be completed;

  •
  the synergies potentially available in the proposed transaction which create the opportunity for the combined company to have superior future earnings and prospects compared to PacWest's earnings and prospects on a stand-alone basis;

  •
  the structure of the transaction as a true combination in which PacWest's board of directors and management would have substantial participation in the combined company; in particular, PacWest's board of directors considered the following:

  •
  that the board of directors of the combined company would consist initially of eight PacWest directors and five CapitalSource directors;

  •
  that the chairman of the combined company would initially be PacWest's current chairman, that the current chief executive officer of PacWest would serve as the chief executive officer of the combined company, that the chairman of CapitalSource Bank would initially serve as chairman of the surviving bank after the bank merger and that CapitalSource's chief executive officer would serve as president of the new CapitalSource division of Pacific Western Bank; and

  •
  the substantial participation of other PacWest and CapitalSource officers in senior management of the combined company;

  •
  the opinion of Jefferies LLC, PacWest's financial advisor, delivered to the PacWest board of directors to the effect that, as of July 22, 2013, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to PacWest;

  •
  CapitalSource's significant deferred tax assets related to net operating losses and the potential that the combined company could utilize such deferred tax assets in the future, as well as the tax benefit preservation plan proposed to be put in place by PacWest at the closing of the transaction and the potential impact of that plan on trading in and the liquidity of PacWest common stock;

  •
  the merger agreement restricts the conduct of PacWest's and CapitalSource's business between the date of the merger agreement and the date of the consummation of the merger;

  •
  although each party is subject to a covenant not to solicit competing proposals and has an unconditional obligation to submit the merger agreement to a vote of its stockholders, this does not prevent either party from receiving an acquisition proposal from a third party that may be superior for its stockholders. If the board of directors of the party receiving such proposal were to determine in good faith, (i) after consultation with its financial advisor, that such proposal is a superior proposal (as defined in the merger agreement) and (ii) after consultation with outside legal counsel, that failure to act on such proposal would reasonably be expected to violate the directors' fiduciary duties under applicable law, subject to compliance with certain conditions set forth in the merger agreement, such board of directors is permitted to change its recommendation that its stockholders vote to adopt the merger agreement;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating CapitalSource's business, operations and workforce with those of PacWest, including the costs and risks of successfully integrating the differing business models of the two companies;

  •
  PacWest's past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions;

  •
  the perceived similarity in corporate cultures, which would facilitate integration and implementation of the transaction;

  •
  the nature and amount of payments and/or other benefits to be received by each of PacWest and CapitalSource management in connection with the merger;

  •
  the potential risk of diverting management attention and resources from the operation of PacWest's business and towards the completion of the merger and the integration of the two companies; and

  •
  the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

        The foregoing discussion of the information and factors considered by the PacWest board of directors is not intended to be exhaustive, but includes the material factors considered by the PacWest board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the PacWest board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The PacWest board of directors considered all these factors as a whole, including discussions with, and questioning of, PacWest's management and PacWest's financial and legal advisors, and overall considered the factors to be favorable to, and to support its determination to approve entry into the merger agreement.

        This explanation of PacWest's reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 39.

        PacWest's board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

        For the reasons set forth above, the PacWest board of directors determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the amendment to the PacWest certificate of incorporation to increase the number of authorized shares of PacWest common stock and the issuance of PacWest common stock in connection with the merger, are advisable and in the best interests of PacWest and its stockholders, and approved the merger agreement and the transactions contemplated by it. The PacWest board of directors recommends that the PacWest stockholders vote "FOR" the PacWest merger proposal, "FOR" the PacWest certificate of incorporation amendment proposal, "FOR" the PacWest stock issuance proposal, "FOR" the PacWest stock plan amendment proposal, "FOR" the PacWest advisory (non-binding) proposal on specified compensation and "FOR" the PacWest adjournment proposal (if necessary or appropriate).

        Each of the directors of PacWest has entered into a voting agreement with CapitalSource, pursuant to which they have agreed to vote "FOR" the PacWest merger proposal, "FOR" the PacWest certificate of incorporation amendment proposal, "FOR" the PacWest stock issuance proposal, "FOR" the PacWest stock plan amendment proposal and "FOR" any other matter required to be approved by the stockholders of PacWest to facilitate the transactions contemplated by the merger agreement. For more information regarding the voting agreements, please see the section entitled "The Merger Agreement—Voting Agreements" beginning on page 124.

Opinion of PacWest's Financial Advisor

        On July 22, 2013, at a meeting of the PacWest board of directors held to evaluate the merger, Jefferies delivered to the PacWest board of directors an oral opinion, confirmed by delivery of a written opinion dated July 22, 2013, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in Jefferies' opinion, the merger consideration was fair, from a financial point of view, to PacWest.

        The full text of Jefferies' opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Jefferies. This opinion is attached as Appendix F and is incorporated by reference into this document. Jefferies' opinion was provided for the use and benefit of the PacWest board of directors in its consideration of the merger, and did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to PacWest, nor did it address PacWest's underlying business decision to engage in the merger. Jefferies' opinion does not constitute a recommendation as to how any holder of shares of PacWest common stock or CapitalSource common stock should vote on the merger or any related matter. The following summary is qualified in its entirety by reference to the full text of Jefferies' opinion. PacWest stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        In arriving at its opinion, Jefferies, among other things:

  •
  reviewed a draft dated July 19, 2013 of the merger agreement;

  •
  reviewed certain publicly available financial and other information about PacWest and CapitalSource;

  •
  reviewed certain information furnished to Jefferies by PacWest's and CapitalSource's management relating to the business, operations and prospects of PacWest and CapitalSource, respectively;

  •
  held discussions with members of senior management of PacWest and CapitalSource, respectively, concerning the matters described in the second and third bullets above;

  •
  reviewed the stock trading price history and valuation multiples for CapitalSource common stock and compared them with those of certain publicly traded companies that it deemed relevant;

  •
  analyzed the discounted cash flow of CapitalSource;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

  •
  considered the potential pro forma impact of the merger;

  •
  reviewed financial forecasts prepared by various market analysts; and

  •
  conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

        In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by CapitalSource or PacWest to Jefferies or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the managements of PacWest and CapitalSource that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, PacWest or CapitalSource, and Jefferies was not furnished with and assumed no responsibility to obtain any such evaluations, appraisals, or physical inspections.

        With respect to the financial forecasts provided to or at the direction of PacWest, examined by Jefferies, Jefferies' opinion noted that projecting future results of any company is inherently subject to uncertainty. Jefferies has assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates. Jefferies expressed no opinion as to the financial forecasts or the assumptions on which they were made.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies' opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date of its opinion.

        Jefferies made no independent investigation of any legal or accounting matters affecting PacWest, and Jefferies has assumed the correctness in all respects material to Jefferies' analysis of all legal and accounting advice given to PacWest and the board of directors of PacWest, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to PacWest. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of CapitalSource common stock. PacWest advised Jefferies that the merger is intended to qualify as a tax-free reorganization for federal income tax purposes. In rendering its opinion, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies in all respects material to its opinion. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on PacWest, CapitalSource or the contemplated benefits of the merger in any respect material to Jefferies' opinion.

        Jefferies was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of PacWest other than holders of PacWest common stock. Jefferies expressed no opinion as to the price at which shares of PacWest common stock will trade at any time. Jefferies expressed no opinion as to the price at which shares of CapitalSource common stock will trade at any time, nor does Jefferies express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of CapitalSource's officers, directors or employees, or any class of such persons, in connection with the merger relative to the merger consideration to be received by holders of shares of CapitalSource common stock. Jefferies' opinion was authorized by its Fairness Committee.

        In connection with rendering its opinion to the PacWest board of directors, Jefferies performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected company analyses and the selected precedent transactions analysis summarized below, no company or transaction used as a comparison was identical to PacWest, CapitalSource or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        Jefferies believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies' analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of PacWest and CapitalSource from public sources in or underlying Jefferies' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of PacWest and CapitalSource. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

        The merger consideration to be received in the merger was determined through negotiation between PacWest and CapitalSource, and the decision by PacWest to enter into the merger was solely that of PacWest's board of directors. Jefferies' opinion and financial analyses were only one of many factors considered by PacWest's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of PacWest's board of directors or management with respect to the merger or the merger consideration.

        The following is a brief summary of the material financial analyses performed by Jefferies and reviewed with PacWest's board of directors on July 22, 2013. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses. For purposes of the financial analyses summarized below, the term "implied merger consideration" refers to the total implied value of the merger consideration of $11.64 per share based on (1) the $2.47 per share cash consideration and (2) the implied value of the stock consideration based on the 0.2837 exchange ratio and the PacWest closing stock price on July 19, 2013 of $32.32 per share. In connection with Jefferies' financial analyses relating to PacWest and CapitalSource, Jefferies utilized publicly available financial forecasts, estimates and other data relating to PacWest and

CapitalSource, including financial forecasts and other publicly available research analysts' estimates and PacWest's and CapitalSource's respective public filings.

CapitalSource Financial Analysis

        Selected Companies Analysis.    Jefferies reviewed selected financial and stock market data of CapitalSource and the following 14 selected publicly traded banks with assets between $4 billion and $10 billion, return on average assets for the most recent quarter (MRQ ROAA) greater than 0.70%, nonaccrual loans between 1.0% and 3.0% of total loans, commercial real estate and multifamily (CRE) loans greater than 20.0% of total loans, and commercial and industrial (C&I) loans greater than 20.0% of total loans:

  •
  MB Financial, Inc.

  •
  United Bankshares, Inc.

  •
  First Midwest Bancorp, Inc.

  •
  First Financial Bancorp

  •
  CVB Financial Corp.

  •
  First Commonwealth Financial Corp.

  •
  Chemical Financial Corporation

  •
  Tompkins Financial Corporation

  •
  Columbia Banking System, Inc.

  •
  Heartland Financial USA, Inc.

  •
  S&T Bancorp, Inc.

  •
  First Financial Bankshares, Inc.

  •
  First Merchants Corporation

  •
  Bancorp, Inc.

        Jefferies reviewed, among other things, closing stock prices of the selected companies on July 19, 2013, as multiples of the selected companies' tangible book value per share and book value per share as of the most recent quarter publicly available and calendar year 2014 estimated earnings per share, referred to as EPS. Jefferies then applied selected tangible book value per share, book value per share, and calendar year 2014 estimated EPS multiples based on the publicly available research analysts' estimates, public filings and other publicly available information. This analysis indicated the following appropriate implied per share equity value reference range for CapitalSource, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range for CapitalSource	Implied Merger Consideration
$8.50 - $14.00	$11.47

        Selected Transactions Analysis.    Jefferies reviewed publicly available financial information for the following (1) 12 selected transactions announced since January 1, 2011, with transaction values of between $300 million and $3 billion and involving bank targets with non-performing assets of below 5.0% of total assets, referred to as the selected precedent transactions, and (2) six selected transactions announced since January 1, 2005, with transaction values between $300 million and $5 billion and where the target bank's assets were between 40.0% and 70.0% of the acquiring bank's assets, referred to as the selected similar sized partners transactions:

Announcement Date	Acquirer-Selected Precedent Transactions	Target
July 15, 2013	MB Financial, Inc.	Taylor Capital Group, Inc.
July 1, 2013	Prosperity Bancshares, Inc.	FVNB Corp.
June 9, 2013	Union First Market Bankshares Corporation	StellarOne Corporation
May 24, 2013	Banco de Credito e Inversiones SA	City National Bank of Florida
April 3, 2013	Provident New York Bancorp	Sterling Bancorp
January 29, 2013	United Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
September 25, 2012	Columbia Banking System, Inc.	West Coast Bancorp
September 12, 2012	FirstMerit Corporation	Citizens Republic Bancorp, Inc.
March 9, 2012	Union BanCal Corporation	Pacific Capital Bancorp
January 2, 2012	Prosperity Bancshares, Inc.	American State Financial Corporation
June 20, 2011	Susquehanna Bancshares, Inc.	Tower Bancorp
January 16, 2011	Comerica Incorporated	Sterling Bancshares

Announcement Date	Acquirer-Selected Similar Sized Partners Transactions	Target
June 9, 2013	Union First Market Bankshares Corporation	StellarOne Corporation
April 3, 2013	Provident New York Bancorp	Sterling Bancorp
September 12, 2012	FirstMerit Corporation	Citizens Republic Bancorp, Inc.
December 22, 2010	Hancock Holding Company	Whitney Holding Corporation
September 21, 2006	First Busey Corporation	Main Street Trust, Inc.
June 27, 2006	Citizens Banking Corporation	Republic Bancorp Inc.

        Jefferies reviewed, among other things, transaction values in the selected transactions, calculated as the purchase price paid for the target company's equity, as multiples of the target company's tangible book value per share, book value per share, and the EPS calculated using earnings in the quarter prior to the transaction on an annualized basis. Jefferies then applied selected tangible book value per share and book value per share multiples and EPS derived from the selected transactions to corresponding data of CapitalSource. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of CapitalSource were based on information received from CapitalSource's public filings and other publicly available information. This analysis indicated the following approximate implied per share equity value reference ranges for CapitalSource based on the selected precedent transactions and the selected similar sized partners transactions, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for CapitalSource Based on:
Selected Precedent Transactions	Selected Similar Sized Partners Transactions	Implied Merger Consideration
$9.00 - $15.75	$10.65 - $12.60	$11.47

        Discounted Cash Flow Analysis.    Jefferies performed a discounted cash flow analysis of CapitalSource utilizing publicly available financial forecasts and other publicly available estimates and data relating to CapitalSource. Jefferies calculated a range of implied present values of the free cash flows that CapitalSource was forecasted to generate during calendar years 2014 through 2018 and of terminal values for CapitalSource based on CapitalSource's calendar year 2019 earnings pro forma for anticipated cost savings, funding improvements, and other purchase accounting adjustments. In calculating the free cash flows, Jefferies applied tangible common equity to tangible assets ratios in the range of 7.0% to 9.0% at the end of each projected year. Implied terminal values were derived by applying to CapitalSource's calendar year 2019 estimated net income a range of terminal value multiples of 14.0x to 16.0x. Present values of cash flows and terminal values were calculated using a range of discount rates of 12.0% to 14.0%. This analysis indicated the following approximate implied per share equity value reference ranges for CapitalSource, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range for CapitalSource	Implied Merger Consideration
$12.00 - $13.80	$11.47

PacWest Financial Analysis

        Selected Companies Analysis.    Jefferies reviewed selected financial and stock market data of PacWest and the following 14 selected nationwide banks with assets between $4 billion and $10 billion, MRQ ROAA more than 0.70%, nonaccrual loans between 1.0% and 3.0% of total loans, CRE loans greater than 20.0% of total loans, and C&I loans greater than 20.0% of total loans:

  •
  MB Financial, Inc.

  •
  United Bankshares, Inc.

  •
  First Midwest Bancorp, Inc.

  •
  First Financial Bancorp

  •
  CVB Financial Corp.

  •
  First Commonwealth Financial Corp.

  •
  Chemical Financial Corporation

  •
  Tompkins Financial Corporation

  •
  Columbia Banking System, Inc.

  •
  Heartland Financial USA, Inc.

  •
  S&T Bancorp, Inc.

  •
  First Financial Bankshares, Inc.

  •
  First Merchants Corporation

  •
  Bancorp, Inc.

        Jefferies reviewed, among other things, closing stock prices of the selected companies on July 19, 2013, as multiples of the selected companies' tangible book value per share and book value per share as of the most recent quarter publicly available and calendar year 2014 estimated EPS. Jefferies then applied selected tangible book value per share, book value per share, and calendar year 2014 estimated EPS multiples derived from the selected companies to corresponding data of PacWest. Estimated financial data of PacWest and the selected companies were based on publicly available research analysts' estimates, public filings and other publicly available information. This analysis indicated the following approximate implied per share equity value reference range for PacWest, as compared to PacWest's closing stock price on July 19, 2013:

Implied Per Share Equity Value Reference Range for PacWest	PacWest Closing Stock Price
$21.75 - $37.25	$32.32

        Discounted Cash Flow Valuation.    Jefferies performed a discounted cash flow analysis of PacWest using cash flow projections based on publicly available research analysts' estimates and market and other data relating to PacWest. Jefferies calculated a range of implied present values of the standalone free cash flows that PacWest was forecasted to generate during calendar years 2014 through 2018 and of terminal values for PacWest based on PacWest's calendar year 2019 earnings. In calculating the free cash flows, Jefferies applied a tangible common equity to tangible assets ratio range of 7.0% to 9.0%. Implied terminal values were derived by applying to PacWest's calendar year 2019 estimated net income a range of terminal value multiples of 14.0x to 16.0x. Present values of cash flows and terminal values were calculated using a range of discount rates of 12.0% to 14.0%. This analysis indicated the following approximate implied per share equity value reference range for PacWest, as compared to PacWest's closing stock price on July 19, 2013:

Implied Per Share Equity Value Reference Range for PacWest	PacWest Closing Stock Price
$29.50 - $36.00	$32.32

        Other Information.    Jefferies also noted for the PacWest board of directors certain additional factors that were not considered part of Jefferies financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

  •
  premiums paid in selected transactions involving publicly traded U.S. bank target companies announced since January 1, 2011, and other selected transactions announced since January 1, 2005, and applied to the closing price of CapitalSource common stock on July 19, 2013, and a selected range of premiums derived from the closing stock price of the target company one trading day prior to public announcement of the relevant transaction, which indicated an implied per share equity value reference range for CapitalSource of approximately $10.65 to $15.50;

  •
  potential pro forma impact of the merger after taking into account potential cost savings and synergies anticipated by PacWest's management to result from the merger on, among other things, PacWest's respective standalone estimated calendar years 2014 through 2016 EPS and tangible book value per share as of December 31, 2013, relative to the combined company's estimated EPS and tangible book value per share during such periods utilizing publicly available data, estimates of analysts and others, and data relating to PacWest and CapitalSource;

  •
  potential pro forma discounted cash flow valuation using cash flow projections over a five year horizon based on median analyst estimates. Jefferies calculated a range of implied present values of cash flows that the combined company is expected to generate during calendar years 2014 through 2018 and of terminal values for the combined company based on calendar year 2019 earnings. In calculating the cash flow, Jefferies applied tangible common equity to tangible asset ratios in the range of 7.0% to 9.0% at the end of each projected year. Implied terminal values were derived by applying to the combined company's calendar year 2019 estimated net income a range of terminal value multiples of 14.0x to 16.0x. Present values of cash flows and terminal values were calculated using a range of discount rates from 12.0% to 14.0%. This analysis indicated a valuation range of $33.00 to $39.60 per share of the combined company; and

  •
  estimated funding savings for the combined company of $13 million in 2014, $25 million in 2015, and $38 million in 2016 on a pre-tax basis, based on changes in the funding bases of the combined company.

Jefferies' Compensation and Other Relationships with PacWest and CapitalSource

        Under the terms of Jefferies' engagement, Jefferies recommended and PacWest agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee of $9 million, $2 million of which was payable upon delivery of Jefferies' opinion and $7 million of which is payable contingent upon completion of the merger. In addition, PacWest agreed to reimburse Jefferies for certain expenses reasonably incurred, including fees and expenses of counsel, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

        Jefferies has not, in the past two years, provided financial advisory and financing services to PacWest or CapitalSource. Jefferies maintains a market in the securities of PacWest and CapitalSource and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of PacWest, CapitalSource and/or their respective affiliates for Jefferies' own account and for the accounts of Jefferies' customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may in the future seek to provide financial advisory and financing services to PacWest, CapitalSource or entities that are affiliated with PacWest or CapitalSource, for which Jefferies would expect to receive compensation.

        Jefferies was selected to act as PacWest's financial advisor in connection with the merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements. Jefferies has consented to this inclusion of its opinion in the registration statement of which this document is a part.

Certain PacWest Unaudited Prospective Financial Information

        PacWest does not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, PacWest is including in this document certain unaudited prospective financial information that was made available to CapitalSource, CapitalSource's financial advisor and PacWest's financial advisor in connection with the merger. The inclusion of this information should not be regarded as an indication that any of PacWest, CapitalSource, J.P. Morgan, Jefferies, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

        PacWest's management prepared, or approved the use of, the following unaudited prospective financial information. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to PacWest's business, all of which are difficult to predict and many of which are beyond PacWest's control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. PacWest can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to PacWest's business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 30 and page 39, respectively, of this document.

        The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in PacWest's historical GAAP financial statements. Neither PacWest's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

        Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. PacWest can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this document, similar estimates and assumptions would be used. PacWest does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either CapitalSource or PacWest, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on either CapitalSource or PacWest, as applicable, of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either CapitalSource or PacWest, as applicable, of any possible failure of the merger to occur. None of PacWest, CapitalSource, J.P. Morgan, Jefferies or their affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder of PacWest, stockholder of CapitalSource or other person regarding PacWest's ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by CapitalSource or PacWest that it is viewed as material information of PacWest, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but is being provided solely because it was made available to CapitalSource's financial advisor, and to CapitalSource in connection with CapitalSource's due diligence of PacWest, as well as to PacWest's financial advisor, in connection with the merger.

        In light of the foregoing, and considering that the PacWest special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, PacWest stockholders are cautioned not to place unwarranted reliance on such information, and PacWest urges all stockholders to review PacWest's most recent SEC filings for a description of PacWest's reported financial results. See "Where You Can Find More Information" on page iii of this document.

        The following table presents selected PacWest unaudited prospective financial data for the years ending December 31, 2013 through 2018.

	Year Ending December 31,
	2013	2014	2015	2016	2017	2018
	($ in millions, except per share amounts)
Earnings per share	1.51	2.09	2.34	2.61	2.82	3.02
Net interest income	302	348	368	389	409	430
Noninterest income	15	22	25	30	31	33
Noninterest expense	194	202	205	210	215	223
Net income	70	96	108	120	130	139
Total assets	7,057	7,409	7,782	8,178	8,595	9,033

Management and Board of Directors of PacWest After the Merger

        Pursuant to the merger agreement, the board of directors of the combined company will consist of 13 members, eight of whom will be designated by PacWest, and five of whom will be designated by CapitalSource, each of whom will be mutually agreeable to PacWest and CapitalSource. At the effective time, Matthew P. Wagner, the current chief executive officer of PacWest, will be the chief executive officer of the combined company and John M. Eggemeyer III, the current chairman of the board of PacWest, will be the chairman of the board of directors of the combined company. At the effective time, Douglas (Tad) Lowrey, current chief executive officer and chairman of CapitalSource Bank, will be the chairman of the board of directors of the surviving bank in the bank merger.

Interests of PacWest Directors and Executive Officers in the Merger

        In considering the recommendation of the PacWest board of directors with respect to the merger, PacWest stockholders should be aware that the executive officers and directors of PacWest have certain interests in the merger that may be different from, or in addition to, the interests of PacWest stockholders generally. The PacWest board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that PacWest stockholders vote to approve the PacWest Merger proposal. These interests are described in further detail below. Please note that, except as otherwise noted, amounts specified below have been calculated assuming that the merger was consummated on October 31, 2013 and, where applicable, assuming each executive officer experienced a qualifying termination of employment as of October 31, 2013 and a per share price of PacWest common stock as quoted on NASDAQ of $35.18, the average closing price per share of PacWest common stock over the first five business days following the public announcement of the merger.

Treatment of PacWest's Equity Awards

        The consummation of the merger will constitute a "change in control" and as a result all unvested time-based and performance-based restricted stock or other equity awards will fully vest upon the consummation of the merger. The following table shows the value of the acceleration for the directors and executive officers based on holdings as of October 31, 2013 and a stock price of $35.18 per share of PacWest common stock (as described above):

Name	Unvested Time-Based Restricted Stock (#)	Unvested Performance-Based Restricted Stock (#)	Total Value of Accelerated Equity ($)
Matthew P. Wagner	133,333	325,000	16,124,155
Victor R. Santoro	56,666	140,000	6,918,710
Jared M. Wolff	41,666	125,000	5,863,310
Michael J. Perdue	40,000	40,000	2,814,400
Daniel B. Platt	—	30,000	1,055,400
Remaining executive officers as a group	181,664	205,000	13,602,840
Non-employee directors as a group	—	—	—

Executive Severance Pay Plan

        PacWest has adopted an Executive Severance Pay Plan, referred to as the ESPP, which provides for severance compensation for PacWest's executive officers in the event of termination without "cause" or for "good reason" (as each is defined in the ESPP) within two years following a change in control. The ESPP requires that there be both a change in control and a termination by PacWest without "cause" or a termination by the participant for "good reason", which is often referred to as a "double-trigger." The consummation of the merger will constitute a "change in control" under the ESPP.

        In the event an executive is terminated by PacWest without "cause" or terminates his or her employment for "good reason" within two years after the consummation of the merger, PacWest will (i) provide or pay, as the case may be, the participant (a) his or her accrued base salary and benefits through termination, plus his or her pro rata target annual bonus for the year in which the participant is terminated, and (b) a designated multiple of the participant's highest annual compensation (annual base salary plus annual target bonus) for any calendar year in the three calendar years ending with the calendar year of termination and (ii) provide the participant and his or her dependents with medical, dental, disability and life insurance coverage for the number of years corresponding to the participant's severance multiple, unless the participant obtains other health coverage. If a participant is subject to any excise tax imposed under Section 4999 of the Internal Revenue Code by reason of a change in control, then PacWest will gross-up the participant so that he or she is made whole. Mr. Wagner has a severance multiple of three and each of the other PacWest named executive officers has a severance multiple of two. PacWest's other executive officers have a severance multiple of two, except for certain executive officers who have a severance multiple of one.

        The following table shows the potential severance payments for the executive officers based on an assumed separation date of October 31, 2013 and a stock price of $35.18 per share of PacWest common stock (as described above):

Name	Cash ($)(1)	Perquisites/ Benefits ($)(2)	Tax Reimbursement ($)(3)	Total ($)
Matthew P. Wagner	4,500,000	138,972	7,109,420	11,748,392
Victor R. Santoro	1,551,250	96,170	2,870,400	4,517,820
Jared M. Wolff	1,338,750	118,692	2,702,150	4,159,592
Michael J. Perdue	1,317,527	114,176	1,207,921	2,639,624
Daniel B. Platt	1,020,000	131,258	925,910	2,077,168
Remaining executive officers as a group	7,560,000	750,964	6,803,507	15,144,471

(1)
Represents 300% in the case of Mr. Wagner, 200% in the case of Messrs. Santoro, Wolff, Perdue and Platt and 100% to 200% in the case of the remaining executive officers of the sum of the executive's base salary and target Executive Incentive Compensation Plan award.

(2)
Represents the value of reimbursement for COBRA payments, an automobile allowance, life, medical, long-term care and disability insurance premiums, and club dues.

(3)
Represents the estimated reimbursement for any excise taxes imposed under Section 4999 of the internal revenue code, in the event the executive is involuntarily terminated on the closing.

Combined Company's Officers and Directors.

        The merger agreement provides that, at the effective time, the number of directors that will comprise the full board of directors of the combined company will be 13. Of the members of the initial board of directors of the combined company at the effective time, eight will be designated by PacWest, each of whom is mutually agreeable to the parties. In addition, at the effective time, Matthew P. Wagner, the current chief executive officer of PacWest, will be the chief executive officer of the combined company and John M. Eggemeyer III, the current chairman of the board of directors of PacWest, will be the chairman of the board of directors of the combined company.

Interests of John M. Eggemeyer III

        PacWest's chairman of the board of directors, John M. Eggemeyer III, who will become chairman of the board of directors of the combined company at the effective time, is chief executive officer of Castle Creek Financial, LLC. Pursuant to an agreement, dated May 18, 2011, PacWest retained Castle Creek Financial as its financial advisor and PacWest will pay Castle Creek Financial a fee upon the consummation of the merger.

        Castle Creek Financial performed various customary financial advisory services for PacWest in connection with entering into the merger agreement, including assisting PacWest in structuring the financial aspects of the transaction, financial modeling and statistical analysis and assistance in negotiation of the financial terms of the merger agreement. In the event of an acquisition of a financial institution by PacWest for greater than $20 million, the contract under which Castle Creek Financial performs these services provides for a fee of $200,000 plus 0.65% of the amount of the transaction value in excess of $20 million, subject to reduction for certain expenses. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of PacWest. Pursuant to the engagement letter and further discussions between the parties, the fee payable by PacWest to Castle Creek Financial has been reduced to $9 million which will be paid at the closing of the merger.

 Interests of CapitalSource Directors and Executive Officers in the Merger

        In considering the recommendation of the CapitalSource board of directors with respect to the merger, CapitalSource stockholders should be aware that the executive officers and directors of CapitalSource have certain interests in the merger that may be different from, or in addition to, the interests of CapitalSource stockholders generally. The CapitalSource board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that CapitalSource stockholders vote to approve the CapitalSource merger proposal. These interests are described in further detail below. Please note that, except as otherwise noted, amounts specified below have been calculated assuming that the merger was consummated on October 31, 2013 and, where applicable, assuming each executive officer experienced a qualifying termination of employment as of October 31, 2013.

Treatment of Outstanding Equity Awards

        Upon consummation of the merger, CapitalSource equity awards that are outstanding immediately prior to the consummation of the merger will fully vest (to the extent unvested immediately prior to the merger) and will be converted into a number of shares of PacWest common stock equal in value to the aggregate value of the applicable CapitalSource equity award immediately prior to the merger, according to the formulas described below:

        Value of Merger Consideration.    Solely for purposes of determining the number of shares of PacWest common stock into which CapitalSource equity awards will be converted, the value of the merger consideration under the merger agreement equals: (i) $2.47 (the cash portion of the per share merger consideration), plus (ii) 0.2837 (the fraction of a share of PacWest common stock comprising the stock portion of the merger consideration) multiplied by the average closing price of PacWest common stock as quoted on NASDAQ over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated.

        CapitalSource Stock Options.    At the effective time, each outstanding option to purchase shares of CapitalSource common stock, whether vested or unvested, that is in-the-money (that is, has an exercise price less than the value of the per share merger consideration) will vest (to the extent it is not already vested) and each such outstanding option will convert into the right to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock subject to the option immediately before the merger is consummated, multiplied by (ii) the excess of the value of the per share merger consideration over the exercise price of the option, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above). Cash will be paid in lieu of any fractional shares of PacWest common stock. Options with an exercise price greater than or equal to the value of the per share merger consideration, whether vested or unvested, will be cancelled for no consideration.

        CapitalSource Restricted Stock Unit and Restricted Stock Awards.    At the effective time, each CapitalSource restricted stock unit and restricted stock award will vest in full and entitle the holder to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock subject to the award, multiplied by (ii) the value of the per share merger consideration, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above), plus any accrued but unpaid dividend equivalents. Cash will be paid in lieu of any fractional shares of PacWest common stock.

        CapitalSource Deferred Units.    At the effective time, each CapitalSource deferred unit will vest in full (to the extent not vested) and be converted into the right for the holder to receive a number of shares of PacWest common stock equal to (i) the number of shares of CapitalSource common stock underlying such deferred unit, multiplied by (ii) the value of the per share merger consideration, divided by (iii) the value of a share of PacWest common stock (calculated based on the average closing price described above), plus any accrued but unpaid dividend equivalents, with fractional shares to be credited and paid in cash at the applicable settlement date.

        The merger agreement requires shares of PacWest common stock to be delivered, net of withholding taxes, to CapitalSource equity award holders no later than five business days after the merger is consummated; provided that deferred units or RSUs that are deferred compensation under Section 409A of the Internal Revenue Code will be paid in shares of PacWest common stock, plus earnings and dividends credited to the equity holder's account after consummation of the merger, on the scheduled payment date(s) under the CapitalSource Inc. Amended and Restated Deferred Compensation Plan or the applicable award agreement.

Summary Tables

        The following tables show estimated payments that could be made to CapitalSource executive officers and members of the board of directors for their vested and unvested stock options, restricted stock awards, RSU awards, and vested and unvested deferred units, as applicable. For purposes of the calculations in this section and the calculations in the section entitled "Merger-Related Compensation for CapitalSource's Named Executive Officers", the merger is assumed to have been consummated as of October 31, 2013 and the merger consideration value is assumed to be $12.05 per share of CapitalSource common stock (based on the average closing market price per share of CapitalSource's common stock as quoted on the NYSE over the first five business days following the public announcement of the transaction). The actual amounts to be received by CapitalSource executive officers and directors in respect of their CapitalSource equity awards in connection with the merger will depend on certain factors, including the date on which the merger is actually consummated and the average closing price of PacWest common stock as quoted on NASDAQ over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated and will differ from the amounts set forth below.

        Executive Officers.    The table below shows, for each named executive officer and the remaining executive officers as a group, assuming the merger were consummated as of October 31, 2013 and using the assumed merger consideration value of $12.05 per share of CapitalSource common stock (as described above), (i) the number of shares of CapitalSource common stock subject to vested "in-the-money" options held and the value of the merger consideration that would be received for such vested options upon completion of the merger, (ii) the number of shares of CapitalSource common stock subject to unvested "in-the-money" stock options held and the value of the merger consideration that that would be received for such options that vest upon completion of the merger and (iii) the number of shares of CapitalSource common stock subject to restricted stock or RSU awards held and the value of the merger consideration that would be received for such restricted stock or RSU awards that vest upon completion of the merger, in each case not taking into account any applicable tax withholding.

							Total Value of Merger Consideration
	Vested In-the-Money Stock Options		Unvested In-the-Money Stock Options		Restricted Stock Units / Restricted Stock(1)
								For Vested and Unvested CapitalSource Equity Awards ($)
Executive Officers	Shares of CapitalSource Common Stock	Value of Merger Consideration ($)	Shares of CapitalSource Common Stock	Value of Merger Consideration ($)	Shares of CapitalSource Common Stock	Value of Merger Consideration ($)	For Unvested CapitalSource Equity Awards ($)
James J. Pieczynski	1,255,000	10,105,100	280,000	1,391,600	64,263	774,373	2,165,973	12,271,073
Douglas (Tad) Lowrey	830,000	5,843,600	280,000	1,391,600	64,263	774,373	2,165,973	8,009,573
Laird M. Boulden	187,500	1,421,250	62,500	473,750	103,992	1,253,104	1,726,854	3,148,104
John A. Bogler	100,000	861,750	25,000	182,250	127,339	1,534,429	1,716,679	2,578,429
Bryan M. Corsini(2)	77,000	697,620	0	0	140,156	1,688,877	1,688,877	2,386,497
Remaining executive officers as a group(3)	145,000	1,313,700	0	0	186,514	2,247,494	2,247,494	3,561,194

(1)
Shares of CapitalSource common stock underlying restricted stock units and restricted stock awards are rounded to the nearest whole share in the table above.

(2)
Mr. Corsini holds approximately 17,858 shares of restricted stock that are scheduled to vest on December 15, 2013, before the expected consummation of the merger. The total value of the merger consideration for Mr. Corsini's equity awards after giving effect to this scheduled vesting would be approximately $1,473,688 for his unvested equity awards and approximately $2,171,308 for his vested and unvested equity awards, based on the assumed $12.05 per share merger consideration value described above.

(3)
The following unvested equity awards held by Messrs. Scardelletti and Smith are scheduled to vest before the expected consummation of the merger: approximately 37,705 shares of restricted stock held by Mr. Scardelletti scheduled to vest on November 15, 2013 and approximately 13,526 shares of restricted stock held by Mr. Smith scheduled to vest on December 15, 2013. The total value of the merger consideration for their equity awards after giving effect to this scheduled vesting would be approximately $1,630,161 for their unvested equity awards and approximately $2,943,861 for their vested and unvested equity awards, based on the assumed $12.05 per share merger consideration value described above.

        Non-Employee Directors.    The table below shows, for each non-employee director, assuming the merger was consummated as of October 31, 2013 and using the assumed merger consideration value of $12.05 per share of CapitalSource common stock (as described above), (i) the number of shares of CapitalSource common stock subject to vested "in-the-money" options held by him or her and the value of the merger consideration that he or she would receive for such vested options upon completion of the merger, (ii) the number of shares of CapitalSource common stock subject to vested deferred units held by him or her and the value of the merger consideration that he or she would receive for such deferred units upon completion of the merger and (iii) the number of shares of CapitalSource common stock subject to unvested deferred units and restricted stock awards held by him or her and the value of the merger consideration that he or she would receive for such deferred units or restricted stock awards that vest upon completion of the merger. None of the CapitalSource non-employee directors holds unvested options to purchase CapitalSource common stock.

							Total Value of Merger Consideration
	Vested In-the-Money Stock Options				Unvested Deferred Units / Restricted Stock
			Vested Deferred Units
								For Vested and Unvested CapitalSource Equity Awards ($)
Non-Employee Directors	Shares of CapitalSource Common Stock	Value of Merger Consideration ($)	Shares of CapitalSource Common Stock	Value of Merger Consideration ($)	Shares of CapitalSource Common Stock	Value of Merger Consideration ($)	For Unvested CapitalSource Equity Awards ($)
William G. Byrnes	0	0	206,993	2,494,266	8,053	97,039	97,039	2,591,304
Andrew B. Fremder	0	0	103,361	1,245,500	8,053	97,039	97,039	1,342,539
C. William Hosler	0	0	214,228	2,581,447	8,053	97,039	97,039	2,678,486
Timothy M. Hurd	7,105	9,159	30,173	363,585	8,053	97,039	97,039	469,782
Sara Grootwassink Lewis	238,190	1,864,283	44,601	537,442	8,053	97,039	97,039	2,498,763
Steven A. Museles	0	0	12,301	148,227	8,053	97,039	97,039	245,266
Joseph C. Mello	0	0	24,212	291,755	8,053	97,039	97,039	388,793

Employment and Change in Control Arrangements

        CapitalSource has entered into employment agreements with Messrs. Pieczynski, Lowrey, Bogler, Boulden and Corsini and a change in control agreement with Mr. Scardelletti. In addition, the merger agreement provides that, as of the consummation of the merger, Mr. Smith will be eligible to participate in the PacWest Executive Severance Pay Plan. The summary below describes the payments and benefits to which the executive officers are expected to become entitled in connection with the consummation of the merger. The merger agreement provides that the merger is deemed a change in control for purposes of certain CapitalSource compensation and benefits arrangements, including the employment and change in control arrangements described below.

        Pursuant to the merger agreement, effective as of the consummation of the merger, the employment agreements with each of Messrs. Pieczynski, Boulden and Corsini and the change in control agreement with Mr. Scardelletti will be terminated, and each of the executives will be entitled to receive a cash payment equal to the severance payments and benefits to which they would be entitled under their respective employment and change in control agreements if their employment terminated without cause or for good reason as of the consummation of the merger. The payments will be made on the date that the merger is consummated, except that, to the extent that payment would not be permissible under applicable tax law, the payment will be credited to a fully vested and non-forfeitable interest bearing account in the executive's name under the CapitalSource Amended and Restated Deferred Compensation Plan to be paid at such time as permitted under applicable tax law.

        Employment Agreements.    The employment agreements with Messrs. Lowrey and Bogler provide that if the executive is terminated by the executive's employer without cause or by the executive for good reason (each as defined in the applicable employment agreement) within 24 months after a change in control or within the period beginning three months prior to the execution of a binding agreement for a transaction or the making of a tender or exchange offer that would, if consummated, result in a change in control and ending on the date of the change in control or, if earlier, the date when the transaction is abandoned, then the executive will be entitled to the following payments and benefits (in addition to base salary and accrued benefits through the termination date): (i) a cash lump sum payment equal to two-and-one-half times (for Mr. Lowrey) or two times (for Mr. Bogler) the executive's base salary as of the termination date plus two-and-one-half times (for Mr. Lowrey) or two times (for Mr. Bogler) the average bonuses the executive earned for the two years prior to the year of termination, (ii) a pro rata bonus for the year of termination, (iii) all outstanding equity awards that the executive holds will immediately vest and all options will remain exercisable for five years following the termination date, and (iv) the executive and his covered dependents will be entitled to continued participation, on the same terms and conditions as immediately prior to the termination date, for

24 months (for Mr. Lowrey) or 18 months (for Mr. Bogler) or such earlier time as the executive becomes eligible for comparable benefits elsewhere, in health and life insurance coverage in which the executive and his eligible dependents were participating immediately prior to the termination date (or, for Mr. Lowrey, if the employer cannot provide coverage after 18 months, the employer will make payments to the executive on an after-tax basis equal to the COBRA premiums for any period after 18 months).

        Messrs. Lowrey and Bogler are not expected to continue employment with the combined company following the merger. Accordingly, in connection with a qualifying termination of their employment upon consummation of the merger, they will be entitled to the severance payments and benefits described above.

        Effective upon consummation of the merger, Mr. Pieczynski and Mr. Boulden will be entitled to the same payments and benefits described above for Mr. Lowrey and Mr. Bogler, respectively, except that, in full settlement of CapitalSource's obligations to each of Mr. Pieczynski and Mr. Boulden in connection with the termination of their employment agreements, Messrs. Pieczynski and Boulden each will receive a lump sum cash payment equal to the value of such payments and benefits (other than equity awards) as if they experienced qualifying termination on the date the merger was consummated.

        In full settlement of CapitalSource's obligations to Mr. Corsini in connection with the termination of his employment agreement, Mr. Corsini will be entitled to a lump sum cash payment equal to the value of the following payments and benefits: (i) an amount equal to the greater of (a) two times the sum of Mr. Corsini's base salary and the average of the annual bonuses earned by Mr. Corsini for the two calendar years immediately preceding the year of the effective date of the merger, if any, and (b) $1.8 million, (ii) a pro rata bonus for the year of the termination, and (iii) 18 months of health and life insurance coverage on the same terms as applied to Mr. Corsini and his eligible dependents immediately prior to the consummation of the merger.

        Each of the employment agreements described above provides that receipt of payment is subject to signing a release of claims in favor of CapitalSource and contains perpetual confidentiality, non-disclosure and non-disparagement covenants and non-compete and non-solicitation covenants applicable until 12 months after the earlier of the expiration of the term of the applicable employment agreement and the date of termination of the executive's employment.

        Additionally, under each of the employment agreements described above, if an executive is a "disqualified individual," as defined in Section 280G of the Internal Revenue Code, then any right to receive a payment or benefit under the applicable employment agreement will not be paid or become vested or exercisable, to the extent that (i) the right to payment, vesting or exercise would cause any payment or benefit to the executive to be considered a "parachute payment" under Section 280G of the Internal Revenue Code, and (ii) as a result of receiving such parachute payment, the aggregate after-tax amounts received by the executive from his employer would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a parachute payment. The merger is not expected to be a change in control of CapitalSource for purposes of Section 280G of the Internal Revenue Code and, as such, it is not expected that the reduction of payments or benefits will apply.

        Change in Control Arrangements.    In full settlement of CapitalSource's obligations to Mr. Scardelletti in connection with the termination of his change in control agreement, Mr. Scardelletti will be entitled to a lump sum cash payment equal to the value of the following payments and benefits, which he would receive under his change in control agreement if his employment were terminated by CapitalSource Bank without cause or by Mr. Scardelletti for good reason (each as defined in his employment agreement) within 12 months following a change in control: (i) two times his base salary as of the date of termination and the average of the annual cash bonuses paid for the two years prior to the year of termination and (ii) 18 months of health coverage on the same terms as applied to Mr. Scardelletti and his eligible dependents immediately prior to the consummation of the merger.

        Mr. Scardelletti's payments and benefits are subject to the same reduction of potential "parachute payments" under Section 280G of the Internal Revenue Code described above in the section entitled "Employment Agreements." However, as the merger is not expected to be a change in control of CapitalSource for purposes of Section 280G of the Internal Revenue Code, it is not expected that the reduction of payments or benefits will apply.

        Effective as of the consummation of the merger, Mr. Smith will participate in PacWest's ESPP. In the event that he is terminated by PacWest without "cause" or he terminates his employment for "good reason" within two years after consummation of the merger, Mr. Smith will be entitled to the following payments and benefits (in addition to base salary and accrued benefits through the termination date): (i) one times his highest annual compensation (annual base salary plus annual target bonus) for any calendar year in the three calendar years ending with the calendar year of termination, (ii) a prorated target bonus for the year of termination, and (iii) health, disability and life insurance benefits for 12 months after termination, or such earlier time as he becomes eligible for similar benefits elsewhere. In consideration for the severance, Mr. Smith will be prohibited from soliciting PacWest employees for two years following termination of his employment.

        Mr. Smith is not expected to continue employment with the combined company following the merger. Accordingly, because he will be experiencing a qualifying termination, he is expected to become entitled to the severance payments and benefits described above upon consummation of the merger.

        The aggregate estimated value of payments and benefits to which Messrs. Scardelletti and Smith would be entitled (excluding the value of the accelerated vesting of equity awards), if the merger were consummated as of October 31, 2013 and the executive officer's employment (for Mr. Smith) or change in control agreement (for Mr. Scardelletti) were terminated on that date is $2,300,991.

Indemnification and Insurance

        Pursuant to the terms of the merger agreement, following the effective time, PacWest has agreed to indemnify present and former directors and officers of CapitalSource in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent permitted under law as described in "The Merger Agreement—Conduct of Business Prior to the Completion of the Merger—Indemnification and Directors' and Officers' Insurance."

Board of Directors of PacWest Bank After the Merger

        Pursuant to the merger agreement, the board of directors of the combined company will consist of 13 members, five of whom will be designated by CapitalSource, each of whom will be mutually agreeable to PacWest and CapitalSource. At the effective time, Mr. Lowrey, current chief executive officer and chairman of CapitalSource Bank, will be the chairman of the board of directors of the surviving bank in the bank merger.

Merger-Related Compensation for CapitalSource's Named Executive Officers

        The table below sets forth the estimated amounts of compensation and benefits that each named executive officer of CapitalSource could receive that are based on or otherwise relate to the merger. This compensation is referred to as "golden parachute compensation" by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to CapitalSource's named executive officers. The golden parachute compensation payable to these individuals is subject to a nonbinding advisory vote of CapitalSource's shareholders, as described above in "CapitalSource Proposals—CapitalSource Advisory (Non-Binding) Proposal on Specified Compensation Proposal."

        The consummation of the merger will constitute a "change in control" under the terms of certain CapitalSource benefit plans. For a description of golden parachute compensation payable to and the treatment of outstanding equity awards held by CapitalSource directors and executive officers, see "—Interests of CapitalSource Directors and Executive Officers in the Merger" beginning on page 91.

        The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the merger, assuming: (1) the closing date of the merger occurred on October 31, 2013; (2) a merger consideration value of $12.05 per share of CapitalSource common stock (based on the average closing market price per share of CapitalSource common stock as quoted on the NYSE over the first five business days following the public announcement of the merger, as required by the applicable SEC disclosure rules) and (3) for certain of the named executive officers, a qualifying termination of employment occurred on October 31, 2013. The amounts shown below are estimates based on multiple assumptions made for purposes of disclosure in this document. The actual amounts to be received by a named executive officer may differ materially from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
James J. Pieczynski	4,195,514	2,165,973	34,452	6,395,939
John A. Bogler	2,264,795	1,716,679	25,502	4,006,976
Douglas (Tad) Lowrey	4,195,514	2,165,973	24,018	6,385,505
Bryan M. Corsini	2,264,795	1,688,877	25,502	3,979,174
Laird M. Boulden	2,354,795	1,726,854	25,502	4,107,151

(1)
Upon consummation of the merger, in satisfaction of any obligations owed to Messrs. Pieczynski, Corsini and Boulden in connection with the termination of their respective employment agreements with CapitalSource, the three executives are entitled to a cash payment equal to the value of severance and benefits to which they would be entitled if they experienced a qualifying termination of employment as of the consummation of the merger. For Messrs. Pieczynski, Corsini and Boulden, the amounts in the Cash column above represent the portion of such payment that would be attributable to cash severance and pro-rata bonus. For Messrs. Bogler and Lowrey, the amounts in the Cash column represent "double trigger" severance and pro rata bonus payments to be made to them upon the qualifying termination of their employment as of the consummation of the merger. These payments are described above in the section entitled "Employment Agreements". Pro rata bonuses are calculated assuming performance at the target level. Set forth below are the values of the cash amounts that are attributable to severance and pro rata annual bonus:

Name	Cash Severance ($)	Pro Rata Bonus ($)
James J. Pieczynski	3,612,500	583,014
John A. Bogler	1,890,000	374,795
Douglas (Tad) Lowrey	3,612,500	583,014
Bryan M. Corsini	1,890,000	374,795
Laird M. Boulden	1,980,000	374,795
(2)
All unvested equity awards held by the named executive officers will vest "single trigger" upon consummation of the merger and be converted into shares of PacWest common stock as described in the section entitled "Treatment of Outstanding Equity Awards". In accordance with applicable disclosure rules, the price per share of CapitalSource common stock used to calculate the amounts below equals $12.05, the average closing market price per share of CapitalSource's common stock on the NYSE over the first five business days following the public announcement of the transaction. Individual values for the accelerated vesting of equity awards, using the $12.05 price per share of CapitalSource common stock, are set forth below:

Name	CapitalSource Stock Options ($)	CapitalSource Restricted Shares ($)	CapitalSource Restricted Stock Units ($)
James J. Pieczynski	1,391,600	0	774,373
John A. Bogler	182,250	1,534,429	0
Douglas (Tad) Lowrey	1,391,600	0	774,373
Bryan M. Corsini	0	1,688,877	0
Laird M. Boulden	473,750	1,253,104	0

  As described in the section entitled "Summary Tables—Executive Officers", approximately 17,858 shares of restricted stock held by Mr. Corsini are scheduled to vest on December 15, 2013, before the expected consummation of the merger. After giving effect to that scheduled vesting, the value of the merger consideration payable to him in respect of the accelerated vesting of his equity awards, based on the assumptions described above, would be approximately $ 1,473,688, resulting in a total golden parachute compensation value of $3,763,985.

(3)
For Messrs. Pieczynski, Corsini and Boulden, the amounts in the Perquisites/Benefits column represent the portions of the cash payment they would receive upon consummation of the merger that are attributable to the value of health and life insurance premiums for 24 months (for Mr. Pieczynski) or 18 months (for Messrs. Corsini and Boulden). For Messrs. Bogler and Lowrey, the amounts in the Perquisites/Benefits column represent the value of health and life insurance premiums that would be provided to the executives for 24 months (for Mr. Lowrey) and 18 months (for Mr. Bogler) following the qualifying termination of their employment upon the consummation of the merger. These payments and benefits are described above in the section entitled "Employment Agreements". The estimates are based on CapitalSource-paid premiums under CapitalSource's medical, dental, vision and life insurance plans, effective September 1, 2013.

Merger-Related Compensation for PacWest's Named Executive Officers

        The table below sets forth the estimated amounts of compensation and benefits that each named executive officer of PacWest could receive that are based on or otherwise relate to the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to PacWest's named executive officers. The golden parachute compensation payable to these individuals is subject to a nonbinding advisory vote of PacWest's shareholders, as described above in "PacWest Proposals—PacWest Advisory (Non-Binding) Proposal on Specified Compensation Proposal."

        The consummation of the merger will constitute a "change in control" under the terms of certain PacWest benefit plans. For a description of golden parachute compensation payable to and the treatment of outstanding equity awards held by PacWest directors and executive officers, see "—Interests of PacWest Directors and Executive Officers in the Merger" beginning on page 88.

        The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the merger, assuming: (1) the effective time occurred on October 31, 2013; (2) a per share price of PacWest common stock of $35.18 (based on the average closing market price per share of PacWest common stock as quoted on NASDAQ over the first five business days following the public announcement of the merger, as required by the applicable SEC disclosure rules), and (3) an involuntary termination on October 31, 2013. The amounts shown below are estimates based on multiple assumptions made for purposes of disclosure in this document. The actual amounts to be received by a named executive officer may differ materially from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Matthew P. Wagner	4,500,000	16,124,155	138,972	7,109,420	27,872,547
Victor R. Santoro	1,551,250	6,918,710	96,170	2,870,400	11,436,530
Jared M. Wolff	1,338,750	5,863,310	118,692	2,702,150	10,022,902
Michael J. Perdue	1,317,527	2,814,400	114,176	1,207,921	5,454,024
Daniel B. Platt	1,020,000	1,055,400	131,258	925,910	3,132,568

(1)
Represents that value of cash severance payable under the ESPP, which is a "double trigger" program, meaning payments are made only if the executive suffers a covered termination of employment within two years following the change in control. The amounts shown in the first column of the above table are based on the following assumptions and provisions of the plan: in the event the named executive is terminated within two years after a change in control either (i) by PacWest for any reason other than cause or (ii) by the executive for good reason, PacWest is required to pay an amount equal to 200% (300% in the case of Mr. Wagner) of the sum of the executive's base salary and target Executive Incentive Compensation Plan award.

(2)
Represents the value of the acceleration of "single trigger" stock awards under PacWest's 2003 Stock Incentive Plan, which provides that, upon a change in control, any unvested time-based or performance-based restricted stock, or other equity awards would fully vest.

(3)
Represents, pursuant to the ESPP and only available upon a covered termination, reimbursement for COBRA payments, an automobile allowance, life, medical, long-term care and disability insurance premiums, and club dues.

(4)
Represents, pursuant to the ESPP but available whether or not the executive has been terminated, reimbursement for any excise taxes imposed under Section 4999 of the internal revenue code in the event the executive is terminated. In the event that the executive is not terminated, then the reimbursement for any excise taxes imposed under Section 4999 is estimated to only be:

Name	Tax Reimbursement($)
Matthew P. Wagner	4,290,828
Victor R. Santoro	1,872,899
Jared M. Wolff	1,793,520
Michael J. Perdue	427,066
Daniel B. Platt	—

Regulatory Approvals Required for the Merger

        Completion of the merger and the bank merger are subject to the receipt of approvals from the Federal Reserve Board, FDIC and CDBO and any other approval from any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on the combined company, as well as the expiration of any statutory waiting periods in respect of any of the foregoing, in each case subject to the condition that none of the approvals shall contain any "materially burdensome regulatory condition". The merger agreement defines a "materially burdensome regulatory condition" to mean any condition that would reasonably be likely following the effective time to (i) have a material adverse effect with respect to the combined company and its subsidiaries, taken as a whole, or (ii) require PacWest, Pacific Western Bank, the combined company or the surviving bank in the bank merger to raise additional capital in an amount that would materially reduce the economic benefits of the merger to the holders of PacWest common stock (including the CapitalSource stockholders in respect of the shares of PacWest common stock received by them in the merger). The merger and the bank merger are also subject to the consent of the FDIC under the shared-loss agreements between Pacific Western Bank and the FDIC that the shared-loss agreements will remain in effect after the merger. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. PacWest and CapitalSource have agreed to use their reasonable best efforts to cooperate and use their respective reasonable best efforts to prepare and file, or in the case of PacWest cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or governmental authorities in order to consummate the merger, the bank merger or any of the other transactions contemplated by the merger agreement. PacWest, CapitalSource and/or their respective subsidiaries have filed applications and notifications to obtain these regulatory approvals.

        Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the merger or will contain a materially burdensome regulatory condition.

Federal Reserve Board

        PacWest is a bank holding company as defined in the BHC Act. The primary regulator of PacWest is the Federal Reserve Board. PacWest has filed a notice with the Federal Reserve under Sections 4(c)(8) and 4(j) of the BHC Act for the transactions contemplated by the merger agreement. In considering the approval of the merger, the Federal Reserve Board is required by the BHC Act to review, with respect to PacWest and the companies and insured depository institution to be acquired: (1) financial and managerial resources and the effect of the proposed transaction on these resources, including the management expertise, internal controls and risk management systems, (2) the effect of the proposal on competition and (3) whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices or risk to the stability of the United States banking or financial system. The Federal Reserve Board also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1997, referred to as the CRA. In connection with such a review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

Federal Deposit Insurance Corporation

        The prior approval of the FDIC will be required under Section 18(c) of the Federal Deposit Insurance Act, referred to as the Bank Merger Act, to merge CapitalSource Bank with and into Pacific Western Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of each bank that is a party to the bank merger, (3) each of the banks' effectiveness in combating money-laundering activities, (4) the convenience and needs of the communities in which the banks serve and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The FDIC also reviews the performance records of the relevant depository institutions under the CRA, including their CRA ratings. In connection with its review under the Bank Merger Act, the FDIC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

        Transactions approved by the FDIC generally may not be completed until 30 days after the approval of the FDIC is received, during which time the Department of Justice, referred to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC regarding the bank merger's effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

California Department of Business Oversight

        The prior approval of the CDBO will be required under the California Financial Code to merge CapitalSource Bank with and into Pacific Western Bank. In reviewing the merger of CapitalSource Bank with Pacific Western Bank, the CDBO will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The CDBO will also take into account the record of performance of the banks concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The CDBO will take into account CRA ratings when considering approval of the proposed transaction. In considering the merger, the California Financial Code also requires the CDBO to consider whether the proposed transaction is unfair, unjust or inequitable to the bank being acquired or to its depositors, creditors or stockholders.

        PacWest has submitted to the CDBO a request for exemption from Section 1250 of the California Financial Code dealing with acquisition of control of a California-chartered bank or any corporation controlling a California-chartered bank. If the CDBO does not grant an exemption, then PacWest would be required to obtain prior approval for PacWest to acquire CapitalSource and CapitalSource Bank. In reviewing the application, the CDBO will take into account the same factors and considerations discussed above in the context of the application to the CDBO to merge the banks.

Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

        Although PacWest and CapitalSource expect to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.

Accounting Treatment

        In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (a) the recorded assets and liabilities of PacWest will be carried forward at their recorded amounts, (b) PacWest's historical operating results will be unchanged for the prior periods being reported on and (c) the assets and liabilities of CapitalSource will be adjusted to fair value at the date of the merger. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of cash and shares of PacWest common stock to be issued to former CapitalSource stockholders and shares of PacWest common stock to be issued to former holders of CapitalSource stock options, RSUs, restricted shares and deferred units, exceeds the fair value of the net assets including identifiable intangibles of CapitalSource at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of CapitalSource being included in the operating results of PacWest beginning from the date of completion of the merger.

Public Trading Markets

        PacWest common stock is listed on NASDAQ under the symbol "PACW." CapitalSource common stock is listed on the NYSE under the symbol "CSE." Upon completion of the merger, CapitalSource common stock will be delisted from the NYSE and thereafter will be deregistered under the Exchange Act. The PacWest common stock issuable in the merger will be listed on NASDAQ.

Exchange of Shares in the Merger

        At or prior to the effective time, PacWest will appoint an exchange agent to handle the exchange of shares of CapitalSource common stock for cash and shares of PacWest common stock. As promptly as practicable after the effective time (and in any event within five business days), the exchange agent will send to each holder of record of CapitalSource common stock at the effective time a letter of transmittal and instructions for effecting the exchange of CapitalSource common stock for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, a CapitalSource stockholder will receive a check in the amount (after giving effect to any required tax withholdings as provided in the merger agreement) equal to $2.47 multiplied by the number of shares of CapitalSource common stock held by such holder plus any cash in lieu of fractional shares and any whole shares of PacWest common stock such holder is entitled to receive based on the exchange ratio of 0.2837. After the effective time, CapitalSource will not register any transfers of shares of CapitalSource common stock.

        PacWest stockholders need not take any action with respect to their stock certificates or book-entry shares of PacWest common stock.

Tax Benefit Preservation Plan

        The merger agreement provides that, at or immediately following the closing, PacWest will adopt a tax benefit preservation plan designed to preserve the net operating losses and certain other tax assets of the combined company. The plan will be designed to prevent an "ownership change" as defined under the federal tax laws so as to preserve the CapitalSource net operating losses by discouraging persons from becoming "5-percent shareholders," as defined under the federal tax laws, of the combined company and existing "5-percent shareholders" from increasing their beneficial ownership of shares. CapitalSource adopted a tax benefit preservation plan for this purpose on July 22, 2013. Under the CapitalSource plan, from and after the record date of August 5, 2013, each share of CapitalSource common stock will carry with it one preferred share purchase right, referred to as a right, until the distribution date (as defined in the plan) or earlier expiration of the rights. In general, the rights will work to impose a significant penalty upon any person or group which acquires 4.9% or more of CapitalSource's outstanding common stock after July 22, 2013, without the approval of the CapitalSource board. CapitalSource stockholders who own 4.9% or more of the outstanding common stock as of July 22, 2013, will not trigger the rights so long as they do not (i) acquire additional shares of common stock or (ii) fall under 4.9% ownership of common stock and then reacquire shares that in the aggregate equal 4.9% or more of the common stock. It is currently anticipated that PacWest's plan will contain substantially similar terms.

Appraisal Rights

        Under Delaware law, holders of CapitalSource common stock are entitled to dissenters' rights of appraisal in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL, referred to as Section 262. Pursuant to Section 262, CapitalSource stockholders who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Chancery Court if the merger is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the DGCL.

        CapitalSource stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Any CapitalSource stockholder wishing to preserve their rights to appraisal must make a demand for appraisal as described below.

        The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting CapitalSource stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Appendix H to this document.

        Under Section 262, CapitalSource is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. The CapitalSource special meeting will be held on [                        ], 2013.

        This document constitutes CapitalSource's notice to its stockholders of the availability of appraisal rights in connection with the merger under Section 262 of the general corporation law of the State of Delaware.

        If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Appendix H to this document and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of CapitalSource common stock, you must:

  •
  NOT vote your shares of CapitalSource common stock in favor of the merger;

  •
  deliver to CapitalSource a written demand for appraisal of your shares before the date of the special meeting, as described further below under "—Written Demand and Notice";

  •
  continuously hold your shares of CapitalSource common stock through the date the merger is consummated; and

  •
  otherwise comply with the procedures set forth in Section 262.

        If you sign and return a proxy card, or submit a proxy by telephone or through the Internet, that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

        Only a holder of record of shares of CapitalSource common stock, or a person duly authorized and explicitly purporting to act on that stockholder's behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder's name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of CapitalSource common stock in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to CapitalSource. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

        If the shares of CapitalSource common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of CapitalSource common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of CapitalSource common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement will not have a right to have the fair market value of their shares of CapitalSource common stock determined. However, failure to vote in favor of the merger agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to CapitalSource a written demand for payment of the fair value of the CapitalSource common stock held by you. In order to assist stockholders in determining whether to exercise appraisal rights, copies of CapitalSource audited consolidated financial statements as of and for the year ended December 31, 2012 and unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2013 are incorporated by reference in this document.

Written Demand and Notice

        A written demand for appraisal should be filed with CapitalSource before the CapitalSource special meeting. The demand notice shall be sufficient if it reasonably informs CapitalSource of your identity and that you wish to seek appraisal with respect to your shares of CapitalSource common stock. All demands should be delivered to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attention: General Counsel.

        The combined company, within 10 days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger, that the merger has become effective.

Judicial Appraisal

        Within 120 days after the effective date of the merger, the combined company or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of CapitalSource held by all such stockholders. The combined company is under no obligation to and has no present intention to file a petition and holders should not assume that the combined company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. At the hearing on the petition, the Delaware Court of Chancery shall determine which stockholders are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery so an appropriate legend can be placed on them. Failure to comply with this requirement may result in the dismissal of the appraisal proceedings with respect to you.

        After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the amount determined to be "fair value" in an appraisal proceeding. In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

        Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of CapitalSource common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

        Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the CapitalSource common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data

        If you submit a written demand for appraisal of your shares of CapitalSource common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the combined company within 120 days after the effective date of the merger, receive a written statement identifying (1) the aggregate number of shares of CapitalSource common stock which were not voted in favor of the adoption and approval of the merger agreement and with respect to which CapitalSource has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The combined company will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the combined company or any dissenting stockholder within the 120-day period after the effective date of the merger, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the combined company will file a petition with respect to the appraisal of the fair value of their shares or that the combined company will initiate any negotiations with respect to the fair value of those shares. The combined company will be under no obligation to take any action in this regard and PacWest and CapitalSource have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of CapitalSource common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder's right to an appraisal to cease.

Withdrawal

        Even if you submit a written demand for appraisal of your shares of CapitalSource common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective date of the merger, except that any such attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the combined company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective date of the merger. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which are summarized in this document and which is attached in its entirety as Appendix A.

        The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Appendix H to this document. CapitalSource urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

THE MERGER AGREEMENT

        The following is a summary of selected provisions of the merger agreement. While PacWest and CapitalSource believe this description covers the material terms of the merger agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to this document. The parties urge you to read the merger agreement in its entirety.

 Explanatory Note

        The merger agreement and the summary of its terms in this document have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about PacWest, CapitalSource or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by PacWest and CapitalSource only for purposes of the merger agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by PacWest and CapitalSource in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Stockholders of CapitalSource and PacWest are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by PacWest or CapitalSource. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this document, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of PacWest or CapitalSource.

        For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of PacWest or CapitalSource or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. Please see the section entitled "Where You Can Find More Information" beginning on page iii.

 The Merger

        Upon the terms and subject to the conditions of the merger agreement, CapitalSource will merge with and into PacWest, with PacWest surviving the merger. The separate corporate existence of CapitalSource, with all its rights, privileges, immunities, power and franchises will cease. The merger agreement also provides that immediately after the merger, CapitalSource Bank, a California state-chartered industrial bank and a wholly owned subsidiary of CapitalSource, will merge with and into Pacific Western Bank, a California state-chartered bank and wholly owned subsidiary of PacWest, with Pacific Western Bank as the surviving bank.

Effects of the Merger

        As a result of the merger, there will no longer be any publicly held shares of CapitalSource common stock. CapitalSource stockholders will only participate in the surviving company's future earnings and potential growth through their ownership of PacWest common stock. All of the other incidents of direct ownership of CapitalSource common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from CapitalSource, will be extinguished upon completion of the merger. All of the property, rights, privileges and powers of PacWest and CapitalSource will vest in the surviving company, and all claims, obligations, liabilities, debts and duties of PacWest and CapitalSource will become the claims, obligations, liabilities, debts and duties of the surviving company.

Closing and Effective Time of the Merger

        The merger agreement provides that the merger will be consummated no later than three business days after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of PacWest and CapitalSource. The merger will be consummated at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the certificate of merger. The parties are seeking regulatory approval by the end of the fourth quarter of 2013, with the consummation of the merger to occur as soon as practicable thereafter. However, there can be no assurance as to when or if the merger will occur.

        If the merger is not completed by July 31, 2014, the merger agreement may be terminated by either PacWest or CapitalSource, except to the extent that the failure of the merger to be consummated by that date arises out of or results from the knowing action or inaction of the party seeking to terminate which action or inaction is in violation of its obligations under the merger agreement.

        For a description of the transaction structure, merger consideration and treatment of CapitalSource stock options, CapitalSource RSUs, shares of CapitalSource restricted stock and CapitalSource deferred units, please see the section entitled "The Merger—Terms of the Merger" beginning on page 58.

Combined Company's Governing Documents, Officers and Directors

Combined Company's Governing Documents

        At the effective time, the certificate of incorporation (as amended as described elsewhere in this document) and bylaws of PacWest will be the certificate of incorporation and bylaws of the combined company as they exist immediately before the effective time, in each case until thereafter changed or amended as provided therein or by applicable law.

Combined Company's Officers and Directors

        At the effective time, the number of directors that will comprise the full board of directors of the combined company will be 13. Of the members of the initial board of directors of the combined company at the effective time, eight will be designated by PacWest, and five will be designated by CapitalSource, each of whom is mutually agreeable to the parties. At the effective time, Matthew P. Wagner, the current chief executive officer of PacWest, will be the chief executive officer of the combined company and John M. Eggemeyer III, the current chairman of the board of PacWest, will be the chairman of the board of directors of the combined company. At the effective time, Douglas (Tad) Lowrey, the current chief executive officer and chairman of CapitalSource Bank, will be the chairman of the board of directors of the surviving bank in the bank merger.

 Merger Consideration

Conversion of CapitalSource Common Stock

        At the effective time, each share of CapitalSource common stock, other than excluded shares as described below, issued and outstanding immediately prior to the effective time will be converted into and become exchangeable for the right to receive $2.47 in cash plus 0.2837 of a share of PacWest common stock as described under "The Merger—Merger Consideration."

Cancellation of Excluded Shares

        At the effective time, any shares of CapitalSource common stock held by PacWest or any direct or indirect wholly owned subsidiary of PacWest or by CapitalSource or any direct or indirect wholly owned subsidiary of CapitalSource, other than those held in a fiduciary capacity or as a result of debts previously contracted, and any dissenting shares, shall automatically be cancelled and retired and shall cease to exist and no consideration shall be issued in exchange therefor.

PacWest Common Stock

        Each outstanding share of PacWest common stock will remain an outstanding share of PacWest common stock and will not be converted or otherwise affected by the merger. For more information regarding PacWest common stock, see "Description of PacWest Common Stock."

Rights as Stockholders of CapitalSource

        At the effective time, holders of CapitalSource common stock will cease to be, and will have no rights as, stockholders of CapitalSource other than to receive the merger consideration.

Effect of Merger on CapitalSource Stock Options, Restricted Stock Units, Restricted Shares and Deferred Units

        For a description of the treatment of CapitalSource stock options, restricted stock units, restricted shares and deferred units in the merger, see "The Merger—Treatment of Options, Restricted Stock Units, Restricted Shares and Deferred Units."

Exchange Procedures

        Promptly after the effective time (and in any event within five business days), an exchange agent mutually agreed upon by PacWest and CapitalSource will provide appropriate transmittal materials to holders of record of CapitalSource common stock, advising such holders of the procedure for surrendering their stock to the exchange agent.

        Upon the surrender of the shares of CapitalSource common stock, the holder will be entitled to receive in exchange therefor:

  •
  a number of whole shares of PacWest common stock that such holder is entitled to receive pursuant to the merger agreement, as described in "—Conversion of CapitalSource Common Stock" above, evidenced by a stock certificate or in book-entry form; and

  •
  a check in the amount of $2.47 for each share of CapitalSource common stock that such holder is entitled to receive pursuant to the merger agreement as described in "—Conversion of CapitalSource Common Stock" above plus any cash payable in lieu of fractional shares.

Distributions with Respect to Unexchanged Shares

        All shares of PacWest common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and if a dividend or other distribution is declared by PacWest in respect of the PacWest common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the merger agreement. No dividends or other distributions in respect of PacWest common stock will be paid to any holder of any unsurrendered certificate or book-entry shares representing CapitalSource common stock until such certificate (or affidavit of loss in lieu thereof) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to applicable laws, following surrender of any such certificate (or affidavit of loss in lieu thereof as provided) or book-entry shares, there will be issued and/or paid to the holder of the certificates representing whole shares of PacWest common stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the effective time theretofore payable with respect to such whole shares of PacWest common stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of PacWest common stock with a record date after the effective time but with a payment date subsequent to surrender.

Fractional Shares of PacWest Common Stock

        No fractional shares of PacWest common stock will be issued to any stockholder of CapitalSource upon completion of the merger. For each fractional share that would otherwise be issued, PacWest will pay cash in an amount equal to the fraction of a share of PacWest common stock which the holder would otherwise be entitled to receive multiplied by the average closing price of PacWest common stock as quoted on NASDAQ over the 15 trading days ending on the trading day immediately preceding the date the merger is consummated. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Representations and Warranties

        The merger agreement contains substantially similar representations and warranties on the part of PacWest and CapitalSource as to, among other things:

  •
  organization, standing and authority;

  •
  capital stock;

  •
  the organization and existence of any subsidiaries;

  •
  corporate power;

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  corporate authority;

  •
  no conflicts, third party consents and governmental and regulatory approvals required to complete the merger;

  •
  required filings;

  •
  availability, accuracy and compliance with generally accepted accounting principles of financial reports and filings with the SEC and regulatory authorities;

  •
  timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

  •
  absence of litigation;

  •
  compliance with laws and permits;

  •
  material contracts;

  •
  no broker's or finder's fees, except as contemplated by the merger agreement;

  •
  employee benefit plans;

  •
  labor matters;

  •
  environmental matters;

  •
  tax matters;

  •
  interest rate risk management instruments, such as swaps and options;

  •
  proper and accurate maintenance of books and records;

  •
  insurance coverage;

  •
  adequacy of its allowance for loan losses under established regulatory and accounting standards;

  •
  transactions with affiliates;

  •
  conditions of and title to real and personal property;

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  intellectual property;

  •
  non-participation in the trust business; and

  •
  exemptions from takeover statutes.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect" with respect to PacWest or CapitalSource, as the case may be, means any effect, circumstance, occurrence or change that is (i) material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, or condition (financial or otherwise) of CapitalSource and its subsidiaries or PacWest and its subsidiaries, as the case may be, or (ii) that materially impairs the ability of such party to consummate the merger and the transactions contemplated by the merger agreement on a timely basis. However, none of the following effects, circumstances, occurrences or changes will be considered when determining if a material adverse effect has occurred:

  •
  any change in law or GAAP or interpretations thereof;

  •
  effects resulting from worsening of geopolitical conditions in the United States or any other country in which the parties and any of their respective subsidiaries conduct material operations or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which the parties and any of their respective subsidiaries conduct material operations;

  •
  any change in market price or trading volume of CapitalSource common stock or PacWest common stock;

  •
  any action taken by either party with the other party's express written consent or any action taken by either party that such party was expressly required to take pursuant to the terms of the merger agreement;

  •
  any failure, in and of itself, by CapitalSource or PacWest to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance;

  •
  any expense of CapitalSource or PacWest, as the case may be, arising out of the acceleration of the vesting of CapitalSource stock options or the lapsing of restrictions with respect to

    CapitalSource RSUs or CapitalSource restricted shares or the lapsing of restrictions with respect to PacWest restricted shares as a result of the transactions contemplated by the merger agreement in accordance with the fair value recognition provisions of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation;

  •
  changes in economic conditions affecting commercial banks generally, or

  •
  for purposes of the conditions set forth in the merger agreement, those matters disclosed in the PacWest disclosure schedules and CapitalSource disclosure schedules, respectively, in each case consistent with the standard set forth in the merger agreement and based on the information on those matters made available on or prior to the date of the merger agreement or those matters referenced in any report, schedule, form or other document filed with or furnished to the SEC by CapitalSource or PacWest, as applicable, since January 1, 2011 but prior to the date of the merger agreement (excluding any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature);

except, with respect to the first and seventh bullets above, to the extent that such change disproportionately adversely affects CapitalSource and its subsidiaries or PacWest and its subsidiaries, as the case may be, compared to other companies of similar size operating in the commercial banking industry in which CapitalSource and PacWest operate, in which case only the disproportionate effect will be taken into account; and except, with respect to the third and fifth bullets above, that the facts or circumstances giving rise or contributing to the failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect, except to the extent such occurrences are themselves excepted from the definition of material adverse effect pursuant to any other clause of the definition.

        The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled "—Termination of the Merger Agreement" beginning on page 123, if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of PacWest or CapitalSource, or otherwise under the merger agreement, unless PacWest or CapitalSource willfully and intentionally breached the merger agreement.

Conduct of Business Prior to the Completion of the Merger

        CapitalSource and PacWest have agreed that, prior to the effective time, except as approved in writing by the other party, as expressly contemplated by the merger agreement or as required by law, their and their subsidiaries' respective businesses will be conducted in the ordinary and usual course and, to the extent consistent therewith, they and their subsidiaries will use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of their and their subsidiaries' present employees and agents, and subject to the covenants relating to regulatory applications, as described under "Regulatory Matters" below, they and their subsidiaries will take no action that would reasonably be expected to materially adversely affect or delay their ability to obtain any necessary approvals of any regulatory authorities or other governmental authority required for the transactions contemplated by the merger agreement or to perform their covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

        In addition to the general covenants above, each party has agreed that until the effective time, except as otherwise expressly required by the merger agreement or as required by law, or as the other party may approve in writing (such approval not to be unreasonably withheld or delayed), subject to certain exceptions, each party will not and will not permit its subsidiaries to:

Capital Stock

  •
  issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any rights; or

  •
  permit any additional shares of capital stock of such party or any subsidiary of such party to become subject to grants of employee or director stock options, other rights or similar stock-based employee rights;

Dividends and Stock Repurchases

  •
  make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock except for dividends paid by any direct or indirect wholly owned subsidiary to such party or to any other direct or indirect wholly owned subsidiary of such party and except for quarterly dividends on CapitalSource common stock not to exceed $0.01 per share and for quarterly dividends on PacWest common stock not to exceed $0.25 per share and regular distributions on outstanding trust preferred securities; or

  •
  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

Compensation

  •
  enter into, renew, terminate, amend or otherwise modify any material employment, retention, change in control, consulting, transition, termination, severance or similar agreement or arrangement with any director, officer, employee or consultant of such party or any of its subsidiaries;

  •
  enter into any collective bargaining or similar agreement, pay or award, or commit to pay or award, any bonus or incentive compensation, or grant any salary or wage increase or increase any employee compensation or benefit (including incentive or bonus payments other than in respect of 2013 annual bonuses), except (i) for increases in salary, wages or annual bonus opportunities for employees in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than three percent (3%), (ii) to the extent required by the terms of an existing benefit plan as in effect as of the date of the merger agreement or (iii) for other changes that are required by applicable law; or

  •
  grant or approve the grant of any stock options or other equity-based awards under the CapitalSource stock plans or the PacWest stock plan, as applicable, other than as may be mutually agreed upon by the chief executive officer of each party;

Hiring

  •
  except as may be mutually agreed upon by the chief executive officer of each party, hire any person as an employee of such party or any of its subsidiaries or promote any employee (except persons hired or promoted to fill any vacancies arising on or after the date of the merger agreement and whose employment is terminable at the will of such party or any such subsidiary)

    other than any person to be hired who would have an annual base salary of no more than $150,000; or

  •
  except as may be mutually agreed upon by the chief executive officer of each party after consultation, terminate other than for cause the employment of any officer or employee whose annual base salary is more than $150,000;

Benefit Plans

  •
  enter into, terminate, establish, adopt or amend any benefit plans or any other compensation plan, program, policy or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of such party or any of its subsidiaries;

  •
  take any action to accelerate the vesting of or exercisability of stock options, restricted stock, restricted stock units, or other equity or equity-based awards;

  •
  fund or in any other way secure the payment of any cash benefits, in each case, except to the extent required by applicable law or the terms of an existing benefit plan as in effect as of the date of the merger agreement; or

  •
  amend or modify the CapitalSource stock plans or PacWest stock plan, as applicable;

Dispositions

  •
  sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to such party and its subsidiaries, taken as a whole;

Acquisitions

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other person (other than purchases of loans and loan participations) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to such party and its subsidiaries, taken as a whole;

Mergers

  •
  merge or consolidate itself or any of its subsidiaries with any other person, except for any such transaction among its wholly owned subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

Capital Expenditures

  •
  make any capital expenditures other than in the ordinary course of business consistent with past practice in amounts not to exceed $250,000 individually or $1,000,000 in the aggregate;

Governing Documents

  •
  amend either the CapitalSource certificate of incorporation or bylaws or the PacWest certificate of incorporation or bylaws, as the case may be, or the organizational documents of any subsidiary;

Accounting Methods

  •
  implement or adopt any change in such party's book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred by such party's independent public accountants, or as required by the merger agreement;

Contracts

  •
  except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice, enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claim under, any contract that calls for aggregate annual payments of $250,000 or more by or to such party or its subsidiaries, and which is not terminable at will or with thirty (30) days or less notice without payment of any amount other than for products delivered or services performed through the date of termination;

Claims

  •
  enter into any settlement, compromise or similar agreement with respect to any action, suit, proceeding, order or investigation to which such party or any of its subsidiaries is or becomes a party after the date of the merger agreement, involving a payment by a party or any subsidiary of an amount that exceeds $100,000 individually or $500,000 in the aggregate or would impose any material restriction on the business of the combined company in the merger or create adverse precedent for claims that are reasonably likely to be material to such party and its subsidiaries, taken as a whole;

Adverse Actions

  •
  take any action or omit to take any action that would reasonably be likely to result in: (i) any of such party's representations or warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time; (ii) a condition to the merger not being satisfied; or (iii) a material violation of any provision of the merger agreement, except as may be required by applicable law;

Risk Management

  •
  except as required by law or regulation: (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices; (ii) fail to follow in all material respects such party's or its applicable subsidiary's existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable efforts to avoid any material increase in such party's aggregate exposure to interest rate risk;

Indebtedness

  •
  incur any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco) or assume,

    guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

Loans

  •
  forgive any loans to directors, officers or employees;

  •
  make any loan or loan commitment to any person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such person and any affiliate or immediate family member of such person, exceed $35,000,000; or

  •
  purchase or sell any loan or loan participation in excess of $35,000,000;

without, in the case of the second and third bullets above, first submitting a copy of the loan write up containing the information customarily submitted to the management credit committee of CapitalSource Bank or the bank loan committee of Pacific Western Bank, as applicable, to the chief credit officer of the other party two business days prior to taking such action; provided that, if the other party objects in writing to such action within two business days after receiving such loan write up, the requesting party will obtain approval of a majority of the members of the requesting party's bank subsidiary's committee mentioned above, as applicable, prior to making such loan or loan commitment or such purchase or sale;

Investments

  •
  other than in accordance with the investment policies of such party or any of its subsidiaries in effect on the date of the merger agreement or in securities transactions as provided below, make any investment either by contributions to capital, property transfers or purchase of any property or asset of any person; or

  •
  other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type;

Taxes

  •
  commence or settle any litigation or proceeding with respect to any liability for material taxes, or take any action which is reasonably likely to have a material adverse impact on the tax position of CapitalSource or PacWest, as applicable, or, after the merger, which is reasonably likely to have a material adverse impact on the tax position of the combined company in the merger;

  •
  except in the ordinary and usual course of business consistent with past practice, make or change any material express or deemed tax election, file any amended tax return or change any of its methods of reporting income or deductions for tax purposes;

  •
  take or cause to be taken any action that prevents or impedes, or could reasonably be expected to prevent or impede, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

  •
  take any other action with respect to taxes that is outside the ordinary and usual course of business or inconsistent with past practice;

Branches

  •
  apply for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or any of its subsidiaries;

New Business

  •
  enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, as applicable, except as required by applicable law or policies imposed by any governmental authority;

Lending Practices

  •
  other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a governmental authority; or

Commitments

  •
  agree or commit to do any of the foregoing.

Regulatory Matters

        PacWest and CapitalSource have agreed to prepare and file this document, and PacWest has agreed to prepare and file with the SEC the registration statement on Form S-4 in connection with the issuance of shares of PacWest common stock in the merger, as promptly as practicable, of which this document is a part. Each party has agreed to use its reasonable best efforts to have the S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing.

        PacWest and CapitalSource have agreed to cooperate and use their respective reasonable best efforts to prepare and file, or in the case of PacWest cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or governmental authorities in order to consummate the merger, the bank merger or any of the other transactions contemplated by the merger agreement.

        Nothing contained in the merger agreement will be deemed to require CapitalSource or PacWest to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would reasonably be likely to be a materially burdensome regulatory condition.

Stockholder Approval

        Each party has agreed to convene a stockholders' meeting as soon as practicable after the S-4 registration statement is declared effective to consider and vote upon adoption of the merger agreement and recommend to its stockholders that they approve the merger; and in the case of PacWest, to consider and obtain stockholder approval of an amendment to the PacWest certificate of incorporation to increase the total number of authorized shares of common stock and the issuance of shares of PacWest common stock in connection with the merger.

        PacWest and CapitalSource have each agreed to cooperate to hold their respective stockholder meetings on the same date.

Bank Merger

        PacWest and CapitalSource have agreed that, immediately after the merger, CapitalSource Bank will merge with and into Pacific Western Bank, with Pacific Western Bank as the surviving entity.

NASDAQ Listing

        PacWest has agreed to file with NASDAQ any required notices or forms with respect to the shares of PacWest common stock to be issued in the merger.

Employee Matters

        For a period of one year following closing, referred to as the continuation period, PacWest has agreed to provide to the CapitalSource employees base salary, incentive compensation opportunities and benefits (other than severance) that are no less favorable, in the aggregate, than those provided to such employees immediately prior to the closing. After the continuation period, CapitalSource's employees will be paid base salary and be eligible to participate in the employee benefit plan of PacWest on the same basis as apply to similarly situated employees of PacWest. CapitalSource employees will also be eligible for certain severance benefits.

        PacWest has agreed to give CapitalSource employees full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans that such employees may be eligible to participate in after the closing for such CapitalSource employee's service with CapitalSource to the same extent recognized by CapitalSource immediately prior to the closing, other than (1) for benefit accrual purposes under any defined benefit pension plan or (2) as would result in the duplication of benefits for the same period of service.

        PacWest has agreed to waive all limitations as to preexisting conditions, exclusions and waiting periods (to the extent such conditions or waiting periods were covered or satisfied under the applicable plans of CapitalSource) with respect to participation and coverage requirements applicable to the CapitalSource employees under any disability medical, dental or health plans that such employees may be eligible to participate in after the closing, and provide each CapitalSource employee with credit for any co-payments and deductibles paid in the plan year in which the closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any disability medical, dental or health plans in which employees are eligible to participate after the closing.

        The parties have agreed that the merger will constitute a "change in control" under certain PacWest and CapitalSource benefit plans.

Indemnification and Directors' and Officers' Insurance

        PacWest has agreed to, following the effective time, indemnify present and former directors and officers of CapitalSource in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent permitted under law.

        For a period of six years from the effective time, PacWest has agreed to provide the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of CapitalSource on terms and conditions no less advantageous than those provided by CapitalSource; provided, however, that PacWest is not required to spend more than 300% of the current amount spent by CapitalSource to procure such insurance coverage. In lieu thereof, either party, with the approval of the other party, may purchase a six-year tail policy subject to the limitation on cost described in the preceding sentence.

Tax Benefit Preservation Plan

        CapitalSource's board of directors has adopted a tax benefit preservation plan designed to preserve its net operating losses and certain other tax assets. The plan discourages persons from becoming "5-percent stockholders" (as defined under the federal tax laws) of CapitalSource and existing "5-percent stockholders" from increasing their beneficial ownership of shares. PacWest currently does not have a tax benefit preservation plan but the merger agreement provides that, at or immediately following the effective time, PacWest will adopt a tax benefit preservation plan designed to preserve the net operating losses and certain other tax assets of the combined company.

Acquisition Proposals

        Under the terms of the merger agreement, each party has agreed that neither it nor its subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its and its subsidiaries' agents and representatives not to, directly or indirectly:

  •
  initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any acquisition proposal; or

  •
  engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with any person relating to an acquisition proposal, or otherwise facilitate any effort or attempt to make or implement an acquisition proposal.

        For purposes of the merger agreement, "acquisition proposal" means:

  •
  any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving such party or any of its subsidiaries that if consummated would result in any person owning 15% or more of the total voting power of such party or the surviving entity in a merger involving such party or the resulting parent company of such party; and

  •
  any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the applicable party or those of any of its subsidiaries or 15% or more of such party's consolidated total assets.

        However, the above restriction would not prevent a party or its board of directors from:

  •
  complying with Rule 14d-9 and 14d-2 under the Exchange Act;

  •
  at any time before, but not after the PacWest or CapitalSource stockholder meeting is convened, providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if such party receives from the person so requesting such information, an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement between PacWest and CapitalSource; or

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal;

only if, however, in the cases referred to in the second and third bullet points above, the board of directors of such party determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors' fiduciary duties under applicable law.

        Further, the merger agreement provides that the board of directors of each party and each committee thereof shall not:

  •
  except as expressly permitted by the merger agreement, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the other party to the merger agreement, the recommendation of its board of directors that its stockholders adopt the merger agreement; or

  •
  cause or permit such party to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to above) relating to any acquisition proposal.

        Notwithstanding the above, prior to, but not after, such party's stockholder approval is obtained, such party's board may withhold, withdraw or adversely modify such party's board recommendation or approve, recommend or otherwise declare advisable any superior proposal (as defined below) made to such party after the date of the merger agreement that was not solicited, initiated, encouraged or facilitated in breach of the merger agreement, if (A) an unsolicited bona fide written offer is made to such party and is not withdrawn and such party's board determines in good faith (after consultation with its financial advisor) that such acquisition proposal is a superior proposal, and (B) such party's board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to violate such party's board's fiduciary duties under applicable law; provided, however, that no change of recommendation may be made until after (I) at least five business days following the other party's receipt of notice from such party that such party's board intends to take such action and the basis therefor, and (II) such party has negotiated in good faith to permit the other party to modify the merger agreement during such five business day period. In determining whether to make a change of recommendation, such board shall take into account any changes to the terms of the merger agreement and the reciprocal stock option agreement proposed by the other party and any other information provided by the other party in response to such notice.

        As used in the merger agreement, "superior proposal" means an unsolicited bona fide acquisition proposal (provided that for purposes of the definition of "superior proposal" the references to "15%" in the definition of "acquisition proposal" shall instead refer to "50%") that a party's board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to such party's stockholders from a financial point of view than the transaction contemplated by the merger agreement.

Conditions to Consummation of the Merger

        The respective obligation of each party to effect the merger is subject to the satisfaction or written waiver at or prior to the effective time of each of the following conditions:

  •
  each party will have obtained their respective stockholder approvals;

  •
  all consents, registrations, approvals, permits and authorizations required to be obtained prior to the effective time by either party or any of its respective subsidiaries from the Federal Reserve

    Board, the FDIC and the CDBO which are necessary to consummate the merger and the bank merger, and any other consents, registrations, approvals, permits and authorizations from or with any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on the combined company, shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any materially burdensome regulatory condition;

  •
  no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement or the reciprocal stock option agreements;

  •
  the S-4 registration statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC; and

  •
  holders of not more than 10% of the outstanding shares of CapitalSource common stock shall have duly exercised their dissenters' rights under § 262 of the DGCL.

        CapitalSource's obligation to effect the merger is also subject to the fulfillment or waiver of the following conditions:

  •
  (i) the accuracy of the representations and warranties of PacWest set forth in the merger agreement as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date shall be true and correct as of such date) and (ii) CapitalSource's receipt of a certificate signed on behalf of PacWest by an executive officer of PacWest, dated as of the effective time, to such effect;

  •
  performance by PacWest in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the effective time, and receipt by CapitalSource of a certificate signed by an executive officer of PacWest, dated as of the effective time, to such effect;

  •
  as of the last business day of the month reflected in the closing financial statements (defined below) the adjusted PacWest stockholders' equity (defined below) shall not be less than $801,699,000 as determined in accordance with GAAP; "closing financial statements" means consolidated financial statements presenting the financial condition of such party and its subsidiaries as of the close of business on the last day of the last month ended prior to the effective time and such party's consolidated results of operations for the period from January 1, 2013 through the close of business on the last day of the last month ended prior to the effective time, unless the closing occurs on or before the fifth business day of a month in which case the closing financial statements will be as of and through the second month preceding the effective time; "adjusted PacWest stockholders' equity" means the consolidated equity of PacWest as set forth in the closing financial statements, minus any unrealized gains or plus any unrealized losses in PacWest's securities portfolio due to mark-to-market adjustments as of the last business day of the month reflected in the closing financial statements, and adding the sum of (x) all amounts paid or accrued in connection with certain actions taken, to the extent that such actions were not necessary to bring PacWest into conformity with GAAP or any applicable law of any governmental authority and (y) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for PacWest for services rendered solely in connection with the transactions contemplated by the merger agreement paid by PacWest prior to the effective time and which do not exceed in the aggregate $28,000,000 (exclusive of reasonable costs incurred or advanced by such advisors);

  •
  receipt by CapitalSource of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  receipt by PacWest of the consent of the FDIC under each shared-loss agreement that provides for the sharing of losses on covered assets with the FDIC; and

  •
  since July 22, 2013, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect with respect to PacWest.

        PacWest's obligation to effect the merger is also subject to the satisfaction or waiver of the following conditions:

  •
  (i) the accuracy of the representations and warranties of CapitalSource set forth in the merger agreement as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date shall be true and correct as of such date) and (ii) PacWest's receipt of a certificate signed on behalf of CapitalSource by an executive officer of CapitalSource, dated as of the effective time, to such effect;

  •
  performance by CapitalSource in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the effective time, and receipt by PacWest of a certificate signed by an executive officer of CapitalSource, dated as of the effective time, to such effect;

  •
  as of the last business day of the month reflected in the closing financial statements, the adjusted CapitalSource stockholders' equity (defined below) shall not be less than $1,551,645,000 as determined in accordance with GAAP; "adjusted CapitalSource stockholders' equity" means the consolidated equity of CapitalSource as set forth in the closing financial statements, minus any unrealized gains or plus any unrealized losses in CapitalSource's securities portfolio due to mark-to-market adjustments as of the last business day of the month reflected in the closing financial statements, and adding the sum of (w) all amounts paid or accrued in connection with certain actions taken to conform certain policies and practices to those of PacWest to the extent that such actions were not necessary to bring CapitalSource into conformity with GAAP or any applicable law of any governmental authority, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for CapitalSource for services rendered solely in connection with the transactions contemplated by the merger agreement paid by CapitalSource prior to the effective time and which do not exceed in the aggregate $28,000,000 (exclusive of reasonable costs incurred or advanced by such advisors) and (y) the aggregate amount paid by CapitalSource, if any, in order to satisfy its obligation to take all action as may be necessary to cancel CapitalSource stock options, restricted stock units and restricted shares in accordance with the merger agreement, and any costs associated with the termination of employee benefit plans or programs (including severance paid);

  •
  receipt by PacWest of the opinion of its counsel, dated the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  receipt by PacWest of the consent of the FDIC under each shared-loss agreement that provides for the sharing of losses on covered assets with the FDIC; and

  •
  since July 22, 2013, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, has had or could reasonably be expected to have a material adverse effect with respect to CapitalSource.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned:

  •
  at any time prior to the effective time, whether before or after the CapitalSource stockholder approval or PacWest stockholder approval, by action of the board of directors of either party, in the event that both parties mutually consent in writing to terminate the merger agreement;

  •
  at any time prior to the effective time, whether before or after the CapitalSource stockholder approval or PacWest stockholder approval, by action of the board of directors of either party, in the event that the merger is not consummated by July 31, 2014, except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

  •
  at any time prior to the effective time, whether before or after the CapitalSource stockholder approval or PacWest stockholder approval, by action of the board of directors of either party if:

  •
  the approval of any governmental authority required for consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement shall have been denied by final and nonappealable action of such governmental authority, or an application thereof shall have been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority, or

  •
  either the CapitalSource stockholder approval or the PacWest stockholder approval is not obtained at the duly convened CapitalSource meeting or the PacWest meeting;

  •
  at any time prior to the effective time, whether before or after the CapitalSource stockholder approval or PacWest stockholder approval, by action of either party's board if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to July 31, 2014); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

  •
  by action of a party's board at any time prior to the other party's stockholder approval, in the event:

  •
  such other party has breached in any material respect the prohibitions in the merger agreement relating to acquisition proposals;

  •
  such other party's board has effected a change of recommendation;

  •
  at any time after the end of 15 business days following receipt of an acquisition proposal, the other party's board has failed to reaffirm its board recommendation as promptly as practicable (but in any event within five business days) after receipt of any written request to do so by the terminating party; or

    •
    a tender offer or exchange offer for outstanding shares of such other party's common stock has been publicly disclosed (other than by the terminating party or an affiliate of the terminating party) and such other party's board recommends that its stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, such other party's board fails to recommend unequivocally against acceptance of such offer.

Waiver and Amendment of the Merger Agreement

        Prior to the effective time, any provision of the merger agreement may be: (i) waived in whole or in part by the party benefited by the provision or by both parties; or (ii) amended or modified at any time, by an agreement in writing between the parties thereto executed in the same manner as the merger agreement, except that after the CapitalSource special meeting, the merger agreement may not be amended if it would reduce the aggregate value of the consideration to be received by CapitalSource stockholders in the merger without any subsequent approval by such stockholders or be in violation of applicable law.

Stock Exchange Listing

        PacWest has agreed that, prior to the closing date of the merger, PacWest will file with NASDAQ any required notices or forms with respect to the shares of PacWest common stock to be issued in the merger.

Expenses

        The merger agreement provides that whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the reciprocal stock option agreements, and the other transactions contemplated by the merger agreement shall be paid by the party incurring such expense.

Voting Agreements

CapitalSource Voting Agreements

        William G. Byrnes, Andrew B. Fremder, Timothy M. Hurd, C. William Holder, Sara Grootwassink Lewis, Douglas (Tad) Lowrey, Joseph C. Mello, Steven A. Museles and James J. Pieczynski, in their capacities as stockholders of CapitalSource, have separately entered into voting agreements with PacWest in which they have agreed to vote all shares of CapitalSource common stock that they own, and that they subsequently acquire, in favor of the merger proposal and any other matter that is required to be approved by the stockholders of CapitalSource to facilitate the transactions contemplated by the merger agreement. These stockholders also agreed to vote against any proposal made in opposition to adoption of the merger agreement or in competition with the merger agreement and against any acquisition proposal. As of the record date, these stockholders beneficially owned, in the aggregate, [            ] shares of the common stock of CapitalSource, allowing them to exercise approximately [            ]% of the voting power of CapitalSource common stock (which does not include shares issuable upon the exercise of stock options that were not outstanding as of the record date).

        Each stockholder who executed a CapitalSource voting agreement agreed not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the shares of CapitalSource common stock or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the shares of CapitalSource common stock, and not commit or agree to take any of the foregoing actions; subject to certain exceptions, including without limitation (a) disposing of or surrendering shares to CapitalSource in connection with the vesting, settlement or exercise of CapitalSource stock options, CapitalSource RSUs, CapitalSource restricted shares or CapitalSource deferred units for the payment of taxes thereon or, in respect of CapitalSource stock options, the exercise price thereon or (b) disposing of shares in a broker-assisted cashless exercise of CapitalSource stock options expiring during the term of the voting agreement up to the amount necessary to pay the exercise price in respect thereof and any related taxes.

        The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.

PacWest Voting Agreements

        Mark N. Baker, Craig A. Carlson, Joseph N. Cohen, Stephen M. Dunn, John M. Eggemeyer III, Barry C. Fitzpatrick, Antoinette Hubenette, George E. Langley, Susan E. Lester, Timothy B. Matz, Arnold W. Messer, Daniel B. Platt, John W. Rose, Robert A. Stine and Matthew P. Wagner, in their capacities as stockholders of PacWest, have separately entered into voting agreements with CapitalSource in which they have agreed to vote all shares of PacWest common stock that they own, and that they subsequently acquire, in favor of the merger proposal, the PacWest certificate of incorporation amendment proposal, the PacWest stock issuance proposal, and the PacWest stock plan proposal, and any other matter that is required to be approved by the stockholders of PacWest to facilitate the transactions contemplated by the merger agreement. These stockholders also agreed to vote against any proposal made in opposition to adoption of the merger agreement or in competition with the merger and against any acquisition proposal. As of the record date, these stockholders beneficially owned, in the aggregate, [            ] shares of PacWest common stock, allowing them to exercise approximately [            ]% of the voting power of PacWest common stock.

        Each stockholder who executed a PacWest voting agreement agreed not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the shares of PacWest common stock or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to the shares of PacWest common stock and not commit or agree to take any of the foregoing actions; provided, that the foregoing shall not prohibit the stockholder from disposing of or surrendering shares to PacWest in connection with the vesting, settlement or exercise of PacWest stock options or PacWest awards or the payment of taxes thereon.

        The voting agreements terminate in certain circumstances, including in the event that the merger agreement is terminated in accordance with its terms.

        The foregoing description of the CapitalSource voting agreements and the PacWest voting agreements is only a summary, and stockholders are urged to read the forms of voting agreements attached as Appendices D and E to this document, which are incorporated herein by reference.

Reciprocal Stock Option Agreements

        The following discussion summarizes the material provisions of the stock option agreements under which PacWest has granted an option to CapitalSource to purchase shares of PacWest common stock in specified circumstances, and CapitalSource has granted an option to PacWest to purchase shares of CapitalSource common stock in specified circumstances. The rights and obligations of CapitalSource and PacWest are governed by the express terms and conditions of the stock option agreements, which are attached as Appendices B and C, respectively, and each of which is incorporated by reference into this document, and not by this summary or any other information contained in this document. Each party urges you to read the stock option agreements carefully and in their entirety, as they are the legal documents governing the stock options.

The Stock Options

        When the parties entered into the merger agreement, they also entered into reciprocal stock option agreements. Under the terms of the stock option granted by PacWest to CapitalSource, CapitalSource may purchase up to 9,169,733 shares of PacWest common stock at an exercise price equal to the lesser of $32.32 per share or the closing sale price of PacWest common stock on NASDAQ on the trading day immediately preceding the exercise date. Under the terms of the stock option granted by CapitalSource to PacWest, PacWest may purchase up to 39,191,656 shares of CapitalSource common stock at an exercise price equal to the lesser of $9.69 per share or the closing sale price of the common stock on the NYSE Composite Transaction Tape on the trading day immediately preceding the exercise date. In no case, however, can the number of shares issuable upon exercise of each option respectively exceed 19.9 percent of CapitalSource or PacWest common stock outstanding without giving effect to any shares issued under the option. In the event that any additional shares of common stock are either issued or redeemed after the date of the stock option agreements, the number of the relevant shares of common stock subject to the option will be adjusted so that such number equals 19.9 percent of the number of relevant shares of common stock then issued and outstanding without giving effect to any shares of common stock subject to or issued under the option.

        The stock option agreements may have the effect of making an acquisition or other business combination of CapitalSource or PacWest by a third party more costly because of the need in any such transaction to acquire any shares of common stock issued under the stock option agreements or because of any cash payments made under the stock option agreements. The stock option agreements may, therefore, discourage third parties from proposing an alternative transaction to the merger.

        To the knowledge of CapitalSource and PacWest, no event giving rise to the right to exercise either stock option has occurred as of the date of this document.

        The terms of the stock option agreements are identical in most respects and are summarized below.

Exercise; Expiration

        Each grantee of the option may exercise its respective option in whole or in part if both an initial triggering event and a subsequent triggering event occur prior to the occurrence of an exercise termination event, as these terms are defined below. The purchase of any shares of CapitalSource common stock or PacWest common stock under the options is subject to compliance with applicable law, which may require regulatory approval.

        The term "initial triggering event", in each stock option agreement, generally means the following:

  •
  the option issuer or any of its subsidiaries, without the grantee's prior written consent, enters into an agreement to engage in an acquisition transaction (as defined below) with a third party, or an option issuer's board of directors recommends that its stockholders approve or accept any acquisition transaction with any third party;

  •
  the option issuer or any of its subsidiaries, without the grantee's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose, to engage in an acquisition transaction with any third party, or an option issuer's board of directors withdraws, withholds, qualifies or modifies, or publicly announces its intention to withdraw, withhold, qualify or modify, in a manner adverse to the grantee, its recommendation that its stockholders approve the transactions contemplated by the merger agreement;

  •
  any third party acquires beneficial ownership or the right to acquire beneficial ownership of 10 percent or more of the outstanding shares of the option issuer's common stock;

  •
  any third party publicly makes a bona fide proposal to the option issuer or its stockholders to engage in an acquisition transaction;

  •
  any third party files with the SEC a registration statement or tender offer materials with respect to an exchange or tender offer that would constitute an acquisition transaction with respect to the option issuer, or a preliminary proxy statement with respect to a potential vote by the option issuer's stockholders to approve the issuance of shares to be offered in such an exchange or tender offer;

  •
  the option issuer breaches in any material respect its non-solicitation obligations under the merger agreement or, after the receipt by the option issuer or its stockholders of any bona fide inquiry or proposal from a third party to engage in an acquisition transaction, such option issuer breaches any covenant or obligation contained in the merger agreement, and the breach entitles the grantee to terminate the merger agreement; or

  •
  any third party, without the written consent of the option grantee, files an application or notice with any federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an acquisition transaction with respect to the option issuer.

        As used in each stock option agreement, the term "acquisition transaction" means:

  •
  a merger, consolidation or share exchange, or any similar transaction, involving the option issuer or any of its significant subsidiaries;

  •
  a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the option issuer or any of its significant subsidiaries;

  •
  a purchase or other acquisition of securities representing 10 percent or more of the voting power of the option issuer; or

  •
  any substantially similar transaction, except that any substantially similar transaction involving only the option issuer and one or more of its wholly owned subsidiaries or involving only any two or more of these wholly owned subsidiaries will not be deemed to be an acquisition transaction, provided that it is not entered into in violation of the merger agreement.

        Each stock option agreement generally defines the term "subsequent triggering event" to mean any of the following events or transactions:

  •
  the acquisition by a third party of beneficial ownership of 20 percent or more of the outstanding shares of the option issuer's common stock; or

  •
  the option issuer enters into an agreement to engage in an acquisition transaction with a third party, or its board of directors recommends that its stockholders approve or accept any acquisition transaction with a third party. For this purpose, the percentage referred to in the definition of acquisition transaction is 20 percent instead of 10 percent.

        Each stock option agreement defines the term "exercise termination event" to mean any of the following:

  •
  completion of the merger;

  •
  termination of the merger agreement prior to the occurrence of an initial triggering event, other than a termination of the merger agreement described in clauses (1) and (2) in the next bullet;

  •
  the passage of 12 months after termination of the merger agreement if termination occurred after the occurrence of an initial triggering event or is a termination of the merger agreement resulting from: (1) the failure of the option issuer's board of directors to recommend that its stockholders vote in favor of adopting the merger agreement or its withdrawal, withholding, qualification or modification of its recommendation in a manner adverse to the other party, a material breach by the option issuer of its no-solicitation covenant, the option issuer's board's failure to reaffirm its board recommendation as promptly as practicable (but in any event within five business days) after written request to do so by the other party at any time after the end of 15 business days following receipt of an acquisition proposal, or the public disclosure of a tender or exchange offer for outstanding shares of the option issuer's common stock and the recommendation by the option issuer's board that its stockholders tender their shares in such tender or exchange offer or the option issuer's board's failure to recommend unequivocally against acceptance of such offer within 10 business days after the commencement of such tender or exchange offer or (2) the option issuer's breach of the merger agreement, which breach would, if it were occurring on the date of the completion of the merger, result in the failure of the related condition to the other party's obligation to complete the merger, and which cannot be or has not been cured within 30 days.

        If an option becomes exercisable, it may be exercised, in whole or in part, within 180 days following the subsequent triggering event. The option grantee's right to exercise its option and certain other rights under the stock option agreements are subject to an extension to the extent necessary in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods, to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Exchange Act, and when there exists an order that prohibits or delays exercise of such right.

Rights Under the Stock Option Agreements

        In the event of a repurchase event (as defined below), and prior to an exercise termination event subject to extension as described above, following a request of the option grantee, the option issuer may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option will be at a price equal to the number of shares for which the option may be exercised multiplied by the amount by which the market/offer price, as that term is defined in the stock option agreements, exceeds the exercise price. At the request of the owner of option shares within 90 days of the occurrence of a repurchase event, the option issuer may be required to repurchase such number of the option shares from the owner as designated by the owner at a price equal to the market/offer price, as that term is defined in the stock option agreement, multiplied by the number of option shares so designated. The term "repurchase event" is defined to mean: (i) the completion of an acquisition transaction involving the option issuer, except that for this purpose the reference to 10 percent in the definition of acquisition transaction is deemed to be 50 percent; or (ii) the acquisition by any person of beneficial ownership of 50 percent or more of the then-outstanding shares of common stock of the option issuer.

        Each stock option agreement also provides that the option grantee may, at any time during which the option issuer would be required to repurchase the option or any option shares upon proper request or notice, surrender the option and any shares issued under the option held by the grantee to the option issuer for a cash payment equal to $59,000,000, in the case of the option granted by PacWest to CapitalSource, or $91,000,000 in the case of the option granted by CapitalSource to PacWest, in each case adjusted for the aggregate purchase price previously paid by such option grantee with respect to any option shares and gains on sales of stock purchased under the option or on the sale of a portion of the option. The option grantee may not, however, exercise its surrender right if the option issuer repurchases the option, or a portion of the option, in accordance with the option issuer's repurchase obligations described above.

        If, prior to an exercise termination event under a stock option agreement, the option issuer enters into certain mergers, consolidations or other transactions, certain fundamental changes in its capital stock occur, or it sells all or substantially all of its assets to any person other than the option grantee or one of the option grantee's affiliates, the option will be converted into, or be exchanged for, a substitute option, at the option grantee's election, of:

  •
  the continuing or surviving corporation of a consolidation or merger with the option issuer;

  •
  the option issuer in a merger in which it is the continuing or surviving person;

  •
  the transferee of all or substantially all of the assets of the option issuer; or

  •
  any person that controls any of these entities, as the case may be.

        The substitute option will have the same terms as the original option (including a repurchase right, but based on the closing price of the common stock of the substitute issuer), except that it will be immediately exercisable without the occurrence of an additional triggering event if a subsequent triggering event has already occurred, and the exercise price and number of shares issuable upon exercise of the substitute option will be adjusted. If, however, because of legal reasons, the terms of the substitute option cannot be the same as those of the original option, the terms of the substitute option will be as similar as possible and at least as advantageous to the grantee as the original option. Also, the number of shares exercisable under the substitute option is capped at 19.9 percent of the shares of common stock outstanding prior to exercise. In the event this cap would be exceeded, the issuer of the substitute option will pay the option grantee the difference between the value of a capped and non-capped option.

        Each stock option agreement provides that the total profit, as defined in that stock option agreement, realized by the option grantee as a result of a stock option agreement may in no event exceed a specified amount. This maximum amount is $72,000,000, in the case of the option granted by PacWest to CapitalSource, and $112,000,000, in the case of the option granted by CapitalSource to PacWest.

 LITIGATION RELATED TO THE MERGER

        Since July 24, 2013, 11 putative stockholder class action lawsuits, referred to as the merger litigations, were filed against PacWest and certain other defendants in connection with PacWest entering into the merger agreement. Five of the 11 actions were filed in Superior Court of California, Los Angeles County: (1) Engel v. CapitalSource Inc. et al., Case No. BC516267, filed on July 24, 2013; (2) Miller v. Fremder et al., Case No. BC516590, filed on July 29, 2013; (3) Basu v. CapitalSource Inc. et al., Case No. BC516775, filed on July 31, 2013; (4) Holliday v. PacWest Bancorp et al., Case No. BC517209, filed on August 5, 2013; and (5) Iron Workers Mid-South Pension Fund v. CapitalSource Inc. et al., Case No. BC517698, filed on August 8, 2013. The other six actions were filed in the Court of Chancery of the State of Delaware: (1) Fosket v. Byrnes et al., Case No. 8765, filed on August 1, 2013; (2) Bennett v. CapitalSource Inc. et al., Case No. 8770, filed on August 2, 2013; (3) Chalfant v. CapitalSource Inc. et al., Case No. 8777, filed on August 6, 2013; (4) Oliveira v. CapitalSource Inc. et al., Case No. 8779, filed on August 7, 2013; (5) Desai v. CapitalSource Inc. et al., Case No. 8804, filed on August 13, 2013; (6) Fattore v. CapitalSource Inc. et al., Case No. 8927, filed on September 19, 2013. The Delaware actions were consolidated by court orders dated August 15, 2013 and September 25, 2013 under the caption In re CapitalSource Inc. Stockholder Litigation, C.A. No. 8765-CS.

        The merger litigations were filed on behalf of a putative class of CapitalSource stockholders against CapitalSource, the individual members of CapitalSource's board of directors, and PacWest. In addition, the complaint in Chalfant v. CapitalSource Inc. et al. also names CapitalSource Bank and Pacific Western Bank as defendants. The merger litigations allege variously that the members of the CapitalSource board of directors breached their fiduciary duties owed to CapitalSource stockholders by approving the proposed merger for inadequate consideration; approving the transaction in order to obtain benefits not equally shared by other CapitalSource stockholders; entering into the merger agreement containing preclusive deal protection devices; and failing to take steps to maximize the value to be paid to the CapitalSource stockholders. Each of the merger litigations also alleges claims against CapitalSource and PacWest—and, in Chalfant v. CapitalSource Inc. et al., CapitalSource Bank and Pacific Western Bank—for aiding and abetting these alleged breaches of fiduciary duties.

        The plaintiffs in each of the merger litigations generally seek, among other things, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties, injunctive relief prohibiting consummation of the acquisition, rescission, an accounting by defendants, damages and attorneys' fees and costs, and other and further relief.

 MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE MERGER

        This section describes the material United States federal income tax consequences of the merger to U.S. holders of CapitalSource common stock who exchange shares of CapitalSource common stock for shares of PacWest common stock and cash.

        For purposes of this discussion, a U.S. holder is a beneficial owner of CapitalSource common stock who for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

  •
  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds CapitalSource common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding CapitalSource common stock, you should consult your tax advisor.

        This discussion addresses only those CapitalSource stockholders that hold their CapitalSource common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular CapitalSource stockholders in light of their individual circumstances or to CapitalSource stockholders that are subject to special rules, such as:

  •
  financial institutions;

  •
  investors in pass-through entities;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons that hold CapitalSource common stock as part of a straddle, hedge, constructive sale or conversion transaction;

  •
  certain expatriates or persons that have a functional currency other than the U.S. dollar;

  •
  persons who are not U.S. holders;

  •
  stockholders who exercise appraisal rights; and

  •
  stockholders who acquired their shares of CapitalSource common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

        PacWest and CapitalSource have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of PacWest to complete the merger is conditioned upon the receipt of an opinion from Sullivan & Cromwell LLP, counsel to PacWest, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of CapitalSource to complete the merger is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen and Katz, counsel to CapitalSource, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Sullivan & Cromwell LLP and Wachtell, Lipton, Rosen & Katz has delivered an opinion to PacWest and CapitalSource, respectively, to the same effect as the opinions described above. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters provided by PacWest and CapitalSource. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. PacWest and CapitalSource have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each CapitalSource stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of CapitalSource Common Stock

        Accordingly, based on the opinions delivered in connection herewith:

  •
  gain (but not loss) will be recognized by stockholders of CapitalSource who receive shares of PacWest common stock and cash in exchange for shares of CapitalSource common stock pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the PacWest common stock and cash received by a stockholder of CapitalSource exceeds such stockholder's basis in its CapitalSource common stock, and (ii) the amount of cash received by such stockholder of CapitalSource (except with respect to any cash received in lieu of fractional share interests in PacWest common stock, as discussed below under "Cash Received In Lieu of a Fractional Share of PacWest Common Stock");

  •
  the aggregate basis of the PacWest common stock received in the merger will be the same as the aggregate basis of the CapitalSource common stock for which it is exchanged, decreased by the amount of cash received in the merger and decreased by any basis attributable to fractional share interests in PacWest common stock for which cash is received, and increased by the amount of gain recognized on the exchange other than in respect of fractional shares (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below under "—Additional Considerations—Recharacterization of Gain as a Dividend"); and

  •
  the holding period of PacWest common stock received in exchange for shares of CapitalSource common stock will include the holding period of the CapitalSource common stock for which it is exchanged.

        If U.S. holders of CapitalSource common stock acquired different blocks of shares of CapitalSource common stock at different times or at different prices, such holders' gain, basis and holding period may be determined with reference to each block of CapitalSource common stock. Any such holders should consult their tax advisors regarding the manner in which PacWest common stock and cash received in the exchange should be allocated among different blocks of CapitalSource common stock and with respect to identifying the bases or holding periods of the particular shares of PacWest common stock received in the merger.

Taxation of Capital Gain

        Except as described under "—Additional Considerations—Recharacterization of Gain as a Dividend" below, gain that CapitalSource stockholders recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such stockholders have held (or are treated as having held) their CapitalSource common stock for more than one year as of the date of the merger. For CapitalSource stockholders that are non-corporate holders of CapitalSource common stock, long-term capital gain generally will be taxed at preferential rates.

Additional Considerations—Recharacterization of Gain as a Dividend

        All or part of the gain that a particular CapitalSource stockholder recognizes could be treated as dividend income rather than capital gain if (i) such CapitalSource stockholder is a significant stockholder of PacWest or (ii) such CapitalSource stockholder's percentage ownership, taking into account constructive ownership rules, in PacWest after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of PacWest common stock rather than a combination of cash and shares of PacWest common stock in the merger. This could happen, for example, because of ownership of additional shares of PacWest common stock by such CapitalSource stockholder or ownership of shares of PacWest common stock by a person related to such CapitalSource stockholder. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon such CapitalSource stockholder's particular circumstances, including the application of certain constructive ownership rules, CapitalSource stockholders should consult their own tax advisor regarding the potential tax consequences of the merger to them.

Cash Received In Lieu of a Fractional Share of PacWest Common Stock

        A CapitalSource stockholder who receives cash in lieu of a fractional share of PacWest common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by PacWest. As a result, a CapitalSource stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma combined condensed consolidated financial statements are based on the separate historical financial statements of PacWest and CapitalSource and give effect to the PacWest acquisition of First California Financial Group, Inc. ("FCAL") on May 31, 2013 (which we refer to as the "FCAL acquisition"), including pro forma assumptions and adjustments related to the FCAL acquisition, and the merger of PacWest and CapitalSource (which we refer to as "the merger"), including pro forma assumptions and adjustments related to the merger, as described in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2013 is presented as if the merger had occurred on June 30, 2013. The unaudited pro forma combined condensed consolidated statements of earnings for the year ended December 31, 2012 and the six months ended June 30, 2013 are presented as if the merger and the FCAL acquisition had each occurred on January 1, 2012. The historical consolidated financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the merger and the FCAL acquisition and, with respect to the statements of earnings only, expected to have a continuing impact on consolidated results of operations.

        Prior to the completion of the FCAL acquisition, FCAL decided to discontinue the operations of its Electronic Payment Services ("EPS") division. Accordingly, the following unaudited pro forma combined condensed consolidated financial statements have been prepared assuming the EPS operations were discontinued on January 1, 2012.

        The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. PacWest is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of CapitalSource to conform to the presentation in PacWest's financial statements.

        A final determination of the fair values of CapitalSource's assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of CapitalSource that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the merger will be based on the closing price of PacWest common stock on the closing date of the merger. For purposes of the accompanying pro forma financial information, the closing price of PacWest common stock on January 1, 2012 was used for purposes of presenting the pro forma consolidated statements of earnings and the closing price of PacWest common stock on June 30, 2013 was used for purposes of presenting the pro forma combined consolidated balance sheet at June 30, 2013.

        In connection with the plan to integrate the operations of PacWest and CapitalSource following the completion of the merger, PacWest anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. PacWest is not able to determine the timing, nature and amount of these charges as of the date of this document. However, these charges will affect the results of operations of PacWest and CapitalSource, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated statements of earnings do not include the effects of the costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. However, the unaudited pro forma combined condensed consolidated balance sheet includes a pro forma adjustment to reduce cash and stockholders' equity to reflect the payment of certain anticipated merger costs specified herein.

        The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

  •
  changes in the trading price for PacWest's common stock;

  •
  net cash used or generated in CapitalSource's operations between the signing of the merger agreement and completion of the merger;

  •
  changes in the fair values of CapitalSource's assets and liabilities;

  •
  other changes in CapitalSource's net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

  •
  the actual financial results of the combined company.

        The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with:

  •
  the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements;

  •
  PacWest's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in PacWest's Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference herein;

  •
  CapitalSource's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012, included in CapitalSource's Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference herein;

  •
  PacWest's separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended June 30, 2013 included in PacWest's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, incorporated by reference herein;

  •
  CapitalSource's separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended June 30, 2013, included in CapitalSource's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, incorporated by reference herein;

  •
  the unaudited pro forma condensed consolidated financial statements of PacWest and FCAL as of March 31, 2013 and for the year ended December 31, 2012 and the three months ended March 31, 2013, included in PacWest's Current Report on Form 8-K/A filed on August 15, 2013, incorporated by reference herein; and

  •
  other information pertaining to PacWest and CapitalSource contained in or incorporated by reference into this document. Please see the sections entitled "Selected Historical Consolidated

    Financial Data for PacWest" and "Selected Historical Consolidated Financial Data for CapitalSource."

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet
June 30, 2013

(Dollars in thousands)

	PacWest Historical	CapitalSource Historical	Pro Forma Adjustments(1)		PacWest and CapitalSource Pro Forma Combined
Assets:
Cash and cash equivalents	$218,827	$342,149	$(533,476)	(a)	$27,500
Investment securities	1,512,707	$1,112,350	$27,719	(b)	2,652,776
Loans and leases, net of unearned income	4,419,686	6,477,069	(206,493)	(c)	10,690,262
Allowance for loan and lease losses	(90,643)	(120,493)	120,493	(c)	(90,643)

Total loans and leases, net	4,329,043	6,356,576	(86,000)	(c)	10,599,619
Premises and equipment, net	33,642	—	—		33,642
OREO	64,546	16,560	—		81,106
Intangible assets	229,380	173,135	695,339	(d)	1,097,854
FDIC loss sharing asset	66,993	—	—		66,993
Other assets	253,964	677,936	28,011	(h)	959,911

Total assets	$6,709,102	$8,678,706	$131,593		$15,519,401

Liabilities and Shareholders' Equity:
Deposits:
Noninterest-bearing	$2,291,246	$—	$—		$2,291,246
Interest-bearing	3,231,754	5,861,497	6,952	(e)	9,100,203

Total deposits	5,523,000	5,861,497	6,952		11,391,449
Borrowings	9,696	675,000	15,072	(f)	699,768
Subordinated debentures	132,358	410,266	(137,439)	(g)	405,185
Discontinued operations	173,439	—	—		173,439
Other liabilities	68,910	180,298	—		249,208

Total liabilities	5,907,403	7,127,061	(115,415)		12,919,049

Total shareholders' equity	801,699	1,551,645	247,008	(i)	2,600,352

Total liabilities and shareholders' equity	$6,709,102	$8,678,706	$131,593		$15,519,401

(1)
See accompanying "Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet Adjustments."

Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet Adjustments

        The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document. A summary of the pro forma adjustments follows:

  (a)
  Cash:    The adjustment reflects the payment of after-tax merger costs of $56.2 million and the payment of estimated cash consideration of $477.3 million.

  (b)
  Investment securities:    The adjustment reflects a premium on investment securities whose interest rates are above market. The estimated premium will be amortized to interest income over 36 months.

  (c)
  Loans and leases:    The adjustment to loans and leases represents a net acquisition discount related to liquidity, interest, and credit risk. The net acquisition discount will be accreted to interest income on loans and leases over the estimated remaining life of the loan and lease portfolio of 84 months. The CapitalSource historical allowance for loan and lease losses is eliminated in acquisition accounting.

  (d)
  Intangible assets:    The adjustment to intangible assets represents (dollars in thousands):

Elimination of CapitalSource's historical goodwill	$(173,135)
Establishment of core deposit intangible	9,560
Establishment of goodwill	858,914

Net increase in intangible assets	$695,339

    The core deposit intangible asset will be amortized to expense over the estimated life of the deposits acquired of 84 months using an accelerated method. Goodwill will be evaluated for impairment on a periodic basis.

    The following table sets forth the purchase price allocation for each of the assets acquired and liabilities assumed (dollars in thousands):

Fair value of consideration paid to CapitalSource stockholders:
PacWest common stock at $32.32 per share as of July 19, 2013		$1,854,830
Cash to stock and option holders		477,299

Total fair value of consideration paid		2,332,129
Allocated to:
Historical book value of CapitalSource's assets and liabilities at June 30, 2013	$1,551,645
CapitalSource goodwill at June 30, 2013	(173,135)

CapitalSource tangible net assets at June 30, 2013	1,378,510
Adjustments to reflect assets acquired and liabilities assumed at fair value, including tax effects (credits in brackets):
Investment securities	27,719
Loans and leases	(86,000)
Core deposit intangible	9,560
Certificates of deposit	(6,952)
Borrowings	(15,072)
Subordinated debentures	137,439
Deferred tax effects at a combined Federal and state rate of 42%	28,011

Fair value of net assets and identified intangibles acquired	$1,473,215	1,473,215

Excess of consideration paid over the net assets and identifiable intangibles acquired		$858,914

  (e)
  Interest bearing deposits:    The adjustment reflects a premium on time deposits whose interest rates are above market. This estimated premium will be accreted to interest expense over 18 months.

  (f)
  Borrowings:    The adjustment reflects a premium on certain borrowings whose interest rates are above market. This estimated premium will be accreted to interest expense over 36 months.

  (g)
  Subordinated debentures:    The adjustment reflects a discount on CapitalSource's subordinated debentures. The estimated discount will be amortized to interest expense over 22 years.

  (h)
  Other assets:    The adjustment represents the establishment of deferred tax asset on the basis differences of the assets acquired and liabilities assumed.

  (i)
  Shareholders' equity:    The adjustment is composed of the following (dollars in thousands):

Value of PacWest stock to be issued	$1,854,830
Less: CapitalSource common equity	(1,551,645)
Less: After-tax merger costs	(56,177)

Net increase in shareholders' equity	$247,008

Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings

Six Months Ended June 30, 2013

(In thousands, except per share amounts)

		FCAL(1)
						PacWest and FCAL Pro Forma Combined					PacWest and CapitalSource Pro Forma Combined
	PacWest As Reported	Historical	Pro Forma Adjustments		Pro Forma		CapitalSource As Reported	Pro Forma Adjustments(2)		CapitalSource Pro Forma
Interest income:
Loans and leases	$124,178	$25,504	$1,945	(j)	$27,449	$151,627	$203,835	$14,748	(u)	$218,583	$370,210
Deposits in financial institutions	92	106	—		106	198	732	—		732	930
Investment securities	16,630	821	—		821	17,451	16,933	(4,614)	(v)	12,319	29,770

Total interest income	140,900	26,431	1,945		28,376	169,276	221,500	10,134		231,634	400,910

Interest expense:
Deposits	4,726	1,714	(322)	(k)	1,392	6,118	24,853	(2,334)	(w)	22,519	28,637
Borrowings and subordinated debenture	2,008	1,186	587	(l)	1,773	3,781	11,784	606	(x)	12,390	16,171

Total interest expense	6,734	2,900	265		3,165	9,899	36,637	(1,728)		34,909	44,808

Net interest income	134,166	23,531	1,680		25,211	159,377	184,863	11,862		196,725	356,102
Provision for credit losses	1,295	—	—	(m)	—	1,295	17,337	—	(y)	17,337	18,632

Net interest income after provision for credit losses	132,871	23,531	1,680		25,211	158,082	167,526	11,862		179,388	337,470

Noninterest income:
Service charges, commissions and fees	9,717	1,293	—		1,293	11,010	7,378	—		7,378	18,388
Net gain on sales of loans and leases	504	1,144	—		1,144	1,648	—	—		—	1,648
Net gain (loss) on sales of securities	409	(1,209)	—		(1,209)	(800)	2,982	—		2,982	2,182
FDIC loss sharing expense	(8,547)	(2,845)	—	(n)	(2,845)	(11,392)	—	—		—	(11,392)
Other income	960	3,462	(2,872)	(o)	590	1,550	14,406	—		14,406	15,956

Total noninterest income	3,043	1,845	(2,872)		(1,027)	2,016	24,766	—		24,766	26,782

Noninterest expense:
Compensation	51,407	11,475	(719)	(o)(p)	10,756	62,163	52,707	—		52,707	114,870
Occupancy	14,078	2,547	(83)	(o)	2,464	16,542	7,454	—		7,454	23,996
Other	21,765	19,199	(3,259)	(o)	15,940	37,705	35,189	—		35,189	72,894
Acquisition and integration	18,689	4,670	(23,359)	(q)	(18,689)	—	—	—		—	—
Intangible asset amortization	2,460	625	(9)	(r)	616	3,076	—	684	(z)	684	3,760

Total noninterest expense	108,399	38,516	(27,429)		11,087	119,486	95,350	684		96,034	215,520

Earnings from continuing operations before income taxes	27,515	(13,140)	26,237		13,097	49,612	96,942	11,178		108,120	148,732
Income tax expense	(9,625)	4,945	(11,010)	(s)	(6,065)	(15,690)	(38,971)	(4,695)	(aa)	(43,666)	(59,356)

Net earnings from continuing operations	17,890	(8,195)	15,227		7,032	24,922	57,971	6,483		64,454	89,376

Basic earnings per share:
Net earnings from continued operations	$0.47	$(0.30)				$0.54	$0.29				$0.86
Diluted earnings per share:
Net earnings from continued operations	$0.47	$(0.29)				$0.54	$0.29				$0.86
Weighted average shares:
Basic	37,277.4	29,302.9	8,403.1	(t)		45,680.5	196,915.5	57,366.2	(bb)		103,046.7
Diluted	37,277.4	29,721.4	8,403.1	(t)		45,680.5	201,763.9	57,366.2	(bb)		103,046.7

Notes:

(1)
PacWest acquired FCAL on May 31, 2013 in an all-stock transaction. The FCAL historical results are for the five months ended May 31, 2013. The pro forma adjustments and operating results are to reflect this acquisition as if it occurred on January 1, 2012. See accompanying "Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings Adjustments."

(2)
See accompanying "Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings Adjustments."

Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings
Year Ended December 31, 2012
(In thousands, except per share amounts)

		FCAL(1)
						PacWest and FCAL Pro Forma Combined					PacWest and CapitalSource Pro Forma Combined
	PacWest As Reported	Historical	Pro Forma Adjustments		Pro Forma		CapitalSource As Reported	Pro Forma Adjustments(2)		CapitalSource Pro Forma
Interest income:
Loans and leases	$260,230	$70,190	$4,668	(j)	$74,858	$335,088	$428,397	$29,496	(u)	$457,893	$792,981
Deposits in financial institutions	228	231	—		231	459	1,587	—		1,587	2,046
Investment securities	35,657	6,397	—		6,397	42,054	38,230	(9,228)	(v)	29,002	71,056

Total interest income	296,115	76,818	4,668		81,486	377,601	468,214	20,268		488,482	866,083

Interest expense:
Deposits	13,271	5,174	(1,045	)(k)	4,129	17,400	51,035	(4,668	)(w)	46,367	63,767
Borrowings and subordinated debenture	6,377	4,319	1,292	(l)	5,611	11,988	28,372	1,212	(x)	29,584	41,572

Total interest expense	19,648	9,493	247		9,740	29,388	79,407	(3,456)		75,951	105,339

Net interest income	276,467	67,325	4,421		71,746	348,213	388,807	23,724		412,531	760,744
Provision for credit losses	(12,819)	1,500	—	(m)	1,500	(11,319)	39,442	—	(y)	39,442	28,123

Net interest income after provision for credit losses	289,286	65,825	4,421		70,246	359,532	349,365	23,724		373,089	732,621

Noninterest income:
Service charges, commissions and fees	20,978	3,108	—		3,108	24,086	18,561	—		18,561	42,647
Net gain on sales of loans and leases	2,767	534	—		534	3,301	—	—		—	3,301
Net gain on sales of securities	1,239	5,672	—		5,672	6,911	7,382	—		7,382	14,293
Other-than-temporary impairment loss on securities	(1,115)	(728)	—		(728)	(1,843)	—	—		—	(1,843)
FDIC loss sharing expense	(10,070)	(3,269)	—	(n)	(3,269)	(13,339)	—	—		—	(13,339)
Other income	2,073	6,019	(5,306)	(o)	713	2,786	23,903	—		23,903	26,689

Total noninterest income	15,872	11,336	(5,306)		6,030	21,902	49,846	—		49,846	71,748

Noninterest expense:
Compensation	94,967	28,325	(1,377	)(o)(p)	26,948	121,915	105,430	—		105,430	227,345
Occupancy	28,113	6,393	(176	)(o)	6,217	34,330	16,840	—		16,840	51,170
Other	55,569	18,531	(1,249	)(o)	17,282	72,851	79,471	—		79,471	152,322
(Gain) loss from debt termination	22,598	—	—		—	22,598	(8,059)	—		(8,059)	14,539
Acquisition and integration	4,089	1,482	(2,313	)(q)	(831)	3,258	—	—		—	3,258
Intangible asset amortization	6,326	6,995	(5,441)	(o)(r)	1,554	7,880	—	1,368	(z)	1,368	9,248

Total noninterest expense	211,662	61,726	(10,556)		51,170	262,832	193,682	1,368		195,050	457,882

Earnings from continuing operations before income taxes	93,496	15,435	9,671		25,106	118,602	205,529	22,356		227,885	346,487
Income tax expense	(36,695)	(6,161)	(4,062)	(s)	(10,223)	(46,918)	285,081	(9,390)	(aa)	275,691	228,773

Net earnings from continuing operations	56,801	9,274	5,609		14,883	71,684	490,610	12,966		503,576	575,260

Basic earnings per share:
Net earnings from continuing operations	$1.54	$0.27				$1.58	$2.19				$5.58
Diluted earnings per share:
Net earnings from continuing operations	$1.54	$0.27				$1.58	$2.13				$5.58
Weighted average shares:
Basic	35,684.1	29,228.6	8,403.1	(t)		44,087.2	223,928.6	57,366.2	(bb)		101,453.4
Diluted	35,684.1	29,589.2	8,403.1	(t)		44,087.2	230,155.0	57,366.2	(bb)		101,453.4

Notes:

(1)
PacWest acquired FCAL on May 31, 2013 in an all-stock transaction. The pro forma adjustments and operating results are to reflect this acquisition as if it occurred on January 1, 2012. See accompanying "Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings Adjustments."

(2)
See accompanying "Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings Adjustments."

Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings Adjustments

        The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented herein. Transaction-related after-tax nonrecurring expenses for PacWest and CapitalSource estimated at $56.2 million are not included in the unaudited pro forma condensed consolidated statements of earnings. However, these charges will affect the results of operations of PacWest and CapitalSource in the period in which they are recorded. A summary of the pro forma adjustments follows:

FCAL Pro forma Adjustments:

  (j)
  Accretion of $48.3 million discount on loans over the estimated weighted average life of the loan portfolio of 124 months.

  (k)
  Accretion of $2.0 million interest-bearing deposit premium over 60 months using an accelerated method and the elimination of FCAL's historical accretion.

  (l)
  Estimated borrowing cost from $227 million of additional borrowings to replace the demand deposits of the discontinued operations of the EPS division and amortization of the $2.7 million subordinated debentures fair value adjustment over 60 months.

  (m)
  No pro forma adjustment is made for the historical provision for loan losses. PacWest expects, however, that provisions for credit losses on the acquired loan portfolio post closing will not be as great as the historical provisions because the acquired loans are recorded at fair value, which includes an estimate of lifetime credit losses.

  (n)
  No pro forma adjustment is made for the historical FDIC loss sharing expense. PacWest expects, however, that FDIC loss sharing expense on the acquired covered loan portfolio post closing will not be as great as the historical loss sharing expense because the acquired loss sharing asset is recorded at fair value, which includes an estimate of future losses.

  (o)
  Elimination of historical results of FCAL's EPS operations since EPS operations are assumed to be discontinued at January 1, 2012. The following table summarizes the impact of the pro forma adjustments to eliminate the historical results of FCAL's EPS operations for the periods indicated:

	For the year ended December 31, 2012	For the six months ended June 30, 2013
Fee income included in other income	$5,306	$2,872
Compensation expense	1,536	783
Occupancy expense	176	83
Other expense	1,249	3,259
Intangible asset amortization	5,427	—

Loss before income taxes	$3,082	$1,253

  (p)
  Incremental expense due to the change in control provisions of the FCAL supplemental executive retirement plan over 180 months.

  (q)
  Elimination of nonrecurring acquisition and integration costs directly related to the FCAL acquisition incurred by PacWest and FCAL for the periods indicated and summarized as follows:

	For the year ended December 31, 2012	For the six months ended June 30, 2013
Severance and other compensation related costs	$—	$8,978
System/Conversion, including contract termination charges	—	3,327
Facilities-related costs	—	2,899
Professional services (legal, accounting, investment banking)	2,313	7,162
Other	—	993

Acquisition and integration costs	$2,313	$23,359

  (r)
  Amortization of the $7.9 million core deposit intangible asset over its estimated life of 84 months and elimination of FCAL's historical intangible asset amortization.

  (s)
  Represents income taxes on the pro forma adjustments at a combined Federal and California effective tax rate of 42%.

  (t)
  Adjustment reflects the actual exchange ratio of 0.2966 times the historical shares outstanding of FCAL common stock.

CapitalSource Pro forma Adjustments:

  (u)
  Accretion of the $206.5 million pro forma discount on the loan and lease portfolio over the estimated weighted average life of 84 months.

  (v)
  Amortization of the $27.7 million investment securities pro forma premium over the estimated average life of 36 months.

  (w)
  Accretion of $7.0 million interest-bearing deposit pro forma premium over the estimated average life of 18 months.

  (x)
  Amortization of the $137.4 million subordinated debentures pro forma discount over 22 years and the accretion of the $15.1 million borrowings pro forma premium over 36 months.

  (y)
  No pro forma adjustment is made for the historical provision for loan and lease losses. PacWest expects, however, that provisions for credit losses on the acquired loan and lease portfolio post closing will not be as great as the historical provisions because the acquired loans and leases are recorded at fair value, which includes an estimate of lifetime credit losses.

  (z)
  Amortization of the $9.6 million core deposit intangible asset over its estimated life of 84 months.

  (aa)
  Represents income taxes on the pro forma adjustments at a combined Federal and California effective tax rate of 42%.

  (bb)
  Adjustment reflects estimated PacWest shares to be issued based on exchange ratio of 0.2837 and estimated number of CapitalSource common shares to be exchanged.

 COMPARISON OF STOCKHOLDERS' RIGHTS

General

        CapitalSource is incorporated under the laws of the State of Delaware and the rights of CapitalSource stockholders are governed by the laws of the State of Delaware, CapitalSource's certificate of incorporation and CapitalSource's bylaws. As a result of the merger, CapitalSource stockholders will receive an amount in cash and shares of PacWest common stock and will become PacWest stockholders. PacWest is incorporated under the laws of the State of Delaware and the rights of PacWest stockholders are governed by the laws of the State of Delaware, PacWest's certificate of incorporation and PacWest's bylaws. Thus, following the merger, the rights of CapitalSource stockholders who become PacWest stockholders in the merger will continue to be governed by the laws of the State of Delaware, but will no longer be governed by CapitalSource's certificate of incorporation and bylaws and instead will be governed by PacWest's certificate of incorporation and bylaws.

Comparison of Stockholders' Rights

        Set forth below is a summary comparison of material differences between the rights of CapitalSource stockholders under CapitalSource's certificate of incorporation and bylaws (left column) and the rights of PacWest stockholders under PacWest's certificate of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of CapitalSource's stockholders and those of PacWest's stockholders, this summary does not include a complete description of all the differences between the rights of the stockholders. Copies of the full text of PacWest's certificate of incorporation and bylaws currently in effect, and CapitalSource's certificate of incorporation and bylaws currently in effect, are available, without charge, by following the instructions in the section entitled "Where You Can Find More Information."

CapitalSource	PacWest
Authorized Capital Stock

CapitalSource's certificate of incorporation states that the authorized capital stock of CapitalSource consists of 1.2 billion shares of common stock and 50 million shares of preferred stock. As of the CapitalSource record date, there were [ ] shares of CapitalSource common stock outstanding and no shares of CapitalSource preferred stock outstanding.
PacWest's certificate of incorporation states that the authorized capital stock of PacWest consists of 75 million shares of common stock and 5 million shares of preferred stock. If PacWest' stockholders approve the amendment to PacWest's certificate of incorporation at the special meeting, PacWest's authorized common stock will increase to 200 million shares. As of the PacWest record date, there were [ ] shares of PacWest common stock outstanding and no shares of PacWest preferred stock outstanding.

CapitalSource	PacWest
Number of Directors

CapitalSource's bylaws state that the number of directors comprising the board of directors will be from two to 15, with the exact number to be determined from time to time by the CapitalSource board of directors. There are currently eight members of the CapitalSource board of directors.
PacWest's bylaws state that the number of directors comprising the board of directors will be from seven to 15, with the exact number to be determined from time to time by the PacWest board of directors. There are currently 15 members of the PacWest board of directors. Pursuant to the merger agreement, at the closing of the merger, the combined company's board of directors will consist of 13 members, eight of whom will be designated by PacWest, and five of whom will be designated by CapitalSource, each of whom must be mutually agreeable to the parties.
Election of Directors

CapitalSource's certificate of incorporation provides that each stockholder is entitled to one vote for each share of stock held by such stockholder. CapitalSource's certificate of incorporation does not provide for cumulative voting by stockholders in the election of directors.
PacWest's certificate of incorporation provides that each stockholder is entitled to one vote for each share of stock held by such stockholder. Cumulative voting is permitted so long as the name of the candidates for whom such votes would be cast has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting prior to the voting of such stockholder's intention to cumulate votes. Cumulative voting provides each stockholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares of common stock held by such stockholder, which such stockholder can then vote in favor of one or more nominees.
Classification of Board of Directors

CapitalSource's certificate of incorporation provides for a classified board of directors. The directors are divided into three classes. Directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of the stockholders after their election. In the event of any increase in the number of directors fixed by the CapitalSource board of directors, the additional directors are classified so that all classes of directors have as nearly equal numbers of directors as may be possible. In the event of any decrease in the number of directors, all classes of directors are decreased equally as nearly as may be possible.	PacWest's bylaws do not provide for a classified board of directors; each director serves until his or her successor is elected and all directors are up for election annually.

CapitalSource	PacWest
Removal of Directors

Under CapitalSource's bylaws, any director may be removed from office at any time only for cause and only by the affirmative vote of at least a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Under PacWest's bylaws, any director may be removed, with or without cause, at any meeting of stockholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors. However, if the certificate of incorporation provides for cumulative voting (as it currently does) and less than the entire board of directors is to be removed, then no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of directors.
Filling Vacancies on the Board of Directors

CapitalSource's bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors, may be filled by the vote of a majority of the directors then in office, though less than a quorum. Any director elected or appointed to fill a vacancy will hold office until the next election of the class of directors of the director which such director replaced, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.
PacWest's bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, though less than a quorum. Any director elected or appointed to fill a vacancy will hold office until the expiration of the term of the director which such director replaced.
Nomination of Director Candidates by Stockholders

CapitalSource's bylaws permit stockholders who are entitled to vote in the election of directors and who are stockholders of record at the time notice is delivered to the corporate secretary of CapitalSource to nominate a director for election if notice is delivered to the corporate secretary of CapitalSource not less than 120 days prior to the first anniversary of the date of CapitalSource's proxy statement issued in connection with the prior year's annual meeting in the case of an annual meeting and not less than 60 days prior to the meeting in the case of a special meeting, with the notice period varying for certain instances as set forth in the bylaws.
PacWest's bylaws permit stockholders who are entitled to vote in the meeting of stockholders and who are stockholders of record at the time notice is delivered to the corporate secretary of PacWest to nominate a director for election if notice is delivered to the corporate secretary not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

CapitalSource	PacWest
Stockholder Proposals

CapitalSource's bylaws provide that in order for a proposal to be properly brought before an annual or special meeting by a stockholder, the stockholder must give notice of the proposal in writing to the corporate secretary, not less than 120 calendar days prior to the one year anniversary of the date of CapitalSource's proxy statement issued in connection with the prior year's annual meeting in the case of an annual meeting and not less than 60 days prior to the meeting in the case of a special meeting, with the notice period varying for certain instances as set forth in the bylaws.
PacWest's bylaws provide that in order for a proposal to be brought before an annual meeting by a stockholder, the stockholder must give notice of the proposal to the secretary not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.
Stockholder Action Without a Meeting

According to CapitalSource's bylaws, any action required or permitted to be taken at any annual or special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is delivered to CapitalSource, setting forth the action to be taken, and is signed by the number of stockholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted.
According to PacWest's bylaws, any action required or permitted to be taken at any annual or special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is delivered to PacWest, setting forth the action to be taken, and is signed by the number of stockholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Special Meetings of Stockholders

According to CapitalSource's bylaws, CapitalSource may call a special stockholders meeting upon the request of the board of directors, the chairman of the board of directors, the chief executive officer or the president, and shall be called by the secretary at the written request of CapitalSource stockholders who together hold not less than 10% of the outstanding shares of CapitalSource capital stock that would be entitled to vote at such a meeting.
According to PacWest's bylaws, PacWest may call a special stockholders meeting upon the written request of the board of directors, the chairman of the board of directors, the chief executive officer or the vice chairman of the board of directors, and shall be called at the request of PacWest stockholders who together hold not less than 10% of the outstanding shares of PacWest stock that would be entitled to vote at such a meeting.

CapitalSource	PacWest
Indemnification of Directors and Officers

CapitalSource's certificate of incorporation provides that no director of CapitalSource shall be personally liable to CapitalSource or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the certificate of incorporation does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to CapitalSource or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

 CapitalSource's bylaws provide that CapitalSource shall indemnify, to the full extent permitted by law, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding arising out of, relating to, based upon, in connection with or due to the fact that such person is or was a director or officer of CapitalSource, any predecessor of CapitalSource or any subsidiary of the CapitalSource, or is or was serving at the request of CapitalSource, any predecessor of CapitalSource or any subsidiary of CapitalSource as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan.

CapitalSource's bylaws provide that CapitalSource may indemnify, to the full extent of the law, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding arising out of, relating to, based upon, in connection with or due to the fact that such person is or was an employee or agent of CapitalSource, any predecessor of CapitalSource or any subsidiary of CapitalSource, or is or was serving at the request of CapitalSource as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan.
PacWest's certificate of incorporation provides that a director of PacWest shall not be liable to PacWest or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law. Delaware law would not allow for exoneration of liability of a director (i) for any breach of the director's duty of loyalty to PacWest or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

PacWest's bylaws also provide that PacWest will indemnify any person who is or was or has agreed to become a director or officer of PacWest who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become a director or officer of PacWest, to the fullest extent permitted by law.

CapitalSource	PacWest
Amendments to Certificate of Incorporation and Bylaws

CapitalSource's certificate of incorporation may be amended in any manner allowed under Delaware law; provided, however, that the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock, voting together as a single class, shall be required to amend or repeal Article V relating to the Board of Directors, including the election of Board members and related matters, of the certificate of incorporation.

 CapitalSource's bylaws may be amended by the board of directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.

However, Sections 2, 3, 9, 10 and 14 of Article II, relating to stockholder voting, and Sections 2, 3 and 5 of Article III, relating to the number of directors, vacancies on the board of directors and removal of directors, of the bylaws may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock, voting together as a single class.
PacWest's certificate of incorporation may be amended in any manner allowed under Delaware law.

PacWest's bylaws may be amended by the board of directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.
Anti-Takeover Provisions

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" (as defined under Delaware law) with a person owning 15% or more of the corporation's voting stock for three years following the time that a person becomes a 15% stockholder, with certain exceptions. CapitalSource has not opted out of Section 203.	PacWest, in its certificate of incorporation, has opted out of Section 203.

CapitalSource	PacWest
Tax Benefit Preservation Plan

CapitalSource's board of directors has adopted a tax benefit preservation plan designed to preserve its net operating losses and certain other tax assets. The plan discourages persons from becoming "5-percent stockholders" (as defined under the federal tax laws) of CapitalSource and existing "5-percent stockholders" from increasing their beneficial ownership of shares.
PacWest currently does not have a tax benefit preservation plan. The merger agreement provides that, at or immediately following the closing of the merger, PacWest will adopt a tax benefit preservation plan designed to preserve the net operating losses and certain other tax assets of the combined company. The plan will be designed to prevent an "ownership change" as defined under the federal tax laws by discouraging persons from becoming "5-percent stockholders" of the combined company and existing "5-percent stockholders" from increasing their beneficial ownership of shares. It is currently anticipated that PacWest's tax benefit preservation plan will contain substantially similar terms to CapitalSource's tax benefit preservation plan.

DESCRIPTION OF CAPITAL STOCK

        The following summary description of the capital stock of PacWest does not purport to be complete and is qualified in its entirety by reference to PacWest's certificate of incorporation and bylaws, as well as the DGCL. Pursuant to PacWest's certificate of incorporation, PacWest has the authority to issue up to 75 million shares of common stock, par value $0.01 per share and 5 million shares of preferred stock, par value $0.01 per share. If PacWest's stockholders approve the amendment to the PacWest certificate of incorporation, PacWest will have the authority to issue up to 200 million shares of common stock. Each share of PacWest common stock has the same relative rights, and is identical in all respects, with each other share of PacWest common stock. PacWest's common stock is traded on NASDAQ under the symbol "PACW." PacWest Bancorp common stock represents non-withdrawable capital and will not be insured by the Federal Deposit Insurance Corporation. All of the outstanding shares of stock are, and any stock issued pursuant to the merger agreement will be, fully paid and nonassessable.

Limitation of Liability and Indemnification Matters

        PacWest's certificate of incorporation provides that a director of PacWest shall not be liable to PacWest or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law. PacWest's bylaws also provide that, to the maximum extent permitted by law, PacWest shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of PacWest or serves or served at the request of PacWest as a director, officer or employee of any other enterprise. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by PacWest promptly upon receipt by PacWest of a commitment from such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by PacWest. The bylaws do not limit the power of PacWest or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons as otherwise pursuant to the bylaws.

Anti-takeover Provisions in the Certificate of Incorporation and Bylaws

        Certain provisions of PacWest's certificate of incorporation and bylaws could make it less likely that PacWest's management would be changed or someone would acquire voting control of us without the consent of PacWest's board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock

        PacWest's board of directors can at any time, under PacWest's certificate of incorporation and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring PacWest's management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares necessary to take control.

Nomination Procedures

        Holders of PacWest common stock can nominate candidates for PacWest's board of directors. A stockholder must follow the advance notice procedures described in PacWest's bylaws. In general, to nominate a person for election to PacWest's board of directors at a meeting of PacWest's stockholders, a stockholder must submit a written notice of the proposed nomination to PacWest's corporate secretary at least 90 but not more than 120 days before the meeting.

Rights Plan

        Although PacWest does not have a stockholder rights plan (commonly referred to as a "poison pill"), under Delaware law, the PacWest board of directors can adopt such a plan without stockholder approval. In addition, the merger agreement provides that, at or immediately following the effective time, PacWest will adopt a tax benefit preservation plan designed to preserve the net operating losses and certain other tax assets of the surviving corporation. Although adoption of the tax benefit preservation plan is not part of a plan by PacWest to adopt a series of anti-takeover measures, it could be deemed to have an anti-takeover effect because it could discourage a person from acquiring shares of PacWest common stock.

Amendment of Bylaws

        Under PacWest's bylaws, PacWest's board of directors can adopt, amend or repeal the bylaws, subject to limitations under the DGCL. PacWest's stockholders also have the power to change or repeal PacWest's bylaws.

Common Stock

Voting Rights

        Holders of PacWest common stock will be entitled to one vote per share on all matters requiring stockholder action, including, but not limited to, the election of directors. Cumulative voting is permitted so long as the name of the candidates for whom such votes would be cast has been placed in nomination prior to the voting and at least one stockholder has given notice at the meeting prior to the voting of such stockholder's intention to cumulate votes. In an election of directors under cumulative voting, each share of voting stock is entitled to vote the number of votes to which such share would normally be entitled, multiplied by the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board. Without cumulative voting, the holders of a majority of the shares present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of a majority of the stockholders voting. Without cumulative voting, any director or the entire board of directors of a corporation may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors.

Dividends

        Holders of PacWest common stock may receive dividends when, as and if declared by PacWest's board of directors out of funds legally available for payment of dividends, subject to any restrictions imposed by Federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Other restrictions on PacWest's ability to pay dividends are described below under "—Restrictions on Dividends."

Liquidation Preference

        Holders of common stock are not entitled to a liquidation preference in respect of those shares. Upon liquidation, dissolution or winding up of PacWest, holders of PacWest common stock will be entitled to share ratably in all assets remaining after the payment of all liabilities of PacWest and of preferential amounts to which any preferred stock may be entitled.

Other Matters

        The holders of the PacWest common stock will have no preemptive or other subscription rights. PacWest common stock will not be subject to call or redemption.

Restrictions on Dividends

        PacWest is incorporated in Delaware and is governed by the DGCL. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and/or for the preceding fiscal year. Under Delaware law, however, PacWest cannot pay dividends out of net profits if, after PacWest pays the dividend, PacWest's capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Our ability to pay dividends is also subject to certain other limitations. Dividend payments by PacWest are subject to the oversight of the Federal Reserve Board. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if retention of prospective earnings is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that places undue pressure on the capital of depository institution subsidiaries or that may undermine the bank holding company's ability to serve as a source of strength to its banking subsidiaries. The level of our capital ratios also may affect our ability to pay dividends.

        As a bank holding company, PacWest's ability to pay dividends is affected by the ability of Pacific Western Bank to pay dividends to PacWest. It is possible, depending upon the financial condition of Pacific Western Bank, and other factors, that the Federal Reserve, FDIC or CDBO could assert that a proposed payment of dividends or other payments would be an unsafe or unsound practice. Pacific Western Bank is subject to restrictions under certain federal and state laws and regulations which limit its ability to transfer funds to PacWest through intercompany loans, advances or cash dividends. Dividends paid by state banks, such as Pacific Western Bank, are regulated by the CDBO, under its general supervisory authority as it relates to a bank's capital requirements. A state bank may declare a dividend without the approval of the CDBO as long as the total dividends declared in a calendar year do not exceed either the retained earnings or the total of net profits for the three previous fiscal years less any dividends paid during such period.

        During 2012 and the six months ended June 30, 2013, PacWest received $50 million and $24 million, respectively, in dividends from Pacific Western Bank. For the foreseeable future, further dividends from Pacific Western Bank to PacWest require CDBO approval.

        Refer to "Business—Supervision and Regulation" in PacWest's most recent Annual Report on Form 10-K and similar sections in PacWest's future filings for more information about restrictions on the ability of PacWest's subsidiary to pay PacWest dividends.

Restrictions on Ownership of PacWest's Common Stock

        Under the BHC Act, any person or company is required to obtain the approval of the Federal Reserve before acquiring control of PacWest, which, among other things, includes the acquisition of ownership of or control over 25% or more of any class of voting securities of the Company or the power to exercise a "controlling influence" over PacWest. In the case of an acquirer that is a bank or bank holding company, the BHC Act requires approval of the Federal Reserve for the acquisition of ownership or control of any voting securities of PacWest, if the acquisition results in the bank or bank holding company controlling more than 5% of the outstanding shares of any class of our voting securities. The Change in Bank Control Act prohibits a person, entity, or group of persons or entities acting in concert, from acquiring "control" of a bank holding company such PacWest unless the Federal Reserve has been given prior notice and has not objected to the transaction. Under Federal Reserve regulations, the acquisition of 10% or more of a class of voting stock of PacWest would generally be deemed an acquisition of control of PacWest.

Transfer Agent

        The transfer agent for PacWest common stock is Wells Fargo Shareowner Services.

SUMMARY OF THE PACWEST 2003 STOCK INCENTIVE PLAN

        A summary of PacWest's 2003 Stock Incentive Plan, referred to as the plan, appears below. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the plan itself. The complete text of the amended and restated plan is attached hereto as Appendix I.

 Introduction and Proposed Amendment

        In May 2003, PacWest's stockholders approved the plan, authorizing the issuance of up to 2.5 million shares of common stock as equity compensation in the form of time-based and performance-based restricted stock, stock options and stock appreciation rights, referred to as SARs, as further described and under the conditions set forth in the plan. In May 2004, PacWest's stockholders approved an amendment and restatement of the plan modifying the definitions of certain performance goals and discretion of the Compensation, Nominating and Governance Committee, referred to as the CNG committee, with respect thereto, for grants of performance stock. In May 2006, PacWest's stockholders approved an amendment to the plan to increase the shares available for issuance under the plan to 3.5 million. In May of 2009, PacWest's stockholders approved an amendment to the plan to increase the authorized number of shares for issuance under the plan from 3.5 million shares to 5 million shares, and to extend the expiration date of the plan from April 17, 2010 to May 31, 2015. In May of 2012, PacWest's stockholders approved an amendment to the plan to increase the authorized number of shares for issuance under the plan from 5 million shares to 6.5 million shares.

        PacWest requests that its stockholders (i) approve the PacWest stock plan amendment proposal to increase the authorized number of shares for issuance under the plan from 6.5 million to [      ] million and to extend the expiration date of the plan from May 31, 2017 to May 31, 2019 and (ii) re-approve the business criteria listed under the plan on which performance goals may be based for awards under the plan that are intended to satisfy the "performance-based compensation" exception to the deductibility limit under Section 162(m) of the Internal Revenue Code. The plan has been instrumental in promoting the success of PacWest by providing additional means to attract, motivate and retain key employees, non-employee directors and consultants of PacWest through grants of equity compensation for high levels of individual performance and improved financial performance of PacWest. The PacWest board of directors continues to believe that the ability of PacWest to offer time-based and performance-based restricted stock awards and other forms of equity compensation are valuable tools for attracting, motivating and retaining key employees, non-employee directors and consultants and therefore recommends adoption of the PacWest stock plan amendment proposal.

        The material features of the plan are described below.

Background

        As of the PacWest record date, there were [      ] shares of PacWest common stock issued and outstanding, excluding an aggregate of [      ] shares issuable upon the vesting of currently unvested shares of restricted stock. Only [      ] shares of PacWest common stock, or approximately [      ]% of shares authorized under the plan, remain available for future grants of equity compensation. If the PacWest stock plan amendment proposal is approved, an additional [      ] shares will be authorized under the plan and available for future grants of time-based and performance-based restricted stock, stock options and SARs, collectively referred to as awards, pursuant to the terms of the plan.

Administration; Eligibility and Vesting

        The plan is administered by the CNG committee. Employees of PacWest and its subsidiaries and non-employee directors of PacWest are eligible to participate. Awards may also be granted to consultants or advisors who perform or agree to perform bona fide services for PacWest, except that options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal

Revenue Code, referred to as ISOs, may only be granted to employees. The CNG committee determines which eligible participants receive awards, the nature, price, number of shares and other terms of such awards, and the form and terms of award agreements. See "—Kinds of Awards" below. The CNG committee is authorized to construe and interpret the plan and all decisions, determinations and interpretations of the CNG committee are final and binding on all participants and any other holder of awards. The CNG committee will determine the vesting and, where applicable, the expiration date of awards, but awards that provide for the right to acquire stock may not remain outstanding more than 10 years after the grant date (or, as discussed below, five years in the case of certain employee ISOs).

Shares Available for Grant; Adjustment; Transferability

Shares Available for Grant

        Under the plan, the total number of shares of common stock subject to awards may not exceed 6.5 million. If the PacWest stock plan amendment proposal is approved, the total number of shares that may be issued under the plan pursuant to awards will increase to [      ] million. The maximum number of shares for which options, SARs and performance stock/stock unit awards may be granted to a single participant in any single year is 250,000, in each case. These limitations are subject to adjustment in the event of certain changes in the capitalization of PacWest. See "—Adjustments and Extraordinary Events" below. Upon termination, cancellation, forfeiture or expiration of any unexercised award under the plan, the number of shares with respect to which awards may be granted under the plan will be increased by the number of shares to which such unexercised award pertained. In addition, to the extent that shares issued under the plan are repurchased by PacWest at their original purchase price, such shares will again be available for grant under the plan, except that the aggregate number of shares issuable upon the exercise of ISOs may not exceed 6.5 million shares (subject to the adjustments described below under "—Adjustments and Extraordinary Events"). This amount will increase to [      ] million if the PacWest stock plan amendment proposal is approved.

Adjustments and Extraordinary Events

        The plan provides that if there is any increase or decrease in the number of issued and outstanding shares of common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of PacWest's common stock, or any other increase or decrease in the number of issued and outstanding shares of PacWest common stock, effected without the receipt of consideration by PacWest, then the limitations on the number of shares reserved for delivery under the plan, the limitations on the number of stock options or SARs which may be granted in any one calendar year, the number of shares that pertain to each outstanding award and the exercise price of each option and SAR will be proportionately adjusted.

Transferability

        Generally, awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the participant, only by the participant. However, the CNG committee may permit a participant to transfer any of such participant's awards, other than ISOs, to one or more of the participant's immediate family members or to trusts established in whole or in part for the benefit of the participant and/or one or more of such immediate family members, to the extent that neither the transfer of such award to the immediate family member or trust, nor the ability of a participant to make such a transfer, shall have adverse consequences to PacWest or the participant by reason of Section 162(m) of the Internal Revenue Code. See "—Termination of Employment, Death or Disability" below.

 Term of the Stock Incentive Plan

        The plan will terminate on May 31, 2017, unless terminated earlier by the PacWest board of directors. The PacWest stock plan amendment proposal would extend the term of the plan until May 31, 2019.

Kinds of Awards—Performance Stock Awards and Restricted Stock Awards

Performance Stock Awards

        Under the plan, the CNG committee as the administrator of the plan may grant time-based and performance-based restricted stock awards. Performance-based restricted stock awards are granted subject to a risk of forfeiture which lapses as the participant vests in the stock granted. The participant vests in the common stock underlying such performance stock award, in whole or in part, if certain goals established by the CNG committee, as the administrator of the plan, are achieved over a designated period of time, but in no event more than 10 years. If the performance goals are not satisfied within the designated period of time, the performance stock will automatically be forfeited and immediately returned to PacWest.

Performance Criteria

        Under the plan, at the discretion of the CNG committee, the performance goals may be based upon the attainment of one or more of the following business criteria, determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: net income; return on average assets, referred to as ROA; cash ROA; return on average equity, referred to as ROE; cash ROE; earnings per share, referred to as EPS; cash EPS; stock price; and efficiency ratio. When establishing performance goals for a performance-based restricted stock award, the CNG committee may exclude any or all "extraordinary items" as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of PacWest, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The CNG committee may also adjust the performance goals for any performance cycle as it deems equitable in recognition of unusual or non-recurring events affecting PacWest, changes in applicable tax laws or accounting principles, or such other factors as the CNG committee may determine. The CNG committee may also grant performance-based restricted stock awards that vest over the passage of time, but for which vesting is accelerated upon the attainment of specified performance goals.

Restricted Stock

        The CNG committee may also grant time-based restricted stock awards under the plan. The participant vests in the common stock underlying such time-based restricted stock award at such times and under such conditions as are determined by the CNG committee and set forth in the time-based restricted stock award agreement. PacWest intends that time-based restricted stock awards will vest over specified periods of time and will not require the satisfaction of any performance conditions in order to vest.

Rights as Stockholder; Payment of Dividends

        Upon the vesting of a time-based or performance-based restricted stock award, the participant has the rights of a stockholder with respect to the voting of the common stock underlying such award, subject to the conditions contained in the award agreement. The award agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the shares of common stock underlying a restricted stock award or performance stock award. On the occurrence of a vesting event (as described below under "—Treatment of Awards Upon a Change in Control"), all unvested time-based and performance-based restricted stock awards that are outstanding on such date will become vested.

Kinds of Awards—Stock Options

Stock Options

        Under the plan, the CNG committee may from time to time grant stock options, either ISOs or nonqualified stock options, to acquire shares of PacWest's common stock to eligible participants. As required by the Internal Revenue Code and applicable regulations, ISOs are subject to certain limitations not applicable to non-ISOs. The exercise price of all stock options will be determined by the CNG committee, but may not be less than 100% of the fair market value of PacWest's common stock on the date of grant. The exercise price for any ISO granted to any eligible employee owning more than 10% of the total combined voting power of all classes of PacWest's stock may not be less than 110% of the fair market value of PacWest's common stock on the date of grant. In addition, the term of such option may not exceed five years from the date of grant. The fair market value of PacWest's common stock is the closing price (or the closing bid, if no sales were reported) as quoted on NASDAQ for the trading day immediately prior to the date of grant. The exercise price may be adjusted in the event of changes in the capitalization of PacWest. See "—Adjustments and Extraordinary Events" above. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by an employee that vest in any single calendar year cannot exceed $100,000.

Vesting

        All options will be exercisable and will vest at such times and under such conditions as determined by the CNG committee and set forth in the relevant stock option agreement. In the case of a participant, however, who is not an officer of PacWest, a non-employee director or a consultant, such option will vest at a rate of at least 20% per year. On the occurrence of a vesting event (as described below under "—Treatment of Awards Upon a Change in Control"), all options that are outstanding on such date will become exercisable whether they are vested or not.

Method of Exercise

        The type of consideration to be received and the method of payment for shares of common stock to be issued upon exercise of a stock option is determined by the CNG committee and may consist of cash, check, recourse note carrying a market interest rate (that may or may not be secured in the discretion of the CNG committee), delivery of previously acquired PacWest common stock which has been held for a meaningful period of time (e.g., six months) before exercise or any combination of the foregoing. Any shares so delivered to PacWest shall be valued at their fair market value on the exercise date.

Kinds of Awards—Stock Appreciation Rights (SARs)

        Under the plan, the CNG committee may from time to time grant SARs. The exercise price of all SARs will be determined by the CNG committee, but may not be less than the fair market value of PacWest's common stock on the date of grant. Upon exercise of a SAR, the participant (or any person having the right to exercise the SAR after his or her death) shall receive an amount equal to the amount by which the fair market value of a share on the date of surrender exceeds the exercise price of such SAR. PacWest will pay this amount in the form of common stock, cash or any combination thereof, as determined by the CNG committee. All SARs will be exercisable and will vest at such times and under such conditions as determined by the CNG committee and set forth in the relevant SAR agreement. On the occurrence of a vesting event (as described below under "—Adjustments and

Extraordinary Events"), all SARs that are outstanding on such date will become exercisable whether they are vested or not.

Termination of Employment, Death or Disability

Termination of Service

        Upon termination of service other than due to death, disability or cause, the participant may exercise his or her option or SAR on or prior to the date that is three months following the date of termination to the extent that such participant was entitled to exercise such option or SAR on the date of termination (but in no event later than the expiration of the term of such option or SAR). Treatment of performance stock and restricted stock on termination of service is determined under the applicable award agreement.

Disability of Participant

        Upon termination of service due to disability, the participant may exercise his or her option or SAR on or prior to the date that is 12 months following the date of termination to the extent that such participant was entitled to exercise such option or SAR on the date of termination (but in no event later than the expiration of the term of such option or SAR). Treatment of performance stock and restricted stock on disability is determined under the applicable award agreement.

Death of Participant

        In the event that a participant should die while in service, the participant's option or SAR may be exercised by the participant's estate or by a person who has acquired the right to exercise the option or SAR by bequest or inheritance, but only on or prior to the date that is 12 months following the date of death, and only to the extent that the participant was entitled to exercise the option or SAR at the date of death (but in no event later than the expiration date of the term of such option or SAR). Time-based and performance-based restricted stock awards granted on or after November 2, 2005 accelerate vesting and vest in full upon such participant's death.

Treatment of Awards Upon a Change in Control

        Under the plan, if a "Vesting Event" takes place, then all outstanding options and SARs on the date of the Vesting Event become exercisable on such date (whether or not previously vested) and all restricted stock awards and performance stock awards become fully vested. A Vesting Event means the earlier of a Change in Control (as defined in the plan) or the termination of a participant's service (other than for cause) following stockholder approval of any matter, plan or transaction which would constitute a Change in Control.

Amendment and Termination of the Plan

        The board of directors of PacWest may at any time amend, alter, suspend or discontinue the plan in its discretion, but no amendment, alteration, suspension or discontinuation may be made which would impair the rights of any participant under any grants made without his or her consent. In addition, to the extent necessary and desirable to comply with Section 422 of the Internal Revenue Code (or any other applicable law or regulation, including the requirements of any stock exchange or national market system upon which PacWest's common stock is then listed), PacWest will obtain stockholder approval of any amendment to the plan in such a manner and to such a degree as is required.

 Cancellation and Regrant of Awards; No Repricing

        The CNG committee has the authority to effect, at any time and from time to time, with the consent of the affected participant, the cancellation of any or all outstanding options or SARs and to grant in substitution new options or SARs covering the same or a different number of shares of common stock but with an exercise price based on the fair market value on the new date of grant of the option or SAR. The CNG committee also has the authority to effect, at any time and from time to time, with the consent of the affected participant, the cancellation of any or all outstanding time-based and performance-based restricted stock awards and to grant in substitution new restricted stock awards, covering the same or a different number of shares of common stock. However, the CNG committee may not, without first obtaining stockholder approval, take any action that would be considered a "repricing" under any applicable accounting, stock exchange or other rule or regulation, to effect an offer to exchange outstanding awards for cash or any other type of award permitted under the plan. Shares underlying any award that is cancelled will generally be available for re-grant under the plan.

Federal Income Tax Consequences

        The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of stock options, stock appreciation rights and restricted stock. This summary is not intended to (and does not) constitute tax advice to participants in the plan and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Participants are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of awards under the plan, including any state, local or foreign tax consequences and the effect, if any, of gift, estate and inheritance taxes.

Stock Options and Stock Appreciation Rights

        The grant of a stock option or stock appreciation right will generally create no tax consequences for the participant or PacWest at the grant date. A participant will generally not recognize taxable income upon exercising an incentive stock option except that the alternative minimum tax may apply (depending on the participant's individual circumstances). Upon exercising a stock option (other than an incentive stock option) or stock appreciation right, the participant will recognize ordinary income equal to the excess of the fair market value of the freely transferable and nonforfeitable common stock (and/or cash or other property) acquired on the date of exercise over the exercise price, and will be subject to FICA (Social Security and Medicare) taxation in respect of such amounts.

        If a participant holds common stock acquired under the incentive stock option for at least two years from the grant date and one year from the exercise date, referred to as the required holding period, any gain or loss realized by the participant upon the subsequent disposition of such common stock will be taxed as long-term capital gain or loss, and such amounts will not be subject to FICA taxation. Upon a disposition of common stock acquired upon exercise of an incentive stock option before the end of the required holding period, the participant generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the common stock at the date of exercise of the incentive stock option over the exercise price, or (ii) the amount realized upon the disposition of the incentive stock option common stock over the exercise price. Otherwise, a participant's disposition of common stock acquired upon the exercise of a stock option (including an incentive stock option for which the required holding period is met) or stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such common stock (the tax basis in stock option common stock generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the stock option, although special rules may apply if the exercise price is paid in previously acquired common stock).

Performance Stock and Restricted Stock

        Generally, the recipient of an award of performance stock or restricted stock will not recognize ordinary income at grant. Instead, the participant generally will recognize ordinary income when the performance stock or restricted stock becomes vested, equal to the fair market value of the common stock on the date it becomes vested (and such excess will be subject to FICA taxation). PacWest will generally receive a tax deduction equal to the amount of income recognized by the recipient.

Deduction/Section 162(m) of the Internal Revenue Code

        PacWest generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with the delivery of common stock (or cash) pursuant to a restricted stock award, or the exercise of a stock option or stock appreciation right. PacWest will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the common stock for the required holding period prior to disposition of the common stock, and is generally not entitled to a tax deduction with respect to any amount that represents a capital gain to a participant or that represents compensation in excess of $1 million paid to "covered employees" that is not "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code. For this purpose, a "covered employee" means our chief executive officer and our three highest compensated employees other than the chief executive officer and the chief financial officer (based on compensation reported to our stockholders). The plan is intended to satisfy the "performance-based compensation" exception under Section 162(m) of the Internal Revenue Code with respect to stock options, stock appreciation rights and other awards that are subject to the achievement of performance goals.

        For more complete information concerning the plan, please refer to Appendix I.

        The actual amount of any awards granted under the plan for the fiscal year ending December 31, 2013 is not presently determinable, as such amounts are dependent on the discretion of the CNG committee.

        The following table summarizes the benefits that were received by the named executive officers, as well as any other employee or group of employees under the plan, for the nine month period ended September 30, 2013:

2003 Stock Incentive Plan

Name and Position	Dollar Value ($)(1)	Number of Awards(2)
Matthew P. Wagner Chief Executive Officer	7,386,000	200,000	(3)
Victor R. Santoro Executive Vice President and Chief Financial Officer	3,323,700	90,000	(3)
Jared M. Wolff Executive Vice President and General Counsel	2,769,750	75,000	(3)
Michael J. Perdue President	1,292,550	35,000	(3)
Daniel B. Platt Executive Vice President	184,650	5,000	(3)
All Non-Executive Officer Directors as a Group	460,591	12,472
All Executive Officers as a Group	22,342,650	605,000	(3)
All Non-Executive Officer Employees as a Group	2,489,082	67,400

(1)
Value calculated based on closing price of PacWest common stock of $36.93 on October 21, 2013.

(2)
All awards granted in 2013 were restricted stock awards vesting incrementally over three to five years. The awards also vest in full upon a change in control and upon the death of the grantee. Awards made to non-executive officer directors vest in full on the grant date.

(3)
In 2012, PacWest granted zero awards to the named executive officers and all other executive officers.

EXPERTS

        The consolidated financial statements of PacWest and its subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of CapitalSource appearing in its Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein and in the registration statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of FCAL as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in Amendment No. 1 of the Registration Statement in reliance upon the reports of Moss Adams LLP, independent registered public accounting firm, which are incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

        Sullivan & Cromwell LLP, New York, New York, and Wachtell, Lipton, Rosen and Katz, New York, New York, will deliver at the effective time of the merger their opinions to PacWest and CapitalSource, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled "Material United States Federal Income Tax Consequences of the Merger" beginning on page 131. The validity of the PacWest common stock to be issued in connection with the merger will be passed upon for PacWest by Jared M. Wolff, General Counsel of PacWest, Los Angeles, California. As of October 28, 2013, Mr. Wolff beneficially owned shares of PacWest common stock representing less than 1% of the total outstanding shares of PacWest common stock.

OTHER MATTERS

        As of the date of this document, neither the PacWest nor the CapitalSource boards of directors know of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before either the PacWest special meeting or the CapitalSource special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

PACWEST ANNUAL MEETING STOCKHOLDER PROPOSALS

        To be eligible under Rule 14a-8 under the Exchange Act and under PacWest's bylaws for inclusion in PacWest's proxy statement, proxy card, and presentation at PacWest's 2014 annual meeting of stockholders, a proper stockholder proposal must have been received by PacWest at its principal offices at 10250 Constellation Blvd., Suite 1640, Los Angeles, California 90067 no later than December 11, 2013, which is 120 calendar days before the anniversary of the date on which PacWest first mailed its proxy statement for 2013. The notice must be in the manner and form required by PacWest's bylaws and Rule 14a-8 under the Exchange Act.

 CAPITALSOURCE ANNUAL MEETING STOCKHOLDER PROPOSALS

        If the merger occurs in the expected timeframe, there will be no CapitalSource annual meeting of stockholders in 2014. In that case, stockholder proposals must be submitted to PacWest in accordance with the procedure described above. If the merger is not completed, stockholder proposals for CapitalSource's 2014 annual meeting must be received by CapitalSource at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, addressed to the corporate secretary by November 15, 2013 to be considered timely or to be eligible for inclusion in the proxy materials, provided the date of the annual meeting is not more than 30 days before or after April 25, 2014. The notice must be in the manner and form required by CapitalSource's bylaws and Rule 14a-8 under the Exchange Act.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows PacWest and CapitalSource to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

        This document incorporates by reference the following documents that have previously been filed with the SEC by PacWest (File No. 000-30747):

  •
  Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

  •
  Current Reports on Form 8-K filed February 6, 2013, March 12, 2013, March 18, 2013, March 21, 2013, May 7, 2013, May 15, 2013, June 4, 2013, July 22, 2013, July 23, 2013, July 26, 2013, August 15, 2013 and August 27, 2013 (other than the portions of those documents not deemed to be filed).

        This document also incorporates by reference the following documents that have previously been filed with the SEC by CapitalSource (File No. 001-31753):

  •
  Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

  •
  Current Reports on Form 8-K filed April 29, 2013, July 23, 2013 and July 26, 2013 (other than the portions of those documents not deemed to be filed).

        This document also incorporates by reference the following documents that have previously been filed with the SEC by FCAL (File No. 000-52498):

  •
  Annual Report on Form 10-K for the year ended December 31, 2012; and

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

        In addition, PacWest and CapitalSource are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the respective special meetings of the PacWest stockholders and the CapitalSource stockholders, provided, however, that PacWest and CapitalSource are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

        Both PacWest and CapitalSource file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CapitalSource or PacWest file with the SEC without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page iii.

        Neither PacWest nor CapitalSource has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

 Appendix A—Agreement and Plan of Merger

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of July 22, 2013

by and between

PacWest Bancorp

and

CapitalSource Inc.

A-i

CapitalSource Disclosure Schedule
PacWest Disclosure Schedule

A-ii

        AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2013 (this "Agreement"), by and between CapitalSource Inc., a Delaware corporation ("CapitalSource"), and PacWest Bancorp, a Delaware corporation ("PacWest") (collectively hereinafter referred to as the "Parties").

RECITALS

        WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), CapitalSource will merge with and into PacWest (the "Merger"), with PacWest as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation"); and

        WHEREAS, the respective boards of directors of each of CapitalSource and PacWest have determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of CapitalSource and PacWest, as applicable, and their respective stockholders, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and, in the case of PacWest, the PacWest Certificate of Incorporation Amendment, all upon the terms and subject to the conditions set forth herein; and

        WHEREAS, immediately after the Merger, CapitalSource Bank, a California state-chartered industrial bank and a wholly-owned subsidiary of CapitalSource ("CapitalSource Bank"), will merge with and into Pacific Western Bank, a California state-chartered bank and wholly-owned subsidiary of PacWest ("Pacific Western Bank"), with Pacific Western Bank as the surviving bank (the "Bank Merger"); and

        WHEREAS, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, as an inducement for each Party to enter into this Agreement, certain stockholders of each of CapitalSource and PacWest have simultaneously herewith entered into a Voting Agreement (each a "Voting Agreement" and collectively, the "Voting Agreements") in connection with the Merger; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, (i) as a condition and inducement to PacWest's willingness to enter into this Agreement, CapitalSource is entering into a stock option agreement, dated as of the date hereof, with PacWest, granting to PacWest an option to purchase Shares of CapitalSource Common Stock (the "CapitalSource Stock Option Agreement") and (ii) as a condition and inducement to CapitalSource's willingness to enter into this Agreement, PacWest is entering into a stock option agreement, dated as of the date hereof, with CapitalSource, granting to CapitalSource an option to purchase shares of PacWest Common Stock (the "PacWest Stock Option Agreement"); and

        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and those set forth in the CapitalSource Stock Option

Agreement and the PacWest Stock Option Agreement, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" has the meaning set forth in Section 5.06.

          "Adjusted CapitalSource Stockholders' Equity" has the meaning set forth in Section 6.03(c).

          "Adjusted PacWest Stockholders' Equity" has the meaning set forth in Section 6.02(c).

          "Advisors" has the meaning set forth in Section 6.02(c).

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, "control" of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 8.02.

          "Agreement of Merger" has the meaning set forth in Section 5.21.

          "ALL" has the meaning set forth in Section 4.02(t).

          "Alternative Acquisition Agreement" has the meaning set forth in Section 5.04(c)(i)(2).

          "Anti-Bribery and Anti-Corruption Laws" means the FCPA and all other applicable anti-bribery and anti-corruption Laws.

          "Applicable Date" has the meaning set forth in Section 4.02(g).

          "Bank Merger" has the meaning set forth in the Recitals to this Agreement.

          "Bank Secrecy Act" means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.

          "Benefit Plans" has the meaning set forth in Section 4.02(m)(i).

          "Book-Entry Share" has the meaning set forth in Section 3.01(a).

          "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

          "CapitalSource" has the meaning set forth in the Preamble of this Agreement.

          "CapitalSource 401(k) Plan" means a tax-qualified defined contribution plan of CapitalSource or one of its Affiliates.

          "CapitalSource Bank" has the meaning set forth in the Recitals to this Agreement.

          "CapitalSource Board" means the board of directors of CapitalSource.

          "CapitalSource Board Recommendation" has the meaning set forth in Section 5.03(a).

          "CapitalSource Bylaws" means the bylaws of CapitalSource, as amended.

          "CapitalSource Certificate" means the certificate of incorporation of CapitalSource, as amended.

          "CapitalSource Change of Recommendation" has the meaning set forth in Section 5.04(c)(i)(1).

          "CapitalSource Common Stock" means the common stock, par value $0.01 per share, of CapitalSource.

          "CapitalSource Deferred Unit" has the meaning set forth in Section 5.14(d).

          "CapitalSource Disclosure Schedule" has the meaning set forth in Section 4.01.

          "CapitalSource Meeting" has the meaning set forth in Section 5.03(a).

          "CapitalSource Restricted Share" has the meaning set forth in Section 5.14(c).

          "CapitalSource RSU" has the meaning set forth in Section 5.14(b).

          "CapitalSource Section 382 Rights Agreement" means the Tax Benefit Preservation Plan, dated as of the date hereof, between CapitalSource and American Stock Transfer and Trust Company, LLC, as rights agent.

          "CapitalSource Stock Option Agreement" has the meaning set forth in the Recitals to this Agreement.

          "CapitalSource Stock Options" has the meaning set forth in Section 5.14(a).

          "CapitalSource Stock Plans" has the meaning set forth in Section 5.14(a).

          "CapitalSource Stockholder Approval" means the adoption of this Agreement by a vote of the majority of the outstanding shares of CapitalSource Common Stock entitled to vote thereon at the CapitalSource Meeting.

          "Cash Consideration" means an amount per share of CapitalSource Common Stock in cash equal to $2.47.

          "Cash Portion Exchange Ratio" has the meaning set forth in Section 5.14(b).

          "CDBO" means the California Department of Business Oversight.

          "Certificate" has the meaning set forth in Section 3.01(a).

          "Certificate of Merger" has the meaning set forth in Section 2.02.

          "CFC" means the California Financial Code.

          "Claim" has the meaning set forth in Section 5.09(a).

          "Closing" has the meaning set forth in Section 2.02.

          "Closing Date" has the meaning set forth in Section 2.02.

          "Closing Financial Statements" has the meaning set forth in Section 5.17.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

          "Confidentiality Agreement" has the meaning set forth in Section 5.05(e).

          "Continuation Period" has the meaning set forth in Section 5.10(a).

          "Continuing Employees" has the meaning set forth in Section 5.10(a).

          "Contract" or "Contracts" has the meaning set forth in Section 4.02(f)(ii).

          "Delaware Secretary" means the Secretary of State of the State of Delaware.

          "Deposit Insurance Fund" means the Deposit Insurance Fund administered by the FDIC.

          "Derivatives Contract" has the meaning set forth in Section 4.02(q).

          "DGCL" has the meaning set forth in the Recitals to this Agreement.

          "Dissenting Shares" has the meaning set forth in Section 3.01(a).

          "D&O Insurance" has the meaning set forth in Section 5.09(c).

          "Effective Time" has the meaning set forth in Section 2.02.

          "Environmental Laws" has the meaning set forth in Section 4.02(o).

          "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has the meaning set forth in Section 4.02(m)(iv).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Agent" has the meaning set forth in Section 3.03(a).

          "Exchange Fund" has the meaning set forth in Section 3.03(a).

          "Exchange Ratio" has the meaning set forth in Section 3.01(a).

          "Excluded Shares" has the meaning set forth in Section 3.01(a).

          "Fair Housing Act" means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

          "FCPA" means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1 et seq.), as amended.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Reserve Act" means the Federal Reserve Act of 1913, as amended.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

          "Fractional Share Payment" has the meaning set forth in Section 5.14(a).

          "GAAP" means generally accepted accounting principles in the United States, consistently applied over the period involved.

          "Governmental Authority" means any federal, state or local court, tribunal, arbitral, governmental, administrative or regulatory authority (including, without limitation, any Regulatory Authorities), agency, commission, body or other governmental entity or instrumentality.

          "Hazardous Substance" has the meaning set forth in Section 4.02(o).

          "Home Mortgage Disclosure Act" means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

          "Indemnified Party" or "Indemnified Parties" has the meaning set forth in Section 5.09(a).

          "Intellectual Property Rights" has the meaning set forth in Section 4.02(x)(ii).

          "IRS" has the meaning set forth in Section 4.02(m)(i).

          "Knowledge" means the actual knowledge, after reasonable inquiry under the circumstances, of the persons set forth in Section 1.01 of the CapitalSource Disclosure Schedule or Section 1.01 of the PacWest Disclosure Schedule.

          "Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

          "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, equity, encumbrance or any other encumbrance or exception to title of any kind.

          "Loss Share Agreement" means any Contract providing for the sharing of losses (including any related or ancillary Contract) with the FDIC.

          "Material Adverse Effect" means any effect, circumstance, occurrence or change that is (i) material and adverse to the business, assets or deposit liabilities, properties, operations, results of operations, condition (financial or otherwise) of CapitalSource and its Subsidiaries or PacWest and its Subsidiaries, as the case may be, or (ii) that materially impairs the ability of such party to consummate the Merger and the transactions contemplated hereby on a timely basis; provided, however, that none of the following effects, circumstances, occurrences or changes shall be considered when determining if a Material Adverse Effect has occurred: (A) any change in Law or GAAP or interpretations thereof (except to the extent that with respect to this clause (A) such effect, circumstance, occurrence or change disproportionately adversely affects CapitalSource and its Subsidiaries or PacWest and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the commercial banking industry in which CapitalSource and PacWest operate, in which case only the disproportionate effect will be taken into account); (B) effects resulting from worsening of geopolitical conditions in the United States or any other country in which the Parties and any of their respective Subsidiaries conduct material operations or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which the Parties and any of their respective Subsidiaries conduct material operations; (C) any change in market price or trading volume of CapitalSource Common Stock or PacWest Common Stock (except to the extent that, with respect to this clause (C), the facts or circumstances giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition); (D) any action taken by either Party with the other Party's express written consent or any action taken by either Party that such Party was expressly required to take pursuant to the terms of this Agreement; (E) any failure, in and of itself, by CapitalSource or PacWest to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (E), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition); (F) any expense of CapitalSource or PacWest, as the case may be, arising out of the acceleration of the vesting of CapitalSource Stock Options or the lapsing of restrictions with respect to CapitalSource RSUs or CapitalSource Restricted Shares or the lapsing of restrictions with respect to PacWest Restricted Shares as a result of the transactions contemplated by this Agreement in accordance with the fair value recognition provisions of the Statement of Financial Accounting Standards No. 123(R), Share-Based Payment; (G) changes in economic conditions affecting commercial banks generally, (except to the extent that with respect to this clause (G), such change in economic condition disproportionately adversely affects CapitalSource and its Subsidiaries or

  PacWest and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the commercial banking industry in which CapitalSource and PacWest operate, in which case only the disproportionate effect will be taken into account) or (H) for purposes of the conditions set forth in Sections 6.02(f) and 6.03(f), those matters disclosed in the PacWest Disclosure Schedules and CapitalSource Disclosure Schedules, respectively, in each case consistent with the standard set forth in Section 4.01(a) and based on the information on those matters made available on or prior to the date hereof or those matters referenced in clause (ii) of the lead in paragraph to Section 4.02.

          "Materially Burdensome Regulatory Condition" has the meaning set forth in Section 5.08(a).

          "Merger" has the meaning set forth in the Recitals to this Agreement.

          "Merger Consideration" has the meaning set forth in Section 3.01(a).

          "Multiemployer Plan" has the meaning set forth in Section 4.02(m)(v).

          "Multiple Employer Plan" has the meaning set forth in Section 4.02(m)(v).

          "NASDAQ" means the NASDAQ Global Select Market.

          "NYSE" has the meaning set forth in Section 4.02(g)(iii).

          "OFAC" means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

          "Option Payment Amount" has the meaning set forth in Section 5.14(a).

          "Order" has the meaning set forth in Section 6.01(c).

          "Pacific Western Bank" has the meaning set forth in the Recitals to this Agreement.

          "PacWest" has the meaning set forth in the Preamble to this Agreement.

          "PacWest 401(k) Savings Plan" has the meaning set forth in Section 5.10(c).

          "PacWest Average Closing Price" means the average of the closing prices of shares of PacWest Common Stock quoted on NASDAQ on each of the last fifteen (15) trading days ending on the day which is the trading day immediately preceding the date that the Effective Time occurs.

          "PacWest Award" means a right of any kind, contingent or accrued, to acquire or receive shares of PacWest Common Stock or benefits measured by the value of shares of PacWest Common Stock, and each award of any kind consisting of shares of PacWest Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the PacWest Stock Plan, other than PacWest Stock Options.

          "PacWest Board" means the board of directors of PacWest.

          "PacWest Board Recommendation" has the meaning set forth in Section 5.03(b).

          "PacWest Bylaws" means the bylaws of PacWest, as amended.

          "PacWest Certificate" means the certificate of incorporation of PacWest, as amended.

          "PacWest Certificate of Incorporation Amendment" means an amendment to the PacWest Certificate increasing the number of authorized shares of PacWest Common Stock to 200,000,000.

          "PacWest Change of Recommendation" has the meaning set forth in Section 5.04(d)(i)(1).

          "PacWest Common Stock" means the common stock, par value $0.01 per share, of PacWest.

          "PacWest Disclosure Schedule" has the meaning set forth in Section 4.01.

          "PacWest Meeting" has the meaning set forth in Section 5.03(b).

          "PacWest Preferred Stock" means the preferred stock, par value $0.01 per share, of PacWest.

          "PacWest Restricted Shares" has the meaning set forth in Section 4.02(b)(ii).

          "PacWest Stock" means, collectively, PacWest Common Stock and PacWest Preferred Stock.

          "PacWest Stock Consideration" has the meaning set forth in Section 3.01(a).

          "PacWest Stock Option Agreement" has the meaning set forth in the Recitals to this Agreement.

          "PacWest Stock Options" means issued and outstanding options to acquire PacWest Common Stock which were granted under the PacWest Stock Plan.

          "PacWest Stock Plan" means PacWest's 2003 Stock Incentive Plan, as amended.

          "PacWest Stockholder Approval" means (1) the adoption of this Agreement by a vote of the majority of the outstanding shares of PacWest Common Stock entitled to vote thereon, (2) the adoption of the PacWest Certificate of Incorporation Amendment by a vote of a majority of the outstanding shares of PacWest Common Stock entitled to vote thereon and (3) the approval of the issuance of shares of PacWest Common Stock in connection with the Merger as contemplated by this Agreement by a vote of the majority of votes cast at the PacWest Meeting entitled to vote thereon.

          "Parties" has the meaning set forth in the Preamble to this Agreement.

          "Party Loan Property" has the meaning set forth in Section 4.02(o).

          "Party Reports" has the meaning set forth in Section 4.02(g).

          "Person" means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

          "Professional Fees" has the meaning set forth in Section 6.02(c).

          "Prospectus/Proxy Statement" has the meaning set forth in Section 5.04(a).

          "Qualified Plans" has the meaning set forth in Section 4.02(m)(iii).

          "Regulatory Authorities" has the meaning set forth in Section 4.02(i)(i).

          "Rights" means, with respect to any Person, the stock options, stock appreciation rights, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or other instrument the value of which is determined in whole or in part by reference to the market price or value of, any shares of capital stock or any other property or assets of such Person.

          "S-4 Registration Statement" has the meaning set forth in Section 5.04(a).

          "Sarbanes-Oxley Act" has the meaning set forth in Section 4.02(g)(i).

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Share" and "Shares" has the meaning set forth in Section 3.01(a).

          "Stock Award Exchange Ratio" has the meaning set forth in Section 5.14(b).

          "Stockholders' Equity Measuring Date" has the meaning set forth in Section 6.02(c).

          "Subsidiary" means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Superior Proposal" means an unsolicited bona fide Acquisition Proposal (provided that for purposes of the definition of "Superior Proposal" the references to "15%" in the definition of "Acquisition Proposal" shall instead refer to "50%") that a Party's board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to such Party's stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.04(c) and (d) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

          "Surviving Corporation" has the meaning set forth in the Recitals to this Agreement.

          "Takeover Statute" has the meaning set forth in Section 4.02(z).

          "Tax" (including, with correlative meanings, the terms "Taxes" and "Taxable") means all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including, without limitation, all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

          "Tax Returns" means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including, without limitation, any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.

          "Third-Party Intellectual Property Rights" has the meaning set forth in Section 4.02(x)(ii).

          "Treasury Shares" has the meaning set forth in Section 3.01(c).

          "Trust Preferred Securities" has the meaning set forth in Section 5.22.

          "USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (Pub. L. No. 107-56).

          "Voting Agreements" has the meaning set forth in the Recitals to this Agreement.

          "willful and intentional breach" means a breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a breach of this Agreement.

ARTICLE 2

THE MERGER

        2.01    The Merger.     (a) The Combination.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, CapitalSource shall merge with and into PacWest and the separate corporate existence of CapitalSource shall cease. PacWest shall be the Surviving Corporation in the Merger, and shall continue to exist as a Delaware corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.

          (b)   Certificate of Incorporation and Bylaws.    The PacWest Certificate and the PacWest Bylaws as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation.

          (c)   Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in § 259 of the DGCL, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of CapitalSource and PacWest shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of CapitalSource and PacWest shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.02    Closing; Effective Time.     The closing of the Merger (the "Closing") shall take place at such time and place as CapitalSource and PacWest shall agree, on the date when the Effective Time is to occur (the "Closing Date"). Subject to the terms and conditions of this Agreement, on the Closing Date the Parties shall cause the filing of a Certificate of Merger (the "Certificate of Merger") to be made with the Delaware Secretary. Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause the Effective Time to occur no later than the third Business Day after such satisfaction or waiver (except as the Parties may otherwise agree to in writing). The Merger provided for herein shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary, or such later time as may be agreed by the Parties and specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        2.03    Charter Amendment.     Subject to the terms and conditions of this Agreement and receipt of the PacWest Stockholder Approval, immediately prior to the Effective Time, PacWest shall file the PacWest Certificate of Incorporation Amendment with the Delaware Secretary in accordance with the DGCL.

ARTICLE 3

CONSIDERATION; EXCHANGE PROCEDURES

        3.01    Effect on Capital Stock.     At the Effective Time, as a result of the Merger and without any action on the part of any holder of shares of CapitalSource Common Stock or PacWest Common Stock:

          (a)   Outstanding CapitalSource Common Stock.    Each share of CapitalSource Common Stock (each, a "Share" and, collectively, "Shares"), excluding (i) Treasury Shares and (ii) shares that are owned by stockholders ("Dissenting Stockholders") who have perfected and not withdrawn a demand for appraisal rights pursuant to § 262 of the DGCL (each a "Dissenting Share" and collectively "Dissenting Shares", and together with any Treasury Shares, the "Excluded Shares"), issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive the Cash Consideration and 0.2837 of a share (the "Exchange Ratio") of

  PacWest Common Stock (the "PacWest Stock Consideration", and together with the Cash Consideration, the "Merger Consideration"), without interest thereon. At the Effective Time, all Shares (other than Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a "Certificate") and each holder of a Share not represented by a Certificate (a "Book-Entry Share"), other than any Excluded Shares, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration plus any dividends or distributions to which the holder thereof has the right to receive pursuant to Section 3.03(c) as well as any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.03(d).

          (b)   Outstanding PacWest Stock.    Each share of PacWest Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of PacWest Common Stock and shall not be affected by the Merger.

          (c)   Cancellation of Excluded Shares.    Subject to Section 3.03(h), any shares of CapitalSource Common Stock held by PacWest or any other direct or indirect wholly-owned Subsidiary of PacWest or by CapitalSource or any other direct or indirect wholly-owned Subsidiary of CapitalSource, other than those held in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares"), and any Dissenting Shares, shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

          (d)   CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares.    CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares will be treated in accordance with Section 5.14.

        3.02    Rights as Stockholders; Stock Transfers.     At the Effective Time, holders of CapitalSource Common Stock shall cease to be, and shall have no rights as, stockholders of CapitalSource other than to receive the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor). After the Effective Time, there shall be no transfers on the stock transfer books of CapitalSource or the Surviving Corporation of the shares of CapitalSource Common Stock that were outstanding immediately prior to the Effective Time.

        3.03    Exchange Procedures.     (a) Exchange Agent.    At the Effective Time, PacWest shall deposit, or shall cause to be deposited, with an exchange agent mutually agreed upon by PacWest and CapitalSource (the "Exchange Agent"), for the benefit of the holders of Shares (in each case, other than holders of Excluded Shares), an amount in cash equal to the Cash Consideration multiplied by the number of Shares (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time plus any cash due in lieu of fractional shares pursuant to Section 3.03(d) and certificates representing the shares of PacWest Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the transmittal materials, pursuant to the provisions of this Article III, and after the Effective Time, if applicable, any dividends or other distributions with respect to shares of PacWest Common Stock (such amount in cash and certificates for shares of PacWest Common Stock being hereinafter referred to as the "Exchange Fund") sufficient to pay the aggregate Merger Consideration to the holders of Shares (other than holders of Excluded Shares). CapitalSource shall notify PacWest in writing prior to the Effective Time of the number of Shares and Excluded Shares outstanding immediately prior to the Effective Time.

          (b)   Exchange Procedures.    Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.03(f)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an "agent's message" with respect to Book-Entry Shares and to be in such form and have such provisions as PacWest and CapitalSource may reasonably agree). Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of PacWest Common Stock that such holder is entitled to receive pursuant to this Article III and (y) a check in the amount (after giving effect to any required tax withholdings as provided in Section 3.03(g)) equal to the Cash Consideration multiplied by the number of Shares held by such holder plus any cash in lieu of fractional shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of CapitalSource, a certificate representing the proper number of shares of PacWest Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Exchange Agent is presented with the Certificate formerly representing such Shares and/or all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

          (c)   Distributions with Respect to Unexchanged Shares; Voting.    All shares of PacWest Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by PacWest in respect of the PacWest Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the PacWest Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.03(f)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of PacWest Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of PacWest Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of PacWest Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

          (d)   Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of PacWest Common Stock will be issued and any holder of Shares entitled to receive a fractional share of PacWest Common Stock but for this Section 3.03(d) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the PacWest Average Closing Price by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of PacWest Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

          (e)   Termination of Exchange Fund.    The Exchange Fund shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. None of the Surviving Corporation, PacWest, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (f)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by PacWest, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of PacWest Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

          (g)   Withholding Rights.    Each of PacWest and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or PacWest, as the case may be, such withheld amounts (i) shall be remitted by PacWest or the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or PacWest, as the case may be.

          (h)   Dissenting Shares.    No Person who has perfected a demand for appraisal rights pursuant to § 262 of the DGCL shall be entitled to receive the Merger Consideration or any dividends or other distributions pursuant to this Article III unless and until the holder thereof shall have effectively withdrawn or lost such holder's right to appraisal under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by § 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Dissenting Stockholder shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.01 of this Agreement. CapitalSource shall give PacWest prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by CapitalSource relating to stockholders' rights of appraisal, and CapitalSource and PacWest shall consult and mutually agree on the strategy for any negotiations and proceedings with respect to demand for appraisal under the DGCL. CapitalSource shall not, except with the prior written consent of PacWest, or as required by Law, voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          (i)    Adjustments.    Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of PacWest Common Stock or securities convertible or exchangeable into or exercisable for shares of PacWest Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Merger Consideration for purposes of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

        4.01    Disclosure Schedules; Standards.

          (a)   Disclosure Schedules.    On or prior to the date hereof, each of CapitalSource and PacWest shall have delivered to the other a schedule (the "CapitalSource Disclosure Schedule" and "PacWest Disclosure Schedule", respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.02 or to one or more covenants contained in Section 5.01 (provided that (i) any information set forth in any one section of either the CapitalSource Disclosure Schedule or the PacWest Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in either the CapitalSource Disclosure Schedule or the PacWest Disclosure Schedule shall not be deemed an admission by such applicable Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect).

          (b)   Standards.    No representation or warranty of a Party contained in Section 4.02 (other than the representations and warranties in (i) Sections 4.02(b)(i) and (ii) (in each case solely with respect to the first seven sentences thereof), (d) and (e), which shall be true and correct in all material respects with respect to it, and (ii) Section 4.02(g)(viii)(B), which shall be true and correct in all respects with respect to it) shall be deemed untrue or incorrect, and no Party hereto shall be deemed to have breached a representation or warranty, in each case for all purposes hereunder, including the conditions set forth in Section 6.02(a) and 6.03(a) hereof, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 4.02, has had or is reasonably likely to have a Material Adverse Effect on such Party.

        4.02    Representations and Warranties of the Parties.    Except as (i) set forth in the CapitalSource Disclosure Schedule or PacWest Disclosure Schedule, as applicable, or (ii) disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by CapitalSource or PacWest, as applicable, since January 1, 2011 but prior to the date hereof (excluding any disclosures set forth under the heading "Risk Factors" and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature), CapitalSource hereby represents and warrants to PacWest and PacWest hereby represents and warrants to CapitalSource:

          (a)   Organization, Standing and Authority.    It is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and in the case of PacWest only, PacWest is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Each Subsidiary of Party is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. CapitalSource Bank is a California state-chartered industrial bank and a member of the Federal Home Loan Bank of San Francisco. CapitalSource Bank's deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To the Knowledge of CapitalSource, no proceedings for the termination or revocation of the FDIC's insurance are pending or threatened. Pacific Western Bank is a California state-chartered bank and a member of the Federal Home Loan Bank of San Francisco. Pacific Western

  Bank's deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. To the Knowledge of PacWest, no proceedings for the termination or revocation of the FDIC's insurance are pending or threatened. Such Party and each of its Subsidiaries is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification. CapitalSource has made available to PacWest a complete and correct copy of the CapitalSource Certificate and the CapitalSource Bylaws and the organizational documents of its Subsidiaries, each as amended prior to the date hereof. The CapitalSource Certificate and the CapitalSource Bylaws and such organization documents made available to PacWest are in full force and effect. PacWest has made available to CapitalSource a complete and correct copy of the PacWest Certificate and the PacWest Bylaws and the organizational documents of its Subsidiaries, each as amended prior to the date hereof. The PacWest Certificate and the PacWest the Bylaws and such organization documents made available to CapitalSource are in full force and effect.

          (b)   Capital Stock.

              (i)  In the case of CapitalSource only, as of the date hereof, the authorized capital stock of CapitalSource consists solely of 1,200,000,000 shares of CapitalSource Common Stock, of which 196,942,997 shares were issued and outstanding at the close of business on July 19, 2013, and 50,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding. As of July 19, 2013, 4,962,672 shares of CapitalSource Common Stock are issuable upon the exercise of outstanding CapitalSource Stock Options, 192,629 shares of CapitalSource Common Stock are subject to outstanding CapitalSource RSUs, 4,170,318 shares of CapitalSource Common Stock are subject to outstanding CapitalSource Restricted Shares and 682,046 shares of CapitalSource Common Stock are subject to outstanding CapitalSource Deferred Units. As of the date hereof, 40,000,000 shares of CapitalSource Common Stock are reserved for issuance under the CapitalSource Stock Option Agreement. As of the date hereof, 23,137,721 shares of CapitalSource Common Stock are available for issuance under the CapitalSource Stock Plans. As of the date hereof, no shares of CapitalSource Common Stock are held in treasury by CapitalSource or otherwise owned directly or indirectly by CapitalSource or any Subsidiary of CapitalSource. Except as set forth in this Section 4.02(b)(i), as of the date hereof, there are no shares of CapitalSource Common Stock authorized and reserved for issuance, CapitalSource does not have any other Rights issued or outstanding with respect to CapitalSource Common Stock, and CapitalSource does not have any commitment to authorize, issue or sell any CapitalSource Common Stock or Rights, except pursuant to this Agreement, the CapitalSource Stock Option Agreement and the CapitalSource Section 382 Rights Agreement. CapitalSource does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of CapitalSource on any matter. The outstanding shares of CapitalSource Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Section 4.02(b) of the CapitalSource Disclosure Schedule sets forth for each CapitalSource Stock Option the date of the grant, the expiration date, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CapitalSource Common Stock subject to such CapitalSource Stock Option, the number of shares subject to such CapitalSource Stock Option that are currently exercisable and the exercise price per share and for each CapitalSource RSU and CapitalSource Restricted Share, the date of the grant and the number of shares of CapitalSource Common Stock subject to such CapitalSource RSU and CapitalSource Restricted Share, as applicable. All Shares issuable upon exercise of CapitalSource Stock Options, in respect of CapitalSource RSUs or pursuant to the CapitalSource Stock Option Agreement, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights. Each CapitalSource Stock Option, CapitalSource RSU and CapitalSource Restricted Share complies with or is exempt from Section 409A of the Code and was properly accounted for on the books and records of CapitalSource and qualifies for the tax and accounting treatment afforded thereto in CapitalSource's Tax Returns and financial statements, respectively. Each grant of CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares was appropriately authorized by the CapitalSource Board or the compensation committee thereof, was made in accordance with the terms of the CapitalSource Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the CapitalSource Board or the compensation committee thereof. The per share exercise price of each CapitalSource Stock Option was determined in accordance with the CapitalSource Stock Plans and was not less than the fair market value of a Share on the applicable date on which the related grant was by its terms to be effective.

             (ii)  In the case of PacWest only, as of the date hereof, the authorized capital stock of PacWest consists solely of 75,000,000 shares of PacWest Common Stock, of which 46,079,065 shares were issued and outstanding (including 1,786,896 shares subject to vesting, repurchase or other lapse restrictions pursuant to the PacWest Stock Plan ("PacWest Restricted Shares")) at the close of business on July 17, 2013, and 5,000,000 shares of PacWest Preferred Stock, none of which are issued and outstanding. As of the date hereof, there are no outstanding PacWest Stock Options or other PacWest Awards (other than PacWest Restricted Shares). As of the date hereof, 9,200,000 shares of PacWest Common Stock are reserved for issuance under the PacWest Stock Option Agreement. As of the date hereof, 1,447,381 shares of PacWest Common Stock are reserved for issuance under the PacWest Stock Plan. As of the date hereof, 433,325 shares of PacWest Common Stock are held in treasury by PacWest or otherwise owned directly or indirectly by PacWest or any Subsidiary of PacWest. Except as set forth in this Section 4.02(b)(ii), as of the date hereof, there are no shares of PacWest Common Stock authorized and reserved for issuance, PacWest does not have any other Rights issued or outstanding with respect to PacWest Common Stock, and PacWest does not have any commitment to authorize, issue or sell any PacWest Common Stock or Rights, except pursuant to this Agreement and the PacWest Stock Option Agreement. PacWest does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of PacWest on any matter. The outstanding shares of PacWest Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Section 4.02(b) of the PacWest Disclosure Schedule sets forth ,for each PacWest Restricted Share the date of the grant and the number of shares of PacWest Common Stock subject to such PacWest Restricted Share. All shares of PacWest Common Stock issuable pursuant to the PacWest Stock Option Agreement, upon their issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and will not be issued in violation of preemptive rights. Each PacWest Restricted Share complies with or is exempt from Section 409A of the Code and was properly accounted for on the books and records of PacWest and qualifies for the tax and accounting treatment afforded thereto in PacWest's Tax Returns and financial statements, respectively. Each grant of PacWest Restricted Shares was appropriately authorized by the PacWest Board or the compensation committee thereof, was made in accordance with the terms of the PacWest Stock Plan and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the PacWest Board or the compensation committee thereof.

          (c)   Subsidiaries.

              (i)  Section 4.02(c)(i) of the CapitalSource Disclosure Schedule and of the PacWest Disclosure Schedule, as applicable, sets forth such Party's Subsidiaries, and the ownership interest of such Party in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary. The outstanding shares of capital stock of each such Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of capital stock of any Subsidiary of such Party authorized and reserved for issuance, no such Subsidiary has any other Rights issued or outstanding with respect to such capital stock, and no such Subsidiary has any commitment to authorize, issue or sell any such capital stock or Rights.

             (ii)  Other than each of its Subsidiaries, such Party does not, directly or indirectly, beneficially own any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

          (d)   Corporate Power.    Such Party and each of its Subsidiaries have all requisite power and authority (corporate and other) to carry on their respective businesses as they are now being conducted and to own all their respective properties and assets; and such Party has all requisite corporate power and authority and, other than receiving the CapitalSource Stockholder Approval and the PacWest Stockholder Approval, as applicable, has taken all corporate action necessary in order to execute, deliver and perform each of its obligations under this Agreement and the CapitalSource Stock Option Agreement or the PacWest Stock Option Agreement, as applicable, and to consummate the Merger and the transactions contemplated hereby and thereby (subject to (i) the subsequent approval by the board of directors of PacWest of a section 382 stockholder rights plan and the declaration of a dividend in connection therewith as contemplated by Section 5.23 herein and (ii) the subsequent approval by the board of directors of Pacific Western Bank of the Bank Merger that PacWest shall cause to take place prior to the Closing).

          (e)   Corporate Authority.    As of the date hereof, the CapitalSource Board and the PacWest Board have, as applicable, by resolutions duly adopted at meetings duly called and held, (i) determined that this Agreement, the CapitalSource Stock Option Agreement or the PacWest Stock Option Agreement, the Merger and the other transactions contemplated hereby and thereby (including, in the case of PacWest, the PacWest Certificate of Incorporation Amendment) are advisable and fair to and in the best interests of such Party, and its respective stockholders, (ii) approved this Agreement, the CapitalSource Stock Option Agreement or the PacWest Stock Option Agreement, the Merger and the other transactions contemplated hereby and thereby (in the case of PacWest, including the PacWest Certificate of Incorporation Amendment but subject to the subsequent approval of the section 382 stockholder rights plan and the declaration of a dividend in connection therewith as contemplated by Section 5.23 herein) and (iii) resolved that such matters be submitted for consideration by its stockholders at a special meeting of such stockholders and that such matter be recommended for approval at such special meeting. Such Party has duly authorized, executed and delivered this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, and each of this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement (assuming due authorization, execution and delivery by the other Party) is a valid and legally binding obligation of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or to general equity principles. The CapitalSource Board has received an opinion of its financial advisor, J.P. Morgan Securities LLC, to the effect that as of the date thereof, and based upon and subject to the matters set forth therein, the Merger Consideration is fair to its stockholders from a financial point of view. The PacWest Board has received an opinion of its financial advisor, Jefferies & Company, Inc., to the effect that as of the date thereof, and based upon and subject to the matters set forth therein, the payment of the Merger Consideration is fair to PacWest from a financial point of view.

          (f)    Regulatory Approvals; No Violations.    (i) No consents, approvals, permits, authorizations of, or waivers by, or notices, reports, filings or registrations with, any Governmental Authority are required to be made or obtained by such Party in connection with the execution, delivery and performance by such Party of this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, or to consummate the Merger, the Bank Merger and the other transactions contemplated hereby and thereby except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the CDBO, as may be required, (B) the filing with the SEC of the Prospectus/Proxy Statement and the S-4 Registration Statement and declaration of effectiveness of the S-4 Registration Statement, (C) the filing of the Certificate of Merger with the Delaware Secretary as described in Section 2.02 herein, (D) the filing of the Agreement of Merger with the California Secretary as described in Section 5.21 herein, (E) the filing of any required applications, filings or notices with any state banking authorities listed on Section 4.02(f) of the CapitalSource Disclosure Schedule or the PacWest Disclosure Schedule, as applicable, and approval of such applications, filings and notices and (F) with respect to PacWest, the consent of the FDIC under the Loss Share Agreements. As of the date hereof, such Party is not aware of any reason why the approvals set forth in this Section 4.02(f) and in Section 6.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 6.01(b).

             (ii)  Subject to receipt of the approvals referred to in the preceding paragraph, the CapitalSource Stockholder Approval and the PacWest Stockholder Approval, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement by such Party does not, and the consummation by it of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby will not, (A) constitute or result in a breach or violation of, or a default under, the acceleration of any obligations or the creation of a Lien on the assets of such Party or any of its Subsidiaries (with or without notice, lapse of time, or both) pursuant to, any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation (each, a "Contract" and, collectively, "Contracts") binding upon such Party or any of its Subsidiaries or to which such Party or any of its Subsidiaries or any of their respective properties is subject or bound or any Law or governmental or non-governmental permit or license to which either Party or any Subsidiary of either Party is subject, (B) constitute or result in a breach or violation of, or a default under, the CapitalSource Certificate, the PacWest Certificate, the CapitalSource Bylaws or the PacWest Bylaws, as applicable, or the organizational documents of any Subsidiary of such Party or (C) require any consent or approval under any such Contract, Law, governmental or non-governmental permit or license.

          (g)   Party Reports; Financial Statements.

              (i)  Such Party has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2011 (the "Applicable Date") (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof including any amendments thereto, the "Party Reports"). Each of its Party Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and any rules and regulations promulgated thereunder applicable to the Party Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) its Party Reports did not, and any of its Party Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

             (ii)  Such Party's consolidated financial statements (including, in each case, any notes thereto) contained in its Party Reports were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), were or will be prepared from and in accordance with, the books and records of such Party and its Subsidiaries, and in each case such consolidated financial statements fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of such Party and the consolidated Subsidiaries of such Party as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited statements, to normal year-end adjustments).

            (iii)  In the case of PacWest, such Party is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ. In the case of CapitalSource, such Party is in compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the "NYSE").

            (iv)  Such Party maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by such Party is recorded and reported on a timely basis to the individuals responsible for the preparation of such Party's filings with the SEC and other public disclosure documents. Such Party maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of such Party, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of such Party are being made only in accordance with authorizations of management and directors of such Party, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of such Party's assets that could have a material effect on its financial statements.

             (v)  Such Party has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to such Party's respective auditors and the audit committee of such Party's respective board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect such Party's ability to record, process, summarize and report financial information and has identified for such Party's auditors and audit committee of such Party's board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in such Party's internal control over financial reporting. Such Party has made available to the other Party (i) a summary of any such disclosure made by management to such Party's auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or such Party's auditors to the audit committee required or contemplated by the listing standards of NASDAQ or the NYSE, as applicable, the audit committee's charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from such Party's employees regarding questionable accounting or auditing matters, have been received by such Party to such Party's Knowledge. Such Party has made available to the other Party a summary of all material complaints or concerns relating to other matters made since the Applicable Date through such Party's whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing such Party or any of its Subsidiaries, whether or not employed by such Party or any such Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by such Party or any of its officers, directors, employees or agents to such Party's chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any such policy contemplating such reporting, including in instances not required by those rules.

            (vi)  Such Party and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with (A) the Federal Reserve Board and (B) any other Regulatory Authority, as applicable, and all other material reports and statements required to be filed by it since December 31, 2011, including, without limitation, the rules and regulations of the FDIC, the CDBO or any other Regulatory Authority, as applicable,and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports and statements complied in all material respects with all the Laws, rules and regulations of the applicable Regulatory Authority with which they were filed. Except for normal examinations conducted by a Regulatory Authority in the ordinary course of business of such Party and its Subsidiaries, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of such Party, investigation into the business or operations of such Party or any of its Subsidiaries since December 31, 2011. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of such Party or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of such Party or any of its Subsidiaries since December 31, 2011.

           (vii)  Except for those liabilities that are reflected or reserved against on the most recent consolidated balance sheet included in its Party Reports, neither such Party nor any of its Subsidiaries has incurred any obligations or liabilities (whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those related to environmental and occupational safety and health matters) other than in the ordinary and usual course of business consistent with past practice since the date of such balance sheet (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

          (viii)  Since December 31, 2012, (A) such Party and each of its Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.02 or otherwise) has had, or is reasonably likely to have, a Material Adverse Effect.

            (ix)  Since December 31, 2012, there has not been (A) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by such Party or any Subsidiary of such Party, whether or not covered by insurance, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of such Party other than as set forth in its Party Reports, (C) any change by such Party in accounting principles, practices or methods or (D) any increase in the compensation payable or that could become payable by such Party or any of its Subsidiaries to officers or key employees or any amendment of any of the Benefit Plans other than increases or amendments in the ordinary and usual course consistent with past practice.

          (h)   Litigation.    No civil, criminal or administrative litigation, claim, action, suit, hearing, investigation or other proceeding before any Governmental Authority is pending or, to such Party's Knowledge, threatened against it or any of its Affiliates and there are no facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, such Party or any of its Affiliates. Neither such Party nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding.

          (i)    Regulatory Matters.

              (i)  None of such Party, any of its Subsidiaries or any of their respective properties is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the CDBO, the Federal Reserve Board and the FDIC) or the supervision or regulation of such Party or any of its Subsidiaries (collectively, the "Regulatory Authorities"). Such Party and its Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

             (ii)  None of such Party or any of its Subsidiaries has been advised by, and such Party does not have Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j)    Compliance With Laws.

              (i)  Such Party and its Subsidiaries are, and have been since December 31, 2011, in compliance with and are not in default or violation of any Laws applicable thereto or to the employees conducting their businesses, including the Equal Credit Opportunity Act, the Fair

    Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, the USA PATRIOT Act of 2001 or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans and all regulations, orders or guidance with respect to economic or trade sanctions issued by OFAC. Without limiting the generality of the foregoing, the Parties have not been advised of any governmental or regulatory concerns regarding their compliance with the Anti-Bribery and Anti-Corruption Laws, anti-money laundering Laws, including the Bank Secrecy Act, any Order issued with respect to anti-money laundering by OFAC and any other state or federal anti-money-laundering Laws, including those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. Such Party has adopted such procedures, policies and internal controls as are necessary or appropriate to comply with the Bank Secrecy Act, the USA PATRIOT Act of 2001, and any other applicable anti-money laundering Laws (including any economic or trade sanction or guidance), and, to such Party's Knowledge, is in compliance with such Law in all material respects.

             (ii)  Such Party and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals of, and have made all filings, applications, notices and registrations with, all Governmental Authorities that are required in order to permit each to own or lease its assets and properties and to conduct its businesses as presently conducted; all such permits, licenses, franchises, variances, exemptions, certificates of authority, orders, authorizations, consents and approvals are in full force and effect and, to such Party's Knowledge, no suspension or cancellation of any of them is threatened.

            (iii)  No investigation or review by any Governmental Authority with respect to such Party or any of its Subsidiaries is pending or, to the Knowledge of each such Party, threatened, nor has such Party or any Subsidiary of such Party received any notification or communication from any Governmental Authority (A) asserting that such Party or any such Subsidiary is not in compliance with any of the Laws which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to such Party's Knowledge, do any grounds for any of the foregoing exist).

            (iv)  In the case of CapitalSource, as of March 31, 2013, CapitalSource Bank is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary banking regulator), and CapitalSource Bank's rating under the Community Reinvestment Act of 1997 (the "CRA") is no less than "satisfactory".

             (v)  In the case of PacWest, as of March 31, 2013, each of PacWest and Pacific Western Bank is "well-capitalized"(as that term is defined in the relevant regulation of the institution's primary banking regulator), and Pacific Western Bank's rating under the CRA is no less than "satisfactory".

          (k)   Material Contracts; Defaults.    None of such Party or any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K and that has not been filed as an exhibit to one of its Party Reports or (ii) that purports to limit in any material respect either the type of business in which such Party or any of its Subsidiaries (or, after giving effect to the Merger, the Surviving Corporation or any of its Subsidiaries) may engage or the geographic locations in which any of them may so engage in any business. None of such Party or any of its respective Subsidiaries is in default under any Contracts to which any such entity is a party, by which it or its assets, business or operations may be bound or affected or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. In the case of CapitalSource, Section 4.02(k) of the CapitalSource Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by CapitalSource of this Agreement and the CapitalSource Stock Option Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby. In the case of PacWest, other than the Loss Share Agreements, Section 4.02(k) of the PacWest Disclosure Schedule sets forth a true and complete list of (x) all Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are or may be required to be given, in each case, prior to the performance by PacWest of this Agreement and the PacWest Stock Option Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

          (l)    No Brokers.    None of such Party, any of its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement or the PacWest Stock Option Agreement, except that (i) in the case of CapitalSource, CapitalSource has employed J.P. Morgan Securities LLC as its financial advisor, the arrangements with which have been disclosed in writing to PacWest prior to the date hereof, and (ii) in the case of PacWest, PacWest has employed Jefferies & Company, Inc., Goldman, Sachs & Co. and Castle Creek Capital LLC as its financial advisors, the arrangements with which have been disclosed in writing to CapitalSource prior to the date hereof.

          (m)  Employee Benefit Plans.

              (i)  Section 4.02(m)(i) of the CapitalSource Disclosure Schedule and Section 4.02(m)(i) of the PacWest Disclosure Schedule, as the case may be, lists, as applicable, all material "employee benefit plans" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, stock based, incentive, retention, deferred compensation, retiree medical or life insurance, supplemental retirement, termination, severance, employment or other compensation or benefit plans, programs, arrangements, contracts or agreements to or with respect to which such Party or any of its Subsidiaries is a party or has any current or future obligation or that are maintained, contributed to or sponsored by such Party or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of such Party or any of its Subsidiaries (all such plans, programs, arrangements, contracts or agreements with respect to the applicable Party, collectively, the "Benefit Plans"). Such Party has heretofore made available to the other Party true and complete copies of each of the Benefit Plans and the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements to any Benefit Plan, (ii) any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plan, (iii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the "IRS") for the last two plan years, (iv) the most recently received determination letter from the IRS, if any, relating to a Benefit Plan, and (v) the most recently prepared actuarial report for each Benefit Plan (if applicable) for each of the last two years. Except as specifically provided in the foregoing documents delivered or made available by such Party to the other Party, there are no amendments to such Party's

    Benefit Plans that have been adopted or approved nor has such Party undertaken to make any such amendments or to adopt or approve any new Benefit Plan.

             (ii)  Each Benefit Plan of such Party has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Within the past three (3) years, none of such Party or any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Authority with respect to any Benefit Plan, and none of such Party or any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

            (iii)  Section 4.02(m)(iii) of the CapitalSource Disclosure Schedule and Section 4.02(m)(iii) of the PacWest Disclosure Schedule, as the case may be, identifies, as applicable, each Benefit Plan of such Party that is intended to be qualified under Section 401(a) of the Code (all such plans with respect to the applicable Party, the "Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Qualified Plan of such Party and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of such Party, there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

            (iv)  None of such Party, any of its Subsidiaries or any trade or business of such Party or any of its Subsidiaries, whether or not incorporated, all of which together with such Party would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") maintains or contributes to or has within the past six (6) years maintained or contributed to an "employee benefit plan" within the meaning of Section 3(2) of ERISA that is subject to Subtitles C or D of Title IV of ERISA. Without limiting the generality of the foregoing, neither such Party nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

             (v)  None of such Party, any of its Subsidiaries or any ERISA Affiliate has, at any time during the past six (6) years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and, within the past six (6) years, none of such Party, any of its Subsidiaries or any ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

            (vi)  None of such Party or any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar provisions of state or local Law.

           (vii)  Each Benefit Plan of such Party that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been and is, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (viii)  None of such Party or any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 4999 or 409A of the Code.

            (ix)  All contributions required to be made to any Benefit Plan of such Party by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on such Party's respective financial statements included in its Party Reports to the extent required by GAAP.

             (x)  As of the date hereof, there are no pending or, to such Party's Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to such Party's Knowledge, no set of circumstances exists which could reasonably be expected to give rise to a claim or lawsuit, against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could reasonably be expected to result in any liability of such Party or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Benefit Plan, or any other party.

            (xi)  None of such Party, any of its Subsidiaries, any ERISA Affiliate or any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could reasonably be expected to subject any of the Benefit Plans of such Party or their related trusts, such Party, any of its Subsidiaries, any ERISA Affiliate or any person that such Party or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA. None of such Party or any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

           (xii)  There has been no amendment to, announcement by such Party or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would reasonably be expected to increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, other than amendments, announcements or changes that are reasonably necessary in order to comply with applicable Law. None of the execution and delivery of this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement, the CapitalSource Stockholder Approval or the PacWest Stockholder Approval, as applicable, or the consummation of the transactions contemplated hereby and thereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of such Party or any of its Subsidiaries, or result in any limitation on the right of such Party or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan of such Party or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by such Party or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (n)   Labor Matters.    There are no pending or, to Knowledge of such Party, threatened material labor grievances or material unfair labor practice claims or charges against such Party or any of its Subsidiaries, or any strikes or other labor disputes against such Party or any of its Subsidiaries. None of such Party or any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor union or labor organization, or work rules or practices agreed to with any labor union, labor organization or employee association applicable to employees of such Party or any of its Subsidiaries and, to the Knowledge of such Party, there are no organizing efforts by any union or other group seeking to represent any employees of such Party or any of its Subsidiaries. There is no pending or, to the Knowledge of such Party, threatened, nor has there been at any time during the past three (3) years any, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving such Party or any of its Subsidiaries. Such Party has no Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Such Party and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours, equal opportunity, plant closures and layoffs, workers' compensation, labor relations and unemployment insurance.

          (o)   Environmental Matters.    (i) Such Party and its Subsidiaries have complied at all times and are in compliance with all applicable Environmental Laws; (ii) to such Party's Knowledge, no real property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by such Party or any of its Subsidiaries (including any property in which such Party or any of its Subsidiaries holds or has held a fiduciary or management role, a "Party Loan Property"), is or has been contaminated with, or has or has had any release of, any Hazardous Substance at any time; (iii) to such Party's Knowledge, none of such Party or any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any Party Loan Property which is or has been contaminated with, or has or has had any release of, any Hazardous Substance; (iv) none of such Party or any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) none of such Party or any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) none of such Party or any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vii) none of such Party or any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party under any Environmental Law or relating to any Hazardous Substance; (viii) to such Party's Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving such Party, any Subsidiary of such Party, any currently or formerly owned or operated property, or any Party Loan Property, that could reasonably be expected to result in any claim, liability, investigation, cost or restriction against such Party, or result in any restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any currently owned property or Party Loan Property and (ix) such Party has made available to the other Party copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or control relating to such Party, any of its Subsidiaries and any currently or formerly owned or operated property or any Party Loan Property.

  As used herein, the term "Environmental Laws" means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, common Law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, employee exposure, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which has been, is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

          (p)   Tax Matters.    (i) (A) Such Party and its Subsidiaries (I) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by it and all such filed Tax Returns are true, complete and accurate; (II) has paid in full or accrued all Taxes that are required to have been paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that it is obligated to have withheld; (III) in the case of any Tax Return required to be retained by it prior to the Effective Time in respect of any information reporting or other Tax requirements, has retained properly completed Tax Returns in its files; and (IV) has complied with all information reporting (and related withholding) requirements related to payments to, and transactions completed for, customers, (B) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of any Tax Return have been paid in full or otherwise finally resolved, (C) no issues have been raised by any taxing authority in connection with any audit or examination of any Tax Return that are currently pending, (D) none of such Party or any of its Subsidiaries has waived any statute of limitations with respect to Taxes that has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, (E) to such Party's Knowledge and as of the date hereof, there are not pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes, Tax Returns or Tax matters, and (F) as of the date hereof, such Party has made available to the other Party true, correct and complete copies of all material income, franchise, capital and similar Tax Returns filed by such Party or any of its Subsidiaries for all Taxable years or periods for which the relevant statute of limitations has not expired.

             (ii)  There are no Liens on any of such Party's assets or on any assets of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for statutory Liens for Taxes not yet due and payable) nor, to such Party's Knowledge, is any taxing authority in the process of imposing a Lien for Taxes upon such assets.

            (iii)  None of such Party or any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in Taxable income for any Tax period beginning on or after the Effective Time, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

            (iv)  None of such Party or any of its Subsidiaries is a party to any Tax allocation or sharing agreement. None of such Party or any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which such Party is the common parent) or otherwise has any liability for the Taxes of any Person (other than with respect to itself or any of its Subsidiaries).

             (v)  No closing agreements, private letter rulings, technical advice, memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to such Party or any of its Subsidiaries.

            (vi)  No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement.

           (vii)  As of the date hereof, none of such Party or any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (viii)  None of such Party or any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.

          (q)   Risk Management Instruments.    None of such Party or any of its Subsidiaries is a party to or have agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") and do not own any securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (r)   Books and Records.    The books and records of such Party and its Subsidiaries have been fully, properly and accurately maintained, there are no inaccuracies or discrepancies of any kind contained or reflected therein and they fairly present the financial position and results of operations of such Party and its Subsidiaries.

          (s)   Insurance.    Section 4.02(s) of the CapitalSource Disclosure Schedule and Section 4.02(s) of the PacWest Disclosure Schedule, as applicable, sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the applicable Party or any of its Subsidiaries and all insurance claims filed by such Party or any of its Subsidiaries under such policies which have not been paid in full as of the date hereof and the amounts claimed thereunder. Section 4.02(s) of the CapitalSource Disclosure Schedule and Section 4.02(s) of the PacWest Disclosure Schedule, as applicable, also lists all claims or potential claims meeting the applicable reporting thresholds under such policies that have not been reported thereunder. All such policies of such Party are with reputable insurers and provide full and adequate coverage for all normal risks incidental to the business of such Party and its Subsidiaries and each of their respective properties and assets and are in character and amount reasonably consistent with industry practice. All such policies of such Party are in full force and effect; none of such Party or any of its Subsidiaries are in material default thereunder; and all claims thereunder have been filed, and all premiums due thereunder have been paid, in due and timely fashion.

          (t)    Allowance For Loan Losses.    Such Party or CapitalSource Bank's or Pacific Western Bank's, as applicable, allowance for loan losses ("ALL") is, and shall be as of the Effective Time, in compliance with each of such entity's existing methodology for determining the adequacy of its ALL as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (u)   Transactions With Affiliates.    Such Party has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

          (v)   Real Property.

              (i)  Section 4.02(v)(i) of the CapitalSource Disclosure Schedule and Section 4.02(v)(i) of the PacWest Disclosure Schedule, as applicable, contain a complete and correct list of all real property or premises owned or operated by such Party as of the date hereof. Other than as disclosed in Section 4.02(v)(i) of the CapitalSource Disclosure Schedule and Section 4.02(v)(i) of the PacWest Disclosure Schedule, as applicable, none of such Party or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part.

             (ii)  (A) Section 4.02(v)(ii) of the CapitalSource Disclosure Schedule and Section 4.02(v)(ii) of the PacWest Disclosure Schedule, as applicable, contains a complete and correct list of all real property or premises leased or subleased in whole or in part by the applicable Party or any of its Subsidiaries, and together with a list of all applicable leases or subleases and the name of the lessor or sublessor.

              (B)  Each of the leases referred to in the CapitalSource Disclosure Schedule or the PacWest Disclosure Schedule, as applicable, is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the applicable Party or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than such Party or one of its Subsidiaries, the foregoing representation is based on the Knowledge of such Party.

            (iii)  As to such Party and its Subsidiaries, none of the owned or leased premises or properties described in paragraph (i) or (ii) above have been condemned or otherwise taken by any Governmental Authority and, to such Party's Knowledge, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might adversely affect its use or value for the purposes now made of it. None of the premises or properties of such Party or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by such Party or such Subsidiary.

          (w)  Title.    Such Party and its Subsidiaries has good title to its properties and assets (other than property as to which it is lessee) except (A) statutory Liens not yet delinquent which are being contested in good faith by appropriate proceedings and Liens for Taxes not yet due, (B) pledges of assets in the ordinary and usual course of business to secure public deposits, (C) for those assets and properties disposed of for fair value in the ordinary course of business since December 31, 2012 and (D) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

          (x)   Intellectual Property.

              (i)  Such Party and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are necessary for or used in the business of such Party or any of its Subsidiaries as currently conducted.

             (ii)  (A) None of such Party or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by such Party of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which such Party or any of its Subsidiaries is a party and pursuant to which such Party or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, "Third-Party Intellectual Property Rights"); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by such Party or any of its Subsidiaries (collectively, the "Intellectual Property Rights"); or (II) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of such Party, are threatened by any Person; and (C) such Party has no Knowledge of any valid grounds for any bona fide claims (I) against the use by such Party or any of its Subsidiaries of any Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of such Party or any of its Subsidiaries as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Intellectual Property Rights; or (III) challenging such Party's or any of its Subsidiaries' license or legally enforceable right to use any Third-Party Intellectual Property Rights.

          (y)   Trust Business.    Such Party does not engage in the trust business and does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts.

          (z)   Takeover Statutes.    Such Party has taken all action necessary to exempt or exclude this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, from: (i) the restrictions on business combinations set forth in § 203 of the DGCL; and (ii) any other similar antitakeover Law (each, a "Takeover Statute"). Accordingly, no Takeover Statute applies to this Agreement or the transactions contemplated hereby, including the Merger, with respect to such Party. Such Party does not have any stockholder rights plan, "poison pill" or similar plan or arrangement in effect, other than the CapitalSource Section 382 Rights Agreement.

          (aa) No Other Representations or Warranties.

              (i)  Except for the representations and warranties in this Article IV, neither Party nor any other Person makes any express or implied representation or warranty with respect to such Party and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and such Party hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by such Party in this Article IV, neither Party nor any Person makes or has made any representation to the other Party or any of such other Party's Affiliates or representatives with respect to any oral or written information presented to the other Party or any of such other Party's Affiliates or representatives in the course of their due diligence investigation of such Party (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

             (ii)  Such Party acknowledges and agrees that neither the other Party nor any other Person has made or is making any express or implied representation or warranty other than those contained in this Article IV.

ARTICLE 5

COVENANTS

        5.01    Interim Operations.     Each Party covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless the other Party hereto shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries' present employees and agents, and, subject to Section 5.08, it and its Subsidiaries will take no action that would reasonably be expected to materially adversely affect or delay the ability of either Party to obtain any necessary approvals of any Regulatory Authorities or other Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement or as required by Law, (B) as the other Party hereto may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 5.01 of its Disclosure Schedule, each Party will not and will not permit its Subsidiaries to:

          (a)   Capital Stock.    Other than any shares of CapitalSource Common Stock issuable in respect of CapitalSource Stock Options, CapitalSource RSUs, CapitalSource Restricted Shares and CapitalSource Deferred Units outstanding on the date hereof or permitted to be granted after the date hereof, any shares or Rights issuable pursuant to the CapitalSource Section 382 Rights Agreement, and any shares of PacWest Common Stock issuable in respect of PacWest Restricted Shares outstanding on the date hereof or permitted to be granted after the date hereof, (i) issue, sell, pledge, dispose of, encumber, permit to become outstanding or authorize the creation of any shares of capital stock or any Rights, or (ii) permit any additional shares of capital stock of such Party or any Subsidiary of such Party to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (b)   Dividends; Etc.    (i) Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to such Party or to any other direct or indirect wholly-owned Subsidiary of such Party and except for quarterly dividends on CapitalSource Common Stock not to exceed $0.01 per share and for quarterly dividends on PacWest Common Stock not to exceed $0.25 per share and regular distributions on outstanding trust preferred securities or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

          (c)   Compensation; Employment Agreements; Etc.    Enter into, renew, terminate, amend or otherwise modify any material employment, retention, change in control, consulting, transition, termination, severance or similar agreements or arrangements with any director, officer, employee or consultant of such Party or any of its Subsidiaries, enter into any collective bargaining or similar agreement, pay or award, or commit to pay or award, any bonus or incentive compensation, or grant any salary or wage increase or increase any employee compensation or benefit (including incentive or bonus payments), except (i) for increases in salary, wages or annual bonus opportunities for employees in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than three percent (3%), (ii) to the extent required by the terms of an existing Benefit Plan as in effect as of the date hereof or (iii) for other changes that are required by applicable Law. Without limiting the generality of the foregoing, neither Party shall grant or approve the grant of any stock options or other equity or equity-based awards under the CapitalSource Stock Plans or the PacWest Stock Plan, as applicable other than as may be mutually agreed upon by the chief executive officer of each Party after consultation.

          (d)   Hiring.    Except as may be mutually agreed upon by the chief executive officer of each Party after consultation, hire any person as an employee of such Party or any of its Subsidiaries or promote any employee (except persons hired or promoted to fill any vacancies arising on or after the date hereof and whose employment is terminable at the will of such Party or any such Subsidiary) other than any person to be hired who would have an annual base salary of no more than $150,000. Except as may be mutually agreed upon by the chief executive officer of each Party after consultation, neither of the Parties nor any of their respective Subsidiaries may terminate other than for cause the employment of any officer or employee whose annual base salary is more than $150,000.

          (e)   Benefit Plans.    (i) Enter into, terminate, establish, adopt or amend any Benefit Plans or any other employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant of the Party or any of its Subsidiaries, (ii) take any action to accelerate the vesting of or exercisability of stock options, restricted stock, restricted stock units, other equity or equity-based awards or (iii) fund or in any other way secure the payment of any cash benefits, in each case, except to the extent required by applicable Law or the terms of an existing Benefit Plan as in effect as of the date hereof. Without limiting the generality of the foregoing, neither Party shall amend or modify the CapitalSource Stock Plans or PacWest Stock Plan, as applicable.

          (f)    Dispositions.    Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations pursuant to Section 5.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to such Party and its Subsidiaries, taken as a whole.

          (g)   Acquisitions.    Except pursuant to Contracts already in effect as of the date of this Agreement and disclosed in Section 5.01 of its Disclosure Schedule, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, equity interests, deposits or properties of any other Person (other than purchases of loans and loan participations pursuant to Section 5.01(q)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to such Party and its Subsidiaries, taken as a whole.

          (h)   Mergers.    Merge or consolidate itself or any of its Subsidiaries with any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses.

          (i)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $250,000 individually or $1,000,000 in the aggregate.

          (j)    Governing Documents.    Amend either the CapitalSource Certificate or the CapitalSource Bylaws or the PacWest Certificate or the PacWest Bylaws, as the case may be, or the organizational documents of any Subsidiary.

          (k)   Accounting Methods.    Implement or adopt any change in such Party's book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by such Party's independent public accountants, or as required by Section 5.07 of this Agreement.

          (l)    Contracts.    Except with respect to contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 5.01(q), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $250,000 or more by or to such Party or its Subsidiaries, and which is not terminable at will or with thirty (30) days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

          (m)  Claims.    Enter into any settlement, compromise or similar agreement with respect to, any action, suit, proceeding, order or investigation to which such Party or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action involves payment by a Party or any Subsidiary of an amount that exceeds $100,000 individually or $500,000 in the aggregate or would impose any material restriction on the business of the Surviving Corporation or create adverse precedent for claims that are reasonably likely to be material to such Party and its Subsidiaries, taken as a whole.

          (n)   Adverse Actions.    Take any action or omit to take any action that would reasonably be likely to result in (i) any of such Party's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

          (o)   Risk Management.    Except as required by applicable Law or the Federal Reserve Board or the CDBO, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow in all material respects, such Party's or its applicable Subsidiary's existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable efforts to avoid any material increase in such Party's aggregate exposure to interest rate risk.

          (p)   Indebtedness.    Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or indebtedness of a Party or any of its wholly-owned Subsidiaries to such Party or any of its Subsidiaries) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

          (q)   Loans.    (i) Make any loan or loan commitment to any Person which would, when aggregated with all outstanding loans or loan commitments or any renewals or extensions thereof made to such Person and any Affiliate or immediate family member of such Person exceed $35,000,000 or (ii) purchase or sell any loan or loan participation in excess of $35,000,000, in each case, without first submitting a copy of the loan write up containing the information customarily submitted to the management credit committee of CapitalSource Bank or the bank loan committee of Pacific Western Bank, as applicable, to the chief credit officer of the other Party two (2) full Business Days prior to taking such action; provided that, if such other Party objects in writing to such loan or loan commitment or such purchase or sale within two (2) full Business Days after receiving such loan write up, the requesting Party shall obtain the approval of a majority of the members of the requesting Party's bank subsidiary's committee mentioned above, as applicable, prior to making such loan or loan commitment or such purchase or sale. A Party shall not forgive any loans to directors, officers or employees.

          (r)   Investments.    (i) Other than in accordance with the investment policies of such Party or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, each Party, CapitalSource Bank and Pacific Western Bank may purchase investment securities if, within two (2) Business Days after a Party requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that the other Party consent to making of any such purchase, such other Party has approved such request in writing or has not responded in writing to such request.

          (s)   Taxes.    (i) Commence or settle any litigation or proceeding with respect to any liability for material Taxes, take any action which is reasonably likely to have a material adverse impact on the Tax position of CapitalSource or PacWest, as applicable, or, after the Merger, which is reasonably likely to have a material adverse impact on the Tax position of the Surviving Corporation, (ii) except in the ordinary and usual course of business consistent with past practice, make or change any material express or deemed Tax election, file any amended Tax Return or change any of its methods of reporting income or deductions for Tax purposes or (iii) take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

          (t)    Branches.    Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or any of its Subsidiaries.

          (u)   New Business.    Enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, as applicable (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Authority.

          (v)   Lending Practices.    Other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans or (ii) its hedging practices and policies, in each case except as required by Law or requested by a Governmental Authority.

          (w)  Commitments.    Agree or commit to do any of the foregoing.

        5.02    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, each of CapitalSource and PacWest agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement or under applicable Laws to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby and thereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof.

        5.03    Stockholder Approval.     (a) CapitalSource agrees to take, in accordance with applicable Law and the CapitalSource Certificate and the CapitalSource Bylaws, all action necessary to convene as soon as practicable after the S-4 Registration Statement is declared effective, a special meeting or meetings of its stockholders duly called and held for such purposes (the "CapitalSource Meeting") to consider and to obtain the CapitalSource Stockholder Approval. Except with the prior approval of PacWest, no other matters shall be submitted for the approval of CapitalSource stockholders. Subject to Section 5.04(c), the CapitalSource Board shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its stockholders (the "CapitalSource Board Recommendation").

          (b)   PacWest agrees to take, in accordance with applicable Law and the PacWest Certificate and the PacWest Bylaws, all action necessary to convene as soon as practicable after the S-4 Registration Statement is declared effective, a special meeting or meetings of its stockholders duly called and held for such purposes (the "PacWest Meeting") to consider and obtain the PacWest Stockholder Approval. Subject to Section 5.04(d) the PacWest Board shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its stockholders (the "PacWest Board Recommendation").

          (c)   CapitalSource and PacWest shall cooperate to schedule and convene such stockholder meetings on the same date.

        5.04    Registration Statement; Joint Proxy Statement; Change of Recommendation.     (a) PacWest and CapitalSource shall prepare and file with the SEC the Prospectus/Proxy Statement (as defined below), and PacWest shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by PacWest in connection with the issuance of shares of PacWest Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof, the "S-4 Registration Statement"), as promptly as practicable, and in any event within forty-five (45) Business Days after the date hereof. PacWest and CapitalSource each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective holders of CapitalSource Common Stock and PacWest Common Stock. PacWest and CapitalSource shall reasonably promptly provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Prospectus/Proxy Statement or the S-4 Registration Statement received from the SEC. Each Party shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Prospectus/Proxy Statement and S-4 Registration Statement prior to filing such with the SEC.

          (b)   CapitalSource and PacWest each agrees, as to itself and its Subsidiaries, that (i) the S-4 Registration Statement will not, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the S-4 Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to stockholders and at the times of the CapitalSource Meeting and the PacWest Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. CapitalSource and PacWest will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of CapitalSource and PacWest agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.

          (c)   (i) The CapitalSource Board and each committee thereof shall not:

              (A)  except as expressly permitted by, and after compliance with, Section 5.04(c)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to PacWest, the CapitalSource Board Recommendation with respect to the Merger (a "CapitalSource Change of Recommendation"); or

              (B)  cause or permit CapitalSource to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 5.06 entered into in compliance with Section 5.06) (an "Alternative Acquisition Agreement") relating to any Acquisition Proposal made to CapitalSource.

             (ii)  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the CapitalSource Stockholder Approval contemplated by this Agreement is obtained, the CapitalSource Board may withhold, withdraw or adversely modify the CapitalSource Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made to CapitalSource after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if (A) an unsolicited bona fide written offer is made to CapitalSource and is not withdrawn and the CapitalSource Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal, and (B) the CapitalSource Board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to violate the CapitalSource Board's fiduciary duties under applicable Law; provided, however, that no such CapitalSource Change of Recommendation may be made until after (I) at least five (5) Business Days following PacWest's receipt of notice from CapitalSource advising that the CapitalSource Board intends to take such action and the basis therefor, including all necessary information under Section 5.06 and (II) CapitalSource has negotiated in good faith to permit PacWest to modify this Agreement during such five (5) Business Day period. In determining whether to make a CapitalSource Change of Recommendation, the CapitalSource Board shall take into account any changes to the terms of this Agreement and the PacWest Stock Option Agreement proposed by PacWest and any other information provided by PacWest in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.04, including with respect to the notice period referred to in this Section 5.04.

          (d)   (i) The PacWest Board and each committee thereof shall not:

              (A)  except as expressly permitted by, and after compliance with, Section 5.04(d)(ii) hereof, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to CapitalSource, the PacWest Board

      Recommendation with respect to the Merger (a "PacWest Change of Recommendation"); or

              (B)  cause or permit PacWest to enter into any Alternative Acquisition Agreement relating to any Acquisition Proposal made to PacWest.

             (ii)  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the PacWest Stockholder Approval contemplated by this Agreement is obtained, the PacWest Board may withhold, withdraw or adversely modify the PacWest Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made to PacWest after the date hereof that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if (A) an unsolicited bona fide written offer is made to PacWest and is not withdrawn and the PacWest Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal is a Superior Proposal, and (B) the PacWest Board determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to violate the PacWest Board's fiduciary duties under applicable Law; provided, however, that no such PacWest Change of Recommendation may be made until after (I) at least five (5) Business Days following CapitalSource's receipt of notice from PacWest that the PacWest Board intends to take such action and the basis therefor, including all necessary information under Section 5.06 and (II) PacWest has negotiated in good faith to permit CapitalSource to modify this Agreement during such five (5) Business Day period. In determining whether to make a PacWest Change of Recommendation, the PacWest Board shall take into account any changes to the terms of this Agreement and the CapitalSource Stock Option Agreement proposed by CapitalSource and any other information provided by CapitalSource in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 5.04, including with respect to the notice period referred to in this Section 5.04.

          (e)   Press Releases.    CapitalSource and PacWest shall consult with each other before issuing any press release with respect to the Merger, this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement and (except with respect to a CapitalSource Change of Recommendation or a PacWest Change of Recommendation, subject to compliance with Section 5.04(c) or 5.04(d), as applicable) shall not issue any such press release or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of NASDAQ or the NYSE, as applicable, or the SEC. CapitalSource and PacWest shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement as reasonably requested by the other Party.

        5.05    Access; Information.     (a) The Parties agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the other Party and the other Party's officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), Contracts, properties and personnel and to such other information as may be reasonably requested and, during such period, it shall furnish promptly all information concerning its business, properties and personnel as may be reasonably requested.

          (b)   Without limiting the generality of Section 5.05(a), prior to the Effective Time, each Party and each Party's representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of the other Party are in satisfactory condition and will not in a material way adversely impact the Surviving Corporation after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

          (c)   The Parties agree that, subject to applicable Laws, they shall cooperate in good faith on preparing for the development of mutually agreed operating issues to be implemented after the Effective Time, which the Parties agree have priority including assisting in developing and implementing plans for integration and conversion and other matters affecting branches, customers and back office operations.

          (d)   Each Party agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, it shall afford the other Party and its authorized representatives such access to personnel as may be reasonably requested and such books and records as are substantially similar in scope as provided to each Party in its due diligence review prior to the date of this Agreement.

          (e)   Each party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Section 5.05 in accordance with the terms of the Confidentiality Agreement, dated as of May 5, 2013 (the "Confidentiality Agreement"), between the Parties.

          (f)    No investigation by either Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such Party's obligation to consummate the transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement.

        5.06    Acquisition Proposals.     Each Party agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Each Party further agrees that neither it nor any of its Subsidiaries nor any of their respective officers, directors and employees shall, and that it shall direct and use its reasonable best efforts to cause its agents and representatives (including any financial advisor, attorney or accountant retained by it or acting on its behalf) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CapitalSource, the CapitalSource Board, PacWest or the PacWest Board from (A) complying with Rule 14d-9 and Rule 14d-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement; (B) at any time prior, but not after the CapitalSource Meeting or the PacWest Meeting, as applicable, is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if such Party receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive in the aggregate to the other party than those contained in the Confidentiality Agreement; or (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if and only to the extent that, (i) in each such case referred to in clause (B) or (C) above, such Party's board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to violate the directors' respective fiduciary duties under applicable Law. Each Party agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Each Party agrees that it will take the necessary steps to promptly inform the individuals referred to in the first sentence hereof of the obligations undertaken in this Section 5.06. Each Party agrees that it will notify the other Party promptly, but in no event later than the next succeeding Business Day, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep such other Party informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. As used in this Agreement, (i) "Acquisition Proposal" means (A) any proposal, offer or inquiry with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving such Party or any of its Subsidiaries that if consummated, would result in any Person (or the stockholders of any Person) owning 15% or more of the total voting power of such Party or the surviving entity in a merger involving such party or the resulting parent company of such surviving entity and (B) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the applicable Party or those of any of its Subsidiaries or 15% or more of such Party's consolidated total assets (including, without limitation, equity securities of its Subsidiaries), in each case other than the transactions contemplated by this Agreement.

        5.07    Certain Policies.     Immediately prior to the Effective Time and provided that each Party has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, CapitalSource shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the CDBO and applicable banking Law, modify or change its loan, other real estate owned, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PacWest; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by CapitalSource that any such modification or change is appropriate or required or that any financial statement or information previously provided by CapitalSource was incorrect in any respect.

        5.08    Regulatory Applications.     (a) Each of PacWest and CapitalSource shall cooperate and use their respective reasonable best efforts to prepare and file, or in the case of PacWest cause to be filed, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Governmental Authorities in order to consummate the Merger, the Bank Merger or any of the other transactions contemplated hereby; and any initial filings with Governmental Authorities (other than the SEC) shall be made by PacWest as soon as reasonably practicable after the execution hereof and in any event within forty-five (45) days of the date hereof. Subject to applicable Laws relating to the exchange of information, each of PacWest and CapitalSource shall have the right to review in advance, and to the extent practicable, each shall consult with the other on, all written information submitted to any third party and/or any Governmental Authority in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such Parties agrees to act reasonably and as promptly as practicable. Each Party hereto agrees that it shall consult with the other Party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and/or Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, and each Party shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby (including promptly furnishing the other with copies of the non-confidential portions of notices or other communications received by PacWest or CapitalSource, as the case may be, from any third party and/or Governmental Authority with respect to the Merger, the Bank Merger and the other transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, and, to the extent permitted by Law, providing descriptions of any oral communications from such Persons). Notwithstanding the foregoing, nothing contained herein shall be deemed to require CapitalSource or PacWest to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to (i) have a Material Adverse Effect with respect to the Surviving Corporation and its Subsidiaries, taken as a whole or (ii) require PacWest, Pacific Western Bank, the Surviving Corporation or the surviving bank in the Bank Merger to raise additional capital in an amount that would materially reduce the economic benefits of the Merger to the holders of PacWest Common Stock (including the CapitalSource stockholders in respect of the shares of PacWest Common Stock received by them in the Merger) (a "Materially Burdensome Regulatory Condition").

          (b)   Each Party agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party to any third party and/or Governmental Authority.

        5.09    Indemnification; Director's and Officer's Insurance.     (a) From and after the Effective Time, PacWest and the Surviving Corporation agree that they will indemnify and hold harmless each present and former director and officer of CapitalSource (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) (each a "Claim"), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (and PacWest or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Further, the Surviving Corporation shall assume, perform and observe the obligations of CapitalSource under any agreements in effect as of the date of this Agreement to indemnify those Persons who are or have at any time been directors and officers of CapitalSource for their acts and omissions occurring prior to the Closing Date in their capacity as officers or directors.

          (b)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.09, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify PacWest or the Surviving Corporation thereof, but the failure to so notify shall not relieve PacWest or the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice PacWest or the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) PacWest or the Surviving Corporation shall have the right to assume the defense thereof and PacWest and the Surviving Corporation shall not be liable to such Indemnified

  Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that none of PacWest or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, (ii) the Indemnified Party will cooperate in the defense of any such matter and (iii) PacWest and the Surviving Party shall not be liable for any settlement effected without its prior written consent; provided, however, that PacWest and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c)   For a period of six years from the Effective Time, the Surviving Corporation shall provide that portion of director's and officer's liability insurance ("D&O Insurance") that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of CapitalSource (as opposed to the portion that serves to reimburse CapitalSource) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by CapitalSource; provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate for such six (6)-year period more than 300% of the current amount expended on an annual basis by CapitalSource to maintain or procure such D&O Insurance; provided, further, that if the Surviving Corporation is unable to maintain or obtain the D&O Insurance called for by this Section 5.09, the Surviving Corporation shall obtain as much comparable insurance as is available at a cost in the aggregate for such six (6)-year period up to 300% of the current annual premium; provided, further, that officers and directors of CapitalSource may be required to make application and provide customary representations and warranties to the Surviving Corporation's insurance carrier for the purpose of obtaining such D&O Insurance. In lieu of the foregoing, either Party may, with the approval of the other Party, such approval not to be unreasonably withheld or delayed, purchase, at or prior to the Effective Time, a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors' and officers' liability insurance and fiduciary liability insurance maintained by CapitalSource and its Subsidiaries with respect to matters arising on or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 300% of the current annual premium for such insurance. If such prepaid "tail" policy has been obtained prior to the Effective Time, PacWest shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 5.09(c).

          (d)   If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.09.

        5.10    Benefit Plans.     (a) From the Effective Time through the first anniversary of the Closing Date (the "Continuation Period"), PacWest shall provide, or cause to be provided to any employee of CapitalSource or any of its Subsidiaries as of immediately prior to the Effective Time (such employees "Continuing Employees") while employed by PacWest or its Subsidiaries base salary, incentive compensation opportunities and benefits (other than severance benefits) that are no less favorable, in the aggregate, than the base salary, incentive compensation opportunities and benefits provided to such Continuing Employee immediately prior to the Effective Time. After the Continuation Period, Continuing Employees will be paid base salary and be eligible to participate in the employee benefit and compensation plans, programs, policies and arrangements of PacWest and its Subsidiaries on the same basis and terms and conditions as apply to similarly situated employees of PacWest and its Subsidiaries. With respect to severance benefits, Continuing Employees shall be eligible for severance benefits on the terms and conditions set forth on Section 5.10(a) of the CapitalSource Disclosure Schedule. PacWest will cause each of its employee benefit and compensation plans (including, for the avoidance of doubt, the Executive Severance Pay Plan, as in effect from time to time, and, after the Continuation Period the Employee Severance Pay Plan) to take into account, for purposes of eligibility, vesting, levels of benefits and benefit accrual thereunder, the service of the Continuing Employees with CapitalSource and its Affiliates (including without limitation any predecessor entities) as if such service were with PacWest, to the same extent that such service was credited under a comparable plan of CapitalSource or any of its Subsidiaries (except to the extent it would result in a duplication of benefits for the same period of service and other than for benefit accrual purposes under any defined benefit pension plan of PacWest or its Subsidiaries).

          (b)   If any of the Continuing Employees (and their beneficiaries) become eligible to participate in a disability medical, dental or health plan of PacWest, PacWest shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable disability medical, dental or health plans of CapitalSource or any of its Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such Continuing Employees and their beneficiaries during the portion of the calendar year prior to commencement of participation in such PacWest plan and (iii) waive any waiting period limitation, evidence of insurability requirement or actively-at-work requirement which would otherwise be applicable to such employee and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

          (c)   Effective as of no later than the day immediately preceding the Effective Time, CapitalSource shall provide PacWest with a copy of a resolution or plan amendment evidencing that CapitalSource's 401(k) Plan is in the process of being terminated effective as of no later than the day immediately preceding the Effective Time; provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger. The form and substance of such resolutions or plan amendment shall be subject to the review and reasonable and timely approval of PacWest. CapitalSource also may take such other actions in furtherance of terminating CapitalSource's 401(k) Plan as it determined to be reasonably appropriate; provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the Merger. PacWest shall, and shall cause its Affiliates to, designate a tax-qualified defined contribution plan of PacWest or one of its Affiliates which provides benefits substantially similar to those provided under the CapitalSource 401(k) Plan (such plan(s), the "PacWest 401(k) Savings Plan") that either (i) currently provides for the receipt from Continuing Employees of "eligible rollover distributions" (as such term is defined under Section 402 of the Code), including loans, or (ii) shall be amended prior to the Effective Time to provide for the receipt from the Continuing Employees of eligible rollover distributions, including loans. Each Continuing Employee who is a participant in CapitalSource's 401(k) Plan shall be immediately eligible to commence participation in the PacWest 401(k) Savings Plan as of the Closing Date and given the opportunity to receive a distribution of his or her account balance under the CapitalSource 401(k) Plan and shall be given the opportunity to elect to "roll over" such account balance (including any outstanding loan) to the PacWest 401(k) Savings Plan. Prior to the Effective Time, PacWest will provide to CapitalSource evidence (including without limitation resolutions of the Board of Directors and amendments to the PacWest 401(k) Savings Plan, as applicable) that the PacWest 401(k) Savings Plan shall accept such rollovers; provided, that any resolutions or amendments effectuating such rollover shall be subject to the review and reasonable and timely approval of CapitalSource.

          (d)   PacWest and CapitalSource hereby acknowledge that the transactions contemplated by this Agreement shall constitute a "change in control" (or term or concept of similar import) of (i) CapitalSource and its Subsidiaries under the terms of the CapitalSource Benefit Plans listed in Section 5.10(d) of the CapitalSource Disclosure Schedule and (ii) PacWest and its Subsidiaries under the terms of the PacWest Benefit Plans listed in Section 5.10(d) of the PacWest Disclosure Schedule, in each case, whether reference in any such plan to a "change in control" (or term or concept of similar import) is with respect to a transaction involving CapitalSource or any of its Subsidiaries or PacWest or any of its Subsidiaries, as applicable. From and after the Effective Time, PacWest shall, or shall cause the Surviving Corporation to, honor all obligations and rights under the CapitalSource Benefit Plans in accordance with their terms; provided, however, that for purposes of clarity and notwithstanding the foregoing, in no event shall the transactions contemplated by this Agreement constitute a "change in control" (or term or concept of similar import) for purposes of the payment or settlement (but not the vesting or any other right that is not the payment or settlement) of any awards or payments under CapitalSource Benefit Plans that constitute deferred compensation within the meaning of Section 409A of the Code that would otherwise be paid or settled upon a change in control unless the transactions contemplated by this Agreement constitute a "change in control event" within the meaning of Section 409A of the Code.

          (e)   Nothing herein shall (i) be treated as an amendment to any particular Benefit Plan, (ii) limit the ability of PacWest to amend or terminate any of the Benefit Plans in accordance with their terms at any time, (iii) limit the ability of PacWest to retain or terminate the employment of any particular Continuing Employee or (iv) create any third-party beneficiary rights in any employee of CapitalSource or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by PacWest or its Subsidiaries or under any benefit plan which Parent or its Subsidiaries may maintain.

        5.11    Notification of Certain Matters.     Each of CapitalSource and PacWest shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect or to prevent, materially delay or materially impair the ability of CapitalSource or PacWest, as the case may be, to consummate the transactions contemplated by this Agreement or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        5.12    Covenant Relating to the Tax Status of the Agreement.     Neither PacWest nor CapitalSource shall take or cause to be taken any action that prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        5.13    Third-Party Agreements.     (a) The Parties shall use their reasonable best efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger, the Bank Merger and the other transactions contemplated hereby and the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement (in such form and content as mutually agreed by the Parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with the Parties' timetable at or after the Effective Time. The Parties shall cooperate in minimizing the extent to which any Contracts will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 5.01(l).

          (b)   Without limiting the generality of Section 5.13(a), each of the Parties shall use all reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of CapitalSource and its Subsidiaries to PacWest's production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the Parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. The Parties agree that they shall cause appropriate representatives to meet at least once per week or as otherwise agreed by such representatives commencing on the date hereof to plan for such conversion. In an effort to ensure that conversion will be effected at the time mutually agreed by the Parties, both Parties agree to reasonably cooperate to identify duplicate deposit and loan accounts and close and reopen such accounts with unique account numbers thirty (30) to sixty (60) days prior to the Closing Date. Subject to applicable Laws, the Parties shall cooperate to cause all customer notices to be mailed prior to the Closing Date.

        5.14    CapitalSource Stock Options; CapitalSource RSUs; CapitalSource Restricted Shares; CapitalSource Deferred Units.     (a) As of the Effective Time, each option to acquire Shares (a "CapitalSource Stock Option") granted under the CapitalSource Second Amended and Restated 2000 Equity Incentive Plan or the CapitalSource Third Amended and Restated Equity Incentive Plan (the "CapitalSource Stock Plans") that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per Share that is less than the sum of (i) the Cash Consideration and (ii) the product of the (x) Exchange Ratio multiplied by (y) the PacWest Average Closing Price (the sum of (i) plus (ii), the "Option Payment Amount"), shall vest as of the Effective Time to the extent unvested and shall be cancelled and converted into only the right to receive that number of shares of PacWest Common Stock equal to the quotient obtained by dividing (1) the product of (x) the number of Shares subject to such CapitalSource Stock Option multiplied by (y) the excess of the Option Payment Amount over the exercise price per Share of such CapitalSource Stock Option by (2) the PacWest Average Closing Price, which number of shares of PacWest Common Stock shall be delivered to the holder of such CapitalSource Stock Option as soon as reasonably practicable (but no later than five (5) Business Days) following the Closing Date by the Surviving Corporation. Notwithstanding the foregoing, the holder of any such CapitalSource Stock Option shall be entitled to receive a cash payment in lieu of any fractional shares of PacWest Common Stock that become issuable to the holder pursuant to the preceding sentence, which payment shall be determined by multiplying (1) the PacWest Average Closing Price by (2) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of PacWest Common Stock which such holder would otherwise be entitled to receive, and shall be paid to the holder (less applicable Taxes required to be withheld) as soon as reasonably practicable (but no later than five (5) Business Days) following the Closing Date by the Surviving Corporation (the "Fractional Share Payment"). As of the Effective Time, each CapitalSource Stock Option granted under the CapitalSource Stock Plans that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per Share that is equal to or greater than the Option Payment Amount shall be cancelled for no consideration and shall cease to exist.

          (b)   As of the Effective Time, each restricted stock unit award granted under the CapitalSource Stock Plans (excluding any award deferred under the CapitalSource Amended and Restated Deferred Compensation Plan) (each, a "CapitalSource RSU") that is outstanding immediately prior to the Effective Time, whether or not vested, shall vest in full and be cancelled and shall only entitle the holder of such CapitalSource RSU to receive, as soon as administratively practicable, but in no event more than five (5) Business Days, after the Closing Date, a number of shares of PacWest Common Stock equal to the product of (i) the number of Shares underlying such CapitalSource RSU multiplied by (ii) the Stock Award Exchange Ratio, plus any accrued but unpaid dividend equivalents in respect of such CapitalSource RSUs. Notwithstanding the foregoing, the holder of any such CapitalSource RSU shall be entitled to receive a Fractional Share Payment in lieu of any fractional shares of PacWest Common Stock that become issuable to the holder pursuant to the preceding sentence. For purposes of this Agreement, "Stock Award Exchange Ratio" means the sum of the Exchange Ratio and the Cash Portion Exchange Ratio. The "Cash Portion Exchange Ratio" means the quotient obtained by dividing (1) the Cash Consideration by (2) an amount equal to the PacWest Average Closing Price. To the extent that any such cancelled CapitalSource RSU constitutes "deferred compensation" under Section 409A of the Code, then distribution of the number of shares of PacWest Common Stock and any Fractional Share Payment provided for in this Section 5.14(b) in respect of such CapitalSource RSU shall occur on the date that settlement of such CapitalSource RSU would occur under the applicable award agreement absent the application of this Section 5.14(b) and, until such settlement date, such CapitalSource RSU shall be credited to an account under the CapitalSource Amended and Restated Deferred Compensation Plan in the award holder's name and be credited with earnings and dividends in respect of PacWest Common Stock following the Effective Time.

          (c)   As of the Effective Time, each restricted stock award granted under the CapitalSource Stock Plans (each, a "CapitalSource Restricted Share") that is outstanding immediately prior to the Effective Time, whether or not vested, shall vest in full and be cancelled and shall only entitle the holder of such CapitalSource Restricted Share to receive, as soon as administratively practicable, but in no event more than five (5) Business Days, after the Closing Date, a number of shares of PacWest Common Stock equal to the product of (i) the number of Shares underlying such CapitalSource Restricted Share multiplied by (ii) the Stock Award Exchange Ratio, plus any accrued but unpaid dividend equivalents in respect of such CapitalSource Restricted Shares. Notwithstanding the foregoing, the holder of any such CapitalSource Restricted Share shall be entitled to receive a Fractional Share Payment in lieu of any fractional shares of PacWest Common Stock that become issuable to the holder pursuant to the preceding sentence.

          (d)   As of the Effective Time, each right to receive a share of CapitalSource Common Stock or payment measured by the value of a share of CapitalSource Common Stock (each, a "CapitalSource Deferred Unit") held in an account under the CapitalSource Amended and Restated Deferred Compensation Plan that is outstanding immediately prior to the Effective Time, whether or not vested, shall vest in full and be converted into the right to receive a number of shares of PacWest Common Stock (including credit for any fractional shares of Pacinco Common Stock) equal to the product of (i) the number of Shares underlying such CapitalSource Deferred Unit multiplied by (ii) the Stock Award Exchange Ratio, plus any accrued but unpaid dividend equivalents in respect of such CapitalSource Deferred Unit, and, until the applicable settlement date under the CapitalSource Amended and Restated Deferred Compensation Plan, such CapitalSource Deferred Unit shall be credited with earnings and dividends in respect of PacWest Common Stock following the Effective Time. Notwithstanding the foregoing, the holder of any CapitalSource Deferred Units shall be entitled to receive a cash payment in lieu of any fractional shares of PacWest Common Stock that become issuable to the holder at the time that such CapitalSource Deferred Units are settled in accordance with the CapitalSource Amended and Restated Deferred Compensation Plan and such holder's distribution elections.

          (e)   Notwithstanding the foregoing, the number of shares of PacWest Common Stock otherwise deliverable pursuant to this Section 5.14 to holders of CapitalSource Stock Options, CapitalSource RSUs, CapitalSource Restricted Shares and CapitalSource Deferred Units, and any

  Fractional Share Payments payable to the holder of any such awards, shall be reduced by applicable Taxes required to be withheld (in the case of CapitalSource RSUs that are deferred compensation and CapitalSource Deferred Units, at the time of settlement of such rights). For purposes of the satisfaction of any Tax withholding that is satisfied at the Effective Time through a reduction in the number of shares of PacWest Common Stock otherwise deliverable to the holder of CapitalSource Stock Options, CapitalSource RSUs, CapitalSource Restricted Shares and CapitalSource Deferred Units under this Section 5.14, (i) the value of the shares of PacWest Common Stock so withheld shall be based on the average of the high and low sales prices of a share of PacWest Common Stock on the NASDAQ Stock Market on the Closing Date, and (ii) cash equal to the amount required to be withheld shall be remitted by PacWest or the Surviving Corporation to the applicable Governmental Authority and for all purposes of this Agreement such amount shall be treated as having been paid to the holder of the CapitalSource Options, CapitalSource RSUs, CapitalSource Restricted Shares or CapitalSource Deferred Units in respect of which such Tax withholding was made.

          (f)    At or prior to the Effective Time, CapitalSource, the CapitalSource Board or the compensation committee of the CapitalSource Board, as applicable, shall adopt any resolutions and take any actions which are, in CapitalSource's reasonable determination, necessary to effectuate the provisions of this Section 5.14.

        5.15    Corporate Governance.

          (a)   On or prior to the Effective Time, the PacWest Board shall cause the number of directors that will comprise the full board of directors of the Surviving Corporation at the Effective Time to be thirteen (13). Of the members of the initial board of directors of the Surviving Corporation at the Effective Time, eight (8) shall be current directors of PacWest designated by PacWest, and five (5) shall be current directors of CapitalSource designated by CapitalSource, each of whom is mutually agreeable to the Parties.

          (b)   In accordance with, and to the extent provided in, the PacWest Bylaws, effective as of the Effective Time, Matthew P. Wagner shall be the chief executive officer of the Surviving Corporation and John M. Eggemeyer III shall be the chairman of the board of directors of the Surviving Corporation. Effective as of the Effective Time, Douglas H. Lowrey shall be the chairman of the board of directors of the surviving bank in the Bank Merger.

          (c)   The headquarters of the Surviving Corporation will be PacWest's current headquarters at 10250 Constellation Boulevard, Los Angeles, California 90067.

          (d)   The name of the Surviving Corporation shall be PacWest and the name of the surviving bank in the Bank Merger shall be Pacific Western Bank. The Surviving Corporation will continue to utilize and do business under the CapitalSource brand in its national lending platform.

        5.16    Closing Financial Statements.     At least eight (8) Business Days prior to the Effective Time of the Merger, each Party shall provide the other Party with such Party's consolidated financial statements presenting the financial condition of such Party and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and such Party's consolidated results of operations for the period from January 1, 2013 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, however, that if the Effective Time of the Merger occurs on or before the fifth Business Day of the month, each Party shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of such Party's chief financial officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of such Party in all material respects. Such Closing Financial Statements shall also reflect accruals for all Professional Fees incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of such Party's chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 5.17.

        5.17    Exchange Matters.     Prior to the Closing Date, CapitalSource shall cooperate with PacWest and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the shares of CapitalSource Common Stock from the NYSE and the deregistration of the shares of CapitalSource Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Prior to the Closing Date, PacWest shall file with NASDAQ any required notices or forms with respect to the shares of PacWest Common Stock to be issued in the Merger.

        5.18    Section 16 Matters.     The CapitalSource Board and the PacWest Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt the conversion of shares of CapitalSource Common Stock into shares of PacWest Common Stock pursuant to the terms of this Agreement by officers and directors of CapitalSource subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of CapitalSource who may become an officer or director of PacWest subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the CapitalSource Board shall adopt resolutions that specify (A) the name of each individual whose disposition of shares of CapitalSource Common Stock (including CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares) is to be exempted, (B) the number of shares of CapitalSource Common Stock (including CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the PacWest Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of PacWest Common Stock is to be exempted, (B) the number of shares of PacWest Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Each Party shall provide to counsel of the other Party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and CapitalSource shall provide PacWest with such information as shall be reasonably necessary for the PacWest Board to set forth the information required in the resolutions of the PacWest Board.

        5.19    Dividends.     CapitalSource and PacWest shall coordinate the declaration, setting of record dates and payment dates of dividends on shares of CapitalSource Common Stock and PacWest Common Stock, it being the intention that holders of shares of CapitalSource Common Stock do not receive dividends with respect to both shares of CapitalSource Common Stock and shares of PacWest Common Stock received in the Merger in respect of the calendar quarter in which the Closing Date occurs or fail to receive one dividend on either shares of CapitalSource Common Stock or shares of PacWest Common Stock received in the Merger in respect of such calendar quarter.

        5.20    Takeover Statute.     At all times prior to the Effective Time, each of PacWest and CapitalSource shall: (i) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement or the transactions contemplated hereby and thereby, including the Merger; and (ii) if any Takeover Statute becomes applicable to this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement or the transactions contemplated hereby or thereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to minimize the effect of such Takeover Statute on this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement or the transactions contemplated hereby and thereby, including the Merger.

        5.21    Bank Merger.     Immediately after the Merger, the Bank Merger will occur, with Pacific Western Bank as the surviving bank. The Parties agree that the Bank Merger will become effective immediately after the Effective Time. Immediately after the Effective Time, the Surviving Corporation shall cause an agreement of merger (the "Agreement of Merger") to be filed with the California Secretary. The effect of the Bank Merger shall be as provided in § 4887 of the CFC, including any regulations or rules promulgated thereunder.

        5.22    Trust Preferred Securities.     Upon the Effective Time, PacWest shall assume the due and punctual performance and observance of the covenants to be performed by CapitalSource under the indentures and guarantee agreements listed on Section 5.22 of the CapitalSource Disclosure Letter relating to the trust capital securities issued by CapitalSource (collectively, the "Trust Preferred Securities"), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, PacWest and CapitalSource shall execute and deliver any supplemental indentures or other documents required to make such assumptions effective and shall provide any opinion of counsel to the trustee thereof if requested.

        5.23    Shareholder Rights Plan.     At or immediately following the Effective Time, PacWest shall adopt a section 382 shareholder rights plan designed to preserve the net operating losses and certain other tax assets of the Surviving Corporation, in such form and containing such terms and conditions as PacWest shall deem necessary or appropriate subject to the approval of CapitalSource, not to be unreasonably withheld or delayed.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

        6.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

          (a)   Stockholder Approval.    CapitalSource shall have obtained the CapitalSource Stockholder Approval and PacWest shall have obtained the PacWest Stockholder Approval.

          (b)   Regulatory Approvals.    (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by CapitalSource or PacWest or any of their respective Subsidiaries from the Federal Reserve Board, the FDIC and the CDBO which are necessary to consummate the Merger and the Bank Merger, and (ii) any other consents, registrations, approvals, permits and authorizations from or with any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

          (c)   No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement (collectively, an "Order").

          (d)   Registration Statement.    The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

          (e)   Dissenting Stockholders.    Holders of not more than 10% of the outstanding shares of CapitalSource Common Stock shall have duly exercised their dissenters' rights under § 262 of the DGCL.

        6.02    Conditions to Obligation of CapitalSource.     The obligation of CapitalSource to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

          (a)   Representations and Warranties.    (i) The representations and warranties of PacWest set forth in Section 4.02, after giving effect to Sections 4.01 and 4.02, shall be true and correct as of the date of this Agreement and as of the Closing date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (ii) CapitalSource shall have received a certificate signed on behalf of PacWest by an executive officer of PacWest, dated as of the Effective Time, to such effect.

          (b)   Performance of Obligations of PacWest.    PacWest shall have performed in all material respects all obligations required to be performed by it under this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement at or prior to the Effective Time, and CapitalSource shall have received a certificate signed by an executive officer of PacWest, dated as of the Effective Time, to such effect.

          (c)   Stockholders' Equity.    As of the last business day of the month reflected in the Closing Financial Statements (the "Stockholders' Equity Measuring Date"), the Adjusted PacWest Stockholders' Equity shall not be less than $801,699,000 as determined in accordance with GAAP. For purposes of this Section 6.02(c), "Adjusted PacWest Stockholders' Equity" means the consolidated equity of PacWest as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in PacWest's securities portfolio due to mark-to-market adjustments as of the Stockholders' Equity Measuring Date, and adding the sum of (x) all amounts paid or accrued in connection with any actions taken pursuant to Section 5.07 to the extent that such actions were not necessary to bring PacWest into conformity with GAAP or any applicable Law of any Governmental Authority and (y) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents ("Advisors") for PacWest for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, "Professional Fees") paid by PacWest prior to the Effective Time and which do not exceed in the aggregate $28,000,000 (exclusive of reasonable costs incurred or advanced by such advisors).

          (d)   Tax Opinion.    CapitalSource shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to CapitalSource, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of CapitalSource and PacWest.

          (e)   Loss Share Agreements.    PacWest shall have received the consent of the FDIC under the Loss Share Agreements.

          (f)    No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to PacWest.

        6.03    Conditions to Obligation of PacWest.     The obligation of PacWest to consummate the Merger is also subject to the fulfillment or written waiver by PacWest prior to the Effective Time of each of the following conditions:

          (a)   Representations and Warranties.    (i) The representations and warranties of CapitalSource set forth in Section 4.02, after giving effect to Sections 4.01 and 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and (iv) PacWest shall have received a certificate signed on behalf of CapitalSource by an executive officer of CapitalSource, dated as of the Effective Time, to such effect.

          (b)   Performance of Obligations of CapitalSource.    CapitalSource shall have performed in all material respects all obligations required to be performed by it under this Agreement, the CapitalSource Stock Option Agreement and the PacWest Stock Option Agreement at or prior to the Effective Time (including Section 5.17 hereof), and PacWest shall have received a certificate signed on behalf of CapitalSource by an executive officer of CapitalSource, dated as of the Effective Time, to such effect.

          (c)   Stockholders' Equity.    As of the Stockholders' Equity Measuring Date, the Adjusted CapitalSource Stockholders' Equity shall not be less than $1,551,645,000 as determined in accordance with GAAP. For purposes of this Section 6.03(c), "Adjusted CapitalSource Stockholders' Equity" means the consolidated equity of CapitalSource as set forth in the Closing Financial Statements, minus any unrealized gains or plus any unrealized losses (as the case may be) in CapitalSource's securities portfolio due to mark-to-market adjustments as of the Stockholders' Equity Measuring Date, and adding the sum of (w) all amounts paid or accrued in connection with any actions taken pursuant to Section 5.07 to the extent that such actions were not necessary to bring CapitalSource into conformity with GAAP or any applicable Law of any Governmental Authority, (x) all fees and expenses of all Advisors for CapitalSource for Professional Fees paid by CapitalSource prior to the Effective Time and which do not exceed in the aggregate $28,000,000 (exclusive of reasonable costs incurred or advanced by such advisors) and (y) the aggregate amount paid by CapitalSource, if any, in order to satisfy its obligation to take all action as may be necessary to cancel CapitalSource Stock Options, CapitalSource RSUs and CapitalSource Restricted Shares pursuant to Section 5.15 and any costs associated with the termination of employee benefit plans or programs (inclusive of any severance compensation paid or to be paid as provided in Section 5.10 hereof).

          (d)   Tax Opinion.    PacWest shall have received the opinion of Sullivan & Cromwell LLP, counsel to PacWest, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from each of CapitalSource and PacWest.

          (e)   Loss Share Agreements.    PacWest shall have received the consent of the FDIC under the Loss Share Agreements.

          (f)    No Material Adverse Effect.    Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to CapitalSource.

ARTICLE 7

TERMINATION

        7.01    Termination.     This Agreement may be terminated and the Merger may be abandoned:

          (a)   at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the board of directors of either PacWest or CapitalSource, in the event that both Parties mutually consent in writing to terminate the Agreement.

          (b)   at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the board of directors of either PacWest or CapitalSource, in the event that the Merger is not consummated by July 31, 2014, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 7.01(b) which action or inaction is in violation of its obligations under this Agreement.

          (c)   at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the board of directors of either PacWest or CapitalSource if (i) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority, or an application thereof shall have been permanently withdrawn by mutual agreement of PacWest and CapitalSource at the request or suggestion of a Governmental Authority, or (ii) either the CapitalSource Stockholder Approval or the PacWest Stockholder Approval referred to in Section 6.01(a) herein is not obtained at the duly convened CapitalSource Meeting or the PacWest Meeting, as applicable.

          (d)   (i) at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the CapitalSource Board if there has been a breach of any representation, warranty, covenant or agreement made by PacWest, such that if continuing on the Closing Date, one of Sections 6.02(a) or 6.02(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by CapitalSource (or such shorter period as remaining prior to July 31, 2014); provided, that CapitalSource is not then in material breach of any representation, warranty, covenant or agreement; or

             (ii)  at any time prior to the Effective Time, whether before or after the CapitalSource Stockholder Approval or PacWest Stockholder Approval referred to in Section 6.01(a), by action of the PacWest Board if there has been a breach of any representation, warranty, covenant or agreement made by CapitalSource, such that if continuing on the Closing Date, one of Section 6.03(a) or 6.03(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by PacWest (or such shorter period as remaining prior to July 31, 2014); provided, that PacWest is not then in material breach of any representation warranty, covenant or agreement.

          (e)   (i) at any time prior to the PacWest Stockholder Approval, by action of the CapitalSource Board, in the event (A) PacWest shall have breached in any material respect Section 5.06; (B) the PacWest Board shall have effected a PacWest Change of Recommendation; (C) at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal, the PacWest

  Board shall have failed to reaffirm its PacWest Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by CapitalSource; or (D) a tender offer or exchange offer for outstanding shares of PacWest Common Stock shall have been publicly disclosed (other than by CapitalSource or an Affiliate of CapitalSource) and the PacWest Board recommends that its stockholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the PacWest Board fails to recommend unequivocally against acceptance of such offer.

             (ii)  at any time prior to the CapitalSource Stockholder Approval, by action of the PacWest Board, in the event (A) CapitalSource shall have breached in any material respect Section 5.06; (B) the CapitalSource Board shall have effected a CapitalSource Change of Recommendation; (C) at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal, the CapitalSource Board shall have failed to reaffirm its CapitalSource Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by PacWest; or (D) a tender offer or exchange offer for outstanding shares of CapitalSource Common Stock shall have been publicly disclosed (other than by PacWest or an Affiliate of PacWest) and the CapitalSource Board recommends that its stockholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the CapitalSource Board fails to recommend unequivocally against acceptance of such offer.

        7.02    Effect of Termination and Abandonment.     In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) as provided in the Stock Option Agreements and (ii) that no such termination shall relieve any party hereto of any liability or damages resulting from any willful and intentional breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

        8.01    Survival.     This Article VIII and the agreements of CapitalSource and PacWest contained in Sections 5.09, 5.10, 5.15 and 5.23 shall survive the consummation of the Merger. This Article VIII, the agreements of CapitalSource and PacWest contained in Sections 5.05(e) and 7.02, and the Stock Option Agreements shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

        8.02    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the Party benefited by the provision or by both Parties or (ii) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement, except that after the CapitalSource Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by CapitalSource stockholders in the Merger without any subsequent approval by such stockholders or be in violation of applicable Law.

        8.03    Counterparts.     This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

        8.04    Governing Law and Venue.     This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware, without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

        8.05    Waiver of Jury Trial.     The Parties acknowledge and agree that any controversy which may arise under this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. The Parties to this Agreement certify and acknowledge that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.05.

        8.06    Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

        8.07    Notices.     All notices, requests, instructions and other communications to be given hereunder by any Party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail, postage prepaid (return receipt requested), to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party.

        If to CapitalSource to:

    CapitalSource Inc.
    30699 Russell Ranch Road, Suite 200
    Los Angeles, California 90071
    Attention: James Pieczynski
    Facsimile: (818) 597-7851

        With a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Edward D. Herlihy
                      Matthew M. Guest
    Facsimile: (212) 403-2000

        If to PacWest to:

    PacWest Bancorp
    10250 Constellation Boulevard
    Los Angeles, California, 90067
    Attention: Jared M. Wolff
    Facsimile: (310) 201-0498

        With a copy to:

    Sullivan & Cromwell LLP
    1888 Century Park East
    Los Angeles, California 90067
    Attention: Patrick S. Brown
    Facsimile: (310) 712-8800

        8.08    Entire Understanding; No Third Party Beneficiaries.     This Agreement (including the CapitalSource Disclosure Schedule and PacWest Disclosure Schedule attached hereto and incorporated herein), the Voting Agreements, the CapitalSource Stock Option Agreement, the PacWest Stock Option Agreement and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 5.09, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.09    Effect.     No provision of this Agreement shall be construed to require CapitalSource or PacWest or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.

        8.10    Severability.     Except to the extent that application of this Section 8.10 would have a Material Adverse Effect on CapitalSource or PacWest or would prevent, materially delay or materially impair the ability of CapitalSource or PacWest to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        8.11    Enforcement of the Agreement.     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.12    Interpretation.     When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        8.13    Assignment.     This Agreement shall not be assignable by operation of law or otherwise.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PacWest Bancorp
By:	/s/ JARED M. WOLFF
	Name:	Jared M. Wolff
	Title:	Authorized Signatory
CapitalSource Inc.
By:	/s/ JAMES J. PIECZYNSKI
	Name:	James J. Pieczynski
	Title:	Chief Executive Officer

Appendix B—CapitalSource Stock Option Agreement

EXECUTION VERSION

        CAPITALSOURCE STOCK OPTION AGREEMENT, dated as of July 22, 2013, (this "Agreement"), between PacWest Bancorp, a Delaware corporation ("Issuer"), and CapitalSource Inc., a Delaware corporation ("Grantee").

RECITALS

        A.    Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for the merger of the Grantee with and into the Issuer, which agreement has been executed and delivered by the parties hereto simultaneously with this Agreement.

        B.    As a condition and inducement to Grantee's willingness to enter into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

        C.    In connection with entering into the Merger Agreement, Grantee has issued to Issuer an option pursuant to a Stock Option Agreement (the "Reciprocal Option Agreement") in the form attached to the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1.    Grant of Option.     (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 9,169,733 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), at a price per share equal to the lesser of (i) $32.32 and (ii) the closing sale price of the Common Stock on the NASDAQ Global Select Market on the trading day immediately preceding the exercise date as reported by The Wall Street Journal or, if not reported therein, in another authoritative source (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. If Issuer has or adopts a stockholder protection rights plan or similar agreement, Issuer shall make proper provision so that each share of Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of rights under such agreement.

          (b)   In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

        2.    Exercise.     (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (g) of this Section 2) within 180 days following such Subsequent Triggering Event.

          (b)   Each of the following shall be an "Exercise Termination Event": (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to Section 7.01(e)(i) or 7.01(d)(i) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.01(d)(i) is non-intentional)) if such termination occurs prior to the occurrence of an Initial Triggering Event; and (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.01(e)(i) or 7.01(d)(i) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.01(d)(i) is non-intentional) of the Merger Agreement.

          (c)   The term "Holder" shall mean the holder or holders of the Option.

          (d)   The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

              (i)  Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Affiliates (each a "Grantee Affiliate") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction involving the Issuer or any of its Subsidiaries with any person other than Grantee or a Grantee Affiliate. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or of any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and that involves only Issuer and one or more of its wholly-owned Subsidiaries or only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction;

             (ii)  Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Affiliate, or the Board of Directors of Issuer shall have withheld, withdrawn, qualified or modified (or publicly proposed or resolved to withhold, withdraw, qualify or modify), in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

            (iii)  Any person other than Grantee, any Grantee Affiliate or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

            (iv)  Any person other than Grantee or any Grantee Affiliate shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

             (v)  Any person other than Grantee or any Grantee Affiliate shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction or have filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange or tender offer (which purpose is specifically stated in such proxy statement);

            (vi)  Issuer shall have breached in any material respect Section 5.06 of the Merger Agreement or, after the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from any person other than Grantee or any Grantee Affiliate to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement; or

           (vii)  Any person other than Grantee or any Grantee Affiliate, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (e)   The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring on or after the date hereof:

              (i)  The acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or

             (ii)  The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (d) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

          (f)    Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has Knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (g)   In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three Business Days nor later than 60 Business Days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any regulatory authority is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (h)   At the closing referred to in subsection (g) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer; provided that the failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

          (i)    At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (h) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (j)    Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificate(s) shall bear any other legend as may be required by law.

          (k)   Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (g) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

        3.    Covenants of Issuer.     Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) that it will promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under any federal or state law, prior approval of or notice to any federal or state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the such regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) that it will, in the event that it adopts a stockholder protection rights plan or similar agreement after the date hereof, cause such plan or agreement to provide that any exercise of Grantee's rights hereunder shall not result in any triggering event under any such plan or agreement.

        4.    Exchange and Division of Option.     This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder, in which event, the "Maximum Profit" in each agreement resulting from such exchange shall be allocated among the several agreements in proportion to the number of Option Shares issuable pursuant thereto so that the "Maximum Profit" for all such agreements shall equal $72,000,000, and (ii) such other adjustments, if any, shall be made as are necessary to preserve the overall economic impact and intent of this Agreement (including Section 16 hereof). The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged, and the term "Grantee", with respect to any such Stock Option Agreement and related Option, shall include the Holder of such Option resulting from such exchange. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

        5.    Certain Adjustments.     In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would cause an adjustment to the Merger Consideration pursuant to Section 3.03(i) of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

        6.    Registration Rights.     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days after such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder, which information shall be true, correct and complete in all material respects. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

        7.    Repurchase.     (a) In the event of a Repurchase Event (as hereinafter defined), (i) following a written request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately after the Repurchase Event at a price (the "Option Repurchase Price") equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as hereinafter defined) exceeds (B) the Option Price, and (ii) at the written request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event and within 90 days after the occurrence of a Repurchase Event, Issuer (or any successor thereto) shall repurchase immediately after such request from the Owner such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made and not withdrawn, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

          (b)   The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within five Business Days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c)   To the extent that Issuer, under applicable law or regulation, or any material agreement or instrument in force as of the date hereof, is prohibited from repurchasing, or requires the consent of any Person to repurchase, the Option and/or the Option Shares to the full extent requested by the Holder or Owner, as the case may be, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7, under applicable law or regulation, or any material agreement or instrument in force as of the date hereof, is prohibited from delivering, or requires the consent of any Person to deliver, to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, to said full extent (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals or consents and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

          (d)   For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon (i) the consummation of an Acquisition Transaction (except that the percentage referred to in clause (y) of the definition thereof shall be 50%) or (ii) the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

        8.    Substitute Option.     (a) In the event that, prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Affiliate, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Affiliate, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Affiliate, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b)   The following terms have the meanings indicated:

            (A)  "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

            (B)  "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

            (C)  "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

            (D)  "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (c)   The Substitute Option shall have the same terms as the Option, provided that (1) the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 8 and the repurchase rights relating thereto shall be as set forth in Section 9, (2) if a Subsequent Trigger Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Subsequent Triggering Event and (3) if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

          (d)   The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e)   In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to the Acquiring Corporation.

          (f)    Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder without limitation or qualification whatsoever.

        9.    Repurchase of the Substitute Option and Substitute Shares.     (a) At the written request of the holder of the Substitute Option (the "Substitute Option Holder") delivered prior to any Exercise Termination Event with respect to the Substitute Option, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the written request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b)   The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five Business Days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c)   To the extent that the Substitute Option Issuer, under applicable law or regulation or a material contract or instrument in force as of the date hereof, is prohibited from repurchasing, or subject to a required consent in order to repurchase, the Substitute Option and/or the Substitute Shares in part or to the full extent requested by the Holder or Owner, as the case may be, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five Business Days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9, under applicable law or regulation or a material contract or instrument in force as of the date hereof, prohibited from delivering, or subject to a required consent in order to deliver, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, to said full extent (and the Substitute Option Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing.

        10.    Extensions of Periods Under Certain Circumstances.     The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7, 8, 9 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights.

        11.    Representations and Warranties of the Issuer.     Issuer hereby represents and warrants to Grantee as follows:

          (a)   Issuer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Issuer has duly authorized, executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Grantee) this Agreement is a valid and legally binding obligation of Issuer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or to general equity principles.

          (b)   Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (c)   The Board of Directors of Issuer has duly approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions any Takeover Statutes.

        12.    Representations and Warranties of the Grantee.     Grantee hereby represents and warrants to Issuer that:

          (a)   Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Grantee has duly authorized, executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Grantee) this Agreement is a valid and legally binding obligation of Grantee, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or to general equity principles.

          (b)   The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

        13.    Assignment.     Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event and a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Board of Governors of the Federal Reserve System (the "Federal Reserve") approves an application by Grantee or its transferee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve. Upon any such assignment, the transferee shall be deemed to be the "Grantee" for purposes of the Option so transferred and any partial transfer shall be effected by an exchange of the Option in accordance with Section 4 hereof.

        14.    Filings, Etc.     Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation listing the shares of Common Stock issuable hereunder on the NASDAQ Global Select Market upon official notice of issuance.

        15.    Surrender of Option and Option Shares.     (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to (i) $59,000,000 plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any party not affiliated with Grantee.

          (b)   Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this

  Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second Business Day following receipt of such notice by Issuer.

          (c)   To the extent that Issuer, under applicable law or regulation or a material contract or instrument in force as of the date hereof, is prohibited from paying, or requires a consent in order to pay, the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five Business Days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15, under applicable law or regulation or a material contract or instrument in effect as of the date hereof, is prohibited from paying, or requires a consent in order to pay, to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and consents and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals or consents, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and consents, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

          (d)   Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

        16.    Maximum Profit.     (a) Notwithstanding any provision of this Agreement, in no event shall Grantee's Total Profit (as defined in Section 16(c)) exceed $72,000,000 (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, in its sole discretion, shall either (1) reduce the number of shares subject to the Option (and any Substitute Option), (2) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (3) pay cash to Issuer, or Substitute Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (6) undertake any combination of the foregoing (which combination shall be at Grantee's sole election), so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

          (b)   Notwithstanding any provision of this Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 16(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding the Maximum Profit, Grantee, in its discretion, may take any of the actions specified in Section 16(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

          (c)   As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (1) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of the Option or any Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, after payment of applicable brokerage or sales commissions and discounts, if any, over (B) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (2) all amounts received by Grantee, a Holder or an Owner (including a Substitute Option Holder or Substitute Share Owner) upon the repurchase of the Option and/or any Option Shares by Issuer pursuant to Section 7 or upon the surrender of the Option and/or any Option Shares pursuant to Section 15 (net in the case of Option Shares or Substitute Option Shares of the Owner's or Substitute Share Owner's aggregate purchase price therefor), plus (3) all equivalent amounts to the foregoing with respect to the Substitute Option, minus (4) the amount of any cash previously paid or the fair market value of any Common Stock or Substitute Common Stock previously surrendered for cancellation, in each case pursuant to Section 16(a).

          (d)   As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option (or Substitute Option, as applicable) shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option (or Substitute Option, as applicable) were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares (or Substitute Option Shares, as applicable) held by Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Common Stock (or Substitute Common Stock, as applicable) as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by or to be made by Grantee pursuant to Section 16(a). For purposes of this Section 16, the term "Grantee" will include all Holders and transactions by any Affiliate transferee of Grantee in respect of the Option or Option Shares (or Substitute Option or Substitute Option Shares, as applicable) transferred to it shall be treated as if made by Grantee.

        17.    Remedies.     The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

        18.    Severability.     If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7 (or the Substitute Issuer to repurchase pursuant to Section 9), the full number of shares of Common Stock (or Substitute Common Stock) provided in Section 1 hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        19.    Notices.     All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        20.    Governing Law.     This Agreement will be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that State (except to the extent that mandatory provisions of federal or state law apply), without regard to any applicable conflicts of law principles. Issuer and Grantee hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of

America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Issuer and Grantee irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. Issuer and Grantee hereby consent to and grant any such court jurisdiction over the person of Issuer and Grantee and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in the Merger Agreement or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        21.    Counterparts.     This Agreement may be executed in counterparts (including by facsimile and email), each of which will be deemed to constitute an original.

        22.    Expenses.     Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        23.    Entire Agreement; Third-Party Rights.     Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        24.    Capitalized Terms.     Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

[Next page is a signature page.]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CAPITALSOURCE INC. (Grantee)
By:	/s/ JAMES J. PIECZYNSKI
	Name:	James J. Pieczynski
	Title:	Chief Executive Officer
PACWEST BANCORP (Issuer)
By:	/s/ JARED M. WOLFF
	Name:	Jared M. Wolff
	Title:	Authorized Signatory

Appendix C—PacWest Stock Option Agreement

EXECUTION VERSION

        PACWEST STOCK OPTION AGREEMENT, dated as of July 22, 2013, (this "Agreement"), between CapitalSource Inc., a Delaware corporation ("Issuer"), and PacWest Bancorp, a Delaware corporation ("Grantee").

RECITALS

        A.    Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), providing for the merger of the Issuer with and into the Grantee, which agreement has been executed and delivered by the parties hereto simultaneously with this Agreement.

        B.    As a condition and inducement to Grantee's willingness to enter into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

        C.    In connection with entering into the Merger Agreement, Grantee has issued to Issuer an option pursuant to a Stock Option Agreement (the "Reciprocal Option Agreement") in the form attached to the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

        1.    Grant of Option.     (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 39,191,656 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.01 per share ("Common Stock"), at a price per share equal to the lesser of (i) $9.69 and (ii) the closing sale price of the Common Stock on the New York Stock Exchange Composite Transaction Tape on the trading day immediately preceding the exercise date as reported by The Wall Street Journal or, if not reported therein, in another authoritative source (the "Option Price"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. If Issuer has or adopts a stockholder protection rights plan or similar agreement, Issuer shall make proper provision so that each share of Common Stock issued upon exercise of the Option shall be accompanied by the applicable number of rights under such agreement.

          (b)   In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

        2.    Exercise.     (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (g) of this Section 2) within 180 days following such Subsequent Triggering Event.

          (b)   Each of the following shall be an "Exercise Termination Event": (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to Section 7.01(e)(ii) or 7.01(d)(ii) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.01(d)(ii) is non-intentional)) if such termination occurs prior to the occurrence of an Initial Triggering Event; and (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 7.01(e)(ii) or 7.01(d)(ii) (unless the breach by Issuer giving rise to such right of termination pursuant to Section 7.01(d)(ii) is non-intentional) of the Merger Agreement.

          (c)   The term "Holder" shall mean the holder or holders of the Option.

          (d)   The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

              (i)  Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Affiliates (each a "Grantee Affiliate") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction involving the Issuer or any of its Subsidiaries with any person other than Grantee or a Grantee Affiliate. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or of any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and that involves only Issuer and one or more of its wholly-owned Subsidiaries or only any two or more of such wholly-owned Subsidiaries, be deemed to be an Acquisition Transaction;

             (ii)  Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Affiliate, or the Board of Directors of Issuer shall have withheld, withdrawn, qualified or modified (or publicly proposed or resolved to withhold, withdraw, qualify or modify), in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

            (iii)  Any person other than Grantee, any Grantee Affiliate or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

            (iv)  Any person other than Grantee or any Grantee Affiliate shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

             (v)  Any person other than Grantee or any Grantee Affiliate shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction or have filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange or tender offer (which purpose is specifically stated in such proxy statement);

            (vi)  Issuer shall have breached in any material respect Section 5.06 of the Merger Agreement or, after the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from any person other than Grantee or any Grantee Affiliate to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement; or

           (vii)  Any person other than Grantee or any Grantee Affiliate, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any federal or state regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (e)   The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring on or after the date hereof:

              (i)  The acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Common Stock; or

             (ii)  The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (d) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

          (f)    Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has Knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (g)   In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three Business Days nor later than 60 Business Days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any regulatory authority is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (h)   At the closing referred to in subsection (g) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer; provided that the failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

          (i)    At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (h) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

          (j)    Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificate(s) shall bear any other legend as may be required by law.

          (k)   Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (g) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

        3.    Covenants of Issuer.     Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) that it will promptly take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under any federal or state law, prior approval of or notice to any federal or state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the such regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) that it will, in the event that it adopts a stockholder protection rights plan or similar agreement after the date hereof, cause such plan or agreement to provide that any exercise of Grantee's rights hereunder shall not result in any triggering event under any such plan or agreement.

        4.    Exchange and Division of Option.     This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder, in which event, the "Maximum Profit" in each agreement resulting from such exchange shall be allocated among the several agreements in proportion to the number of Option Shares issuable pursuant thereto so that the "Maximum Profit" for all such agreements shall equal $112,000,000 and (ii) such other adjustments, if any, shall be made as are necessary to preserve the overall economic impact and intent of this Agreement (including Section 16 hereof). The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged, and the term "Grantee", with respect to any such Stock Option Agreement and related Option, shall include the Holder of such Option resulting from such exchange. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

        5.    Certain Adjustments.     In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would cause an adjustment to the Merger Consideration pursuant to Section 3.03(i) of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

        6.    Registration Rights.     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days after such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder, which information shall be true, correct and complete in all material respects. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

        7.    Repurchase.     (a) In the event of a Repurchase Event (as hereinafter defined), (i) following a written request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately after the Repurchase Event at a price (the "Option Repurchase Price") equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as hereinafter defined) exceeds (B) the Option Price, and (ii) at the written request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event and within 90 days after the occurrence of a Repurchase Event, Issuer (or any successor thereto) shall repurchase immediately after such request from the Owner such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made and not withdrawn, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, and (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

          (b)   The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within five Business Days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c)   To the extent that Issuer, under applicable law or regulation, or any material agreement or instrument in force as of the date hereof, is prohibited from repurchasing, or requires the consent of any Person to repurchase, the Option and/or the Option Shares to the full extent requested by the Holder or Owner, as the case may be, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7, under applicable law or regulation, or any material agreement or instrument in force as of the date hereof, is prohibited from delivering, or requires the consent of any Person to deliver, to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, to said full extent (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals or consents and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

          (d)   For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon (i) the consummation of an Acquisition Transaction (except that the percentage referred to in clause (y) of the definition thereof shall be 50%) or (ii) the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

        8.    Substitute Option.     (a) In the event that, prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Affiliate, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Affiliate, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a Grantee Affiliate, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

          (b)   The following terms have the meanings indicated:

            (A)  "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

            (B)  "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

            (C)  "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

            (D)  "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (c)   The Substitute Option shall have the same terms as the Option, provided that (1) the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 8 and the repurchase rights relating thereto shall be as set forth in Section 9, (2) if a Subsequent Trigger Event shall have occurred prior to or in connection with the issuance of such Substitute Option, the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a further Subsequent Triggering Event and (3) if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

          (d)   The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e)   In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder and reasonably acceptable to the Acquiring Corporation.

          (f)    Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder without limitation or qualification whatsoever.

        9.    Repurchase of the Substitute Option and Substitute Shares.     (a) At the written request of the holder of the Substitute Option (the "Substitute Option Holder") delivered prior to any Exercise Termination Event with respect to the Substitute Option, the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the written request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b)   The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five Business Days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c)   To the extent that the Substitute Option Issuer, under applicable law or regulation or a material contract or instrument in force as of the date hereof, is prohibited from repurchasing, or subject to a required consent in order to repurchase, the Substitute Option and/or the Substitute Shares in part or to the full extent requested by the Holder or Owner, as the case may be, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five Business Days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9, under applicable law or regulation or a material contract or instrument in force as of the date hereof, prohibited from delivering, or subject to a required consent in order to deliver, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price,

  respectively, to said full extent (and the Substitute Option Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing.

        10.    Extensions of Periods Under Certain Circumstances.     The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7, 8, 9 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights.

        11.    Representations and Warranties of the Issuer.     Issuer hereby represents and warrants to Grantee as follows:

          (a)   Issuer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Issuer has duly authorized, executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Grantee) this Agreement is a valid and legally binding obligation of Issuer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or to general equity principles.

          (b)   Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          (c)   The Board of Directors of Issuer has duly approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions any Takeover Statutes.

        12.    Representations and Warranties of the Grantee.     Grantee hereby represents and warrants to Issuer that:

          (a)   Grantee has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Grantee has duly authorized, executed and delivered this Agreement, and (assuming due authorization, execution and delivery by Grantee) this Agreement is a valid and legally binding obligation of Grantee, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or to general equity principles.

          (b)   The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

        13.    Assignment.     Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event and a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Board of Governors of the Federal Reserve System (the "Federal Reserve") approves an application by Grantee or its transferee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve. Upon any such assignment, the transferee shall be deemed to be the "Grantee" for purposes of the Option so transferred and any partial transfer shall be effected by an exchange of the Option in accordance with Section 4 hereof.

        14.    Filings, Etc.     Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making the application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance.

        15.    Surrender of Option and Option Shares.     (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to (i) $91,000,000 plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any party not affiliated with Grantee.

          (b)   Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second Business Day following receipt of such notice by Issuer.

          (c)   To the extent that Issuer, under applicable law or regulation or a material contract or instrument in force as of the date hereof, is prohibited from paying, or requires a consent in order to pay, the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five Business Days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15, under applicable law or regulation or a material contract or instrument in effect as of the date hereof, is prohibited from paying, or requires a consent in order to pay, to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and consents and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals or consents, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and consents, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

          (d)   Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

        16.    Maximum Profit.     (a) Notwithstanding any provision of this Agreement, in no event shall Grantee's Total Profit (as defined in Section 16(c)) exceed $112,000,000 (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, in its sole discretion, shall either (1) reduce the number of shares subject to the Option (and any Substitute Option), (2) deliver to Issuer, or Substitute Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (3) pay cash to Issuer, or Substitute Issuer, as the case may be, (4) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (5) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price, or (6) undertake any combination of the foregoing (which combination shall be at Grantee's sole election), so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

          (b)   Notwithstanding any provision of this Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 16(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding the Maximum Profit, Grantee, in its discretion, may take any of the actions specified in Section 16(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

          (c)   As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (1) the excess of (A) the net cash amounts or fair market value of any property received by Grantee pursuant to the sale of the Option or any Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, after payment of applicable brokerage or sales commissions and discounts, if any, over (B) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (2) all amounts received by Grantee, a Holder or an Owner (including a Substitute Option Holder or Substitute Share Owner) upon the repurchase of the Option and/or any Option Shares by Issuer pursuant to Section 7 or upon the surrender of the Option and/or any Option Shares pursuant to Section 15 (net in the case of Option Shares or Substitute Option Shares of the Owner's or Substitute Share Owner's aggregate purchase price therefor), plus (3) all equivalent amounts to the foregoing with respect to the Substitute Option, minus (4) the amount of any cash previously paid or the fair market value of any Common Stock or Substitute Common Stock previously surrendered for cancellation, in each case pursuant to Section 16(a).

          (d)   As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option (or Substitute Option, as applicable) shall be the Total Profit, determined as of the date of such proposed exercise assuming (1) that the Option (or Substitute Option, as applicable) were exercised on such date for such number of shares, (2) that such shares, together with all other Option Shares (or Substitute Option Shares, as applicable) held by Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the Common Stock (or Substitute Common Stock, as applicable) as of the close of business on the preceding trading day (less customary brokerage commissions) and (3) the effect of any adjustments made by or to be made by Grantee pursuant to Section 16(a). For purposes of this Section 16, the term "Grantee" will include all Holders, and transactions by any Affiliate transferee of Grantee in respect of the Option or Option Shares (or Substitute Option or Substitute Option Shares, as applicable) transferred to it shall be treated as if made by Grantee.

        17.    Remedies.     The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

        18.    Severability.     If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7 (or the Substitute Issuer to repurchase pursuant to Section 9), the full number of shares of Common Stock (or Substitute Common Stock) provided in Section 1 hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

        19.    Notices.     All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

        20.    Governing Law.     This Agreement will be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that State (except to the extent that mandatory provisions of federal or state law apply), without regard to any applicable conflicts of law principles. Issuer and Grantee hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of

America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Issuer and Grantee irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. Issuer and Grantee hereby consent to and grant any such court jurisdiction over the person of Issuer and Grantee and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in the Merger Agreement or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        21.    Counterparts.     This Agreement may be executed in counterparts (including by facsimile and email), each of which will be deemed to constitute an original.

        22.    Expenses.     Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        23.    Entire Agreement; Third-Party Rights.     Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        24.    Capitalized Terms.     Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

[Next page is a signature page.]

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

PACWEST BANCORP (Grantee)
By:	/s/ JARED M. WOLFF
	Name:	Jared M. Wolff
	Title:	Authorized Signatory
CAPITALSOURCE INC. (Issuer)
By:	/s/ JAMES J. PIECZYNSKI
	Name:	James J. Pieczynski
	Title:	Chief Executive Officer

Appendix D—Form of Voting Agreement with PacWest Stockholders

EXECUTION VERSION

                      July 22, 2013

CapitalSource Inc.
633 West 5th Street, 33rd Floor
Los Angeles, California 90071

Ladies and Gentlemen:

        As a holder of PacWest Common Stock (as defined below), the undersigned (the "Stockholder") understands that CapitalSource Inc., a Delaware corporation ("CapitalSource"), and PacWest Bancorp, a Delaware corporation ("PacWest"), propose to enter into an Agreement and Plan of Merger, dated as of July 22, 2013 (as it may be from time to time amended, the "Merger Agreement"), providing for, among other things, a merger of CapitalSource with and into PacWest (the "Merger"), in which each of the issued and outstanding shares of common stock, par value $0.01 per share, of CapitalSource (the "CapitalSource Common Stock") (other than Excluded Shares) will be converted into the right to receive the Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

        The Stockholder acknowledges that, as an inducement for CapitalSource to enter into the Merger Agreement, CapitalSource has required that the Stockholder enter into this letter agreement and the Stockholder is willing to enter into this letter agreement.

        The Stockholder confirms his or her agreement with CapitalSource, and CapitalSource confirms its agreement with the Stockholder, as follows:

          1.     As used in this letter agreement, "Shares" means the shares of PacWest Common Stock which the Stockholder owns of record or beneficially (for the avoidance of doubt, excluding (i) any shares underlying options exercisable for shares of PacWest Common Stock and (ii) any shares held solely by any of the Stockholder's family members, whether or not such shares are included as beneficially owned by the Stockholder in PacWest's most recent annual proxy statement) as of the date of this letter agreement. The Shares are free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Stockholder's obligations under this Agreement. The Stockholder represents and warrants that the Stockholder has the sole or shared power to vote or direct the vote of all Shares.

          2.     Subject to paragraph 17 of this letter agreement, at every meeting of the stockholders of PacWest called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the stockholders of PacWest, the Stockholder agrees to vote, or cause to be voted, the Shares (a) in favor of (i) adoption of the Merger Agreement, (ii) adoption of an amendment to the PacWest Certificate of Incorporation to increase the number of authorized shares, (iii) the approval of the issuance of shares of PacWest Common Stock in connection with the Merger, (iv) an amendment to PacWest's 2003 Stock Incentive Plan to increase the number of shares of common stock authorized for grant and (v) any other matter that is required to be approved by the stockholders of PacWest to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to adoption of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a stockholder vote pursuant to applicable Law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of PacWest's certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) as directed by CapitalSource with respect to any postponement, recess, adjournment or other procedural matter at any meeting of the stockholders of PacWest relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that the Stockholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

          3.     The Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing CapitalSource, William G. Byrnes and James Pieczynski, and each of them, but each with full power of substitution, as the Stockholder's attorney-in-fact and proxy, for and in the Stockholder's name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Stockholder pursuant to this paragraph 3 is granted in consideration of CapitalSource entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Stockholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then CapitalSource shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of paragraph 2. The proxy granted by the Stockholder shall be automatically revoked upon termination of this letter agreement in accordance with its terms.

          4.     The Stockholder represents and warrants (a) that the Stockholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement; and (b) that, assuming the due authorization, execution and delivery of this letter agreement by CapitalSource, this letter agreement is the Stockholder's legal, valid and binding agreement and is enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity.

          5.     The Stockholder further represents and warrants that the execution and delivery of this letter agreement by the Stockholder does not, and the performance of his or her obligations under this letter agreement and the consummation of the transactions to be consummated by him or her as contemplated hereby will not, (a) conflict with or violate any Law applicable to the Stockholder or by which the Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not to his or her knowledge prevent, impair, delay or adversely affect the performance by the Stockholder of his or her obligations under this letter agreement.

          6.     The Stockholder agrees that all representations, terms and conditions of this letter agreement will apply to shares of PacWest Common Stock of which the Stockholder acquires record or beneficial ownership after the date hereof and prior to the termination of this letter agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.

          7.     This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this paragraph 7 and paragraphs 11, 12, 13, 14, 15, 18, 20 and 21 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination.

          8.     The Stockholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder, solely in his or her capacity as a director or officer of PacWest (or a Subsidiary of PacWest).

          9.     The Stockholder hereby authorizes CapitalSource and PacWest to publish and disclose in any announcement or disclosure in connection with the Merger the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's obligations under this letter agreement.

          10.   The Stockholder agrees that, prior to the termination of this letter agreement, the Stockholder shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Stockholder of his or her obligations under this letter agreement other than to a de minimis extent. The Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by CapitalSource to confirm and assure the rights and obligations set forth in this letter agreement.

          11.   THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it, he or she is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          12.   The parties to this letter agreement acknowledge and agree that any controversy which may arise under this letter agreement and the other documents referred to in this letter agreement and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter agreement and the other documents referred to in this letter agreement, and in respect of the transactions contemplated hereby and thereby. The parties to this letter agreement certify and acknowledge that (a) such party has not represented, expressly or otherwise, that such party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this paragraph 12.

          13.   Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier addressed, if to the Stockholder, to the address or facsimile number, as applicable, set forth in Schedule I hereto, and, if to CapitalSource, in accordance with Section 8.06 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          14.   This letter agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this letter agreement is void.

          15.   The Stockholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause CapitalSource to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach, CapitalSource shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which CapitalSource may be entitled, at law or in equity. It is accordingly agreed that CapitalSource shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.

          16.   The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

          17.   The Stockholder agrees not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares or (ii) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to the Shares and shall not commit or agree to take any of the foregoing actions; provided, that the foregoing shall not prohibit the Stockholder from disposing of or surrendering Shares to PacWest in connection with the vesting, settlement or exercise of PacWest Stock Options or PacWest Awards or the payment of taxes thereon. In furtherance of the foregoing, the Stockholder hereby authorizes and instructs PacWest to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.

          18.   CapitalSource acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in CapitalSource any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and CapitalSource shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of PacWest or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.

          19.   Any provision of this letter agreement may be (i) waived in whole or in part in writing by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this letter agreement.

          20.   The Merger Agreement and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

          21.   In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.

Very truly yours,
Name:

        Accepted and agreed as of the date set forth above.

CapitalSource Inc.
By:
	Name:	James J. Pieczynski
	Title:	Chief Executive Officer

Appendix E—Form of Voting Agreement with CapitalSource Stockholders

EXECUTION VERSION

                                                                                             July 22, 2013

PacWest Bancorp
275 North Brea Boulevard
Brea, California 92821

Ladies and Gentlemen:

        As a holder of CapitalSource Common Stock (as defined below), the undersigned (the "Stockholder") understands that CapitalSource Inc., a Delaware corporation ("CapitalSource"), and PacWest Bancorp, a Delaware corporation ("PacWest"), propose to enter into an Agreement and Plan of Merger, dated as of July 22, 2013 (as it may be from time to time amended, the "Merger Agreement"), providing for, among other things, a merger of CapitalSource with and into PacWest (the "Merger"), in which each of the issued and outstanding shares of common stock, par value $0.01 per share, of CapitalSource (the "CapitalSource Common Stock") (other than Excluded Shares) will be converted into the right to receive the Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

        The Stockholder acknowledges that, as an inducement for PacWest to enter into the Merger Agreement, PacWest has required that the Stockholder enter into this letter agreement and the Stockholder is willing to enter into this letter agreement.

        The Stockholder confirms his or her agreement with PacWest, and PacWest confirms its agreement with the Stockholder, as follows:

          1.     As used in this letter agreement, "Shares" means the shares of CapitalSource Common Stock which the Stockholder owns of record or beneficially (for the avoidance of doubt, excluding (i) any shares underlying options exercisable for shares of CapitalSource Common Stock and (ii) any shares held solely by any of the Stockholder's family members, whether or not such shares are included as beneficially owned by the Stockholder in CapitalSource's most recent annual proxy statement) as of the date of this letter agreement. The Shares are free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Stockholder's obligations under this Agreement. The Stockholder represents and warrants that the Stockholder has the sole or shared power to vote or direct the vote of all Shares.

          2.     Subject to paragraph 17 of this letter agreement, at every meeting of the stockholders of CapitalSource called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the stockholders of CapitalSource, the Stockholder agrees to vote, or cause to be voted, the Shares (a) in favor of (i) adoption of the Merger Agreement and (ii) any other matter that is required to be approved by the stockholders of CapitalSource to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to adoption of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a stockholder vote pursuant to applicable Law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of CapitalSource's certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) as directed by PacWest with respect to any postponement, recess, adjournment or other procedural matter at any meeting of the stockholders of CapitalSource relating to any of the matters set forth in the foregoing clauses (a) or (b). Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that the Stockholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

          3.     The Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a revocable proxy appointing PacWest, Matthew P. Wagner, Victor Santoro and Jared M. Wolff, and each of them, but each with full power of substitution, as the Stockholder's attorney-in-fact and proxy, for and in the Stockholder's name, to be counted as present, vote, express consent or dissent with respect to the Shares in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the Shares. The proxy granted by the Stockholder pursuant to this paragraph 3 is granted in consideration of PacWest entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Stockholder fails for any reason to be counted as present, consent or vote the Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then PacWest shall have the right to cause to be present, consent or vote the Shares in accordance with the provisions of paragraph 2. The proxy granted by the Stockholder shall be automatically revoked upon termination of this letter agreement in accordance with its terms.

          4.     The Stockholder represents and warrants (a) that the Stockholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement; and (b) that, assuming the due authorization, execution and delivery of this letter agreement by PacWest, this letter agreement is the Stockholder's legal, valid and binding agreement and is enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the general principles of equity.

          5.     The Stockholder further represents and warrants that the execution and delivery of this letter agreement by the Stockholder does not, and the performance of his or her obligations under this letter agreement and the consummation of the transactions to be consummated by him or her as contemplated hereby will not, (a) conflict with or violate any Law applicable to the Stockholder or by which the Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not to his or her knowledge prevent, impair, delay or adversely affect the performance by the Stockholder of his or her obligations under this letter agreement.

          6.     The Stockholder agrees that all representations, terms and conditions of this letter agreement will apply to shares of CapitalSource Common Stock of which the Stockholder acquires record or beneficial ownership after the date hereof and prior to the termination of this letter agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.

          7.     This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this paragraph 7 and paragraphs 11, 12, 13, 14, 15, 18, 20 and 21 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful and intentional breach of this letter agreement occurring prior to such termination.

          8.     The Stockholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder, solely in his or her capacity as a director or officer of CapitalSource (or a Subsidiary of CapitalSource).

          9.     The Stockholder hereby authorizes PacWest and CapitalSource to publish and disclose in any announcement or disclosure in connection with the Merger the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's obligations under this letter agreement.

          10.   The Stockholder agrees that, prior to the termination of this letter agreement, the Stockholder shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Stockholder of his or her obligations under this letter agreement other than to a de minimis extent. The Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by PacWest to confirm and assure the rights and obligations set forth in this letter agreement.

          11.   THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it, he or she is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

          12.   The parties to this letter agreement acknowledge and agree that any controversy which may arise under this letter agreement and the other documents referred to in this letter agreement and in respect of the transactions contemplated hereby and thereby, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this letter agreement and the other documents referred to in this letter agreement, and in respect of the transactions contemplated hereby and thereby. The parties to this letter agreement certify and acknowledge that (a) such party has not represented, expressly or otherwise, that such party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this paragraph 12.

          13.   Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier addressed, if to the Stockholder, to the address or facsimile number, as applicable, set forth in Schedule I hereto, and, if to PacWest, in accordance with Section 8.06 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          14.   This letter agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this letter agreement is void.

          15.   The Stockholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause PacWest to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach, PacWest shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which PacWest may be entitled, at law or in equity. It is accordingly agreed that PacWest shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.

          16.   The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

          17.   The Stockholder agrees not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any of the Shares or (ii) except as set forth herein, enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any of the Shares, and shall not commit or agree to take any of the foregoing actions; provided, that the foregoing shall not prohibit the Stockholder from (a) disposing of or surrendering Shares to CapitalSource in connection with the vesting, settlement or exercise of CapitalSource Stock Options, CapitalSource RSUs, CapitalSource Restricted Shares or CapitalSource Deferred Units for the payment of taxes thereon or, in respect of CapitalSource Stock Options, the exercise price thereon or (b) disposing of Shares in a broker-assisted cashless exercise of CapitalSource Stock Options expiring during the term of this letter agreement up to the amount necessary to pay the exercise price in respect thereof and any related taxes. In furtherance of the foregoing, the Stockholder hereby authorizes and instructs CapitalSource to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.

          18.   PacWest acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in PacWest any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and PacWest shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of

  CapitalSource or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.

          19.   Any provision of this letter agreement may be (i) waived in whole or in part in writing by the party benefited by the provision or by both parties or (ii) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this letter agreement.

          20.   The Merger Agreement and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

          21.   In the event that any provision of this letter agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this letter agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this letter agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.

Very truly yours,

Name:

        Accepted and agreed as of the date set forth above.

PacWest Bancorp
By:
	Name:	Jared M. Wolff
	Title:	Authorized Signatory

 Appendix F—Opinion of Jefferies LLC

July 22, 2013

The Board of Directors
PacWest Bancorp
10250 Constellation Boulevard
Suite 1640
Los Angeles, CA 90067

Members of the Board:

        We understand that PacWest Bancorp ("PacWest") and CapitalSource, Inc. ("CapitalSource") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which CapitalSource will merge with and into PacWest (the "Merger") in a transaction in which each outstanding share of common stock, par value $0.01 per share, of CapitalSource (the "CapitalSource Common Stock"), other than shares held by PacWest or any other direct or indirect wholly-owned subsidiary of PacWest or by CapitalSource or any other direct or indirect wholly-owned subsidiary of CapitalSource, all of which shares will be canceled, and other than shares as to which dissenters rights have been properly exercised, will be converted into the right to receive $2.47 in cash (the "Cash Consideration") and 0.2837 of a share of common stock of PacWest (the "PacWest Common Stock")(the "PacWest Stock Consideration," and together with the Cash Consideration, the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Merger Consideration to be paid by PacWest pursuant to the Merger Agreement is fair, from a financial point of view, to PacWest.

        In arriving at our opinion, we have, among other things:

  i.
  reviewed a draft dated July 19, 2013 of the Merger Agreement;

  ii.
  reviewed certain publicly available financial and other information about PacWest and CapitalSource;

  iii.
  reviewed certain information furnished to us by PacWest's and CapitalSource's management relating to the business, operations and prospects of PacWest and CapitalSource, respectively;

  iv.
  held discussions with members of senior management of PacWest and CapitalSource, respectively, concerning the matters described in clauses (ii) and (iii) above;

  v.
  reviewed the share trading price history and valuation multiples for CapitalSource Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

  vi.
  analyzed the discounted cash flow of CapitalSource;

  vii.
  compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

  viii.
  considered the potential pro forma impact of the Merger;

  ix.
  reviewed financial forecasts prepared by various market analysts; and

  x.
  conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by PacWest or CapitalSource or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of PacWest and CapitalSource, respectively, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, PacWest, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

        With respect to the financial forecasts provided to and, at your direction, examined by us, we note that projecting future results of any company is inherently subject to uncertainty. We have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates. We express no opinion as to these financial forecasts or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have made no independent investigation of any legal or accounting matters affecting PacWest, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to PacWest and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to PacWest and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of CapitalSource Common Stock. You have advised us that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us in all respects material to our opinion. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PacWest, CapitalSource or the contemplated benefits of the Merger in any respect material to our opinion.

        It is understood that our opinion is for the use and benefit of the Board of Directors of PacWest in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to PacWest, nor does it address the underlying business decision by PacWest to engage in the Merger. Our opinion does not constitute a recommendation as to how any holder of shares of PacWest Common Stock or CapitalSource Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of PacWest. We express no opinion as to the price at which shares of CapitalSource Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of CapitalSource's officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by holders of shares of CapitalSource Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

        We have been engaged by PacWest to act as financial advisor to PacWest in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for certain expenses reasonably incurred. PacWest has agreed to indemnify us against certain liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have not, in the past two years, provided financial advisory and financing services to PacWest or CapitalSource. We maintain a market in the securities of PacWest and CapitalSource, and in the ordinary course of our business, we and our affiliates may trade or hold securities of PacWest or CapitalSource and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to PacWest, CapitalSource or entities that are affiliated with PacWest or CapitalSource, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with PacWest, our opinion may not be used or referred to by PacWest, or quoted or disclosed to any person in any matter, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be to be paid by PacWest pursuant to the Merger Agreement is fair, from a financial point of view, to PacWest.

Very truly yours,

/s/ Jefferies LLC

Jefferies LLC

Appendix G—Opinion of J.P. Morgan Securities LLC

July 22, 2013

The Board of Directors
CapitalSource, Inc.
633 West 5th Street, 33rd Floor
Los Angeles, CA 90071

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the "Company Common Stock"), of CapitalSource, Inc. (the "Company") of the consideration to be paid to such holders in the proposed merger (the "Transaction") of the Company with PacWest Bancorp (the "Acquiror"). Pursuant to the Agreement and Plan of Merger, dated as of July 22, 2013 (the "Agreement") between the Company and the Acquiror, the Company will merge with and into the Acquiror with the Acquiror continuing as the surviving corporation in the merger, and each outstanding share of Company Common Stock issued and outstanding immediately prior to the effective time of the merger, other than shares of Company Common Stock held in treasury or owned by the Acquiror, its wholly-owned subsidiaries or any wholly-owned subsidiary of the Company (in each case other than in a fiduciary capacity or as a result of debts previously contracted), and other than Dissenting Shares (as defined in the Agreement) and CapitalSource Restricted Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $2.47 in cash (the "Cash Consideration") and 0.2837 of a share (the "Stock Consideration", and, together with the Cash Consideration, the "Consideration") of the Acquiror's common stock, par value $0.01 per share (the "Acquiror Common Stock").

        In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed Institutional Brokers' Estimate System consensus estimates relating to each of the Company and the Acquiror; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company, in the case of analyses and forecasts relating to the business of the Company, and by the management of the Acquiror and at the direction of management of the Company, in the case of analyses and forecasts relating to the business of the Acquiror; (vi) reviewed the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies") as prepared by management of the Acquiror; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities of the Company or the Acquiror, nor have we conducted any review of individual credit files of the Company or the Acquiror or evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of loan and lease portfolios or assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Acquiror and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Acquiror, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction, in each case in any respect material to our analysis.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

        We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

Appendix H—Appraisal Rights

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this subsection, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix I—PacWest Stock Incentive Plan

PACWEST BANCORP 2003 STOCK INCENTIVE PLAN

as amended and restated, [      ], 2013

        1.    Purpose of the Plan.     The purpose of this PacWest Bancorp 2003 Stock Incentive Plan is to offer certain Employees, Non-Employee Directors, and Consultants the opportunity to acquire a proprietary interest in the Company. Through the Plan, the Company and its subsidiaries seek to attract, motivate, and retain highly competent persons. The success of the Company and its affiliates are dependent upon the efforts of these persons. The Plan provides for the grant of options, restricted stock awards, performance stock awards, and stock appreciation rights. An option granted under the Plan may be a Non-Statutory Stock Option or an Incentive Stock Option, as determined by the Administrator.

        2.    Definitions.     As used herein, the following definitions shall apply.

        "2003 Plan" shall mean PacWest Bancorp 2003 Stock Incentive Plan, originally adopted as of April 18, 2003, and as amended and restated hereby.

        "Act" shall mean the Securities Act of 1933, as amended.

        "Administrator" shall mean the Board or any one of the Committees.

        "Affiliate" shall mean any parent or subsidiary (as defined in Sections 424(e) and (f) of the Code) of the Company.

        "APB 25" shall mean Opinion 25 of the Accounting Principles Board, as amended, and any successor thereof.

        "Award" shall mean an Option, Stock Award, or a SAR.

        "Board" shall mean the Board of Directors of the Company.

        "Cause" shall have the meaning given to it under the Participant's employment agreement with the Company or Affiliate, or a policy of the Company or an Affiliate. If the Participant does not have an employment agreement or the employment agreement does not define this term, or the Company or an Affiliate does not have a policy that defines this term, then Cause shall include malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith or any conduct detrimental to the interests of the Company or an Affiliate which results in termination of the Participant's service with the Company or an Affiliate, as determined by the Administrator.

        "Change in Control" shall mean:

            (i)  the consummation of a plan of dissolution or liquidation of the Company;

           (ii)  the individuals who, as of the effective date hereof, are members of the Board ("Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "election contest" or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act)(a "Person") other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest;

          (iii)  the consummation of a plan of reorganization, merger or consolidation involving the Company, except for a reorganization, merger or consolidation where (A) the stockholders of the Company immediately prior to such reorganization, merger or consolidation own directly or indirectly at least 70% of the combined voting power of the outstanding voting securities of the company resulting from such reorganization, merger or consolidation (the "Surviving Company") in substantially the same proportion as their ownership of voting securities of the Company immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least two-thirds of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company;

          (iv)  the sale of all or substantially all the assets of the Company to another person; or

           (v)  the acquisition by another Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of stock representing more than fifty percent (50%) of the voting power of the Company then outstanding by another Person.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean a committee appointed by the Board in accordance with Section 3 below.

        "Common Stock" shall mean the common stock of the Company, no par value.

        "Company" shall mean PacWest Bancorp, a Delaware corporation.

        "Consultant" shall mean any natural person who performs bona fide services for the Company or an Affiliate as a consultant or advisor, excluding Employees and Non-Employee Directors.

        "Date of Grant" shall mean the effective date as of which the Administrator grants an Option to an Optionee, a Stock Award to a Grantee, or a SAR to an Optionee.

        "Disability" shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.

        "Employee" shall mean any individual who is a common-law employee of the Company or an Affiliate.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exercise Price," in the case of an Option, shall mean the exercise price of a share of Optioned Stock. "Exercise Price," in the case of a SAR, shall be determined by the Administrator but shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant of such SAR.

        "Fair Market Value" shall mean, as of any date, the value of Common Stock determined as follows:

            (i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

           (ii)  If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock quoted by such recognized securities dealer on the last market trading day prior to the day of determination; or

          (iii)  In the absence of an established market for the Common Stock, its Fair Market Value shall be determined, in good faith, by the Administrator.

        "FASB" shall mean the Financial Accounting Standards Board.

        "Granted Stock" shall mean the shares of Common Stock that were granted pursuant to a Stock Award.

        "Grantee" shall mean any person who is granted a Stock Award.

        "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

        "Mature Shares" shall mean Shares that had been held by the Participant for a meaningful period of time such as six months or such other period of time that is consistent with FASB's interpretation of APB 25.

        "Non-Employee Director" shall mean a non-employee member of the Board.

        "Non-Statutory Stock Option" shall mean an Option not intended to qualify as an Incentive Stock Option.

        "Notice of Stock Appreciation Rights Grant" shall mean the notice delivered by the Company to the Optionee evidencing the grant of an SAR.

        "Notice of Stock Option Grant" shall mean the notice delivered by the Company to the Optionee evidencing the grant of an Option.

        "Option" shall mean a stock option granted pursuant to the Plan.

        "Option Agreement" shall mean a written agreement that evidences an Option in such form as the Administrator shall approve from time to time.

        "Optioned Stock" shall mean the Common Stock subject to an Option.

        "Optionee" shall mean any person who receives an Option or a SAR.

        "Participant" shall mean an Optionee or a Grantee.

        "Performance Stock Award" shall mean an Award granted pursuant to Section 9 of the Plan.

        "Plan" shall mean this PacWest Bancorp 2003 Stock Incentive Plan, as amended and restated to date.

        "Qualified Note" shall mean a recourse note, with a market rate of interest, that may, at the discretion of the Administrator, be secured by the Optioned Stock or otherwise.

        "Restricted Stock Award" shall mean an Award granted pursuant to Section 8 of the Plan.

        "Risk of Forfeiture" shall mean the Grantee's risk that the Granted Stock may be forfeited and returned to the Company in accordance with Section 8 or 9 of the Plan.

        "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3.

        "SAR" or "Stock Appreciation Right" shall mean a stock appreciation right granted pursuant to the Plan.

        "SAR Agreement" shall mean a written agreement that evidences a SAR in such form as the Administrator shall approve from time to time.

        "Service" shall mean the performance of services for the Company (or any Affiliate) by an Employee, Non-Employee Director, or Consultant, as determined by the Administrator in its sole discretion. Service shall not be considered interrupted in the case of: (i) a change of status (i.e., from Employee to Consultant, Non-Employee Director to Consultant, or any other combination); (ii) transfers between locations of the Company or between the Company and any Affiliate; or (iii) a leave of absence approved by the Company or an Affiliate. A leave of absence approved by the Company or an Affiliate shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company or an Affiliate.

        "Service Provider" shall mean an Employee, Non-Employee Director, or Consultant.

        "Share" shall mean a share of Common Stock.

        "Stock Award" shall mean a Restricted Stock Award or a Performance Stock Award.

        "Stock Award Agreement" shall mean a written agreement that evidences a Restricted Stock Award or Performance Stock Award in such form as the Administrator shall approve from time to time.

        "Tax" or "Taxes" shall mean the federal, state, and local income, employment and excise tax liabilities incurred by the Participant in connection with his/her Awards.

        "10% Stockholder" shall mean the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Affiliate).

        "Termination Date" shall mean the date on which a Participant's Service terminates, as determined by the Administrator in its sole discretion.

        "Vesting Event" shall mean the earlier of: (i) the occurrence of a Change in Control; (ii) the termination of a Participant's Service (other than for Cause) following the approval by the stockholders of the Company of any matter, plan or transaction which would constitute a Change in Control; (iii) the death of the Participant, for all Stock Awards granted with an effective date of November 2, 2005 and afterward.

        3.    Administration of the Plan.

          (a)   Except as otherwise provided for below, the Plan shall be administered by (i) the Board or (ii) a Committee, which Committee shall be constituted to satisfy applicable laws.

              (i)  Section 162(m).    To the extent that the Administrator determines that it is desirable to qualify Awards as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee comprised solely of two or more "outside directors" within the meaning of Section 162(m) of the Code.

             (ii)  Rule 16b-3.    To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

          (b)    Powers of the Administrator.    Subject to the provisions of the Plan and in the case of specific duties delegated by the Administrator, and subject to the approval of relevant authorities, including the approval, if required, of any stock exchange or national market system upon which the Common Stock is then listed, the Administrator shall have the authority, in its sole discretion:

              (i)  to determine the Fair Market Value of the Common Stock;

             (ii)  to select the Service Providers to whom Awards may, from time to time, be granted under the Plan;

            (iii)  to determine whether and to what extent Awards are granted under the Plan;

            (iv)  to determine the number of Shares that pertain to each Award;

             (v)  to approve the terms of the Option Agreements, Stock Award Agreements, and SAR Agreements;

            (vi)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award. Such terms and conditions may include, but are not limited to, the Exercise Price, the status of an Option (Non-Statutory Stock Option or Incentive Stock Option), the time or times when Awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

           (vii)  to determine the method of payment of the Exercise Price;

          (viii)  to reduce the Exercise Price of any Option to the then current Fair Market Value if the Fair Market Value of the Optioned Stock has declined since the Date of Grant of such Option, except as otherwise would cause an Option to be deemed to provide for a deferral of compensation within the meaning of Section 409A of the Code;

            (ix)  to delegate to others responsibilities to assist in administering the Plan;

             (x)  to construe and interpret the terms of the Plan, Option Agreements, Stock Award Agreements, SAR Agreements and any other documents related to the Awards;

            (xi)  to interpret and administer the terms of the Plan to comply with all Tax rules and regulations; and

           (xii)  to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable.

          (c)    Effect of Administrator's Decision.    All decisions, determinations, and interpretations of the Administrator shall be final and binding on all Participants and any other holders of any Awards. The Administrator's decisions and determinations under the Plan need not be uniform and may be made selectively among Participants whether or not such Participants are similarly situated.

          (d)    Liability.    No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his/her behalf in his/her capacity as a member of the Committee for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power the Company may have to indemnify them or hold them harmless.

        4.    Stock Subject To The Plan.

          (a)    Basic Limitation.    The total number of Options, Stock Awards, and SARs that may be awarded under the Plan may not exceed [      ], subject to the adjustments provided for in Section 11 of the Plan.

          (b)    Additional Shares.    In the event that any outstanding Award expires or is canceled or otherwise terminated, the Shares that pertain to the unexercised Award shall again be available for the purposes of the Plan. In the event that Shares issued under the Plan are reacquired by the Company at their original purchase price, such Shares shall again be available for the purposes of the Plan, except that the aggregate number of Shares which may be issued upon the exercise of Incentive Stock Options shall in no event exceed [            ] Shares, subject to the adjustments provided for in Section 11 of the Plan.

        5.    Eligibility.     The persons eligible to participate in the Plan shall be limited to Employees, Non-Employee Directors, and Consultants who have the potential to impact the long-term success of the Company and/or its Affiliates and who have been selected by the Administrator to participate in the Plan.

        6.    Option Terms.     Each Option shall be evidenced by an Option Agreement, in the form approved by the Administrator and may contain such provisions as the Administrator deems appropriate; provided, however, that each Option Agreement shall comply with the terms specified below. No person may be granted (in any calendar year) Options to purchase more than 250,000 Shares, subject to the adjustments provided for in Section 11 of the Plan. Each Option Agreement evidencing an Incentive Stock Option shall, in addition, be subject to Section 7 below.

          (a)    Exercise Price.

              (i)  The Exercise Price of an Option shall be determined by the Administrator but shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant of such Option.

             (ii)  Notwithstanding the foregoing, where the outstanding shares of stock of another corporation are changed into or exchanged for shares of Common Stock without monetary consideration to that other corporation, then, subject to the approval of the Board, Options may be granted in exchange for unexercised, unexpired stock options of the other corporation and the exercise price of the Optioned Shares subject to each Option so granted may be fixed at a price less than 100% of the Fair Market Value of the Common Stock at the time such Option is granted if said exercise price has been computed to be not less than the exercise price set forth in the stock option of the other corporation, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock of the Company.

            (iii)  The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator and may consist entirely of (A) cash, (B) check, (C) Mature Shares, (D) Qualified Note, or (e) any combination of the foregoing methods of payment. The Administrator may also permit Optionees, either on a selective or aggregate basis, to simultaneously exercise Options and sell the shares of Common Stock thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Administrator, and use the proceeds from such sale as payment of part or all of the exercise price of such shares. Notwithstanding the foregoing, a method of payment may not be used if it causes the Company to: (i) recognize compensation expense for financial reporting purposes; (ii) violate Section 402 of the Sarbanes-Oxley Act of 2002 or any regulations adopted pursuant thereto; or (iii) violate Regulation O, promulgated by the Board of Governors of the Federal Reserve System, as determined by the Administrator in its sole discretion.

          (b)    Vesting.    Any Option granted hereunder shall be exercisable and shall vest at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement, but in the case of an Optionee who is not an officer of the Company, a

  Non-Employee Director, or a Consultant, an Option or Shares purchased thereunder shall vest at a rate of at least 20% per year. An Option may not be exercised for a fraction of a Share. Notwithstanding anything herein to the contrary, upon the occurrence of a Vesting Event, all Options that are outstanding on the date of the Vesting Event shall become exercisable on such date (whether or not previously vested).

          (c)    Term of Options.    No Option shall have a term in excess of 10 years measured from the Date of Grant of such Option.

          (d)    Procedure for Exercise.    An Option shall be deemed to be exercised when written notice of such exercise has been given to the Administrator in accordance with the terms of the Option Agreement by the person entitled to exercise the Option and full payment of the applicable Exercise Price for the Share being exercised has been received by the Administrator. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Subsection (a)(iii) above. In the event of a cashless exercise, the broker shall not be deemed to be an agent of the Administrator.

          (e)    Effect of Termination of Service.

              (i)  Termination of Service.    Upon termination of an Optionee's Service, other than due to death, Disability, or Cause, the Optionee may exercise his/her Option, but only on or prior to the date that is three months following the Optionee's Termination Date, and only to the extent that the Optionee was entitled to exercise such Option on the Termination Date (but in no event later than the expiration of the term of such Option, as set forth in the Notice of Stock Option Grant to the Option Agreement). If, on the Termination Date, the Optionee is not entitled to exercise the Optionee's entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination of Service, the Optionee does not exercise his/her Option within the time specified herein, the Option shall terminate, and the Optioned Stock shall revert to the Plan.

             (ii)  Disability of Optionee.    In the event of termination of an Optionee's Service due to his/her Disability, the Optionee may exercise his/her Option, but only on or prior to the date that is twelve months following the Termination Date, and only to the extent that the Optionee was entitled to exercise such Option on the Termination Date (but in no event later than the expiration date of the term of his/her Option, as set forth in the Notice of Stock Option Grant to the Option Agreement). To the extent the Optionee is not entitled to exercise the Option on the Termination Date, or if the Optionee does not exercise the Option to the extent so entitled within the time specified herein, the Option shall terminate, and the Optioned Stock shall revert to the Plan.

            (iii)  Death of Optionee.    In the event that an Optionee should die while in Service, the Optionee's Option may be exercised by the Optionee's estate or by a person who has acquired the right to exercise the Option by bequest or inheritance, but only on or prior to the date that is twelve months following the date of death, and only to the extent that the Optionee was entitled to exercise the Option at the date of death (but in no event later than the expiration date of the term of his/her Option, as set forth in the Notice of Stock Option Grant to the Option Agreement). If, at the time of death, the Optionee was not entitled to exercise his/her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If after death, the Optionee's estate or a person who acquires the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Optioned Stock shall revert to the Plan.

            (iv)  Cause.    In the event of termination of an Optionee's Service due to Cause, the Optionee's Options shall terminate on the Termination Date.

             (v)  To the extend that the Company does not violate Section 409A of the Code or any regulations adopted, Section 402 of the Sarbanes-Oxley Act of 2002 or any regulations adopted pursuant thereto or Regulation O, promulgated by the Board of Governors of the Federal Reserve System (as determined by the Administrator in its sole discretion), the Administrator shall have complete discretion, exercisable either at the time an Option or SAR is granted or at any time while the Option or SAR remains outstanding, to:

              (A)  extent the period of time for which the Option or SAR is to remain exercisable following the Optionee's cessation of Service from the limited exercise period otherwise in effect for that Option or SAR to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the Option or SAR term; and/or

              (B)  permit the Option or SAR to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested Shares for which such Option or SAR is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

          (f)    Stockholder Rights.    Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 below.

          (g)    Non-transferability of Options.    Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the immediately preceding sentence, the Administrator may permit an Optionee to transfer any Award which is not an Incentive Stock Option to one or more of the Optionee's immediate family members or to trusts established in whole or in part for the benefit of the Optionee and/or one or more of such immediate family members. For purposes of the Plan, (i) the term "immediate family" shall mean the Optionee's spouse and issue (including adopted and step children) and (ii) the phrase "immediate family members or to trusts established in whole or in part for the benefit of the Optionee and/or one or more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of an Award other than an Incentive Stock Option to such immediate family member or trust, nor the ability of a Optionee to make such a transfer shall have adverse consequences to the Company or the Optionee by reason of Section 162(m) of the Code.

        7.    Incentive Stock Options.     The terms specified below shall be applicable to all Incentive Stock Options, and these terms shall, as to such Incentive Stock Options, supercede any conflicting terms in Section 6 above. Options which are specifically designated as Non-Statutory Stock Options when issued under the Plan shall not be subject to the terms of this Section.

          (a)    Eligibility.    Incentive Stock Options may only be granted to Employees.

          (b)    Exercise Price.    The Exercise Price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant of such Option, except as otherwise provided for in Subsection (d) below.

          (c)    Dollar Limitation.    In the case of an Incentive Stock Option, the aggregate Fair Market Value of the Optioned Stock (determined as of the Date of Grant of each Option) with respect to Options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate) that may for the first time become exercisable as Incentive Stock Options during any one calendar year shall not exceed the sum of $100,000. To the extent the Employee holds two or more such Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Options as Incentive Stock Options shall be applied on the basis of the order in which such Options are granted. Any Options in excess of such limitation shall automatically be treated as Non-Statutory Stock Options.

          (d)    10% Stockholder.    If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the Exercise Price shall not be less than 110% of the Fair Market Value of a Share on the Date of Grant of such Option, and the Option term shall not exceed five years measured from the Date of Grant of such Option.

          (e)    Change in Status.    In the event of an Optionee's change of status from Employee to Consultant or to Non-Employee Director, an Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option three months and one day following such change of status.

          (f)    Approved Leave of Absence.    If an Optionee is on an approved leave of absence, and the Optionee's reemployment upon expiration of such leave is not guaranteed by statute or contract, including Company policies, then on the 91st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

        8.    Restricted Stock Award.     Each Restricted Stock Award shall be evidenced by a Stock Award Agreement, in the form approved by the Administrator and may contain such provisions as the Administrator deems appropriate; provided, however, such Stock Award Agreement shall comply with the terms specified below.

          (a)    Risk of Forfeiture.

              (i)  General Rule.    Shares issued pursuant to a Restricted Stock Award shall initially be subject to a Risk of Forfeiture. The Risk of Forfeiture shall be set forth in the Stock Award Agreement, and shall comply with the terms specified below.

             (ii)  Lapse of Risk of Forfeiture.    The Risk of Forfeiture shall lapse as the Grantee vests in the Granted Stock. The Grantee shall vest in the Granted Stock at such times and under such conditions as determined by the Administrator and set forth in the Stock Award Agreement. Notwithstanding the foregoing, upon the occurrence of a Vesting Event, the Grantee shall become 100% vested in those shares of Granted Stock that are outstanding on the date of the Vesting Event.

            (iii)  Forfeiture of Granted Stock.    Except as otherwise determined by the Administrator in its discretion, the Granted Stock that is subject to a Risk of Forfeiture shall automatically be forfeited and immediately returned to the Company on the Grantee's Termination Date or the date on which the Administrator determines that any other conditions to the vesting of the Restricted Stock were not satisfied during the designated period of time.

          (b)    Rights as a Stockholder.    Upon vesting of a Restricted Stock Award, the Grantee shall have the rights of a stockholder with respect to the voting of the vested shares of Granted Stock, subject to the conditions contained in the Stock Award Agreement.

          (c)    Dividends.    The Stock Award Agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Granted Stock.

          (d)    Non-transferability of Restricted Stock Award.    Except as otherwise provided for in Section 12 of the Plan, Restricted Stock Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Notwithstanding the immediately preceding sentence, the Administrator may permit a Grantee to transfer any Award which is not an Incentive Stock Option to one or more of the Grantee's immediate family members or to trusts established in whole or in part for the benefit of the Grantee and/or one or more of such immediate family members. For purposes of the Plan, (i) the term "immediate family" shall mean the Grantee's spouse and issue (including adopted and step children) and (ii) the phrase "immediate family members or to trusts established in whole or in part for the benefit of the Grantee and/or one or more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of an Award other than an Incentive Stock Option to such immediate family member or trust, nor the ability of a Grantee to make such a transfer shall have adverse consequences to the Company or the Grantee by reason of Section 162(m) of the Code.

        9.    Performance Stock Award.     Each Performance Stock Award shall be evidenced by a Stock Award Agreement, in the form approved by the Administrator, and may contain such provisions as the Administrator deems appropriate; provided, however, such Stock Award Agreement shall comply with the terms specified below.

          (a)    Risk of Forfeiture.

              (i)  General Rule.    Shares issued pursuant to a Performance Stock Award shall initially be subject to a Risk of Forfeiture. The Risk of Forfeiture shall be set forth in the Stock Award Agreement, and shall comply with the terms specified below.

             (ii)  Lapse of Risk of Forfeiture.    The Risk of Forfeiture shall lapse as the Grantee vests in the Granted Stock. The Grantee shall vest in or accelerate vesting in the Granted Stock, in whole or in part, if certain goals established by the Administrator are achieved over a designated period of time, but not in any event more than 10 years. At the discretion of the Administrator, the goals may be based upon the attainment of one or more of the following business criteria (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): net income; return on average assets ("ROA"); cash ROA; cash ROA; return on average equity ("ROE"); cash ROE; earnings per share ("EPS"); cash EPS; stock price; and efficiency ratio. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions. When establishing performance goals, the Administrator may exclude any or all "extraordinary items" as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Administrator may also adjust the performance goals for any performance cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Administrator deems appropriate. Notwithstanding the foregoing, upon the occurrence of a Vesting Event, the Grantee shall become 100% vested in those shares of Granted Stock that are outstanding on the date of the Vesting Event.

            (iii)  Forfeiture of Granted Stock.    The Granted Stock that is subject to a Risk of Forfeiture shall automatically be forfeited and immediately returned to the Company on the Grantee's Termination Date or the date on which the Administrator determines that any other conditions to the vesting of the Performance Stock Award, including performance goals, were not satisfied during the designated period of time.

          (b)    Rights as a Stockholder.    Upon vesting of a Performance Stock Award, the Grantee shall have the rights of a stockholder with respect to the voting of the vested shares of Granted Stock, subject to the conditions contained in the Stock Award Agreement.

          (c)    Dividends.    The Stock Award Agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on Granted Stock.

          (d)    Non-transferability of Performance Stock Award.    Except as otherwise provided for in Section 12 of the Plan, Performance Stock Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Notwithstanding the immediately preceding sentence, the Administrator may permit a Grantee to transfer any Award which is not an Incentive Stock Option to one or more of the Grantee's immediate family members or to trusts established in whole or in part for the benefit of the Grantee and/or one or more of such immediate family members. For purposes of the Plan, (i) the term "immediate family" shall mean the Grantee's spouse and issue (including adopted and step children) and (ii) the phrase "immediate family members or to trusts established in whole or in part for the benefit of the Grantee and/or one or more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of an Award other than an Incentive Stock Option to such immediate family member or trust, nor the ability of a Grantee to make such a transfer shall have adverse consequences to the Company or the Grantee by reason of Section 162(m) of the Code.

        10.    Stock Appreciation Rights.     Each SAR shall be evidenced by a SAR Agreement, in the form approved by the Administrator and may contain such provisions as the Administrator deems appropriate; provided, however, that each SAR Agreement shall comply with the terms specified below. No person may be granted (in any calendar year) SARs that pertain to more than 250,000 Shares, subject to the adjustments provided for in Section 11 of the Plan.

          (a)    Exercise Price.    The Exercise Price of a SAR shall be determined by the Administrator but shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant of such SAR.

          (b)    Vesting.    Any SAR granted hereunder shall be exercisable and shall vest at such times and under such conditions as determined by the Administrator and set forth in the SAR Agreement. Notwithstanding anything herein to the contrary, upon the occurrence of a Vesting Event, all SARs that are outstanding on the date of the Vesting Event shall become exercisable on such date (whether or not previously vested).

          (c)    Term of SARs.    No SAR shall have a term in excess of 10 years measured from the Date of Grant of such SAR.

          (d)    Non-transferability of SARs.    SARs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. Notwithstanding the immediately preceding sentence, the Administrator may permit an Optionee to transfer any Award which is not an Incentive Stock Option to one or more of the Optionee's immediate family members or to trusts established in whole or in part for the benefit of the Optionee and/or one or more of such immediate family members. For purposes of the Plan, (i) the term "immediate family" shall mean the Optionee's spouse and issue (including adopted and step children) and (ii) the phrase "immediate family members or to trusts established in whole or in part for the benefit of the Optionee and/or one or more of such immediate family members" shall be further limited, if necessary, so that neither the transfer of an Award other than an Incentive Stock Option to such immediate family member or trust, nor the ability of a Optionee to make such a transfer shall have adverse consequences to the Company or the Optionee by reason of Section 162(m) of the Code.

          (e)    Procedure for Exercise.    A SAR shall be deemed to be exercised when written notice of such exercise has been given to the Administrator in accordance with the terms of the SAR Agreement by the person entitled to exercise the SAR. Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive an amount equal to the amount by which the Fair Market Value (on the date of surrender) of a Share exceeds the Exercise Price of such SAR. The Company shall pay this amount in the form of: (i) Common Stock; (ii) cash; or (iii) a combination of Common Stock and cash, as determined by the Administrator.

          (f)    Effect of Termination of Service.

              (i)  Termination of Service.    Upon termination of an Optionee's Service, other than due to death, Disability, or Cause, the Optionee may exercise his/her SARs, but only on or prior to the date that is three months following the Optionee's Termination Date, and only to the extent that the Optionee was entitled to exercise such SARs on the Termination Date (but in no event later than the expiration of the term of such SAR, as set forth in the Notice of Stock Appreciation Rights Grant to the SAR Agreement). If, on the Termination Date, the Optionee is not entitled to exercise all of the Optionee's SARs, then the Shares that pertain to the unexercisable SARs shall revert to the Plan. If, after termination of Service, the Optionee does not exercise his/her SARs within the time specified herein, the SARs shall terminate, and the Shares that pertain to the SARs shall revert to the Plan.

             (ii)  Disability of Optionee.    In the event of termination of an Optionee's Service due to his/her Disability, the Optionee may exercise his/her SARs, but only on or prior to the date that is twelve months following the Termination Date, and only to the extent that the Optionee was entitled to exercise such SARs on the Termination Date (but in no event later than the expiration date of the term of his/her SAR, as set forth in the Notice of Stock Appreciation Rights Grant to the SAR Agreement). To the extent the Optionee is not entitled to exercise the SARs on the Termination Date, or if the Optionee does not exercise the SARs to the extent so entitled within the time specified herein, the SARs shall terminate, and the Shares that pertain to the SARs shall revert to the Plan.

            (iii)  Death of Optionee.    In the event that an Optionee should die while in Service, the Optionee's SARs may be exercised by the Optionee's estate or by a person who has acquired the right to exercise the SARs by bequest or inheritance, but only on or prior to the date that is twelve months following the date of death, and only to the extent that the Optionee was entitled to exercise the SARs at the date of death (but in no event later than the expiration date of the term of his/her SAR, as set forth in the Notice of Stock Appreciation Rights

    Grant to the SAR Agreement). If, at the time of death, the Optionee was not entitled to exercise all of his/her SARs, the Shares that pertain to the unexercisable SARs shall immediately revert to the Plan. If after death, the Optionee's estate or a person who acquires the right to exercise the SARs by bequest or inheritance does not exercise the SARs to the extent so entitled within the time specified herein, the SARs shall terminate, and the Shares that pertain to the SARs shall revert to the Plan.

            (iv)  Cause.    In the event of termination of an Optionee's Service due to Cause, the Optionee's SARs shall terminate on the Termination Date.

        11.    Adjustments Upon Changes in Capitalization.

          (a)    Changes in Capitalization.    The limitations set forth in Sections 4, 6, and 10 of the Plan, the number of Shares that pertain to each outstanding Award, and the Exercise Price of each Option and SAR shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued and outstanding Shares, effected without the receipt of consideration by the Company. Such adjustment shall be made by the Administrator, to the extent possible, so that the adjustment shall not result in an accounting consequence under APB 25 and FASB Interpretation No. 44, as amended, and so that the adjustment shall not result in any taxes to the Company or the Participant. The Administrator's determination with respect to the adjustment shall be final, binding, and conclusive.

          (b)    Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. In such event, the Administrator, in its discretion, may provide for a Participant to fully vest in his/her Option and SAR, and the Right of Forfeiture to lapse on his/her Granted Stock. To the extent it has not been previously exercised, an Award will terminate upon termination or liquidation of the Company.

        12.    Deferral of Stock Awards and SARs.     The Administrator, in its sole discretion, may permit a Grantee to defer his/her Stock Awards, and an Optionee to defer his/her SARs pursuant to the terms and conditions provided for in the PacWest Bancorp Directors Deferred Compensation Plan. Notwithstanding the foregoing, to the extent an Award is determined to constitute a "deferral of compensation" within the meaning of Section 409A, any such subsequent deferral shall be made in accordance with the terms of Code Section 409A(a)(4) and the regulations promulgated thereunder.

        13.    Cancellation and Regrant of Awards.     The Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionee, the cancellation of any or all outstanding Options or SARs and to grant in substitution new Options or SARs covering the same or a different number of Shares but with an Exercise Price per Share based on the Fair Market Value per Share on the new Date of Grant of the Option or SAR. The Administrator shall also have the authority to effect, at any time and from time to time, with the consent of the affected Grantee, the cancellation of any or all outstanding Stock Awards and to grant in substitution new Stock Awards covering the same or a different number of Shares. Notwithstanding the foregoing or anything in this Plan to the contrary, the Administrator may not take any action which would constitute a "repricing" of Options or other Awards without recommending that such repricing be subject to the approval of the Company's stockholders prior to effectiveness. For purposes of Section 4 hereof, Shares underlying any Award cancelled by the Company in such exchange shall be available for issuance under the Plan; furthermore, except with respect to a Participant subject to Section 162(m) of the Code, a grant of any Award to a Participant pursuant to such exchange shall be disregarded for purposes of determining whether such Participant has exceeded any limitations hereunder limiting the amount of any type of Award or aggregate amount of Awards that may be granted to a Participant (except to the extent the number of Shares underlying such Awards exceeds the number of Shares underlying the Participant's cancelled Awards).

        14.    Share Escrow/Legends.     Unvested Shares issued under the Plan may, in the Administrator's discretion, be held in escrow by the Company until the Participant's interest in such Shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested Shares.

        15.    Tax Withholding.

          (a)   For corporate purposes, the Company's obligation to deliver Shares upon the exercise of Options, deliver Shares or cash upon the exercise of SARs, or deliver Shares or remove any restrictive legends upon vesting of such Shares under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

          (b)   To the extent permitted under Section 402 of the Sarbanes-Oxley Act of 2002 and the regulations adopted pursuant thereto, the Administrator may, in its discretion, provide any or all holders of Non-Statutory Stock Options or SARS, or unvested Shares under the Plan with the right to use previously vested Shares in satisfaction of all or part of the Taxes incurred by such holders in connection with the exercise of their Non-Statutory Stock Options or SARs, or the vesting of their Shares; provided, however, that this form of payment shall be limited to the withholding amount calculated using the minimum statutory rates. Such right may be provided to any such holder in either or both of the following formats:

              (i)  Stock Withholding:    The election to have the Company withhold, from the Shares otherwise issuable upon the exercise of such Non-Statutory Stock Option or SAR, or the vesting of such Shares, a portion of those Shares with an aggregate Fair Market Value equal to the Taxes calculated using the minimum statutory withholding rates interpreted in accordance with APB 25 and FASB Interpretation No. 44.

             (ii)  Stock Delivery:    The election to deliver to the Company, at the time the Non-Statutory Stock Option or SAR is exercised or the Shares vest, one or more Shares previously acquired by such holder (other than in connection with the Option or SAR exercise, or Share vesting triggering the Taxes) with an aggregate Fair Market Value equal to the Taxes calculated using the minimum statutory rates interpreted in accordance with APB 25 and FASB Interpretation No. 44.

        16.    Effective Date and Term of the Plan.     The Plan, as an amendment and restatement of the 2003 Plan, was last approved by the Board on March 28, 2012 and shall become effective upon stockholder approval. Unless sooner terminated by the Administrator, the Plan shall continue until May 31, 2019. When the Plan terminates, no Awards shall be granted under the Plan thereafter. The termination of the Plan shall not affect any Shares previously issued or any Award previously granted under the Plan.

        17.    Time of Granting Awards.     The Date of Grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination to grant such Award, or such other date as determined by the Administrator; provided, however, that any Award granted prior to the date on which the Plan is approved by the Company's stockholders shall be subject to stockholder approval of the Plan. Notice of the determination shall be given to each Service Provider to whom an Award is so granted within a reasonable period of time after the date of such grant.

        18.    Amendment and Termination of the Plan.

          (a)    Amendment and Termination.    The Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Participant under any grant theretofore made without his/her consent. In addition, to the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including the requirements of any stock exchange or national market system upon which the Common Stock is then listed), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

          (b)    Effect of Amendment and Termination.    Any such amendment or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Board, which agreement must be in writing and signed by the Participant and the Company.

        19.    Regulatory Approvals.

          (a)   The implementation of the Plan, the granting of any Awards and the issuance of any Shares upon the exercise of any granted Awards shall be subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it, and the Shares issued pursuant to it.

          (b)   No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement (if required) for the Shares issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock is then listed for trading (if any).

        20.    No Employment/Service Rights.     Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

        21.    Governing Law.     This Plan shall be governed by California law, applied without regard to conflict of laws principles.

        22.    Code Section 409A.     Awards under this Plan are intended to be exempt from Section 409A of the Code. Notwithstanding foregoing, to the extent (x) an Award constitutes a "deferral of compensation" within the meaning of Section 409A of the Code, (y) the Grantee or Optionee is a "specified employee" as determined pursuant to Section 409A of the Code as of the date of his or her "separation from service" (within the meaning of Treasury Regulation 1.409A-1(h)), and (z) any such Award cannot be settled or paid without subjecting the Grantee or Optionee to "additional tax", interest or penalties under Section 409A of the Code, then any such settlement or payment that is payable during the first six months following the Grantee's or Optionee's "separation from service" shall be paid or provided to the Grantee or Optionee on the first business day of the seventh calendar month following the month in which his or her "separation from service" occurs or, if earlier, at his or her death. In addition, any settlement or payment of an Award that is subject to Section 409A of the Code upon a termination of Service that represents a "deferral of compensation" within the meaning of Section 409A of the Code shall only be settled or paid upon a "separation from service".

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The following summary is qualified in its entirety by reference to the complete text of PacWest's certificate of incorporation, as amended, and bylaws.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to PacWest or Pacific Western Bank. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Article IX of PacWest's certificate of incorporation provides that a director of PacWest shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law.

        Article VI, Section 6.4 of PacWest's bylaws provides that, to the maximum extent permitted by law, PacWest shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the registrant or serves or served at the request of the registrant any other enterprise as a director, officer or employee. Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by PacWest promptly upon receipt by PacWest of a commitment from such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by PacWest. The bylaws do not limit the power of PacWest or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons as otherwise pursuant to the bylaws.

        PacWest maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of PacWest.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of July 22, 2013, by and between PacWest Bancorp and CapitalSource Inc. (included as Appendix A to the joint proxy statement/prospectus contained in this Registration Statement).
3.1	Certificate of Incorporation, as amended, of PacWest Bancorp, dated April 22, 2008 (incorporated by reference to Exhibit 3.1 to PacWest Bancorp's Form 8-K filed on May 14, 2008).

Exhibit	Description
3.2	Certificate of Amendment to the Certificate of Incorporation of PacWest Bancorp (incorporated by reference to Exhibit 3.1 to PacWest Bancorp's Form 8-K filed on May 14, 2010).
3.3	Bylaws of PacWest Bancorp (incorporated by reference to Exhibit 3.2 to PacWest Bancorp's Form 8-K filed on May 14, 2008).
4.1
Specimen of certificate representing PacWest Bancorp's common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.3 to PacWest Bancorp's Registration Statement on Form S-3 filed on June 16, 2009).
5.1	Opinion and Consent of Jared M. Wolff as to the validity of the securities being registered.
8.1	Form of Opinion of Sullivan & Cromwell LLP regarding certain tax matters.
8.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.
10.1
CapitalSource Stock Option Agreement, dated July 22, 2013, between PacWest Bancorp and CapitalSource Inc. (included as Appendix B to the joint proxy statement/prospectus contained in this Registration Statement).
10.2
PacWest Stock Option Agreement, dated July 22, 2013, between PacWest Bancorp and CapitalSource Inc. (included as Appendix C to the joint proxy statement/prospectus contained in this Registration Statement).
10.3
Form of Voting Agreement, dated July 22, 2013, between CapitalSource Inc. and certain stockholders of PacWest Bancorp (included as Appendix D to the joint proxy statement/prospectus contained in this Registration Statement).
10.4
Form of Voting Agreement, dated July 22, 2013, between PacWest Bancorp and certain stockholders of CapitalSource Inc. (included as Appendix E to the joint proxy statement/prospectus contained in this Registration Statement).
10.5	Amendment to the PacWest Bancorp 2003 Stock Incentive Plan (included as Annex I to the joint proxy statement/prospectus contained in this Registration Statement).
23.1	Consent of KPMG LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Moss Adams LLP.
23.4	Consent of Jared M. Wolff (included in Exhibit 5.1 hereto).
23.5	Form of Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 hereto).
23.6	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 hereto).
24.1	Power of Attorney (previously filed).
99.1	Consent of Jefferies LLC.
99.2	Consent of J.P. Morgan Securities LLC.
99.3	Form of Proxy Card to be used by PacWest Bancorp.
99.4	Form of Proxy Card to be used by CapitalSource Inc.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

            (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (d)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f)    That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (h)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (i)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 28, 2013.

PACWEST BANCORP
By:	/s/ JARED M. WOLFF
	Name:	Jared M. Wolff
	Title:	Executive Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* John M. Eggemeyer III	Chairman of the Board of Directors	October 28, 2013
* Matthew P. Wagner	Chief Executive Officer and Director (Principal Executive Officer)	October 28, 2013
* Victor R. Santoro	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 28, 2013
* Mark N. Baker	Director	October 28, 2013
* Craig A. Carlson	Director	October 28, 2013
* Joseph N. Cohen	Director	October 28, 2013
* Stephen M. Dunn	Director	October 28, 2013

Signature		Title	Date

* Barry C. Fitzpatrick		Director	October 28, 2013
* Antoinette Hubenette, M.D.		Director	October 28, 2013
* George E. Langley		Director	October 28, 2013
* Susan E. Lester		Director	October 28, 2013
* Timothy B. Matz		Director	October 28, 2013
* Arnold W. Messer		Director	October 28, 2013
* Daniel B. Platt		Director	October 28, 2013
* John W. Rose		Director	October 28, 2013
* Robert A. Stine		Director	October 28, 2013
*By:	/s/ JARED M. WOLFF Attorney-in-Fact October 28, 2013

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of July 22, 2013, by and between PacWest Bancorp and CapitalSource Inc. (included as Appendix A to the joint proxy statement/prospectus contained in this Registration Statement).
3.1	Certificate of Incorporation, as amended, of PacWest Bancorp, dated April 22, 2008 (incorporated by reference to Exhibit 3.1 to PacWest Bancorp's Form 8-K filed on May 14, 2008).
3.2	Certificate of Amendment to the Certificate of Incorporation of PacWest Bancorp (incorporated by reference to Exhibit 3.1 to PacWest Bancorp's Form 8-K filed on May 14, 2010).
3.3	Bylaws of PacWest Bancorp (incorporated by reference to Exhibit 3.2 to PacWest Bancorp's Form 8-K filed on May 14, 2008).
4.1
Specimen of certificate representing PacWest Bancorp's common stock, par value $0.01 per share (incorporated by reference to Exhibit 4.3 to PacWest Bancorp's Registration Statement on Form S-3 filed on June 16, 2009).
5.1	Opinion and Consent of Jared M. Wolff as to the validity of the securities being registered.
8.1	Form of Opinion of Sullivan & Cromwell LLP regarding certain tax matters.
8.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.
10.1
CapitalSource Stock Option Agreement, dated July 22, 2013, between PacWest Bancorp and CapitalSource Inc. (included as Appendix B to the joint proxy statement/prospectus contained in this Registration Statement).
10.2
PacWest Stock Option Agreement, dated July 22, 2013, between PacWest Bancorp and CapitalSource Inc. (included as Appendix C to the joint proxy statement/prospectus contained in this Registration Statement).
10.3
Form of Voting Agreement, dated July 22, 2013, between CapitalSource Inc. and certain stockholders of PacWest Bancorp (included as Appendix D to the joint proxy statement/prospectus contained in this Registration Statement).
10.4
Form of Voting Agreement, dated July 22, 2013, between PacWest Bancorp and certain stockholders of CapitalSource Inc. (included as Appendix E to the joint proxy statement/prospectus contained in this Registration Statement).
10.5	PacWest Bancorp 2003 Stock Incentive Plan as amended and restated (included as Annex I to the joint proxy statement/prospectus contained in this Registration Statement).
23.1	Consent of KPMG LLP.
23.2	Consent of Ernst & Young LLP.
23.3	Consent of Moss Adams LLP.
23.4	Consent of Jared M. Wolff (included in Exhibit 5.1 hereto).
23.5	Form of Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 hereto).
23.6	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 hereto).
24.1	Power of Attorney (previously filed).

Exhibit	Description
99.1	Consent of Jefferies LLC.
99.2	Consent of J.P. Morgan Securities LLC.
99.3	Form of Proxy Card to be used by PacWest Bancorp.
99.4	Form of Proxy Card to be used by CapitalSource Inc.